As filed with the Securities and Exchange Commission on August
6
, 2024
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CleanSpark, Inc.
(Exact name of registrant as specified in its charter)

Nevada	6199	87-0449945
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	10624 S. Eastern Ave, Suite A - 638 Henderson, Nevada 89052 (702) 989-7692
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zachary K. Bradford
Chief Executive Officer, President, and Director
CleanSpark, Inc.
10624 S. Eastern Ave, Suite A - 638
Henderson, Nevada 89052
(702)
989-7692
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher J. Bellini Mehrnaz Jalali Cozen O’Connor 33 South 6th Street, Suite 3800 Minneapolis, MN 55402 (612) 260-9000	Mark D. Wood Elizabeth C. McNichol Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661 (312) 902-5200	Alexander Fraser General Counsel GRIID Infrastructure Inc. 2577 Duck Creek Road Cincinnati, OH 45212 (513) 268-6185	Patrick B. Costello Joseph Walsh Troutman Pepper Hamilton Sanders LLP 875 Third Avenue New York, NY 10022 (212) 704-6000

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 6, 2024

Dear Stockholders of GRIID Infrastructure Inc.:

On June 26, 2024, GRIID Infrastructure Inc. (“GRIID”), CleanSpark, Inc. (“CleanSpark”) and Tron Merger Sub, Inc., a direct, wholly owned subsidiary of CleanSpark (“Merger Sub”), entered into a merger agreement under which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into GRIID, with GRIID surviving as a direct, wholly owned subsidiary of CleanSpark (the “merger”). If the merger is completed, GRIID stockholders will receive, in exchange for each share of GRIID common stock held immediately prior to the merger (other than certain excluded shares), that number of shares of CleanSpark common stock equal to the quotient obtained by dividing the aggregate merger consideration by the total number of shares of GRIID common stock issued and outstanding as of the closing date of the merger. The term “aggregate merger consideration” means the quotient obtained by dividing (x) the sum of (i) $155,000,000 minus (ii) the amount of GRIID’s outstanding liabilities as of the closing date of the merger (net of cash on hand), including all indebtedness (as defined in the merger agreement), plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees identified by CleanSpark prior to the closing date, by (y) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement).

The value of the merger consideration to be received in exchange for each share of GRIID common stock will fluctuate based on GRIID’s outstanding liabilities and cash on hand as of the closing of the merger plus up to $5 million in severance obligations. The common stock of GRIID is listed on The Nasdaq Global Market and Cboe Canada under the ticker symbol “GRDI”, and the public warrants of GRIID are listed on The Nasdaq Global Market under the ticker symbol “GRDIW”. The common stock of CleanSpark is listed on The Nasdaq Capital Market under the symbol “CLSK”. As a result of the merger, based on an estimated exchange ratio of approximately 0.071, which assumes that as of closing of the merger (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable, it is estimated that current CleanSpark stockholders will own approximately 98% of the shares of outstanding common stock of CleanSpark following the merger, and current GRIID stockholders will own approximately 2% of the common stock outstanding of CleanSpark following the merger. The estimated exchange ratio and the foregoing numbers and percentages are approximates based on assumptions and are subject to change. The actual exchange ratio and numbers as of the closing of the merger may change.

The merger cannot be completed without approval of the proposal to adopt the merger agreement (the “merger proposal”) by the affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID common stock and (ii) the holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon excluding shares held by Griid Holdings LLC (“GRIID Holdings”) and James D. Kelly III. Because of this, GRIID is holding a special meeting of its stockholders on [ ], 2024 to vote on the proposal necessary to complete the merger. Information about the special meeting, the merger, the merger agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. The GRIID board of directors has fixed the close of business on [ ], 2024 as the record date for the determination of GRIID stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of GRIID common stock. We urge you to read this proxy statement/prospectus (including the annexes hereto) and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 27.

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, and on June 28, 2024, as applicable, CleanSpark entered into separate voting agreements with (i) Griid Holdings, (ii) Adit EdTech Sponsor LLC (“Adit EdTech”) and (iii) certain other stockholders of GRIID, intended to represent a majority of the outstanding shares of GRIID common stock excluding shares held by GRIID Holdings or James D. Kelly III, GRIID’s Chief Executive Officer. Under the terms of the voting agreements, such stockholders agreed, among other things, to vote all of the shares of GRIID common stock beneficially owned by such stockholders at the time of the special meeting (or cause the holder of record on any applicable record date to vote such shares) in favor of the merger proposal and any adjournment or postponement of the special meeting to a later date if there are insufficient votes to approve the merger proposal. As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

A special committee of the board of directors of GRIID (the “GRIID special committee”), composed solely of independent directors who are unaffiliated with any of the management of GRIID, has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the GRIID board of directors approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

After carefully considering all relevant factors, including the unanimous recommendation of the GRIID special committee, the GRIID board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the GRIID stockholders for adoption at a special meeting of such stockholders, and unanimously recommends that GRIID stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Your vote is very important regardless of the number of shares of GRIID common stock that you own. Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

The proxy statement/prospectus, which both summarizes the merger agreement and attaches a copy thereto, is attached to this notice, and incorporated by reference into this notice.

Thank you for your continued support.

Sincerely,

/s/ James D. Kelly III
Chair of the Board & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [  ], 2024, and is first being mailed to stockholders of GRIID on or about [  ], 2024.

2577 Duck Creek Road

Cincinnati, Ohio 45212

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [  ], 2024

To the Stockholders of GRIID Infrastructure Inc.:

NOTICE IS HEREBY GIVEN that a virtual special meeting of stockholders of GRIID Infrastructure Inc., a Delaware corporation (“GRIID”), will be held at [ ] [a.m./p.m.], Eastern Time, on [    ], 2024 virtually at https://www.cstproxy.com/griid/sm2024 (the “special meeting”), for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 26, 2024, by and among CleanSpark, Inc., a Nevada corporation (“CleanSpark”), Tron Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of CleanSpark (“Merger Sub”), and GRIID (as it may be amended from time to time, the “merger agreement”), which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 66, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part (the “merger proposal”); and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal(the “adjournment proposal”).

GRIID will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the GRIID board of directors (the “GRIID board”). Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

GRIID fixed the close of business on [ ], 2024 as the record date for the special meeting. Only GRIID stockholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of GRIID stockholders entitled to vote at the special meeting will be available for inspection at GRIID’s principal office at 2577 Duck Creek Road, Cincinnati, Ohio 45212 during regular business hours for a period of at least 10 days prior to the special meeting. If you would like to inspect the list of GRIID stockholders of record, please call GRIID’s Investor Relations department at (615) 854-7556 to schedule an appointment or request access. A certified list of eligible GRIID stockholders will be available for inspection during the special meeting at https://www.cstproxy.com/griid/sm2024 by entering the control number provided on your proxy card or voting instruction form.

Completion of the merger is conditioned on adoption of the merger agreement by the GRIID stockholders, which requires the affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID common stock and (ii) the holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon excluding shares held by Griid Holdings LLC (“GRIID Holdings”) and James D. Kelly III.

On June 26, 2024, concurrently with the execution and delivery of the merger agreement and on June 28, 2024, as applicable, CleanSpark entered into separate voting agreements with (i) Griid Holdings, (ii) Adit

EdTech and (iii) certain other stockholders of GRIID, intended to represent a majority of the outstanding shares of GRIID common stock excluding shares held by GRIID Holdings or James D. Kelly III, GRIID’s Chief Executive Officer. Under the terms of the voting agreements, such stockholders agreed, among other things, to vote all of the shares of GRIID common stock beneficially owned by such stockholders at the time of the special meeting (or cause the holder of record on any applicable record date to vote such shares) in favor of the merger proposal and any adjournment or postponement of the special meeting to a later date if there are insufficient votes to approve the merger proposal. As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

A special committee of the board of directors of GRIID (the “GRIID special committee”), composed solely of independent directors who are unaffiliated with any of the management of GRIID, has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the GRIID board approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

After careful consideration and upon the unanimous recommendation of the GRIID special committee composed solely of independent directors of GRIID who are unaffiliated with any of the management of GRIID, the GRIID board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the GRIID stockholders for adoption at a meeting of such stockholders and unanimously recommends that GRIID stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important regardless of the number of shares of GRIID common stock that you own. If you plan to attend the special meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the special meeting virtually, we urge you to submit your vote in advance of the meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the meeting, but it will help to secure a quorum and avoid added solicitation costs if you decide not to or become unable to attend the meeting. Any eligible holder of GRIID common stock may vote virtually at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement/prospectus (including the annexes hereto) and any documents incorporated by reference herein in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 27.

This proxy statement/prospectus relates only to the special meeting in connection with the merger.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of GRIID common stock, please contact:

Continental Stock Transfer & Trust Company

Call: (917) 262-2373

Email: proxy@continentalstock.com

By Order of the GRIID Board of Directors,

/s/ Alexander Fraser
General Counsel and Secretary

[ ], 2024
Cincinnati, Ohio

REFERENCES TO ADDITIONAL INFORMATION

Important business and financial information about CleanSpark are included in the annexes to this proxy statement/prospectus. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about CleanSpark from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into / included as annexes to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 196.

You can obtain any of the documents incorporated by reference by CleanSpark into or included as annexes to this proxy statement/prospectus by GRIID or CleanSpark without charge by requesting them in writing or by telephone as follows:

For information related to CleanSpark:

CleanSpark, Inc.

10624 S. Eastern Ave, Suite A - 638

Henderson, Nevada 89052

Attention: Investor Relations

Telephone: (702) 989-7692

For information related to GRIID:

GRIID Infrastructure Inc.

2577 Duck Creek Road

Cincinnati, Ohio 45212

Attention: Investor Relations

Telephone: (615) 854-7556

To receive timely delivery of the documents in advance of the special meeting of GRIID stockholders, you should make your request no later than [  ], 2024, which is five business days before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by CleanSpark with the SEC by accessing CleanSpark’s website at www.cleanspark.com under the tab “Investors” and then under the heading “Financials” and then under the sub-heading “SEC Filings.” You may also obtain copies of documents filed by GRIID with the SEC by accessing GRIID’s website at www.griid.com under the tab “Financials” and then under the “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, CleanSpark, GRIID or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus or included as annexes to this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by CleanSpark (File No. 333-[    ]), constitutes a prospectus of CleanSpark under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.001 per share, of CleanSpark (“CleanSpark common stock”) to be issued to GRIID stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of GRIID under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting, at which GRIID stockholders will be asked to consider and vote on the adoption of the merger agreement and other related proposals.

CleanSpark has supplied all information contained in this proxy statement/prospectus (including the annexes hereto), relating to CleanSpark and Merger Sub, and GRIID has supplied all such information relating to GRIID contained in this proxy statement/prospectus (including the annexes hereto).

You should rely only on the information contained in this proxy statement/prospectus, the annexes hereto and the information incorporated by reference into this proxy statement/prospectus. CleanSpark and GRIID have not authorized anyone to provide you with information other than the information that is contained in this proxy statement/prospectus (including the annexes hereto) or incorporated by reference into this proxy statement/prospectus. CleanSpark and GRIID take no responsibility for and can provide no assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated [    ], 2024, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information included as annexes to this proxy statement/prospectus or incorporated by reference herein is accurate as of any date other than the date of such document. Neither CleanSpark nor GRIID assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this proxy statement/prospectus to GRIID stockholders nor the issuance by CleanSpark of shares of CleanSpark common stock pursuant to the merger agreement will create any implication to the contrary.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting of GRIID Infrastructure Inc. (“GRIID”) stockholders (the “special meeting”). They may not include all of the information that is important to GRIID stockholders. GRIID stockholders should carefully read this entire proxy statement/prospectus (including the annexes hereto) and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 196 of this proxy statement/prospectus.

Q: What is the merger?

CleanSpark, Inc. (“CleanSpark”), Tron Merger Sub, Inc., a direct, wholly owned subsidiary of CleanSpark (“Merger Sub”), and GRIID have entered into an Agreement and Plan of Merger, dated June 26, 2024 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of GRIID by CleanSpark. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement and described in this proxy statement/prospectus, Merger Sub will merge with and into GRIID, with GRIID continuing as the surviving corporation and a direct, wholly owned subsidiary of CleanSpark (the “merger”).

As a result of the merger, GRIID will become a direct, wholly owned subsidiary of CleanSpark and will no longer be a publicly held company. Following the merger, the shares of common stock, par value $0.0001 per share, of GRIID (“GRIID common stock”) will be delisted from The Nasdaq Global Market and Cboe Canada and will be deregistered under the Exchange Act, and the redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share (“GRIID public warrants”) will be delisted from The Nasdaq Global Market and will be deregistered under the Exchange Act, after which GRIID will no longer be required under the Securities and Exchange Commission (“SEC”) rules and regulations to file periodic reports with the SEC in respect of GRIID common stock or GRIID public warrants.

GRIID is a “reporting issuer” (as such term is defined in the Securities Act (Ontario). Following completion of the merger, GRIID will file an application to cease to be a reporting issuer with the Ontario Securities Commission (the “OSC”) pursuant to National Policy 11-206 – Process for Cease to be a Reporting Issuer Applications (“NP 11-206”) of the Canadian Securities Administrators. In the event that CleanSpark becomes a reporting issuer as a result of the completion of the merger, CleanSpark also intends to file an application to cease to be a reporting issuer with the OSC pursuant to NP 11-206.

Upon the grant of an order by the OSC that GRIID or CleanSpark, as applicable, has ceased to be a reporting issuer, such company will no longer be required under applicable Canadian securities laws to provide certain specified ongoing disclosure or continuous disclosure about its business operations and management.

Q: Why am I receiving these materials?

GRIID is sending these materials to GRIID stockholders to help them decide how to vote their shares of GRIID common stock with respect to the merger and other matters to be considered at the special meeting.

GRIID is holding a special meeting of its stockholders to vote on the proposal to adopt the merger agreement and other related proposals. Information about the special meeting, the merger and the other business to be considered by GRIID stockholders at the special meeting is contained in this proxy statement/prospectus. The merger cannot be completed unless GRIID stockholders adopt the merger agreement with the affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID common stock and (ii) the holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon excluding shares held by Griid Holdings LLC (“GRIID Holdings”) and James D. Kelly III, GRIID’s Chief Executive Officer.

Concurrently with the execution and delivery of the merger agreement, CleanSpark entered into separate voting agreements with (i) Griid Holdings, (ii) Adit EdTech Sponsor LLC (“Adit EdTech”) and (iii) certain other stockholders of GRIID, intended to represent a majority of the outstanding shares of GRIID common stock excluding shares held by GRIID Holdings or James D. Kelly III, GRIID’s Chief Executive Officer. Under the terms of the voting agreements, such stockholders agreed, among other things, to vote all of the shares of GRIID common stock beneficially owned by such stockholders at the time of the special meeting (or cause the holder of record on any applicable record date to vote such shares) in favor of the merger proposal and any adjournment or postponement of the special meeting to a later date if there are insufficient votes to approve the merger proposal. As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

This proxy statement/prospectus constitutes both a prospectus of CleanSpark and a proxy statement of GRIID. It is a prospectus because CleanSpark will issue shares of its common stock in exchange for outstanding shares of GRIID common stock in the merger. It is a proxy statement because the board of directors of GRIID (the “GRIID board”) is soliciting proxies from its stockholders to vote on the proposal to adopt the merger agreement and other related proposals.

Q: What will GRIID stockholders receive in the merger?

If the merger is completed, GRIID stockholders will receive, in exchange for each share of GRIID common stock held immediately prior to the merger (other than shares of GRIID common stock held by GRIID as treasury shares or by CleanSpark or Merger Sub immediately prior to the effective time and, in each case, not held on behalf of third parties), that number of shares of common stock of CleanSpark (“CleanSpark common stock”) equal to the quotient obtained by dividing the aggregate merger consideration (as defined below) by the total number of shares of GRIID common stock issued and outstanding as of the closing date of the merger (the “exchange ratio”). The term “aggregate merger consideration” means the quotient obtained by dividing (x) the sum of (i) $155,000,000 minus (ii) the amount of GRIID’s outstanding liabilities as of the closing date of the merger (net of cash on hand), including all indebtedness (as defined in the merger agreement), plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees identified by CleanSpark prior to the closing date, by (y) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Assuming that as of the closing of the merger (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable, the estimated exchange ratio is 0.071 (i.e. each share of GRIID common stock will be exchanged for 0.071 shares of CleanSpark common stock). The estimated exchange ratio and the foregoing numbers and percentages are approximates based on assumptions and are subject to change. The actual exchange ratio and numbers as of the closing of the merger may change.

Each holder of GRIID shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of CleanSpark common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of CleanSpark common stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of CleanSpark common stock multiplied by (ii) by $16.587.

For more details on the merger consideration, see “The Merger Agreement-Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 67.

Q: What equity stake will GRIID stockholders hold in CleanSpark immediately following the merger?

Based on the estimated exchange ratio of 0.071 described above, upon completion of the merger, former GRIID stockholders are expected to own approximately 2% of the then outstanding CleanSpark common stock, based on CleanSpark’s outstanding shares as of August 2, 2024.

For more details on the merger consideration and the treatment of GRIID equity awards, see “The Merger Agreement-Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 67, “The Merger Agreement-Treatment of GRIID Equity Awards” beginning on page 68 and “The Merger Agreement-Treatment of GRIID Warrants” beginning on page 69.

Q: When do CleanSpark and GRIID expect to complete the merger?

CleanSpark and GRIID are working to complete the merger as soon as practicable and continue to anticipate obtaining all requisite stockholder approvals by the fourth quarter of calendar year 2024. Neither CleanSpark nor GRIID can predict the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control. See “The Merger Agreement-Conditions to Completion of the Merger” beginning on page 90.

Q: Is CleanSpark’s obligation to complete the merger subject to CleanSpark receiving financing?

No. CleanSpark’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the merger.

Q: What happens if the merger is not completed?

If the merger agreement is not adopted by GRIID stockholders, including stockholders holding a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, GRIID’s Chief Executive Officer, or if the merger is not completed for any other reason, GRIID stockholders will not receive any consideration for their shares of GRIID common stock. Instead, GRIID will remain an independent public company, GRIID common stock will continue to be listed and traded on The Nasdaq Global Market and Cboe Canada and registered under the Exchange Act and GRIID will continue to file periodic reports with the SEC and in Canada, as applicable. Under specific circumstances, GRIID may be required to pay CleanSpark a termination fee of $1.5 million. See “The Merger Agreement-Termination” beginning on page 92.

Q: Will the shares of CleanSpark common stock acquired by former GRIID stockholders in the merger receive a dividend?

CleanSpark has not, and does not presently intend to, pay dividends on shares of CleanSpark common stock. Notwithstanding the foregoing, after the closing of the merger, as a holder of CleanSpark common stock, former GRIID stockholders will receive the same dividends on shares of CleanSpark common stock that all other holders of shares of CleanSpark common stock will receive with any dividend record date that occurs after the closing of the merger.

Q: Will I receive dividends in respect of my shares of GRIID common stock?

GRIID has historically not declared or paid cash dividends on its capital stock, including GRIID common stock. To the extent GRIID determines that it will declare or pay a cash dividend on its capital stock, prior to the closing of the merger, GRIID and CleanSpark will coordinate regarding the declaration and payment of dividends in respect of their common stock and the record dates and payment dates relating thereto, so as to ensure that you do not receive two dividends, or fail to receive one dividend, in any period with respect to your shares of GRIID common stock and the shares of CleanSpark common stock that you receive in exchange therefor in the merger.

After the closing of the merger, to the extent applicable, former GRIID stockholders who hold GRIID share certificates will not be entitled to be paid dividends otherwise payable on the shares of CleanSpark common stock into which their shares of GRIID common stock are exchangeable until they surrender their GRIID share certificates according to the instructions provided to them. Dividends will be accrued for those stockholders and they will receive such accrued dividends when they surrender their GRIID share certificates.

After the closing of the merger, all CleanSpark dividends will remain subject to approval by the CleanSpark board of directors (“CleanSpark board”).

Q: Who can vote at the special meeting?

GRIID stockholders of record at the close of business on [ ], 2024 (which we refer to as the “GRIID record date”) will be entitled to vote at the special meeting. Each share of GRIID common stock will be entitled to one vote on all matters properly brought before the special meeting. As of the GRIID record date, there were [ ] shares of GRIID common stock outstanding and entitled to vote at the special meeting. There are no other voting securities of GRIID outstanding.

Q: What am I being asked to vote on, and why is this approval necessary?

GRIID stockholders are being asked to vote on the following proposals:

1.

a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 66, respectively (the “merger proposal”); and

2.

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (the “adjournment proposal”).

Approval of the merger proposal by the affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID common stock entitled and (ii) the holders of a majority of the outstanding shares of GRIID common stock not held by either GRIID Holdings or James D. Kelly III to vote thereon is required for completion of the merger. The completion of the merger is not conditioned on the approval of the adjournment proposal. As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements with CleanSpark beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

Q: What vote is required to approve each proposal at the special meeting?

The merger proposal: The affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon and (ii) the holders of a majority of the outstanding shares of common stock not held by either GRIID Holdings or James D. Kelly III is required to approve the merger proposal (the “GRIID stockholder approval”). As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements with CleanSpark beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

The adjournment proposal: The affirmative vote of the holders of a majority of the shares of GRIID common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal. If GRIID stockholders approve the adjournment proposal, subject to the terms of the merger agreement, GRIID could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from GRIID stockholders who have previously voted. GRIID does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

Q: What constitutes a quorum?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of GRIID common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Brokers, banks or other nominees that hold shares for beneficial owners do not have discretionary authority to vote the shares as to any matter at the meeting without receiving voting instructions from the beneficial owners. Such shares will be considered to be broker non-votes and will not be counted as present for quorum purposes.

A quorum is necessary to transact business at the special meeting. GRIID’s amended and restated bylaws provide that if a quorum fails to attend any meeting, the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, GRIID will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q: How does the GRIID board recommend that I vote?

After careful consideration and upon the unanimous recommendation of a special committee of the GRIID board, composed solely of independent directors who are unaffiliated with any of the management of GRIID, the GRIID board unanimously recommends that GRIID stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q: What do I need to do now?

After carefully reading and considering the information contained in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the accompanying proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your GRIID stock certificates or other evidence of ownership at this time. If the merger is completed, you will receive instructions for surrendering your GRIID stock certificates in exchange for shares of CleanSpark common stock from the exchange agent.

Please carefully consider the information contained in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein. Whether or not you plan to attend the special meeting, GRIID encourages you to submit your proxy to vote via the internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Q: How can I attend the special meeting?

GRIID stockholders as of the close of business on the GRIID record date may attend and vote virtually at the special meeting by logging in at https://www.cstproxy.com/griid/sm2024. To log in, GRIID stockholders (or their authorized representatives) will need the control number provided on their proxy card or voting instruction form.

Q: How do I vote?

If you are a stockholder of record of GRIID as of the close of business on the GRIID record date, you may submit your proxy before the special meeting in one of the following ways:

•	Telephone: use the toll-free number shown on your proxy card;

•	Internet: visit the website shown on your proxy card to vote via the internet; or

•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of GRIID, you may also cast your vote virtually at the special meeting by following the instructions at https://www.cstproxy.com/griid/sm2024. If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

The special meeting will begin promptly at [ ] [a.m./p.m.], Eastern Time, on [  ], 2024. GRIID encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

Even if you plan to attend the special meeting, GRIID recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q: When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

The special meeting of GRIID stockholders will be held virtually at https://www.cstproxy.com/griid/sm2024, at [ ] [a.m./p.m.], Eastern Time, on [ ], 2024. Online access will begin at [ ] [a.m./p.m.], Eastern Time, and GRIID encourages its stockholders to access the meeting prior to the start time. Even if you plan to attend the special meeting, GRIID recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of GRIID common stock are registered directly in your name with the transfer agent of GRIID, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to GRIID or to a third party to vote at the special meeting. If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee will send you, as the beneficial owner, voting instruction forms for you to use in directing the broker, bank or other nominee in how to vote your shares. You should follow the instructions provided by them to vote your shares.

Q: If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to GRIID. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The merger proposal and the adjournment proposal are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. You must provide voting instructions to your broker for your shares to be voted.

If you are a GRIID “street name” stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as votes cast “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

Q: What if I fail to vote or abstain?

For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting virtually and does not vote or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

Adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the adjournment proposal. If a GRIID stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the adjournment proposal (assuming a quorum is present).

Q: What will happen if I return my proxy card or voting instruction form without indicating how to vote?

If you sign and return your proxy card or voting instruction form without indicating how to vote on any particular proposal, the GRIID common stock represented by your proxy will be voted as recommended by the GRIID board with respect to that proposal.

Q: May I change or revoke my vote after I have delivered my proxy card or voting instruction form?

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

1.	submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on [ ] for shares held directly;

2.	signing and returning a new proxy card with a later date;

3.	voting virtually at the special meeting; or

4.

delivering, before [  ] [a.m./p.m.] Eastern Time on [  ], 2024 for shares held directly and to GRIID’s Corporate Secretary at GRIID’s executive offices at 2577 Duck Creek Rd., Cincinnati, Ohio 45212, written revocation of your most recent proxy.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Q: What are the material U.S. federal income tax consequences of the merger to U.S. holders of GRIID common stock?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and CleanSpark and GRIID intend to report the merger consistent with such qualification. Accordingly, U.S. holders of GRIID common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their GRIID common stock for CleanSpark common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of CleanSpark common stock.

All holders of GRIID common stock should consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the merger to them. See “The Merger-Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GRIID Common Stock” beginning on page 61 for additional information.

Q: Am I entitled to exercise appraisal rights in connection with the merger instead of receiving the merger consideration for my shares of GRIID common stock?

GRIID stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger-No Appraisal Rights” beginning on page 60.

Q: What will happen to GRIID equity awards?

GRIID Restricted Stock Units

At the effective time of the merger, each GRIID restricted stock unit award that is outstanding immediately prior to the effective time of the merger will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award, which shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock.

GRIID Options

At the effective time of the merger, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the effective time, divided by (ii) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

For more details on the treatment of GRIID equity awards, see “The Merger Agreement-Treatment of GRIID Equity Awards” beginning on page 68. For additional information on certain other compensation-related matters covered in the merger agreement that affect GRIID’s directors and executive officers, please see the section entitled “The Merger-Interests of Directors and Executive Officers of GRIID in the Merger” beginning on page 54.

Q: What will happen to outstanding GRIID warrants?

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time of the merger.

For more details on the treatment of GRIID warrants, see “The Merger Agreement-Treatment of GRIID Warrants” beginning on page 69.

Q: What happens if I sell my shares of GRIID common stock after the GRIID record date but before the special meeting?

The GRIID record date (the close of business on [ ], 2024) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of GRIID common stock after the GRIID record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration in respect of such transferred shares to be received by GRIID stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of CleanSpark and GRIID included in this proxy statement/prospectus or incorporated by reference herein, as applicable.

Q: What should I do if I receive more than one set of voting materials?

If you hold shares of GRIID common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of GRIID common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of GRIID common stock are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.

Q: Who will pay for the cost of soliciting proxies?

The GRIID board is soliciting proxies in connection with the proxy statement/prospectus and will bear the expense of preparing the proxy statement and soliciting the proxies it is seeking. In addition to the use of the mail, proxies may be solicited by GRIID officers, directors and employees, in person or by telephone, e-mail or facsimile transmission. GRIID’s officers, directors and employees will receive no additional compensation for any such solicitations. GRIID will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the GRIID record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.

Q: Who will tabulate and certify the vote?

Representatives of Continental Stock Transfer & Trust Company will tabulate the votes cast at the special meeting, and representatives of Continental Stock Transfer & Trust Company will act as the Independent Inspector of Election.

Q: Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, GRIID intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Continental Stock Transfer & Trust Company

Call: (917) 262-2373

Email: proxy@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. CleanSpark and GRIID urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes and exhibits hereto. Additional important information, which CleanSpark and GRIID also urge you to read, is contained in the documents included as annexes to, and incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 196. Unless stated otherwise, all references in this proxy statement/prospectus to CleanSpark are to CleanSpark, Inc., all references to GRIID are to GRIID Infrastructure Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of June 26, 2024, by and among CleanSpark, Merger Sub and GRIID, a copy of which is attached as Annex A to this proxy statement/prospectus.

Information about the Companies

CleanSpark

CleanSpark is a bitcoin mining company that independently owns and operates nine data centers in Georgia and three data centers in Mississippi for a total developed capacity of 520 megawatts (“MW”). CleanSpark designs its proprietary infrastructure to responsibly support bitcoin, the world’s most important digital commodity and an essential tool for financial independence and inclusion. During 2024, CleanSpark completed its development of an additional 150 MW at its data center in Sandersville, Georgia. CleanSpark does not currently host miners for any other companies. A partner in Massena, New York, hosts 50 MW for CleanSpark.

CleanSpark and its wholly owned subsidiaries have operated in the bitcoin mining sector since December 2020. Bitcoin mining is CleanSpark’s principal revenue generating business activity. As of June 30, 2024, CleanSpark operated 152,505 bitcoin mining machines, with a hashrate capacity of approximately 20.4 exahashes per second (“EH/s”) and a fleetwide efficiency of 22.31 joules per terahash (“J/TH”). As of June 30, 2024, CleanSpark mined 6,591 bitcoins. CleanSpark expects to continue increasing its computing power through 2024 and beyond through maximizing its infrastructure at its owned sites, pursuing expansion opportunities in Wyoming and Tennessee and, seeking strategic acquisition targets and co-location agreements.

CleanSpark was founded in 1987 and is incorporated in Nevada and headquartered in Henderson, Nevada. Its principal executive offices are located at 10624 S. Eastern Ave, Suite A—638, Henderson, Nevada 89052, and its telephone number is (702) 989-7692. CleanSpark was formerly known as Stratean Inc. and changed its name to CleanSpark, Inc. in November 2016. CleanSpark maintains a corporate website at: www.cleanspark.com. Information contained on CleanSpark’s website does not constitute part of this proxy statement/prospectus. CleanSpark common stock is publicly traded on The Nasdaq Capital Market under the ticker symbol “CLSK”.

GRIID

GRIID is an emerging American infrastructure company in the bitcoin mining sector. GRIID develops and operates U.S. based mining facilities that generate bitcoin by performing computing associated with proof of work. GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin. As of the date of this proxy statement/prospectus, GRIID has a total of up to 68 MW of available electrical capacity across its New York facility and its three Tennessee facilities. GRIID’s mining operations currently utilize application specific integrated circuits (“ASICs”) manufactured primarily, by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASIC chips manufactured by Intel. GRIID has continued developing a US-focused power pipeline. GRIID’s existing, developed power capacity utilizes approximately 67% carbon-free power. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

The mailing address of GRIID’s principal executive offices is 2577 Duck Creek Road, Cincinnati, OH 45212. GRIID’s telephone number is (513) 268-6185.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of CleanSpark, is a Delaware corporation incorporated on June 24, 2024 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub are located at 10624 S. Eastern Ave, Suite A – 638 Henderson, Nevada 89052.

The Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into GRIID in accordance with the Delaware General Corporation Law (the “DGCL”). As a result of the merger, the separate existence of Merger Sub will cease and GRIID will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to GRIID as the “surviving corporation”). At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of GRIID and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of GRIID and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.

Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of CleanSpark, Merger Sub, GRIID, or any holder of any securities of CleanSpark, Merger Sub or GRIID:

•

Each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation.

•

Each share of GRIID common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares (as such term is defined below)) will be converted into the right to receive from CleanSpark that number of fully paid and nonassessable shares of CleanSpark common stock equal to the exchange ratio (as such term is defined below) (the “merger consideration”).

The term “exchange ratio” means the quotient obtained by dividing the aggregate merger consideration by the total number of shares of GRIID common stock issued and outstanding as of the closing date of the merger and the term “aggregate merger consideration” means the quotient obtained by dividing (x) the sum of (i) $155,000,000 minus (ii) the amount of GRIID’s outstanding liabilities as of the closing date of the merger (net of cash on hand), including all indebtedness (as defined in the merger agreement), plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees identified by CleanSpark prior to the closing date, by (y) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). The term “excluded shares” means all shares of GRIID common stock held by GRIID as treasury shares or by CleanSpark or Merger Sub immediately prior to the effective time and, in each case, not held on behalf of third parties. Assuming that as of the closing of the merger (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable, the estimated exchange ratio is 0.071 (i.e. each share of GRIID common stock will be exchanged for 0.071 shares of CleanSpark common stock). The estimated exchange ratio and the foregoing numbers are approximates based on assumptions and are subject to change. The actual exchange ratio and numbers as of the closing of the merger may change.

Treatment of GRIID Equity Awards

GRIID Restricted Stock Units

At the effective time of the merger, each GRIID restricted stock unit award that is outstanding immediately prior to the effective time of the merger will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award, which shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock.

GRIID Options

At the effective time of the merger, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the effective time, divided by (ii) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

For a more complete discussion of the treatment of GRIID equity awards, see “The Merger Agreement-Treatment of GRIID Equity Awards” beginning on page 68.

Treatment of GRIID Warrants

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time of the merger.

Recommendations of the GRIID Board

The GRIID board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the GRIID board in reaching this decision and additional information on the recommendation of the GRIID board, see the section entitled “The Merger-GRIID Board’s and GRIID Special Committee’s Recommendation and Its Reasons for the Merger” beginning on page 42.

Opinion of Lincoln International LLC

On June 26, 2024, Lincoln International LLC (“Lincoln”) rendered its oral opinion, subsequently confirmed in writing, to the GRIID special committee and the GRIID board (the “Initial Lincoln Opinion”) that, as of

June 26, 2024 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders (other than CleanSpark and its affiliates) of GRIID common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The Initial Lincoln Opinion was based on merger consideration that was subject to change based on further negotiation with CleanSpark (such changes were not addressed by the Initial Lincoln Opinion). Subsequently, Lincoln rendered its written bring-down opinion, dated June 27, 2024, to the GRIID special committee and the GRIID board (the “Bring-Down Lincoln Opinion”) that, as of June 27, 2024 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders (other than CleanSpark and its affiliates) of GRIID common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the Initial Lincoln Opinion and the Bring-Down Lincoln Opinion, each of which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annex E. The summary of Lincoln’s opinions contained in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Lincoln’s written opinions. Lincoln’s opinions were provided for the information and assistance of the GRIID special committee and the GRIID board in connection with their consideration of the merger and such opinions do not constitute a recommendation as to how any holder of GRIID common stock should vote or act with respect to the merger or any other matter.

For more information, see “The Merger-Opinion of Lincoln International LLC” beginning on page 46 and the full text of the written opinion of Lincoln attached as Annex E to this proxy statement/prospectus.

Interests of Directors and Executive Officers of GRIID in the Merger

In considering the recommendation of the GRIID board with respect to the merger, GRIID stockholders should be aware that the directors and executive officers of GRIID may have certain interests in the merger that are different from, or in addition to, the interests of GRIID stockholders generally. The GRIID board was aware of these interests and considered them, among other matters, in making its recommendation that GRIID stockholders vote to approve the merger proposal and the adjournment proposal. These interests include, among others, the following:

•

Certain GRIID executive officers hold outstanding GRIID stock options and each such outstanding vested stock option will be canceled and converted into the right to receive a certain number of shares of CleanSpark common stock pursuant to the terms of the merger agreement;

•

Each of the GRIID non-employee directors holds a restricted stock unit award for 185,185 restricted stock units and prior to the effective time of the merger such restricted stock unit awards will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award and then such shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock;

•

Each non-employee director of the GRIID Board is entitled to receive annual retainer cash compensation in respect of his or her service on the GRIID board and committees of the GRIID board as applicable. The total aggregate annual retainer cash compensation payable to the non-employee directors of the GRIID board as a group is approximately $554,000 and such amount is payable in 4 equal quarterly installments. Upon closing of the merger, all unpaid portions of such annual retainer cash compensation due to each non-employee director of the GRIID board shall be accelerated and become due and payable;

•

GRIID’s executive officers are party to employment agreements which contain change-in-control provisions that provide for severance payments and benefits in connection with a termination of employment without cause or for good reason following the effective time of the merger; and

•

GRIID’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance coverage under the merger agreement.

For more information, see “The Merger-Background of the Merger” beginning on page 33 and “The Merger-GRIID Board’s and GRIID Special Committee’s Recommendations and Its Reasons for the Merger” beginning on page 42. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger-Interests of Directors and Executive Officers of GRIID in the Merger” beginning on page 54.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GRIID Common Stock

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and CleanSpark and GRIID intend to report the merger consistent with such qualification. Accordingly, U.S. holders of GRIID common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their GRIID common stock for CleanSpark common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of CleanSpark common stock.

All holders of GRIID common stock should consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the merger to them. See “The Merger-Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GRIID Common Stock” beginning on page 61 for additional information.

Board of Directors and Executive Officers of CleanSpark Following the Merger

Upon the completion of the merger, the current directors and executive officers of CleanSpark are expected to continue in their current positions, other than as may be publicly announced by CleanSpark in the normal course.

Accounting Treatment of the Merger

The merger is expected to be accounted for as an acquisition of GRIID by CleanSpark under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “The Merger-Accounting Treatment of the Merger” beginning on page 58.

No Appraisal Rights

GRIID stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger-No Appraisal Rights” beginning on page 60.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after the merger agreement has been approved by the GRIID stockholders. The parties continue to anticipate obtaining all requisite stockholder approvals by the fourth quarter of calendar year 2024. It is possible that factors outside of each party’s control could require them to complete the transaction at a later time or not to complete it at all.

In addition to the approval of the merger proposal by GRIID stockholders, each party’s obligation to complete the merger is also subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of certain other conditions, including: (i) absence of any governmental order or law that makes consummation of the merger illegal or otherwise prohibited; (ii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part pursuant to which the shares of CleanSpark common stock to be issued in connection with the merger are registered with the SEC (and the absence of any stop order by the SEC); (iii) approval for the listing on The Nasdaq Capital Market of the CleanSpark common stock to be issued in the merger (subject to official notice of issuance); (iv) the absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger; (v) the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement); (vi) the performance by the other party of its respective obligations under the merger agreement in all material respects; (vi) the absence of a material adverse effect on the other party and (vii) delivery of an officer’s certificate by the other party certifying satisfaction of the three preceding conditions.

Neither CleanSpark nor GRIID can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement-Conditions to Completion of the Merger” beginning on page 90.

Treatment of GRIID Existing Debt

Pursuant to the merger agreement, on June 26, 2024, CleanSpark and GRIID entered into a senior secured term loan credit agreement (the “prior CleanSpark credit agreement”) under which CleanSpark provided a term loan of $55,918,638.68 (the “term loan amount”) to GRIID, which amounts GRIID is permitted to use solely for certain purposes as set forth in the prior CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID amended and restated the prior CleanSpark credit agreement (as amended and restated, the “CleanSpark credit agreement”) to include, in addition to the term loan amount, a new delayed draw term loan facility of $40,000,000 (the “delayed draw facility”), which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

The maturity date of all loans under the CleanSpark credit agreement is the earlier of (i) June 26, 2025, or (ii) 90 days after the termination of the merger transaction between CleanSpark and GRIID under the merger agreement (other than a termination resulting solely from the breach of CleanSpark). On the maturity date, the principal and any accrued but unpaid interest must be paid. The term loan bears interest at a rate of 8.5% per annum. The CleanSpark credit agreement contains customary representations, warranties, covenants, and events of default for a deal of this type.

Further, under the merger agreement, all indebtedness, payables and other liabilities of GRIID that are due and payable as of the effective time of the merger will be paid off and extinguished at the effective time of the merger.

For more information regarding the treatment of existing debt, see “The Merger-Treatment of GRIID Existing Debt” beginning on page 58, and the full text of the CleanSpark credit agreement attached as Annex C to this proxy statement/prospectus.

No Solicitation

In the merger agreement, GRIID has agreed that, from and after June 26, 2024, GRIID and its officers and directors will, will cause GRIID’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of GRIID and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “competing proposal” (as defined below). GRIID agreed that by June 27, 2024, GRIID will have delivered written notice to each third party that has received non-public information regarding GRIID for purposes of evaluating any transaction that could be a competing proposal within the twelve months prior to June 26, 2024 requesting the return or destruction of all confidential information concerning GRIID and its subsidiaries, and must terminate any data access related to any potential competing proposal previously granted to such third parties.

GRIID has also agreed that, from and after June 26, 2024, GRIID and its officers and directors will not, will cause GRIID’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of GRIID and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a competing proposal;

•

engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•

furnish any information regarding GRIID or its subsidiaries, or access to the properties, assets or employees of GRIID or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•

enter into any letter of intent or agreement in principal, or other agreement providing for a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•	submit any competing proposal to the vote of GRIID stockholders.

The merger agreement includes customary exceptions such that, prior to, but not after, the time the merger proposal has been approved by GRIID stockholders, GRIID and its representatives may engage in the second and third bullets in the second paragraph of the section directly above with any person if (i) GRIID receives a bona fide written competing proposal from such person that was not solicited at any time after June 26, 2024; and (ii) such competing proposal did not arise from a breach of the obligations described in “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” beginning on page 78; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” beginning on page 78 may be furnished until GRIID receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to GRIID in the aggregate than the terms of the Mutual Nondisclosure Agreement, dated March 18, 2024, between CleanSpark and GRIID, as determined by the GRIID board in good faith after consultation with its legal counsel;

•

any non-public information furnished to such person will have previously been made available to CleanSpark or is made available to CleanSpark prior to or concurrently with the time such information is made available to such person;

•

prior to taking any such actions, the GRIID board or any committee of the GRIID board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a GRIID superior proposal; and

•

prior to taking any such actions, the GRIID board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the GRIID board to the stockholders of GRIID under applicable law.

For a discussion of what constitutes an acquisition proposal or a superior proposal and the limitations on solicitation of acquisition proposals, see “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” beginning on page 78.

Termination of the Merger Agreement; Termination Fees

Termination

CleanSpark and GRIID may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of CleanSpark and GRIID.

The merger agreement may also be terminated by either CleanSpark or GRIID at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•

if the merger has not been consummated on or before 5:00 p.m. Las Vegas, Nevada time, on March 31, 2025, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement where such failure caused or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

•

in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to March 31, 2025, or if curable prior to March 31, 2025, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to March 31, 2025) (which, in the case of a breach by GRIID, we refer to as a “GRIID breach termination event” and, in the case of a breach by CleanSpark, we refer to as a “CleanSpark breach termination event”); or

•

if the GRIID stockholders do not approve the merger proposal upon a vote held at a duly held GRIID special meeting, or at any adjournment or postponement of the GRIID special meeting (which we refer to as a “GRIID stockholder approval termination event”).

In addition, the merger agreement may be terminated by CleanSpark:

•	if prior to, but not after, the approval of the merger proposal by GRIID stockholders, the GRIID board or a committee of the GRIID board has effected a recommendation change; or

•

if GRIID, its subsidiaries or any of GRIID’s directors or executive officers has willfully and materially breached GRIID’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” (which we refer to as a “GRIID no solicitation breach termination event”).

Further, the merger agreement may be terminated by GRIID prior to obtaining the approval of the merger proposal by GRIID stockholders in order to enter into a definitive agreement with respect to a superior proposal.

Termination Fees

The merger agreement requires GRIID to pay CleanSpark a termination fee of $1.5 million if:

•	CleanSpark terminates the merger agreement due to a recommendation change or due to a GRIID no solicitation breach termination event;

•	CleanSpark or GRIID terminates the agreement due to a GRIID stockholder approval termination event; or

•

(i) (A) CleanSpark or GRIID terminates the merger agreement due to a GRIID stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the GRIID special meeting or (B) GRIID or CleanSpark terminates the merger agreement due to an end date termination event or CleanSpark terminates the merger agreement due to a GRIID breach termination event and following June 26, 2024 and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the GRIID board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, with respect to the preceding clauses (i)(A) and (i)(B), a competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, GRIID or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the GRIID stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, GRIID enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the GRIID stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20%” will be deemed to be a reference to “50%” (other than with respect to any competing proposal by any person (or its affiliates) that has made a competing proposal meeting the requirements of the preceding clause (i)(A) or (i)(B)) above and any competing proposal made prior to June 26, 2024 will be deemed to have been made following June 26, 2024 if GRIID breaches the “no solicitation” obligations described above.

In no event will GRIID be required to pay the termination fee on more than one occasion.

Voting Agreements

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark entered into a separate voting agreement with each of GRIID Holdings and Adit EdTech. On June 28, 2024, certain other stockholders of GRIID, which, together with Adit EdTech, are intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, entered into voting agreements with CleanSpark on the same terms.

Pursuant to these voting agreements, GRIID Holdings, Adit Edtech and certain other stockholders of GRIID have agreed, until the earlier to occur of (i) the effective time of the merger, (ii) the date and time the merger agreement is validly terminated pursuant to its terms and (iii) the termination of the voting agreement, which we refer to as the “voting agreement expiration time,” among other things to vote all of the shares of GRIID common stock beneficially owned by them at the time of the GRIID special meeting (or cause the holder of record on any applicable record date to vote such shares):

•	in favor of the merger proposal and any adjournment or postponement of the GRIID special meeting to a later date if there are insufficient votes to approve the merger proposal;

•	against any proposal related to a GRIID alternative transaction or any other proposal made in opposition to or in connection with the merger or the transactions contemplated by the merger agreement;

•

against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of GRIID under the merger agreement; and

•

against any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the merger or the fulfillment of CleanSpark’s, GRIID’s, or Merger Sub’s conditions to closing under the merger agreement or change in any manner the voting rights of any class of shares of GRIID (including any amendments to the GRIID’s organizational documents).

As of the date of this proxy statement/prospectus, stockholders who entered into voting agreements beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

The voting agreements also prohibit the transfer of such covered shares subject to certain limited exceptions.

The voting agreements will terminate on the earliest to occur of (a) the effective time of the merger; (b) the date on which the merger agreement terminates in accordance with its terms; and (c) the termination of the voting agreement by mutual written consent of CleanSpark and GRIID.

For a more detailed discussion of the voting agreements, see “The Voting Agreements” beginning on page 96.

Hosting Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into a Colocation Mining Services Agreement (the “hosting agreement”), pursuant to which GRIID agreed to host and power certain of CleanSpark’s cryptocurrency mining equipment at GRIID facilities. In accordance with the terms of the hosting agreement, all of the power available for use at GRIID’s facilities will be made available for use by CleanSpark. The initial term of the hosting agreement is one-year, after which it automatically renews for up to seven additional six-month periods unless CleanSpark provides GRIID written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current initial term or renewal term, as applicable. In addition to allowing for termination rights by either party in the event of uncured breach by the other, CleanSpark has additional termination rights relating to GRIID ceasing to conduct its business in the normal course, GRIID’s insolvency and upon the occurrence of certain bankruptcy-related events, as set forth in the hosting agreement.

Under the hosting agreement, GRIID must use its best efforts to terminate all other hosting, colocation services and similar agreements with third parties in effect as of June 26, 2024 (the “existing hosting agreements”) and is further prohibited from renewing any existing hosting agreement or entering into new agreements with third parties providing for hosting, colocation mining and similar services at GRIID’s facilities.

Under the terms of the hosting agreement, CleanSpark paid a refundable deposit to GRIID in the amount of $1 million. Pursuant to the hosting agreement, CleanSpark will pay GRIID certain service fees based on allocable operating costs incurred by GRIID and for kilowatt hours consumed by CleanSpark’s mining equipment, along with a variable performance fee calculated based on the profitability of the bitcoin mined during the relevant payment period.

For more information, see “The Merger Agreement-Hosting Agreement” beginning on page 89 and the full text of the hosting agreement attached as Annex D to this proxy statement/prospectus.

Special Meeting

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held virtually at https://www.cstproxy.com/griid/sm2024, on [    ], 2024 at [ ] [a.m./p.m.], Eastern Time. The purpose of the special meeting is to consider and vote on the merger proposal and other related proposals. Adoption and approval of the merger proposal by GRIID stockholders is a condition to the obligation of CleanSpark and GRIID to complete the merger.

Record Date and Outstanding Shares of GRIID Common Stock

Only stockholders of record of issued and outstanding shares of GRIID common stock as of the close of business on [ ], 2024 (which we refer to as the GRIID record date) are entitled to notice of, and to vote at, the special meeting or any subsequent reconvening of the special meeting following any adjournments and postponements of the special meeting.

As of the close of business on the GRIID record date, there were [ ] shares of GRIID common stock issued and outstanding and entitled to vote at the special meeting. You may cast one vote for each share of GRIID common stock that you held as of the close of business on the GRIID record date.

A complete list of GRIID stockholders of record entitled to vote at the special meeting will be available for inspection at GRIID’s principal office at 2577 Duck Creek Rd., Cincinnati, Ohio 45212 during regular business hours for a period of no less than 10 days before the special meeting. If you would like to inspect the list of GRIID stockholders of record, please call GRIID’s Investor Relations department at (615) 854-7566 to schedule an appointment or request access. A certified list of eligible GRIID stockholders will be available for inspection during the special meeting at https://www.cstproxy.com/griid/sm2024 by entering the control number provided on your proxy card or voting instruction form.

Quorum; Abstentions and Broker Non-Votes

A quorum of GRIID stockholders is necessary for GRIID to hold a valid meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of GRIID common stock entitled to vote at the special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of GRIID common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting. Broker non-votes will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the GRIID board.

Required Vote to Adopt and Approve the Merger Proposal

Adoption and approval of the merger proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of GRIID and (ii) the holders of a majority of the outstanding shares of common stock not held by either GRIID Holdings or James D. Kelly III entitled to vote thereon and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of GRIID common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” each proposal. Broker non-votes and failures to vote will have the same effect as votes “AGAINST” the merger proposal but will not have any effect on the outcome of the vote on the adjournment proposal.

The merger proposal and the adjournment proposal are described in the section entitled “GRIID Proposals” beginning on page 173.

Voting by GRIID Directors and Executive Officers

As of the GRIID record date, GRIID directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [  ] shares of GRIID common stock, or approximately [  ]% of the total outstanding shares of GRIID common stock as of the GRIID record date.

GRIID currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and adjournment proposal.

Additionally, certain stockholders of GRIID intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, have agreed, on the terms and subject to the conditions in the voting agreements, to vote (or cause to be voted) all of the covered shares in favor of the adoption of the merger proposal. For a more detailed discussion of the voting agreements, see “The Voting Agreements” beginning on page 96.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, the special meeting may be adjourned if the adjournment proposal is approved. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Comparative Market Price Data

The following table sets forth the closing sales prices per share of CleanSpark and GRIID on The Nasdaq Capital Market and The Nasdaq Global Market, respectively, on June 26, 2024, the last trading day prior to the public announcement of the merger, and on [    ], 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of GRIID common stock as of the same two dates. The implied value for the merger consideration was calculated by multiplying the closing sales price of a share of CleanSpark common stock on the relevant date by the estimated exchange ratio of 0.071 shares of CleanSpark common stock for each share of GRIID common stock.

The value of the merger consideration to be received in exchange for each share of GRIID common stock will fluctuate based on GRIID’s outstanding liabilities (net of cash on hand) as of the closing of the merger plus up to $5 million in severance obligations.

	CleanSpark Common Stock			GRIID Common Stock			Estimated Implied Per Share Value of Merger Consideration
June 26, 2024		$16.08			$2.34			$1.14
[ ]	$	[	]	$	[	]	$	[ ]

Risk Factors

You should consider all the information contained in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” as defined under the federal securities laws. All statements other than statements of historical fact included or incorporated by reference in this communication, including, among other things, statements regarding the proposed business combination transaction between CleanSpark and GRIID, future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of CleanSpark’s or GRIID’s operations or operating results are forward-looking statements. Words and phrases such as “ambition,” “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, CleanSpark or GRIID expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond CleanSpark’s or GRIID’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.

The following important factors and uncertainties, among others, could cause actual results or events to differ materially from those described in forward-looking statements:

•	CleanSpark’s ability to successfully integrate GRIID’s businesses and technologies, which may result in the combined company not operating as effectively and efficiently as expected;

•	the risk that the expected benefits and synergies of the proposed transaction may not be fully achieved in a timely manner, or at all;

•	the risk that CleanSpark or GRIID will be unable to retain and hire key personnel;

•

the risk associated with GRIID’s ability to obtain the approval of its stockholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms, including the anticipated tax treatment;

•	the risks related to the value of the merger consideration and exchange ratio fluctuating based on factors that will not be known until closing of the proposed transaction;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; unanticipated difficulties, liabilities or expenditures relating to the transaction;

•	the effect of the announcement, pendency or completion of the proposed transaction on the parties’ business relationships and business operations generally;

•	the effect of the announcement or pendency of the proposed transaction on the parties’ common stock prices and uncertainty as to the long-term value of CleanSpark common stock or GRIID common stock;

•

risks that the proposed transaction disrupts current plans and operations of CleanSpark or GRIID and their respective management teams and potential difficulties in hiring or retaining employees as a result of the proposed transaction;

•	reliance on a limited number of key employees; the availability of financing opportunities and risks associated with economic conditions;

•	the dependency on continued growth in blockchain and bitcoin usage;

•	anticipated additions to CleanSpark’s hashrate and the timing thereof; the risk that the electrical power available to CleanSpark’s facilities does not increase as expected;

•	the success of CleanSpark’s digital currency mining activities;

•	the volatile and unpredictable cycles in the emerging and evolving industries in which CleanSpark and GRIID operate;

•	increasing difficulty rates for bitcoin mining; bitcoin halving; changes in network and infrastructure; new or additional governmental regulation;

•	the anticipated delivery dates of new miners;

•	the ability to successfully deploy new miners;

•	the dependency on utility rate structures and government incentive programs;

•	dependency on third-party power providers for expansion efforts;

•	the expectations of future revenue growth and ability to execute on business strategy;

•

CleanSpark’s ability to remediate the material weakness identified in the internal control over financial reporting included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

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global and regional changes in the demand for the services of CleanSpark and GRIID, including the conflicts in Ukraine and the Middle East, and the global response to such conflict, security threats on facilities and infrastructure;

•	insufficient liquidity;

•	unexpected cost increases, inflationary pressures or technical difficulties in constructing, maintaining or modifying company facilities;

•

legislative and regulatory initiatives addressing global climate change or other environmental concerns; public health crises, including pandemics (such as COVID-19) and epidemics and any impacts or related company or government policies or actions;

•	international monetary conditions and exchange rate fluctuations;

•	CleanSpark’s ability to complete any other announced or any other future dispositions or acquisitions on time, if at all; security and cybersecurity threats and hacks;

•	the dependency on third parties to maintain cold and hot wallets that hold CleanSpark’s bitcoin;

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other economic, business, competitive and/or regulatory factors affecting CleanSpark’s or GRIID’s businesses generally as set forth in their filings with the Securities and Exchange Commission (the “SEC”); and

•

the risks described in Part I, Item 1A “Risk Factors” of (i) CleanSpark’s Annual Report on Form 10-K for the year ended September 30, 2023 and (ii) GRIID’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Amendment No. 1 to GRIID’s Annual Report on Form 10-K for the year ended December 31, 2023, and, in each case, in subsequent filings with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 27 of this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 196 of this proxy statement/prospectus.

These forward-looking statements reflect CleanSpark’s and GRIID’s current views with respect to future events and are based on numerous assumptions and assessments made by CleanSpark and GRIID in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause CleanSpark and GRIID’s plans with respect to the merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this proxy statement/prospectus or, in the case of the information included as annexes to this proxy statement/prospectus or incorporated by reference herein, as of the date of such document. Neither CleanSpark nor GRIID assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein, including, among others, the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” GRIID stockholders should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of CleanSpark and GRIID because these risks will relate to CleanSpark following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of CleanSpark and GRIID on Form 10-K for the fiscal year ended September 30, 2023 and December 31, 2023, respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. You should also consider the other information in this proxy statement/prospectus (including the annexes hereto) and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 196.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger in a timely manner or at all could have adverse effects on GRIID.

The completion of the merger is subject to a number of conditions, including, among others, the approval by GRIID stockholders of the merger proposal. Some of these conditions are not in CleanSpark’s or GRIID’s control. For a more detailed discussion regarding conditions to the merger, see “The Merger Agreement-Conditions to Completion of the Merger” beginning on page 90.

Further, either CleanSpark or GRIID may terminate the merger agreement if the merger has not been completed by March 31, 2025. However, this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has principally caused or resulted in the failure of the merger to be consummated on or before that date.

If the merger is not completed, GRIID’s ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the merger, CleanSpark and GRIID will be subject to a number of risks, including the following:

•	the market price of CleanSpark common stock and/or GRIID common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

•	GRIID could owe a termination fee of $1.5 million to CleanSpark under certain circumstances;

•

if the merger agreement is terminated and the CleanSpark board or the GRIID board seeks another business combination, CleanSpark stockholders and GRIID stockholders cannot be certain that CleanSpark or GRIID will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time and resources committed by CleanSpark’s and GRIID’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	CleanSpark and/or GRIID may experience negative reactions from the financial markets or from their respective customers, suppliers, business partners or employees;

•

CleanSpark and GRIID will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed, except as described in “The Merger Agreement-Expenses” beginning on page 94; and

•

litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against CleanSpark or GRIID to perform their respective obligations pursuant to the merger agreement.

The materialization of any of these risks could adversely impact CleanSpark’s and GRIID’s respective ongoing businesses, financial condition, financial results and stock price. Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the GRIID stockholders may be required to pay substantial U.S. federal income taxes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and CleanSpark and GRIID intend to report the merger consistent with such qualification. If the IRS or a court determines that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of GRIID common stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the CleanSpark common stock received in the merger, and such U.S. holder’s aggregate tax basis in the corresponding GRIID common stock surrendered in the merger. See “The Merger-Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GRIID Common Stock” beginning on page 61.

The merger agreement contains provisions that limit GRIID’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of GRIID from making a favorable alternative transaction proposal and, in specified circumstances, could require GRIID to pay a termination fee to CleanSpark.

The merger agreement contains certain provisions that restrict GRIID’s ability to initiate, solicit, knowingly encourage or knowingly facilitate or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party acquisition proposal. Further, even if the GRIID board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, GRIID will still be required to submit each of its merger-related proposals to a vote at the special meeting. In addition, CleanSpark generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any competing proposal before the CleanSpark board may withdraw or qualify its recommendation with respect to the merger-related proposal or otherwise terminate the merger agreement.

In some circumstances, upon termination of the merger agreement, GRIID will be required to pay a termination fee of $1.5 million to CleanSpark. See the sections titled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” and “The Merger Agreement-Termination” beginning on pages 78 and 92, respectively.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of GRIID or pursuing an alternative transaction from considering or proposing such a transaction, even if such third-party acquiror or merger partner were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay consideration with a lower per share cash or market value to the GRIID stockholders than it might otherwise have proposed to pay absent such termination fee.

If the merger agreement is terminated and GRIID determines to seek another business combination, GRIID may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

The exchange ratio is a calculation that is subject to a number of factors that will not be known until closing.

The exchange ratio is a calculation that will not be known until closing as it is based on a variety of factors that will not be known until shortly prior to, or at the time of, closing, including the amount of GRIID’s outstanding liabilities that are due and payable as of the closing of the merger and cash on hand as of the closing of the merger plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees of GRIID identified by CleanSpark prior to the closing date.

As a result, fluctuations in GRIID’s outstanding liabilities that are due and payable as of the closing of the merger, cash on hand and the amount of severance obligations due and payable will drive corresponding changes in the value of the merger consideration payable to each GRIID stockholder.

At the time of the special meeting, GRIID stockholders will not know with certainty the value of the shares of CleanSpark common stock that they will receive upon completion of the merger.

Members of the GRIID board and management have interests in the merger that are different from, or in addition to, those of other stockholders.

In considering whether to adopt the merger agreement and approve the transactions contemplated thereby, GRIID stockholders should recognize that members of management and the GRIID board have interests in the merger that differ from, or are in addition to, their interests as stockholders of GRIID.

The executive officers of GRIID have arrangements with GRIID that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards, cash fees and other rights and other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. In addition, the executive officers and directors of GRIID also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. The GRIID board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the GRIID stockholders vote “FOR” the merger proposal.

These interests are further described in “The Merger-Interests of Directors and Executive Officers of GRIID in the Merger” beginning on page 54.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom CleanSpark or GRIID has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with CleanSpark or GRIID, as the case may be, as a result of the merger. Under the terms of the merger agreement, each of CleanSpark and GRIID is subject to certain restrictions on the conduct of its respective business prior to completing the merger, which may restrict GRIID’s ability to execute certain of its business strategies, including, with respect to GRIID, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s respective businesses and operations prior to the completion of the merger. See “The Merger Agreement-Interim Operations of GRIID and CleanSpark Pending the Merger” beginning on page 74.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

The opinion of Lincoln will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

The GRIID special committee and the GRIID board received an opinion from Lincoln, their financial advisor, in connection with the signing of the merger agreement, but have not obtained any updated opinion from their financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of CleanSpark or GRIID, general market and economic conditions and other factors on which Lincoln’s opinion was based may be beyond the control of CleanSpark or GRIID, and may significantly alter the value of CleanSpark or GRIID or the prices of the shares of CleanSpark common stock or GRIID common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because the GRIID special committee and the GRIID board do not currently anticipate asking their financial advisor to update its opinion, the opinion does not and will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The GRIID board’s recommendation that GRIID stockholders vote “FOR” approval of the merger proposal and “FOR” the adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that the GRIID special committee and the GRIID board received from their financial advisor, see the section entitled “The Merger-Opinion of Lincoln International LLC” beginning on page 46. A copy of the opinion of Lincoln is attached as Annex E to this proxy statement/prospectus.

GRIID may be unable to attract or retain key employees during the pendency of the merger.

In connection with the pending merger, GRIID’s current and prospective employees may experience uncertainty about their future roles with CleanSpark following the merger, which may materially adversely affect GRIID’s ability to attract and retain key personnel during the pendency of the merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CleanSpark following the merger. Accordingly, no assurance can be given that GRIID will be able to retain key employees to the same extent that GRIID has been able to in the past.

Potential litigation against CleanSpark and GRIID could result in substantial costs, an injunction preventing the completion of the merger and/or a judgment resulting in the payment of damages.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on CleanSpark’s and GRIID’s respective liquidity and financial condition.

Stockholders of GRIID may file lawsuits against CleanSpark, GRIID and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to CleanSpark and/or GRIID, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.

Completion of the merger may trigger change in control or other provisions in certain agreements to which GRIID is a party, which may have an adverse impact on CleanSpark’s business and results of operations after the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which GRIID is a party. If CleanSpark and GRIID are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if CleanSpark and GRIID are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to CleanSpark or GRIID following the transaction.

GRIID stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of GRIID common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. See “The Merger-No Appraisal Rights” beginning on page 60 for additional information.

The shares of CleanSpark common stock to be received by GRIID stockholders upon completion of the merger will have different rights from shares of GRIID common stock.

Upon completion of the merger, GRIID stockholders will no longer be stockholders of GRIID but will instead become stockholders of CleanSpark, and their rights as CleanSpark stockholders will be governed by the terms of CleanSpark’s amended and restated articles of incorporation (“CleanSpark’s articles of incorporation”), and CleanSpark’s amended and restated bylaws, (“CleanSpark’s bylaws”). The terms of CleanSpark’s articles of incorporation and CleanSpark’s bylaws are in some respects materially different than the terms of GRIID’s second amended and restated certificate of incorporation, as amended (“GRIID’s certificate of incorporation”), and GRIID’s amended and restated bylaws (“GRIID’s bylaws”), which currently govern the rights of GRIID stockholders. See “Comparison of Rights of Stockholders of CleanSpark and GRIID” beginning on page 180 for a discussion of the different rights associated with shares of CleanSpark common stock and shares of GRIID common stock.

GRIID stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over the policies of CleanSpark following the transaction than they now have on the policies of GRIID.

CleanSpark stockholders currently have the right to vote in the election of the CleanSpark board and on other matters affecting CleanSpark. GRIID stockholders currently have the right to vote in the election of the GRIID board and on other matters affecting GRIID. As a result of the merger, based on an estimated exchange ratio of approximately 0.071, which assumes that as of closing of the merger (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable, it is estimated that current CleanSpark stockholders will own approximately 98% of the shares of outstanding common stock of CleanSpark following the merger, and current GRIID stockholders will own approximately 2% of the common stock outstanding of CleanSpark following the merger. The estimated exchange ratio and the foregoing numbers and percentages are approximates based on assumptions and are subject to change. The actual exchange ratio and numbers as of the closing of the merger may change.

Risks Related to CleanSpark After Completion of the Merger

CleanSpark may not achieve the intended benefits and the merger may disrupt its current plans or operations.

There can be no assurance that CleanSpark will be able to successfully integrate GRIID’s assets or otherwise realize the expected benefits of the potential transaction (including capital expenditures efficiencies and operational synergies). Difficulties in integrating GRIID into CleanSpark may result in CleanSpark performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the acquisition.

The market price of CleanSpark common stock after the merger may be affected by factors different from those affecting the price of CleanSpark common stock or GRIID common stock before the merger.

Upon completion of the merger, holders of CleanSpark common stock and GRIID common stock will be holders of CleanSpark common stock. As the businesses of CleanSpark and GRIID are different, the results of operations as well as the price of CleanSpark common stock may in the future be affected by factors different from those factors affecting CleanSpark and GRIID as independent standalone companies. CleanSpark following the transaction will face additional risks and uncertainties that CleanSpark or GRIID may currently not be exposed to as independent companies.

The market price of CleanSpark common stock may decline as a result of the merger.

The market price of CleanSpark common stock may decline as a result of the merger if, among other things, it is unable to achieve the expected benefits and synergies of the merger, if the merger is not completed within the anticipated timeframe or if the transaction costs related to the merger are greater than expected. The market price of CleanSpark common stock also may decline if CleanSpark does not achieve the perceived benefits and expected synergies of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on CleanSpark’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords, lenders and other business partners and may result in the termination of existing contracts.

Following the merger, some of the customers, distributors, suppliers, vendors, landlords, lenders and other business partners of GRIID may terminate or scale back their current or prospective business relationships with CleanSpark. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that CleanSpark is too closely allied with one of their competitors. In addition, GRIID has contracts with customers, distributors, suppliers, vendors, landlords, lenders and other business partners that may require it to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, lenders and other business partners are adversely affected by the merger, or if CleanSpark, following the merger, loses the benefits of the contracts of GRIID, CleanSpark’s business and financial performance could suffer.

Other Risk Factors of CleanSpark and GRIID

CleanSpark’s and GRIID’s businesses are and will be subject to all the risks described above. In addition, CleanSpark and GRIID are and will continue to be subject to all the risks described in CleanSpark’s and GRIID’s respective Annual Reports on Form 10-K for the fiscal year ended September 30, 2023 and December 31, 2023, respectively, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC, or incorporated by reference into, this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 196.

THE MERGER

The following is a discussion of the transaction and the material terms of the merger agreement between CleanSpark and GRIID. You are urged to read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. This section is not intended to provide you with any factual information about CleanSpark or GRIID. Such information can be found elsewhere in this proxy statement/prospectus (including the annexes hereto) and in the public filings CleanSpark and GRIID make with the SEC, some of which are incorporated by reference into this proxy statement/prospectus, as described in “Where You Can Find More Information” beginning on page 196.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of CleanSpark and GRIID. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations and discussions by and between CleanSpark and GRIID and their respective advisors that preceded the public announcement of the merger. However, this summary does not purport to catalog every conversation or interaction among the representatives of CleanSpark, GRIID and other parties.

The GRIID board, in the ordinary course and consistent with its fiduciary duties, along with the GRIID management team, continually evaluates GRIID’s bitcoin operations and future business prospects and its short- and long-term performance with a focus on enhancing GRIID’s scale, durability and resilience and an objective of responsibly delivering leading cash returns to stockholders that are sustainable and resilient through all bitcoin price cycles. In connection with such ongoing evaluation, the GRIID board and management team also review and assess potential strategic alternatives available to GRIID, including merger and acquisition transactions and asset acquisitions and dispositions.

On March 6, 2024, at the Bitcoin Ski Summit, a bitcoin industry event, held in Jackson, Wyoming, Zachary K. Bradford, the Chief Executive Officer of CleanSpark, approached Harry Sudock, the Chief Strategy Officer of GRIID, to discuss, among other things, the bitcoin mining industry generally and the possibility of a strategic relationship between the companies. Messrs. Sudock and Bradford arranged a meeting for the next day at which James D. Kelly III, the Chief Executive Officer of GRIID, would attend.

On March 7, 2024, Messrs. Kelly, Sudock and Bradford met in person and discussed, among other topics, their perspectives on developments in the bitcoin industry and each of their businesses. Messrs. Kelly, Sudock and Bradford agreed to have a private dinner meeting before the bitcoin industry conference ended to engage in further discussions.

On March 9, 2024, Messrs. Kelly, Sudock and Bradford had a private dinner where they discussed, among other things, potential opportunities in the bitcoin industry. Included in the discussion was a history of both companies, the respective growth plans, regional expertise, talent, culture, and ability to capitalize the businesses.

On March 11, 2024 Mr. Bradford reached out to Messrs. Sudock and Kelly to continue the dialogue and schedule a follow-up virtual meeting. On March 14, 2024, Messrs. Kelly and Bradford had a virtual meeting during which Mr. Bradford expressed CleanSpark’s interest in discussing the merits and risks of a potential acquisition of GRIID by CleanSpark. During this meeting, Messrs. Kelly and Bradford also discussed, among other matters, potential timelines for due diligence and negotiation of transaction documentation and the amount of GRIID’s outstanding indebtedness. Based on such discussion, as a next step, Messrs. Kelly and Bradford agreed it was appropriate to enter into a mutual non-disclosure agreement and continue conversations.

On March 11, 2024, GRIID had a video conference call with a prospective nationally recognized financial advisor to explore potential financing and strategic transaction opportunities for GRIID. The financial advisor informed GRIID that the market for financing or strategic transactions for GRIID was not favorable. On March 14, 2024, GRIID had a video conference call with another nationally recognized financial advisor and underwriter to explore potential financing and strategic transaction opportunities for GRIID. This second financial advisor also informed GRIID that the market for financing or strategic transactions for GRIID was not favorable. As a result of the market intelligence received from these financial advisors, GRIID did not engage in any discussions or negotiations with any third party, other than CleanSpark, regarding a potential acquisition of GRIID by such party.

On March 14, 2024, Mr. Bradford sent to Mr. Kelly a draft mutual confidentiality agreement to facilitate discussions and the disclosure of information between GRIID and CleanSpark. From March 14, 2024 to March 18, 2024, CleanSpark and GRIID negotiated the mutual confidentiality agreement and on March 18, 2024, executed the mutual confidentiality agreement. The mutual confidentiality agreement contained customary standstill restrictions on CleanSpark with a customary “fall-away” provision that rendered the standstill inapplicable following GRIID’s entry into a definitive agreement relating to, among other things, a merger or other business combination transaction with a third-party.

On March 19, 2024 and March 20, 2024, members of GRIID management, Ed Medford, Chad Hansel and Harry Sudock, engaged in one due diligence discussion with CleanSpark’s Senior Vice President of Growth, Scott Garrison, focusing on community and partnerships. On March 20, 2024, members of GRIID management engaged in three due diligence discussions with members of CleanSpark’s management. These included discussions between (i) Taylor Monnig from CleanSpark and Mike Hamilton, Dwaine Alleyne, Wesley Ward, Chad Hansel and Harry Sudock from GRIID regarding technology and infrastructure; (ii) Duncan Poe and Chris Blake from CleanSpark, and Ed Medford, Chad Hansel and Harry Sudock from GRIID regarding power; (iii) and Gary Vecchiarelli and the finance team from CleanSpark, and Al Wallander, James D. Kelly III and Harry Sudock from GRIID regarding finance.

On March 24, 2024, the GRIID board met to discuss, among other things, the advisability of GRIID exploring a strategic transaction with CleanSpark and the appointment of a special committee of the GRIID board to review, consider, and evaluate a potential proposal for a strategic transaction or possible strategic alternatives to a proposal for a strategic transaction. At such meeting, Mr. Kelly reported to the GRIID board on his recent conversations with Mr. Bradford regarding a potential business combination transaction between GRIID and CleanSpark. The GRIID board established a special committee of independent directors (the “GRIID special committee”), and appointed Ms. Sharmila Kassam and Ms. Cristina Dolan to serve as members of the GRIID special committee, with Ms. Kassam serving as chair. At the meeting, the GRIID board granted to the special committee the power to (i) review and evaluate the terms and conditions, and determine the advisability of any proposed transaction with CleanSpark, (ii) determine whether any proposed transaction with CleanSpark is fair to, and in the best interests of, GRIID and its stockholders, (iii) recommend to the full GRIID board what action, if any, should be taken by GRIID with respect to any proposed transaction with CleanSpark, and (iv) retain, in its sole discretion, and on terms and conditions acceptable to the GRIID special committee, such independent advisors, including independent legal counsel, financial advisors and outside consultants, as the GRIID special committee deems appropriate to assist the GRIID special committee in discharging its responsibilities.

On March 24, 2024, the GRIID special committee interviewed Aequum Law LLC (“Aequum”) as a potential legal advisor to the special committee. On March 24, 2024, the GRIID special committee held a virtual meeting at which the GRIID special committee discussed the qualifications, experience and other characteristics of Aequum, as well as the determination that Aequum did not have any conflict that would impair its representation of the GRIID special committee. The GRIID special committee unanimously approved the retention of Aequum as its legal advisor.

On March 27, 2024, the GRIID special committee convened a virtual meeting with representatives of Aequum. During the meeting, Aequum made a presentation to the GRIID special committee of general matters on corporate governance and best practices in the context of a M&A transaction, Aequum’s role in assisting the GRIID special committee in its work and directors’ fiduciary duties to GRIID’s stockholders under Delaware law. The GRIID special committee authorized Aequum to interview an investment bank to provide a fairness opinion and to work directly with Mr. Kelly regarding the negotiations with CleanSpark.

On March 28, 2024, Mr. Kelly provided Aequum with an update on the status of the discussions with CleanSpark. Mr. Kelly reported that preliminary due diligence was ongoing and that CleanSpark was working on a written non-binding indication of interest for a potential transaction.

On April 1, 2024, Aequum contacted Lincoln based on its experience and qualifications in M&A transactions to render an opinion to the GRIID special committee and the GRIID board as to the fairness, from a financial point of view, to the holders of GRIID common stock of the consideration to be received by the GRIID stockholders in connection with a potential business combination between GRIID and CleanSpark.

On April 2, 2024 and April 3, 3024, representatives of CleanSpark’s executive team conducted site visits to certain of GRIID’s facilities in order to inspect such facilities and examine key hardware and software components of GRIID’s bitcoin and blockchain technology. In the evening of April 2, 2024, the CleanSpark management team and the GRIID operations team in addition to Messrs. Sudock and Kelly went to dinner to facilitate introductions between the broader teams and to engage in discussions regarding the current state of the industry.

On April 2, 2024, April 5, 2024, April 19, 2024, April 22, 2024, April 26, 2024 and April 27, 2024, Aequum provided the GRIID special committee with telephonic updates regarding the status of due diligence and ongoing negotiations with CleanSpark.

From April 22, 2024 to May 6, 2024, Messrs. Kelly and Bradford met virtually on numerous occasions to discuss the terms of the proposed business combination, including the equity value of GRIID, the enterprise value, potential repayment of GRIID indebtedness, and entering into a credit agreement on the date of execution of the merger agreement which GRIID would draw upon for working capital purposes and to repay its outstanding indebtedness and trade payables.

On April 26, 2024 and May, 1, 2024, Mr. Kelly met virtually with Aequum to discuss the status of discussions with CleanSpark.

On May 6, 2024, Messrs. Kelly and Bradford met virtually with Aequum to discuss the terms of the potential transaction. Mr. Kelly and Aequum emphasized to Mr. Bradford that it would be unlikely for the GRIID special committee to approve any transaction that (a) did not provide a premium to the recent trading price of GRIID, (b) did not include the payoff or assumption of all indebtedness and obligations of GRIID, and (c) did not include any conditions to closing, other than standard and ordinary conditions, that would jeopardize certainty of closing.

On May 7, 2024, CleanSpark delivered to GRIID a written non-binding indication of interest (the “indication of interest”) pursuant to which CleanSpark would acquire GRIID in an all-stock transaction and ascribing an enterprise value of approximately $160 million. The indication of interest provided that (i) CleanSpark would assume all of GRIID’s liabilities, which it estimated to be approximately $110 million; and (ii) the merger consideration would be decreased dollar for dollar to the extent that the GRIID liabilities exceeded $110 million at closing of the merger and the merger consideration would be increased dollar for dollar to the extent that the GRIID liabilities were less than $110 million at the closing of the merger.

Also on May 7, 2024, the indication of interest was provided to the GRIID special committee and the GRIID board, and Mr. Kelly met virtually with Aequum to discuss GRIID’s cash position and estimated liabilities through a potential closing date.

On May 8, 2024, Aequum met virtually with the GRIID special committee to discuss the indication of interest. Aequum advised the GRIID special committee that Aequum and Mr. Kelly prepare a revised indication of interest that would propose (i) a higher enterprise value, (ii) an updated estimate of outstanding closing liabilities taking into account liabilities that would arise between signing and closing of the merger transaction, and (iii) a loan to be made by CleanSpark to GRIID simultaneous with the execution of the merger agreement which funds would include $5 million to be used for working capital purposes plus a to-be -determined amount to be used to pay off certain holders of GRIID debt and outstanding trade payables who have agreed to reductions in such debt and trade payables.

From May 8, 2024 to May 29, 2024, representatives of GRIID, Aequum and CleanSpark participated in virtual meetings to discuss open points on the indication of interest and exchanged drafts of the indication of interest. These open points included, among other things, enterprise value, payoff or assumption of indebtedness and liabilities, the CleanSpark loan, officers and directors tail insurance policy (“D&O insurance policy”) and certain closing conditions.

On May 25, 2024 and May 27, 2024, Aequum provided the GRIID special committee with telephonic updates regarding the status of due diligence and ongoing negotiations with CleanSpark.

On May 28, 2024, Mr. Kelly, Mr. Fraser, Al Wallander, Chief Financial Officer of GRIID, Adam Stege of Ernst & Young, and Aequum had a video conference call to discuss the potential tax implications of the merger.

On May 28, 2024, Aequum had a video conference call with Early Bird Capital to explore potential financing and strategic transaction opportunities for GRIID. Early Bird Capital informed GRIID that the market for financing or strategic transactions for bitcoin miners still was not favorable.

On May 29, 2024, Mr. Kelly sent to the GRIID special committee and the GRIID board the negotiated indication of interest.

On May 29, 2024, the GRIID special committee held a meeting with members of GRIID management and representatives of Aequum. At the meeting, Mr. Kelly provided the GRIID special committee with an overview of the indication of interest, communications with CleanSpark to date and his perspectives on the merits and risks of a potential business combination transaction with CleanSpark as compared to GRIID continuing as a stand-alone company. Mr. Kelly emphasized that maintaining confidentiality around the potential business combination transaction was critical for both GRIID and CleanSpark to be able to arrive at a mutually acceptable deal. Mr. Kelly provided the GRIID special committee aspects of the proposed business combination included in the indication of interest including, among other things, (i) a purchase price of $155 million on a debt free basis, which purchase price would be reduced for every dollar of GRIID liabilities outstanding as of the closing date of the merger and which purchase price would be increased for every dollar in the accounts of GRIID as of the closing date of the merger, (ii) that CleanSpark would loan funds to GRIID on the date of execution of the merger agreement which funds would include $5 million to be used for working capital purposes plus a to-be-determined amount to be used to pay off certain holders of GRIID debt and outstanding trade payables who have agreed to reductions in such debt and trade payables, (iii) that GRIID and CleanSpark would enter into a hosting agreement pursuant to which GRIID would provide certain bitcoin mining and hosting services with respect to certain bitcoin mining equipment owned by CleanSpark, (iv) that on the date of execution of the merger agreement, GRIID would deliver voting agreements from holders of GRIID common stock that represented a majority of the outstanding shares of common stock of GRIID whereby such holders would agree to, among other things, vote their shares in favor of the merger, and (v) provided for an exclusive period of 60 days from the date of the indication of interest whereby the parties would negotiate definitive documents and GRIID would not initiate, solicit, negotiate or discuss any proposal or offer to acquire GRIID from any other third party. Representatives of Aequum discussed with the GRIID special committee, respectively, their fiduciary duties in the context of the potential business combination transaction, as well as certain other legal considerations. The GRIID special committee discussed with members of GRIID management and representatives of Aequum the merits and risks of an all-stock business combination transaction with CleanSpark, in which GRIID stockholders would become stockholders of CleanSpark, including, among other things, that CleanSpark offered a stronger balance sheet. The GRIID special committee also discussed with management and representatives of Aequum considerations relating to contacting other potential transaction counterparties and preliminarily determined that any such outreach was subject to risks, particularly in terms of confidentiality and the possibility of losing the opportunity to transact with CleanSpark on attractive terms, that would likely outweigh any potential benefits. The GRIID special committee approved the indication of interest and authorized management to execute and deliver the indication of interest.

On May 31, 2024, Cozen O’Connor P.C., legal counsel to CleanSpark (“Cozen O’Connor”) sent a due diligence request list to Troutman Pepper Hamilton Sanders LLP (“Troutman”), counsel to GRIID.

On May 31, 2024, GRIID had a virtual meeting with Troutman Pepper and Aequum to discuss the time and responsibility checklist for the merger.

On June 3, 2024, Cozen O’Connor sent a draft merger agreement to Troutman Pepper. The draft merger agreement, among other things, contemplated affiliates of Mr. Kelly and certain other stockholders of GRIID entering into a voting agreement to vote for the proposal to approve the transaction at the special meeting of GRIID stockholders.

On June 3, 2024, GRIID and Lincoln executed an engagement letter, which was amended on June 22, 2024, which provided that no portion of Lincoln’s fees were contingent on the conclusions set forth in Lincoln’s opinion or the consummation of the transaction.

On June 3, 2024, GRIID had a virtual meeting with Lincoln, Troutman Pepper and Aequum to discuss the time and responsibility checklist for the fairness opinion due diligence.

On June 4, 2024 and June 6, 2024, GRIID had a virtual meeting with Troutman Pepper and Aequum to discuss the draft merger agreement.

Beginning on June 5, 2024, GRIID provided CleanSpark and Cozen O’Connor with access to a virtual data room containing documents responsive to CleanSpark’s due diligence request list. The virtual data room was iteratively updated with additional due diligence information throughout the ensuing transaction negotiations.

On June 6, 2024, Troutman Pepper provided a revised draft of the merger agreement to Cozen O’Connor. The revised draft of the merger agreement reflected a number of proposed changes, including, among other things, (i) the outstanding GRIID warrants will be converted into warrants of CleanSpark, (ii) removing the limitation on the cost of the D&O insurance policy, and (iii) adding covenants that CleanSpark and GRIID will enter into the prior CleanSpark credit agreement and the hosting agreement on the date of execution of the merger agreement.

On June 7, 2024, GRIID had a virtual meeting with Lincoln to discuss due diligence for the fairness opinion.

On June 10, 2024, GRIID, Troutman Pepper and Aequum had virtual meetings to discuss revisions to the merger agreement.

From June 11, 2024 to June 13, 2024, representatives of CleanSpark held virtual meetings with GRIID and executives of Brightridge, Lenoir City Utilities Board and Jackson City Electric Authority in order to conduct further diligence on GRIID power pipeline opportunities. These utility executives operate service territories where GRIID currently has operations and has plans for growth.

On June 14, 2024, Troutman Pepper, Aequum, Cozen O’Connor and Katten Muchin Rosenman LLP, CleanSpark’s securities counsel (“Katten”) had a virtual meeting to discuss open issues on the merger agreement, including (i) determination of the merger consideration and exchange ratio, (ii) treatment of outstanding GRIID warrants, (iii) payment obligations for the D&O policy, and (iv) certain closing conditions, including approval of the merger by holders of a majority of the outstanding shares of GRIID common stock not including shares held directly or indirectly by James D. Kelly III, the Chief Executive Officer of GRIID, and CleanSpark’s obligation to pay off or assume certain GRIID liabilities that are due and payable as of the closing of the merger on the closing date of the merger and to enter in to the prior CleanSpark credit agreement and the hosting agreement.

On June 18, 2024, Cozen O’Conner sent a revised draft of the merger agreement to Aequum and Troutman Pepper. The revised draft of the merger agreement, among other things, (i) accepted the addition that the GRIID warrants will be converted into warrants to purchase CleanSpark common stock, (ii) accepted the deletion of the limitation of a cost of the D&O insurance policy, and (iii) accepted the covenant to enter into the prior CleanSpark credit agreement and the hosting agreement simultaneous with the execution of the merger agreement.

On June 19, 2024, GRIID, CleanSpark, Troutman Pepper, Aequum, Cozen O’Connor and Katten had a virtual meeting to discuss open issues on the merger agreement, including (i) which party (i.e. GRIID or CleanSpark) would be responsible for the expenses related to the D&O insurance policy, (ii) treatment of certain GRIID warrants, and (iii) CleanSpark’s obligation to pay off all GRIID liabilities that are due and payable as of the closing of the merger on the closing date of the merger.

On June 20, 2024, GRIID, Troutman Pepper and Aequum had a virtual meeting to discuss negotiations with creditors of GRIID regarding potential debt reduction.

From June 20, 2024 to June 26, 2024, Mr. Kelly negotiated with certain creditors of GRIID debt reduction letters pursuant to which GRIID reduced the amount of its outstanding indebtedness from approximately $103 million to approximately $51 million so long as GRIID paid off such reduced indebtedness not later than July 15, 2024.

On June 20, 2024, GRIID had a virtual meeting with Lincoln to discuss due diligence for the fairness opinion.

On June 21, 2024, GRIID, Troutman Pepper and Aequum had a virtual meeting to discuss the latest draft of the merger agreement.

On June 21, 2024, Cozen O’Connor sent a draft of the prior CleanSpark credit agreement to Troutman Pepper.

On June 23, 2024, GRIID, Troutman Pepper and Aequum had a virtual meeting to discuss the draft prior CleanSpark credit agreement and GRIID also had a virtual meeting with Lincoln to continue to discuss due diligence for the fairness opinion, which discussions continued over the coming days.

On June 23, 2024 and June 24, 2024, GRIID, Troutman Pepper and Aequum had virtual meetings to discuss negotiations with creditors of GRIID regarding potential debt reduction.

On June 24, 2024, Aequum had a virtual meeting with the GRIID special committee to discuss the latest draft of the merger agreement.

On June 24, 2024, Troutman Pepper provided a revised draft of the prior CleanSpark credit agreement to Cozen O’Connor. The revised draft of the prior CleanSpark credit agreement reflected a number of proposed changes, including (i) providing for a total commitment under the prior CleanSpark credit agreement of $55,918,638.68 which represented the expected total outstanding indebtedness of GRIID at the time of the signing of the merger agreement after taking into account the debt reduction agreements negotiated between GRIID and each of its creditors plus $5 million to be used by GRIID for working capital, (ii) the payment of a fee equal to 1.5% of the aggregate commitment under the prior CleanSpark credit agreement only upon termination of the merger agreement, and (iii) providing that GRIID may make or hold investments in the form of bitcoin solely to the extent such bitcoin was self-mined by GRIID.

On June 24, 2024, CleanSpark delivered a draft hosting agreement to GRIID and on June 25, 2024 GRIID provided a revised draft of the hosting agreement which modified the revenue share percentage of mined bitcoin and the maintenance costs. These changes were approved by CleanSpark.

On June 25, 2024, Cozen O’Connor and Troutman Pepper had a virtual meeting to discuss the open issues of the prior CleanSpark credit agreement, including (i) structure of the loan (i.e. term loan plus revolver or single term loan), (ii) fees, (iii) default interest rate, (iv) exclusion of certain accounts and properties from the pledged collateral, and (iii) the ability of GRIID to incur any additional indebtedness.

On June 25, 2024, GRIID, Troutman Pepper and Aequum had a virtual meeting to discuss negotiations with certain creditors of GRIID regarding potential debt reduction.

Throughout the period of negotiations between CleanSpark and GRIID, the GRIID special committee and the GRIID board met on several occasions to consider and discuss the potential business combination transaction and were briefed in those meetings by GRIID management.

On June 26, 2024, the GRIID special committee held a special meeting attended by representatives from Aequum, Troutman Pepper and Lincoln. A representative of Aequum updated the members of the GRIID special committee concerning their fiduciary duties in connection with the proposed transaction. Mr. Kelly attended part of the meeting and updated the GRIID special committee concerning price terms, timing of the transaction and GRIID’s prospects. Representatives from Aequum summarized for the GRIID special committee the terms and provisions of the merger agreement and the ancillary documents. Representatives from Lincoln presented Lincoln’s financial analysis and delivered Lincoln’s oral opinion, which was subsequently confirmed by delivery of a written opinion, dated June 26, 2024, addressed to the GRIID special committee and the GRIID board that, as of the date of such opinion, and based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein, the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. At the instruction of GRIID, the GRIID special committee and the GRIID board, Lincoln had assumed that the merger consideration would be $1.30 per share of GRIID common stock for purposes of its opinion to the GRIID board and the GRIID special committee. Lincoln also understood that the merger consideration would be subject to change based on further negotiation with CleanSpark (such potential changes were not addressed in the opinion). Lincoln’s opinion is more fully described in the section of this proxy statement/prospectus titled “The Merger—Opinion of Lincoln International LLC” beginning on page 46. The members of the GRIID special committee unanimously adopted resolutions recommending that the board adopt and approve the merger agreement and the transactions under the merger agreement, including the merger.

On June 26, 2024, the GRIID board of directors held a meeting attended by representatives from Troutman Pepper, Aequum, and Lincoln to discuss the proposed merger transaction and consider the recommendation of the GRIID special committee to engage in a merger. Representatives of Troutman Pepper summarized the principal terms and conditions of the form of definitive merger agreement, as well as the voting agreement, prior CleanSpark credit agreement and the hosting agreement. Representatives of Troutman Pepper also then reviewed with the GRIID board its fiduciary duties in connection with the merger. Lincoln delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated June 26, 2024, addressed to the GRIID special committee and the GRIID board that, as of the date of such opinion, and based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein, the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. At the instruction of GRIID, the GRIID special committee and the GRIID board, Lincoln had assumed that the merger consideration would be $1.30 per share of GRIID common stock for purposes of its opinion to the GRIID board and the GRIID special committee. Lincoln also understood that the merger consideration would be subject to change based on further negotiation with CleanSpark (such potential changes were not addressed in the opinion). Lincoln’s opinion is more fully described in the section of this proxy statement/prospectus titled “The Merger—Opinion of Lincoln International LLC” beginning on page 46. The

GRIID board discussed in detail the recommendation of the GRIID special committee and the advantages and disadvantages of the proposed transaction, including those described in “The Merger—GRIID Board’s and GRIID Special Committee’s Recommendation and Its Reasons for the Merger” below, including, among other things, the directors’ knowledge of GRIID’s business, financial condition, results of operations, and prospects, historical trading prices of GRIID common stock, and that the merger consideration is to be paid in all stock. Based on all of the factors which had been considered by the GRIID board at this and at its other meetings and based on the information considered by and the recommendation of the GRIID special committee, although not relying upon any one factor but considering all factors as a whole, the GRIID board, specifically adopted the recommendations of the GRIID special committee, the GRIID board approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of GRIID and its stockholders and recommended that GRIID’s stockholders adopt the merger agreement. The GRIID board also approved the voting agreement, prior CleanSpark credit agreement and the hosting agreement.

Following the approval of the GRIID board, later in the evening on June 26, 2024, the parties proceeded with further negotiations and the execution of the merger agreement, voting agreements, the prior CleanSpark credit agreement and the hosting agreement and, prior to markets opening on June 27, 2024, issued a joint press release announcing the transaction.

On June 27, 2024, Lincoln was informed by GRIID, the GRIID special committee and the GRIID board that, after further negotiation with CleanSpark, the merger agreement was signed on the night of June 26, 2024 and included, among other things, further adjustments in respect of the merger consideration. As a result, Lincoln was asked by the GRIID special committee and the GRIID board to deliver a bring-down opinion dated June 27, 2024 with the assumption that the merger consideration, as of such date, was estimated to be no less than $1.16 per share of GRIID common stock based on a price of CleanSpark common stock of $16.587 per share. Lincoln subsequently delivered its written bring-down opinion, dated June 27, 2024, to the GRIID board and the GRIID special committee (in their capacities as such) that, as of the date of such opinion, and based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein (including the foregoing assumption), the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. Lincoln’s opinion is more fully described in the section of this proxy statement/prospectus titled “The Merger—Opinion of Lincoln International LLC” beginning on page 46.

CleanSpark’s Rationale for the Transaction

At a meeting held on June 26, 2024, among other things, the CleanSpark board unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of CleanSpark and its stockholders, (ii) approved, adopted and declared advisable the merger agreement, (iii) approved, adopted and declared advisable the prior CleanSpark credit agreement and (iv) approved, adopted and declared advisable the form of voting agreement.

During the course of its evaluation of the merger agreement, prior CleanSpark credit agreement, voting agreement and the transactions contemplated thereby, the CleanSpark board held numerous meetings, consulted with CleanSpark’s senior management, legal counsel and financial and tax advisors, and reviewed and assessed a significant amount of information. In reaching its decision to approve the merger agreement, prior CleanSpark credit agreement, voting agreement and the transactions contemplated thereby, the CleanSpark board considered a number of factors, including, among others:

•	the financial condition, historical results of operations and strategic objectives of CleanSpark;

•

the estimated exchange ratio to be paid by CleanSpark pursuant to the merger and the related anticipated allocation of the equity interests of the combined company, on a fully diluted basis, following completion of the merger;

•	the risks associated with structuring the merger;

•	the terms of the merger agreement, prior CleanSpark credit agreement, voting agreement and related transaction documents, concluding the terms, in the aggregate, were reasonable;

•	the current capitalization of CleanSpark;

•

the potential increased access to sources of capital and a broader range of investors to support the combined company’s bitcoin mining operations following consummation of the merger and the expected continued listing of the combined company on The Nasdaq Capital Market;

•	the opportunity for CleanSpark, as a combined company with GRIID, to increase the footprint of its operations in Tennessee;

•

the CleanSpark board’s belief that no alternatives to the merger were reasonably likely to create greater value for CleanSpark’s stockholders, after reviewing the various other strategic options to enhance stockholder value that were considered by the CleanSpark board;

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•

the determination that the expected relative percentage ownership of CleanSpark stockholders and GRIID stockholders in the combined company was appropriately based, in the judgment of the CleanSpark board, on the CleanSpark board’s assessment of the approximate valuations of CleanSpark and GRIID;

•	the nature of the conditions of the obligation of GRIID to consummate the merger;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•

the voting agreements, pursuant to which certain directors, officers and securityholders of GRIID have agreed, solely in their capacity as securityholders of GRIID, to vote all of their shares of GRIID common stock in favor of the approval of the merger agreement;

•	the merger may enable certain stockholders of CleanSpark and GRIID to increase the value of their current holdings; and

•	the likelihood that the merger will be consummated on a timely basis.

The CleanSpark board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•

the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of CleanSpark and the ability of CleanSpark to pursue future objectives or obtain financing in the future in the event the merger is not completed;

•

the exchange ratio used to establish the number of shares of CleanSpark to be issued to GRIID’s stockholders in the merger is not fixed and is subject to a variety of factors, including GRIID’s outstanding liabilities as of the closing of the merger and severance obligations that will be due and payable;

•	the risk that the merger does not close on a timely basis or at all;

•

the fact that, subject to certain exceptions, the representations and warranties in the merger agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

•	various other risks associated with the merger, including the risks set forth in the section entitled “Risk Factors” beginning on page 27.

The foregoing information and factors considered by the CleanSpark board are not intended to be exhaustive but are believed to include all of the material factors considered by the CleanSpark board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CleanSpark board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the CleanSpark board may have given different weight to different factors. The CleanSpark board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, CleanSpark’s management team, legal counsel and financial and tax advisors of CleanSpark, and considered the factors overall to be favorable to, and to support, its determination.

GRIID Board’s and GRIID Special Committee’s Recommendations and Its Reasons for the Merger

By unanimous vote, the GRIID special committee, at a meeting held on June 26, 2024, acting with the advice of its legal counsel, determined that the merger agreement and the merger are advisable and in the best interests of the stockholders of GRIID and recommended that the GRIID board adopt and approve the merger agreement and the transaction thereunder, including the merger.

By unanimous vote, the GRIID board, at a meeting held on June 26, 2024, acting with the advice of its legal counsel and upon the unanimous recommendation of the GRIID special committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, GRIID and the GRIID stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; and (iii) resolved to recommend that the GRIID stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Accordingly, the GRIID board unanimously recommends that GRIID stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

In reaching its determination and recommendation, the GRIID special committee and the GRIID board, as described above in the section entitled “The Merger—Background of the Merger” of this proxy statement/prospectus, held a number of meetings, consulted with GRIID’s management and its advisors at Aequum Law LLC and Lincoln, in the case of the GRIID special committee, and Lincoln and Troutman Pepper Hamilton Sanders LLP, in the case of the GRIID board, and considered a number of factors. In determining to recommend that the GRIID stockholders vote for the merger proposal, the GRIID board considered GRIID’s special committee’s evaluation, analysis and unanimous recommendation, and the fact that the members of the GRIID special committee are not affiliated with management of GRIID, are not employees of GRIID or any of its affiliates and have no financial interest in the merger different from, or in addition to, the interests of GRIID’s stockholders, other than their interests described under “The Merger — Interests of Directors and Executive Officers of GRIID in the Merger” beginning on page 54.

The various factors the GRIID special committee and the GRIID board considered that weighed positively in favor of the proposal to adopt the merger agreement included, among others and not necessarily in order of relative importance:

•	Greater Stockholder Value and Return Potential.

•

Continued Ownership. The GRIID special committee and the GRIID board believes that the all-stock consideration enables GRIID’s stockholders to have a continued ownership position in the combined company (approximately 2% of the combined company based on the issued and outstanding shares of GRIID common stock and CleanSpark’s common stock on the date of the closing of the merger assuming (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable) and participate in the value and opportunities of the combined company after the merger, including synergies, potential future increases in bitcoin prices and expected future growth.

•

Currency. The GRIID special committee and the GRIID board believes the shares of CleanSpark common stock that will be delivered to GRIID stockholders as merger consideration are a highly attractive currency that will benefit both near and long term from the combination’s significant synergies described in more detail below.

•

Liquidity. The GRIID special committee and the GRIID board believes that the merger will provide existing GRIID stockholders an opportunity to benefit from the increase in liquidity of their ownership positions.

•	Benefits of the Combined Company.

•

Bitcoin Industry. The GRIID special committee and the GRIID board realize that GRIID operates in an industry that faces significant potential financial and operational risks associated with geopolitical, environmental and other regulatory considerations, which may threaten GRIID’s long-term valuation and access to capital as a standalone entity.

•

Withstand Price Volatility. The GRIID special committee and the GRIID board believe that the combined company will be better able to withstand the inherent price volatility associated with a bitcoin business.

•

Enhanced Competitive Position. The GRIID special committee and the GRIID board believe that the merger would enhance GRIID’s competitive position by increasing its operating scale and scope and strengthening its balance sheet.

•

Management and Board of Directors. The GRIID special committee and the GRIID board considered that the combined company will be overseen by the CleanSpark executive management team who have a track record of delivering value for stockholders through successful execution of capital deployed. Governance is provided by an experienced, diverse board, which will consist of the current CleanSpark directors.

•	ESG Commitment. The GRIID special committee and the GRIID board believe that GRIID and CleanSpark share a commitment to ESG excellence.

•

Superior alternative to continuation of standalone GRIID. The GRIID special committee and the GRIID board considered GRIID’s business, prospects and other strategic opportunities and the risks of remaining as a standalone public company. Based on these considerations, the GRIID special committee and the GRIID board determined that entering into the merger agreement with CleanSpark provided the best alternative to create stockholder value from the GRIID assets on a short-, intermediate- and long-term basis, including as compared to continued operations on a standalone basis in light of the compelling value proposition of the CleanSpark transaction.

•

Strategic and financial benefits of the combine company. The GRIID special committee’s and the GRIID board’s assessment of the complementary businesses of GRIID and CleanSpark and the potential strategic and financial benefits, including potential synergies, to be realized from the combination of the two companies.

•

Shared Values. GRIID and CleanSpark share core values of integrity, collaboration, accountability and caring for people and the environment, and the combined workforce is expected to continue to increase efficiency and deliver stockholder value. Additionally, the GRIID special committee’s and the GRIID board’s belief that GRIID and CleanSpark have complementary ESG strategies.

•

Receipt of Fairness Opinion from Lincoln. The GRIID special committee and GRIID board considered the opinion of Lincoln rendered to the GRIID special committee and the GRIID board as to the fairness, from a financial point of view, to the holders of GRIID common stock of the merger consideration provided in the merger agreement.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The GRIID special committee and GRIID board considered the terms of the merger agreement related to GRIID’s ability to respond to unsolicited competing proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the GRIID board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the GRIID special committee and the GRIID board considered:

•

subject to its compliance with the merger agreement, the GRIID board can change its recommendation to GRIID stockholders with respect to the adoption of the merger agreement prior to obtaining stockholder approval if the GRIID board determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the GRIID board’s fiduciary duties; and

•

while the merger agreement contains a termination fee of $1.5 million that GRIID would be required to pay to CleanSpark in certain circumstances, including if CleanSpark terminates the merger agreement in connection with a change in the GRIID board’s recommendation to stockholders with respect to adoption of the merger agreement, if GRIID, its subsidiaries or certain representatives of GRIID violate the non-solicitation obligations under the merger agreement or if GRIID terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal, the GRIID board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees and provisions in comparable transactions and not preclusive of other offers.

•

Tax Considerations. The GRIID special committee and the GRIID board considered the merger is structured as a stock-for-stock transaction and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•

Likelihood of completion and terms of the merger agreement. The GRIID special committee and the GRIID board considered the likelihood of completion of the merger to be significant, in light of, among other things, the belief that, in consultation with GRIID’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing of the merger, and the circumstances under which the merger agreement may be terminated, are reasonable.

The GRIID special committee and the GRIID board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Merger Consideration. The GRIID special committee and the GRIID board considered that because the aggregate merger consideration to be paid to GRIID stockholders will be decreased by the amount of outstanding indebtedness at the closing of the merger, the GRIID stockholders will bear the risk of GRIID incurring additional indebtedness during the pendency of the merger.

•

Possible failure to achieve synergies. The GRIID special committee and the GRIID board considered the potential challenges and difficulties in integrating the operations of GRIID and CleanSpark and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•	Risks associated with the pendency of the merger. The GRIID special committee and the GRIID board considered the risks and contingencies relating to the announcement and pendency of the merger

(including the likelihood of litigation or other opposition brought by or on behalf of GRIID stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to GRIID if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on GRIID’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of GRIID common stock and GRIID’s operating results.

•

Interim operating covenants. The GRIID special committee and the GRIID board considered the restrictions on the conduct of GRIID’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•

Competing proposals; termination fees; expense reimbursement. The GRIID special committee and the GRIID board considered the possibility that a third party may be willing to enter into a strategic combination with GRIID on terms more favorable than the merger. In connection therewith, the GRIID special committee and the GRIID board considered the terms of the merger agreement relating to no shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to GRIID. The GRIID special committee and the GRIID board also considered that, under specified circumstances, GRIID may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on GRIID, including:

•

the possibility that the termination fee could discourage other potential parties from making a competing offer; although the GRIID board believed that the termination fee amount is reasonable and will not unduly deter any other party that might be interested in making a competing proposal;

•

if the merger is not consummated, GRIID will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

•

the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of GRIID stockholders, GRIID will be obligated to reimburse CleanSpark $500,000 for its expenses in connection with the merger agreement.

•

Interests of GRIID directors and executive officers. The GRIID special committee and the GRIID board considered that GRIID’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of GRIID stockholders. For more information about such interests, see below under the heading “— Interests of GRIID Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement/prospectus.

•	Merger costs. The GRIID special committee and the GRIID board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.

•

Other risks. The GRIID special committee and the GRIID board considered the risks of investing in CleanSpark’s common stock identified in the Risk Factors section of CleanSpark’s periodic reports filed with the SEC and the risks of the type and nature described under the sections entitled “Risk Factors” beginning on page 27 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 24 of this proxy statement/prospectus.

The GRIID special committee and the GRIID board believed that, overall, the potential benefits of the merger to GRIID stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the GRIID special committee and the GRIID board in reaching its conclusions and recommendation includes the principal factors considered by the GRIID special committee and the GRIID board but is not intended to be exhaustive and may not include all of the factors considered by the GRIID special committee and the GRIID board, but includes the material factors considered by the GRIID special committee and the GRIID board. In light of the variety of factors considered in connection with its evaluation of the merger, the GRIID special committee and the GRIID board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the GRIID special committee and the GRIID board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the GRIID special committee and the GRIID board applied his or her own personal business judgment to the process and may have given different weight to different factors.

Opinion of Lincoln International LLC

Summary of Opinion

The GRIID special committee and the GRIID board retained Lincoln to provide an opinion to the GRIID special committee and the GRIID board as to whether the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. The GRIID special committee and the GRIID board selected Lincoln to act as their financial advisor because Lincoln is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Lincoln is regularly engaged in the valuation of businesses and their securities in a range of industries in connection with mergers and acquisitions.

On June 26, 2024, Lincoln rendered its oral opinion to the GRIID special committee and the GRIID Board (in their capacities as such), which was later confirmed by delivery of a written opinion, dated June 26, 2024, addressed to the GRIID special committee and the GRIID board that, as of the date of such opinion, and based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein, the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. At the instruction of GRIID, the GRIID special committee and the GRIID board, Lincoln had assumed that the merger consideration would be $1.30 per share of GRIID common stock for purposes of its opinion to the GRIID board and the GRIID special committee. Lincoln also understood that the merger consideration would be subject to change based on further negotiation with CleanSpark (such potential changes were not addressed in the opinion).

On June 27, 2024, Lincoln was informed by GRIID, the GRIID special committee and the GRIID board that, after further negotiation with CleanSpark, the merger agreement was signed on the night of June 26, 2024 and included, among other things, further adjustments in respect of the merger consideration. As a result, Lincoln was asked by the GRIID special committee and the GRIID board to deliver a bring-down opinion dated June 27, 2024 with the assumption that the merger consideration, as of such date, was estimated to be no less than $1.16 per share of GRIID common stock based on a price of CleanSpark common stock of $16.587 per share. Lincoln subsequently delivered its written bring-down opinion, dated June 27, 2024, to the GRIID board and the GRIID special committee (in their capacities as such) that, as of the date of such opinion, and based upon and subject to the qualifications, procedures, limitations and assumptions set forth therein (including the foregoing assumption), the merger consideration to be received by the GRIID stockholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the GRIID stockholders. The June 26, 2024 opinion and the June 27, 2024 bring-down opinion are referred to in this summary as the “Opinion”.

Lincoln’s Opinion was directed to the GRIID special committee and the GRIID board (in their capacities as such) and only addressed the fairness from a financial point of view of the merger consideration to be received by the GRIID stockholders in the merger and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger or otherwise (including, without limitation, the CleanSpark credit agreement or the hosting agreement). The Opinion was authorized for issuance by the Fairness Opinion Committee of Lincoln. The summary of Lincoln’s Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written

Opinion, which is attached as Annex E to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln in connection with the preparation of its Opinion. Neither Lincoln’s Opinion nor the summary of its Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to the GRIID special committee, the GRIID board, GRIID or any security holder as to how they should act or vote (or should have acted or voted) with respect to any matter relating to the merger or otherwise, or whether to proceed (or should have proceeded) with the merger or any related transaction. GRIID stockholders are urged to read the entire Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Lincoln in connection with the Opinion, as well as other qualifications contained in the Opinion.

In connection with its Opinion, Lincoln had, among other things:

1)	Reviewed the following documents:

a. Certain publicly available business and financial information relating to GRIID (including audited financial statements and unaudited interim financial statements) that Lincoln deemed to be relevant including GRIID’s Form 10-Q filed with the SEC on May 15, 2024, GRIID’s form 10-K/A filed with the SEC on April 26, 2024, GRIID’s Form 10-K filed with the SEC on April 16, 2024 and GRIID’s Form S-1 Registration Statement filed with the SEC on January 9, 2024 and amended on January 29, 2024;

b. GRIID’s internal monthly metrics reporting package for the months ended January 31, 2023 through April 30, 2024;

c. Weekly cash flow forecast for the weeks ending June 21, 2024 through October 18, 2024, provided to Lincoln by management of GRIID (the “Liquidity Forecast”);

d. Draft and final merger funds flow analysis provided to Lincoln by management of GRIID;

e. The merger agreement (and a draft of the merger agreement, dated as of June 25, 2024); and

f. Other documents relating to the history, past and current operations, financial condition and prospects, and probable future outlook of GRIID provided to Lincoln by management of GRIID;

2)	Discussed the terms and circumstances surrounding the merger with the GRIID special committee, the GRIID board, and management of GRIID;

3)	Met with management of GRIID virtually and discussed the business, financial outlook and prospects of GRIID;

4)

Reviewed certain financial, stock trading and other information for GRIID, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities that Lincoln deemed relevant, none of which is directly comparable to GRIID;

5)

Performed certain valuation and comparative financial analyses including an analysis of selected public companies that Lincoln deemed relevant, none of which is directly comparable to GRIID or the merger; and

6)

Considered such other information, financial studies, generally accepted valuation and analytical techniques and investigations and financial, economic and market criteria that Lincoln deemed relevant.

In performing its analyses and rendering its Opinion with respect to the merger, Lincoln had, with the consent of GRIID, the GRIID special committee and the GRIID board, relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information Lincoln reviewed, and Lincoln had not assumed any responsibility for the independent verification of, nor independently verified, any of such information. Lincoln relied upon the assurances of GRIID that they were unaware of any facts or circumstances that would make such information materially incomplete or misleading.

Lincoln relied upon the fact that the GRIID special committee, the GRIID board, and GRIID and all other parties involved in the merger had been advised by counsel and other advisors with respect to the merger and assumed that the merger would be consummated in a valid and timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and that all necessary and appropriate procedures in connection with the merger would be duly, validly and timely taken.

Lincoln assumed that the trading price of shares of CleanSpark common stock was a reliable reflection of the fair market value of CleanSpark common stock. Accordingly, Lincoln had not, for purposes of its Opinion, performed an independent analysis regarding the fair market value of CleanSpark common stock to be issued as merger consideration at the effective time of the merger and had relied upon the instruction of GRIID, the GRIID special committee and the GRIID board to make certain assumptions regarding the merger consideration per share of GRIID common stock (as described above), as of the date of its Opinion, and that such assumed merger consideration per share of GRIID common stock was a reliable reflection of the fair market value of the merger consideration as of the date of the Opinion.

Lincoln relied upon the amounts reflecting the balance and accrued balance of GRIID’s total debt and debt-like obligations as set forth in the most recent financial information made available to Lincoln without taking into account any discounts or lower amounts in respect of such debt and debt-like obligations that GRIID may negotiate or agree with or had negotiated and agreed with creditors and other parties.

Lincoln further assumed that the Liquidity Forecast, GRIID’s energy pipeline and associated required investments, the unaudited interim financial statements, and other financial information provided to Lincoln by GRIID were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the applicable parties who prepared them, and Lincoln assumed no responsibility for and expressed no opinion on the assumptions, estimates, and judgments on which the Liquidity Forecast, GRIID’s energy pipeline and associated required investments, interim financial statements, and other financial information were based.

Lincoln additionally assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction, or condition would be imposed that would have an adverse effect on GRIID or the merger.

Lincoln also assumed that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments associated with the merger were true and correct, (b) each party to the merger agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the merger would be consummated in accordance with the terms outlined by the merger agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis.

Lincoln assumed that there had been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of GRIID since the date of the most recent financial information made available to Lincoln, and relied upon the assurances of GRIID management with regard thereto. Lincoln also assumed that the final terms of the merger would not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln, and that the final versions of all documents conformed in all material respects to the drafts reviewed by Lincoln.

Lincoln informed the GRIID special committee and the GRIID board that to the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon.

GRIID had advised Lincoln that (i) GRIID’s financial condition raised substantial doubt as to its ability to continue as a going concern and the financial and operating results and liquidity needs of GRIID also raised substantial doubt as to the ability of GRIID to continue as a going concern, (ii) GRIID’s cash, cash equivalents and digital assets would be insufficient to enable GRIID to fund normal operations for a period of six months or more, (iii) GRIID had not been able to obtain, and did not believe it would be able to obtain, financing sufficient to fund GRIID on terms acceptable to GRIID, (iv) in the absence of the merger, GRIID would not be able to operate as a going concern and GRIID would need to liquidate and dissolve, (v) the value the GRIID stockholders would receive for GRIID’s assets in liquidation or dissolution could be significantly lower than the values reflected in GRIID’s internal financial statements, and (vi) any proceeds the GRIID stockholders would receive in a liquidation or dissolution of GRIID would be materially less than the merger consideration to be received by the GRIID stockholders in the merger.

Lincoln had prepared its Opinion as of the dates thereof. The Opinion was necessarily based on financial, economic, market and other conditions as they existed on and the information made available to Lincoln as of the dates thereof. Although subsequent developments may affect the Opinion, Lincoln does not have any obligation to update, revise or reaffirm the Opinion.

Lincoln did not evaluate GRIID’s or CleanSpark’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of GRIID, CleanSpark or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln also did not express any view or opinion as to the impact of the merger on the solvency or the viability of GRIID or its ability to pay its obligations when they come due. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the merger (or any related transaction). Lincoln was not requested to, nor did Lincoln, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of GRIID, or seek any alternatives to the merger. Lincoln assumed that the terms of the merger were the most beneficial terms, from the perspective of the GRIID stockholders that could, under the circumstances, be negotiated among the parties to the merger.

The Opinion (i) did not address the underlying business decision of the GRIID special committee, the GRIID board, GRIID or any other party to proceed with (or have proceeded with) or effect the merger or the relative merits of the merger as compared to other transaction structures, transactions or business strategies that may be available to GRIID, the GRIID special committee, or the GRIID board (ii) did not address or constitute a recommendation regarding the decision of the GRIID special committee and the GRIID board to authorize (or have authorized) the execution of the merger agreement, or to engage (or to have engaged) in the merger, (iii) did not address the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise including, without limitation, the terms of the CleanSpark credit agreement or the hosting agreement, (iv) did not constitute advice or a recommendation to the GRIID special committee, the GRIID board, GRIID or any security holder as to how they should act or vote (or should have acted or voted) with respect to any matter relating to the merger or otherwise, or whether to proceed (or to have proceeded) with the merger or any related transaction, and (v) only addressed the fairness from a financial point of view of the merger consideration to be received by the GRIID stockholders in the merger and did not address any other terms, aspects or implications of the merger, or any agreements, arrangements or understandings entered into in connection with the merger or otherwise. Lincoln expressed no opinion about the fairness of any portion or aspect of the merger to (i) the holders of any class of securities, creditors or other constituencies of GRIID, or any other party, or (ii) any one class or group of GRIID’s or any other party’s security holders, creditors or other constituencies vis-à-vis any other class or group of GRIID’s or such other party’s security holders, creditors or other constituents (including, without limitation, the allocation of any merger consideration among or within such classes or groups of security holders, creditors or other constituents). The Opinion did not indicate that the merger consideration to be received is the best possibly attainable under any circumstances; instead, it merely stated whether the merger consideration to be received by the GRIID stockholders in the merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction depends on an assessment of factors unrelated to the financial analyses on which the Opinion was based.

Lincoln expressed no opinion as to what the market price or value of the stock of GRIID or CleanSpark would be after the announcement of the merger or how any such shares may trade at any time after the date thereof. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of GRIID’s or CleanSpark’s credit worthiness or solvency under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, as tax advice, or as accounting advice. Lincoln had not made, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter. Lincoln also expressed no opinion about the amount or nature of any compensation or equity arrangement to be given to GRIID’s officers, directors or employees, or class of such persons, in connection with the merger relative to the merger consideration in the merger.

It is understood that the Opinion was furnished for the use and benefit of the GRIID special committee and the GRIID board (in their capacities as such) in connection with their consideration of the merger. Lincoln has consented to the inclusion of the Opinion in its entirety to this proxy statement/prospectus (including the annexes hereto) and the description thereof in this proxy statement/prospectus. The Opinion does not create any fiduciary duty on the part of Lincoln to GRIID, the GRIID board, the GRIID special committee, the GRIID stockholders or any other party.

The Opinion was only one of the many factors considered by the GRIID special committee and the GRIID board in their evaluation of the merger and should not be viewed as determinative of the views of the GRIID special committee and the GRIID board with respect to the merger or the merger consideration.

Summary of Lincoln’s Financial Analysis

Set forth below is a summary of the material financial analysis reviewed by Lincoln with the GRIID board and the GRIID special committee on June 26, 2024 in connection with rendering its opinion, as well as a summary of the material financial analysis dated June 27, 2024 provided by Lincoln to the GRIID board and the GRIID special committee alongside its bring-down opinion dated such date.

The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Lincoln. Lincoln may have deemed various assumptions more or less probable than other assumptions, so the ranges resulting from any particular portion of the analyses summarized below should not be taken to be Lincoln’s view of the actual value of GRIID. Some of the summaries of the financial analysis include information presented in tabular format. In order to fully understand the analyses, the table must be read together with the full text of the summary. The table is not intended to stand alone and alone does not constitute complete analyses.

In performing its analyses, Lincoln made numerous assumptions with respect to industry performance, general business and economic conditions, market and financial conditions, and other matters, many of which are beyond the control of Lincoln, GRIID or any other parties to the merger. None of GRIID or Lincoln or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relative to the value of GRIID do not purport to be appraisals or reflect the prices at which GRIID may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 25, 2024 and is not necessarily indicative of current market conditions. Considering the data below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of Lincoln’s financial analysis.

Selected Public Companies Analysis

Despite GRIID management’s significant doubt about GRIID’s ability to remain a going concern absent (a) a significant capital raising event, (b) a significant increase in the value of bitcoin and/or (c) a significant reduction of its operating expenses, Lincoln analyzed the value of GRIID on a going concern basis. Lincoln estimated the enterprise value of GRIID using a market-approach analysis, specifically the selected public companies analysis, and assumed GRIID continues to operate as a going concern. The market approach is a valuation technique that provides an estimation of value by applying valuation multiples to financial metrics for the subject company. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.

Lincoln reviewed publicly available information and financial data related to selected public companies listed in the table below. Although none of these selected public companies were directly comparable to GRIID, Lincoln selected public companies in the crypto mining industry with operations for its analysis based on their similarity to GRIID, primarily in terms of business model, geographic footprint, financial performance, total and self-mining hash rate, existing power capacity and pipeline, power cost, hardware composition and usage, and other characteristics. None of the selected public companies were, or course, identical to GRIID and Lincoln did not have access to nonpublic information regarding any of these companies. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex consideration and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of GRIID. In evaluating the selected public companies, Lincoln made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Lincoln’s control. Therefore, the market approach is subject to certain limitations.

Share prices used in the selected public companies’ analysis were based on the closing price of shares of common stock of the selected public companies listed below as of June 25, 2024, and the current total hash rate for the selected public companies listed below were based on the total hash rates most recently reported publicly by such companies. The latest twelve-month (“LTM”) revenue metrics for the selected public companies were derived based on the latest reported full financial statements for such companies. The selected public companies and corresponding financial data were:

	Enterprise Value / Current Total Hash Rate	Enterprise Value / LTM Revenue
Marathon Digital Holdings, Inc.	$140	8.18x
CleanSpark, Inc.	$175	11.12x
Core Scientific, Inc.	$93	4.31x
Iris Energy Limited	$168	10.17x
TeraWulf Inc.	$203	16.26x
Bitfarms Ltd.	$158	9.03x
Riot Platforms, Inc.	$96	4.93x
Bitdeer Technologies Group	$48	2.58x
Hut 8 Corp.	$37	6.31x
Cipher Mining Inc.	$124	6.47x
Bit Digital, Inc.	$56	3.52x
HIVE Digital Technologies Ltd.	$42	1.84x
Stronghold Digital Mining, Inc.	$26	1.26x
Argo Blockchain plc	$28	1.36x
Mawson Infrastructure Group Inc.	$9	0.66x
Mean	$94	5.87x
Median	$93	4.93x

In order to estimate a range of enterprise value for GRIID, Lincoln applied the following ratios and multiples to Current Total Hash Rate (EH/s) and LTM Revenue, respectively, for GRIID:

•	Current Total Hash Rate (EH/s): $100 to $150

•	LTM Revenue: 5.50x to 7.50x

Lincoln’s selected multiples for GRIID were based on the application of Lincoln’s professional judgement and experience using a comparative analysis that considered, among other things, certain quantitative and qualitative factors including, but not limited to, GRIID’s power cost, dollar per megawatt hour, and power pipeline capacity. Based on these selected valuation multiple reference ranges, the estimated implied enterprise value of GRIID ranged from $115.0 million to $165.0 million.

Summary of Analysis

Lincoln estimated the common equity value of GRIID by adding cash and cash equivalents, restricted cash and digital assets to the estimated enterprise value range from the selected public companies analysis and subtracting debt and debt-like items in accounts payable and accrued expenses and other current liabilities, resulting in an estimated range of indicated common equity value of GRIID of $6.0 million to $56.0 million.

Lincoln then estimated the per share common equity value of GRIID by dividing the estimated common equity value range by the number of fully diluted shares of common stock outstanding, as provided by GRIID management, adjusted for outstanding warrants, options and restricted stock units using the treasury stock method, resulting in an estimated range of indicated per share common equity value of GRIID of $0.08 to $0.78. Lincoln then compared such estimated range to the assumed merger consideration per share of GRIID common stock of $1.30 and $1.16, noting that the assumed merger consideration per share of GRIID common stock was above such range.

Miscellaneous

Lincoln received customary fees from GRIID for its services as financial advisor to the GRIID board and the GRIID special committee, in the amount of $300,000 of which a portion was payable upon Lincoln’s retention, and the balance of which was payable upon Lincoln having informed the GRIID special committee and the GRIID board that Lincoln was prepared to render the Opinion. No portion of Lincoln’s fee was contingent upon the conclusion reached in its Opinion or upon the closing of the merger. In addition, GRIID has agreed to indemnify Lincoln and certain related parties against certain liabilities, and to reimburse Lincoln for certain expenses, arising in connection with or as a result of Lincoln’s engagement. Lincoln and its affiliates provide a range of investment banking and financial services and, in that regard, Lincoln and its affiliates may in the future provide, investment banking and other financial services to GRIID or CleanSpark and each of their respective affiliates, for which Lincoln and its affiliates would expect to receive compensation.

In the prior three years, Lincoln provided a fairness opinion to the board of directors of Adit in connection with its merger with GRIID and GRIID’s affiliates for which Lincoln received customary fees, reimbursement and indemnification.

GRIID Unaudited Forecasted Financial Information

GRIID does not as a matter of course make public projections as to future results. GRIID provided internally-derived weekly cash projections for the weeks ending June 21, 2024 through October 18, 2024 (the “GRIID management projections”) to Lincoln, in connection with its analyses in connection with the rendering of its opinion, as described in the section entitled “The Merger-Opinion of Lincoln International LLC” beginning on page 46.

The GRIID management projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, in the view of GRIID’s management, the GRIID management projections were prepared on a reasonable basis, reflected the best then-currently available estimates and judgments, and presented, to the best of GRIID’s management’s knowledge and belief, the expected course of action and the expected future financial performance of GRIID. The GRIID management projections reflect numerous assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond GRIID’s control, such as the risks and uncertainties contained in the section titled “GRIID’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” The GRIID management projections are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond GRIID’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. GRIID cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, GRIID DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/ PROSPECTUS ARE CAUTIONED NOT TO UNDULY RELY ON THE PROJECTIONS SET FORTH BELOW. NONE OF GRIID, CLEANSPARK NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE PROJECTIONS OR THE LIKELIHOOD THAT PROJECTED FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The inclusion of the GRIID management projections in this proxy statement/prospectus should not be regarded as an indication that CleanSpark, GRIID, their respective directors, officers, advisors or other representatives considered, or now considers, such projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the merger. The GRIID management projections are not statements of fact and should not be relied upon as being necessarily indicative of future results. Readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. Accordingly, the projections should not be looked upon as “guidance” of any sort. You are cautioned not to unduly rely on the projections in making a decision regarding the business combination, as the GRIID management projections may be materially different than actual results. GRIID does not expect that it will refer back to the GRIID management projections in its future periodic reports filed under the Exchange Act.

The GRIID management projections were prepared by GRIID’s management. RSM US LLP, GRIID’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures with respect to the projections presented herein and, accordingly, expresses no opinion or any other form of assurance on them. The report of RSM US LLP included in this proxy statement/prospectus relates to historical financial information of GRIID. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of GRIID included in this proxy statement/prospectus, and to not rely on any single financial measure.

GRIID’s management projections for the weeks ending June 21, 2024 through October 18, 2024 are presented in the following table:

Week	1	2	3	4	5	6	7	8	9
Week Ending	6/21/2024	6/28/2024	7/5/2024	7/12/2024	7/19/2024	7/26/2024	8/2/2024	8/9/2024	8/16/2024
Beginning Liquidity	$824,443	$981,766	$550,796	$715,902	$748,327	$919,574	$543,961	$610,718	$869,508
Net Gain (Burn)	$157,323	$(430,970)	$165,106	$32,424	$171,247	$(375,613)	$66,757	$258,790	$(21,446)

Ending Liquidity	$981,766	$550,796	$715,902	$748,327	$919,574	$543,961	$610,718	$869,508	$848,063

Week	10	11	12	13	14	15	16	17	18
Week Ending	8/23/2024	8/30/2024	9/6/2024	9/13/2024	9/20/2024	9/27/2024	10/4/2024	10/11/2024	10/18/2024
Beginning Liquidity	$848,063	$1,073,180	$548,450	$714,324	$747,628	$917,178	$392,548	$558,422	$591,726
Net Gain (Burn)	$225,117	$(524,730)	$165,874	$33,303	$169,550	$(524,630)	$165,874	$33,303	$169,550

Ending Liquidity	$1,073,180	$548,450	$714,324	$747,628	$917,178	$392,548	$558,422	$591,726	$761,276

The foregoing GRIID management projections were prepared using a number of assumptions, including the following assumptions that GRIID’s management believed to be material:

(A)	Bitcoin Mining Economic Assumption: Hashprice = $55.03/PH/day

(B)	GEM Agreement Proceeds Assumption: $200,000/week

Interests of Directors and Executive Officers of GRIID in the Merger

In considering the recommendation of the GRIID board to vote in favor of the approval of the merger agreement, GRIID stockholders should be aware that GRIID’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of GRIID stockholders generally. The GRIID board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to GRIID stockholders that the merger agreement be approved. Such interests are described below. The merger will be a “change in control” for purposes of the GRIID executive employment agreements described below.

The executive officers of GRIID for purposes of the discussion below are James D. Kelly III (Chief Executive Officer), Dwaine Alleyne (Chief Technology Officer), Alexander Fraser (General Counsel and Secretary), Michael Hamilton (Chief Research Officer), Gerard F. King II (Chief Operating Officer), Harry E. Sudock (Chief Strategy Officer) and Allan J. Wallander (Chief Financial Officer).

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

Unless otherwise indicated, the effective time of the merger as referenced in this section occurs on December 31, 2024, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed closing date”); and

•

The employment of each executive officer of GRIID was terminated by CleanSpark without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the merger and on the assumed closing date, unless otherwise indicated in this section.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the merger following the date of this proxy statement/prospectus. The assumed closing date is an illustrative date, which is subject to factors outside the parties’ control and is not necessarily indicative of the expected effective time of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers of GRIID may materially differ from the amounts set forth below.

GRIID Stock Option Awards

At the effective time of the merger, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the Effective Time, divided by (ii) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

GRIID Warrants

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time of the merger agreement, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time of the merger by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time of the merger.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, GRIID’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 86 of this proxy statement/prospectus.

Officer Change-in-Control Agreements

GRIID has entered into employment agreements with all of its executive officers (collectively, the “Employment Agreements”). Under the Employment Agreements, each GRIID executive officer will be eligible for the following change-in-control severance benefits upon a termination of employment without cause or for good reason, in either case, on or within 12 months following a change in control:

•

a lump sum cash payment equal to two times the sum of the executive’s base salary and target bonus for the year in which the date of termination occurs (or if greater, the year immediately preceding the year in which the change in control occurs);

•	in the case of Allan J. Wallander, a lump sum cash payment to the extent unpaid as of the date of termination in the amount of $300,000;

•

a payment in cash equal to the product of (i) the annual bonus, if any, that the executive would have earned for the calendar year in which the date of termination occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the executive was employed by GRIID during the year of termination and the denominator of which is the number of days in such year; and

•

if the executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), GRIID shall reimburse the executive for the monthly COBRA premium paid by the executive for himself and his dependents.

Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the change-in-control severance benefits that GRIID’s executive officers would receive under their Employment Agreements upon a qualifying termination of employment following a change in control is approximately $9.5 million.

Acceleration of Annual Cash Compensation of GRIID Non-Employee Directors

Each non-employee director of the GRIID Board is entitled to receive annual retainer cash compensation in respect of his or her service on the GRIID board and committees of the GRIID board as applicable. The total aggregate annual retainer cash compensation payable to the non-employee directors of the GRIID board as a group is approximately $554,000 and such amount is payable in 4 equal quarterly installments. Upon closing of the merger, all unpaid portions of such annual retainer cash compensation due to each non-employee director of the GRIID Board shall be accelerated and become due and payable.

Potential Employment Arrangements with CleanSpark

Any of GRIID’s executive officers who become officers or employees or who otherwise are retained to provide services to CleanSpark or the surviving corporation may, prior to, on, or following the closing, enter into new individualized compensation arrangements with CleanSpark or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by CleanSpark or the surviving corporation. As of the date of this proxy statement/prospectus, no new individualized compensation arrangements between GRIID’s executive officers and CleanSpark or the surviving corporation have been established.

Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of GRIID

GRIID’s Directors and Executive Officers

The following table sets forth the number of shares and percentage of GRIID’s common stock beneficially owned by (i) each person, or group of affiliated persons, known by GRIID to beneficially own more than 5% of GRIID’s common stock, (ii) each of GRIID’s named executive officers, (iii) each of GRIID’s directors, and (iv) all of GRIID’s executive officers and directors as a group as of July 15, 2024. Except as otherwise indicated, the address for each of the named security holders is c/o GRIID Infrastructure Inc., 2577 Duck Creek Road, Cincinnati, Ohio 45212.

The percentage of beneficial ownership is calculated based on 70,898,615 shares of common stock outstanding as of July 15, 2024. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. The information contained in the following table does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner (1)	Number of Shares	Ownership Percentage (%)
Five Percent Holders:
GRIID Holdings (1)	29,586,702	41.73
Blockchain Capital Solutions (US), Inc. (2)	6,561,629	9.25
Adit EdTech (3)	14,102,500	19.89
Directors and Named Executive Officers:
Cristina Dolan	7,500	*
Michael W. Hamilton	704,954	*
Sharmila Kassam	5,000	*
James D. Kelly III (1)	29,586,702	41.73
David L. Shrier (4)	550	*
Neal Simmons	—	—
Sundar Subramaniam	—	—
Allan J. Wallander	459,346	*
Thomas J. Zaccagnino (5)	4,175,129	5.89
All Directors and Executive Officers as a group (13 individuals)	37,001,314	52.19

*	less than 1%
(1)

Represents shares held by GRIID Holdings. James D. Kelly III, a director and our Chief Executive Officer, is the sole member of this entity. Mr. Kelly has sole voting and/or investment power of the securities held by this entity and, as a result, is deemed to have beneficial ownership of the shares held by this entity.

(2)	The address of this entity is Blockchain Capital Solutions (US), Inc. 251 Little Falls Drive, Wilmington, DE 19808.
(3)

Includes 7,270,000 shares issuable upon the exercise of the GRIID private placement warrants. Adit EdTech is the record holder of these shares. John J. D’Agostino, Michael Block, Eric L. Munson, Elizabeth B. Porter and David L. Shrier are the five directors of the Adit EdTech’s board of directors and Mr. Shrier is a member of our board of directors. Any action by Adit EdTech with respect to us or our shares, including voting and dispositive decisions, requires a vote of four out of the five directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by four out of the five directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by Adit EdTech. Accordingly, none of the directors on Adit EdTech’s board of directors are deemed to have or share beneficial ownership of the shares held by Adit EdTech.

(4)

Consists of (i) 100 shares held by David L. Shrier personally and (ii) 450 shares issuable upon exercise of warrants to purchase shares of common stock held by David L. Shrier personally. David L. Shrier holds, indirectly through an entity controlled by such individual, an equity interest in Adit EdTech. John J. D’Agostino, Michael Block, Eric L. Munson, Elizabeth B. Porter and David L. Shrier are the five directors of Adit EdTech’s board of directors. Any action by Adit EdTech with respect to GRIID’s shares, including voting and dispositive decisions, requires a vote of four out of the five directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by four out of the five directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by Adit EdTech. Accordingly, none of the directors on Adit EdTech’s board of directors is deemed to have or share beneficial ownership of the shares held by Adit EdTech.

(5)

Includes 41,010 shares held by the Thomas J. Zaccagnino 2020 Irrevocable Trust. Mr. Zaccagnino is the grantor and trustee of such trust, with his children as the primary beneficiaries. As a result, Mr. Zaccagnino may be deemed to beneficially own such shares.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger is expected to be accounted for using the acquisition method. As a result, the recorded assets and liabilities of CleanSpark will be carried forward at their recorded amounts, the historical operating results of CleanSpark will be unchanged for the prior periods being reported on, and the assets and liabilities of GRIID will be adjusted to their respective estimated fair values at the closing date of the merger. In addition, all identified intangible assets of GRIID will be recorded at estimated fair value and included as part of the net assets acquired. Any excess of the purchase price, consisting of (a) the number of shares of CleanSpark common stock to be issued to former GRIID stockholders, option holders and holders of restricted stock units awards, performance share awards or restricted stock awards, as applicable, at fair value, over (b) the fair value of the net assets acquired including identified intangible assets of GRIID on the closing date of the merger, will be accounted for as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of GRIID being included in the operating results of CleanSpark beginning from the closing date of the merger.

Treatment of GRIID Existing Debt

On October 9, 2022, (i) GRIID Infrastructure LLC, a wholly owned subsidiary of GRIID (“GRIID LLC”), and GRIID Holdco, LLC, a wholly owned subsidiary of GRIID (“GRIID Holdco”), and those additional persons that are joined as a party thereto as borrowers (GRIID, together with such additional persons, each, a “borrower” and individually and collectively, jointly and severally, the “borrowers” and, together with GRIID LLC and GRIID Holdco, the “GRIID Parties”), entered into a Fourth Amended and Restated Credit Agreement (the “Blockchain credit agreement”) with (i) each of the lenders identified as a “Lender” on Annex I attached to the Blockchain credit agreement (each a “GRIID lender” and, collectively, the “GRIID lenders”), (ii) Blockchain Access UK Limited, acting not individually but as agent on behalf of, and for the benefit of, the GRIID lenders and all other secured parties named therein (in such capacity the “Agent”), and (iii) Blockchain Capital Solutions (US), Inc. (“Blockchain Capital” and together with the GRIID lenders and the Agent, the “Blockchain Parties”). On June 26, 2024, GRIID, the GRIID Parties and the Blockchain Parties entered into a Payoff Letter (the “GRIID payoff letter”). Pursuant to the GRIID payoff letter, the borrowers agreed to pay the Agent $15,000,000 (the “payoff amount”) and Blockchain Capital $2,750,000 (the “purchase amount”) as (i) payment and satisfaction in full of the loans and obligations under the Blockchain credit agreement (including, without limitation, principal, interest, default interest, fees, penalties, costs, and expenses of any kind, and all liabilities, obligations, covenants and agreements under the Amended and Restated Mining Services Agreement, dated October 9, 2022 between GRIID LLC and Blockchain Capital and (ii) payment in full of the purchase price for the certain mining equipment.

Pursuant to the merger agreement, on June 26, 2024, CleanSpark and GRIID entered into a senior secured term loan credit agreement (the “prior CleanSpark credit agreement”) under which CleanSpark provided a term loan of $55,918,638.68 (the “term loan amount”) to GRIID, which amounts GRIID is permitted to use solely for certain purposes as set forth in the prior CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID amended and restated the prior CleanSpark credit agreement (as amended and restated, the “CleanSpark credit agreement”) to include, in addition to the term loan amount, a new delayed draw term loan facility of $40,000,000 (the “delayed draw facility”), which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

The maturity date of all loans under the CleanSpark credit agreement is the earlier of (i) June 26, 2025, or (ii) 90 days after the termination of the merger transaction between CleanSpark and GRIID under the merger agreement (other than a termination resulting solely from the breach of CleanSpark). On the maturity date, the principal and any accrued but unpaid interest must be paid. The term loan bears interest at a rate of 8.5% per annum. The CleanSpark credit agreement contains customary representations, warranties, covenants, and events of default for a deal of this type. For more information, refer to the full text of the CleanSpark credit agreement attached as Annex C to this proxy statement/prospectus.

GRIID immediately used (i) $15,000,000 of the term loan amount to pay the Agent the payoff amount, (ii) $2,750,000 of the term loan amount to pay Blockchain Capital the purchase amount; (ii) $17,631,639 in outstanding payables of GRIID; (iii) $18,277,500 of the term loan amount to payoff outstanding principal and accrued and unpaid interest on promissory notes GRIID issued to accredited investors in private placements of GRIID that occurred throughout 2022 and 2023; and (iv) $5,000,000 of the term loan amount for working capital purposes.

Upon payment of the payoff amount and the purchase amount, the Blockchain credit agreement and all obligations thereunder terminated.

Further, under the merger agreement, all indebtedness, payables and other liabilities of GRIID that are due and payable as of the effective time of the merger will be paid off and extinguished at such time.

Treatment of GRIID Equity Awards

GRIID Restricted Stock Units

The merger agreement provides that, at the effective time, each GRIID restricted stock unit award that is outstanding immediately prior to the effective time will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award, which shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock.

GRIID Options

The merger agreement provides that, at the effective time, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the effective time, divided by (ii) the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement. Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

For additional information on GRIID’s equity awards, see “The Merger-Interests of Directors and Executive Officers of GRIID in the Merger” beginning on page 54.

Treatment of GRIID Warrants

At the effective time, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time.

No Appraisal Rights

GRIID stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of GRIID common stock will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, shares of stock or depository receipts in respect thereof of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders at the effective time of the merger, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of GRIID common stock are listed on The Nasdaq Global Market as of the GRIID record date, and GRIID stockholders will receive CleanSpark common stock pursuant to the merger agreement and cash in lieu of fractional shares. Approval for the listing of the shares of CleanSpark common stock on The Nasdaq Capital Market is a condition to completion of the merger.

Nasdaq Listing of CleanSpark Common Stock; Delisting and Deregistration of GRIID Common Stock

Prior to the completion of the merger, CleanSpark has agreed to take all necessary action to cause the shares of CleanSpark common stock to be issued in connection with the merger to be approved for listing on The Nasdaq Capital Market subject to official notice of issuance. The listing on The Nasdaq Capital Market of the shares of CleanSpark common stock to be issued in connection with the merger is also a condition to completion of the merger.

Prior to the effective time of the merger, GRIID will cooperate with CleanSpark and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of The Nasdaq Capital Market to cause (i) the delisting of GRIID common stock from The Nasdaq Global Market as promptly as practicable after the effective time of the merger, (ii) the delisting of GRIID public warrants from The Nasdaq Global Market as promptly as practicable after the effective time of the merger, (iii) the delisting of GRIID common stock from Cboe Canada as promptly as practicable after the effective time of the merger, and (iv) the deregistration of GRIID common stock pursuant to the Exchange Act as promptly as practicable after such delistings. If the merger is completed, GRIID common stock will cease to be listed on The Nasdaq Global Market and Cboe Canada, and GRIID common stock will be deregistered under the Exchange Act, after which GRIID will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of GRIID common stock. Following the closing of the merger, CleanSpark intends to list the CleanSpark warrants exchanged for the GRIID public warrants on The Nasdaq Capital Market.

GRIID is a “reporting issuer” (as such term is defined in the Securities Act (Ontario)). Following completion of the merger, GRIID will file an application to cease to be a reporting issuer with the OSC pursuant to NP 11-206 of the Canadian Securities Administrators. In the event that CleanSpark becomes a reporting issuer as a result of the completion of the merger, CleanSpark also intends to file an application to cease to be a reporting issuer with the OSC pursuant to NP 11-206.

Upon the grant of an order by the OSC that GRIID or CleanSpark, as applicable, has ceased to be a reporting issuer, such company will no longer be required under applicable Canadian securities laws to provide certain specified ongoing disclosure or continuous disclosure about its business operations and management.

Litigation Relating to the Merger

In the event any proceeding by any stockholder of GRIID or CleanSpark is commenced or to the knowledge of GRIID or CleanSpark, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages in connection therewith (“transaction litigation”), GRIID or CleanSpark, as applicable, will promptly notify the other party of such proceeding and keep the other party reasonably informed with respect to the status thereof. GRIID has agreed to give CleanSpark a reasonable opportunity to participate in the defense or settlement of any such proceeding and to consult regularly with CleanSpark in good faith and give reasonable consideration to CleanSpark’s advice with respect to such proceeding; provided, that GRIID may not cease to defend, consent to the entry of any judgment, settle or offer to settle any such proceeding without the prior written consent of CleanSpark (which consent shall not be unreasonably withheld, conditioned or delayed).

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GRIID Common Stock

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of GRIID common stock that exchange their GRIID common stock for CleanSpark common stock in the merger.

This discussion is based upon the Code, its legislative history, U.S. Treasury regulations promulgated under the Code and judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders (as defined below) of GRIID common stock that hold their GRIID common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank, thrift, mutual fund or other financial institution;

•	a tax-exempt organization or government organization;

•	a real estate investment trust or real estate mortgage investment conduit;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of GRIID common stock subject to the alternative minimum tax provisions of the Code;

•	an individual retirement or other tax deferred account;

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a holder of shares of GRIID common stock that received GRIID common stock through the exercise of an employee stock option, as a restricted stock award, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of shares of GRIID common stock that has a functional currency other than the U.S. dollar;

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a holder of shares of GRIID common stock that is required to accelerate the recognition of any item of gross income with respect to GRIID common stock as a result of such income being recognized on an applicable financial statement;

•	a holder of shares of GRIID common stock that holds GRIID common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a former citizen or long-term resident of the United States; or

•	a holder who directly, indirectly or constructively owns (or at any time during the five-year period ending on the date of the merger owned) 5% or more GRIID common stock.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of GRIID common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source. Beneficial owners of GRIID common stock that are not U.S. holders should consult their own tax advisors as to the U.S. federal income tax consequences of the merger.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of GRIID common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner (or member) and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of GRIID common stock, and any persons that, for U.S. federal income tax purposes, are treated as partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.

This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The tax consequences of the merger may be complex and will depend on your specific situation and factors not within CleanSpark or GRIID’s control. You should consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

In General

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and CleanSpark and GRIID intend to report the merger consistent with such qualification. In the merger agreement, each of CleanSpark and GRIID represents that it has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, each of CleanSpark and GRIID agree not to (and not to permit their subsidiaries to) take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and to use (and to cause their respective subsidiaries to use) its reasonable best efforts to cause the merger to so qualify.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Unless otherwise noted, the legal conclusions set forth under this section (“-Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”), relating to the material U.S. federal income tax consequences of the merger to U.S. holders of GRIID common stock, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.1, are the opinion of Troutman Pepper Hamilton Sanders LLP, special counsel to GRIID.

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A U.S. holder will not recognize any gain or loss, and no amount will be includible in the income of such U.S. holder, as a result of the exchange of GRIID common stock for CleanSpark common stock in the merger (except for any gain or loss recognized with respect to cash received in lieu of a fractional share of CleanSpark common stock, as described below).

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The aggregate tax basis of the CleanSpark common stock received in exchange for GRIID common stock by a U.S. holder in the merger (including any fractional share of CleanSpark common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s GRIID common stock exchanged therefor.

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A U.S. holder’s holding period in the CleanSpark common stock received in exchange for GRIID common stock in the merger (including a fractional share of CleanSpark common stock deemed to be received and exchanged for cash, as discussed below) will include the holding period in such U.S. holder’s GRIID common stock exchanged therefor.

If a U.S. holder of GRIID common stock acquired different blocks of GRIID common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of CleanSpark common stock may be determined separately with reference to each block of GRIID common stock. Any such U.S. holder should consult its tax advisor regarding the determination of the tax basis and/or holding periods of the particular shares of CleanSpark common stock received in the merger.

A U.S. holder of GRIID common stock who receives cash instead of a fractional share of CleanSpark common stock generally will be treated as having received such fractional share pursuant to the merger, and then as having sold such fractional share for cash. As a result, such U.S. holder generally will recognize gain or loss based on the difference, if any, between the amount of such cash received and the U.S. holder’s tax basis in such fractional share of CleanSpark common stock (determined as described above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of CleanSpark common stock deemed to be received exceeds one year at the effective time of the merger. The deductibility of capital losses is subject to limitation.

Backup Withholding

Payments of cash to U.S. holders in lieu of a fractional share of CleanSpark common stock in connection with the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To prevent backup withholding, U.S. holders should:

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furnish a properly completed IRS Form W-9 or successor form (or appropriate substitute) certifying such U.S. holder’s correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise complying with all the applicable requirements of the backup withholding rules; or;

•	otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to a holder of GRIID common stock. Holders of GRIID common stock should consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

Restrictions on Sales of Shares of CleanSpark Common Stock Received in the Merger

All shares of CleanSpark common stock received by GRIID stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act except for shares of CleanSpark common stock received by any GRIID stockholder who becomes an “affiliate” of CleanSpark after completion of the merger. This proxy statement/prospectus does not cover resales of shares of CleanSpark common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Certain Contracts between CleanSpark and GRIID

In addition to the merger agreement, the following sets forth certain agreements among CleanSpark and GRIID.

Credit Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into the prior CleanSpark credit agreement under which CleanSpark provided a term loan of $55,918,638.68 to GRIID, which amounts GRIID are permitted to use solely for certain purposes as set forth in the prior CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID entered into the CleanSpark credit agreement to include, in addition to the term loan amount, the delayed draw term loan facility of $40,000,000, which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

For a more detailed discussion of the CleanSpark credit agreement, see “The Merger-Treatment of GRIID Existing Debt” beginning on page 58, and the full text of the CleanSpark credit agreement attached as Annex C to this proxy statement/prospectus.

Voting Agreements

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, GRIID Holdings and Adit Edtech entered into voting agreements with CleanSpark, pursuant to which, among other things, each such stockholder agreed to vote the shares of GRIID common stock held by such stockholder in favor of the approval of the merger agreement. On June 28, 2024, certain other stockholders of GRIID, which, together with Adit EdTech, are intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, entered into voting agreements with CleanSpark on the same terms.

For a more detailed discussion of the voting agreements, see “The Voting Agreements” beginning on page 96.

Hosting Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into the hosting agreement, pursuant to which GRIID agreed to host and power certain of CleanSpark’s cryptocurrency mining equipment at GRIID facilities. In accordance with the terms of the hosting agreement, all of the power available for use at GRIID’s facilities was made available for use by CleanSpark. The initial term of the hosting agreement is one-year, after which it automatically renews for up to seven additional six-month periods unless CleanSpark provides GRIID written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current initial term or renewal term, as applicable. In addition to allowing for termination rights by either party in the event of uncured breach by the other, CleanSpark has additional termination rights relating to GRIID ceasing to conduct its business in the normal course, GRIID’s insolvency and upon the occurrence of certain bankruptcy-related events, as set forth in the hosting agreement.

Under the hosting agreement, GRIID must use its best efforts to terminate all other existing hosting agreements and is further prohibited from renewing any existing hosting agreement or entering into new agreements with third parties providing for hosting, colocation mining and similar services at GRIID’s facilities.

Under the terms of the hosting agreement, CleanSpark paid a refundable deposit to GRIID in the amount of $1 million. Pursuant to the hosting agreement, CleanSpark will pay GRIID certain service fees based on allocable operating costs incurred by GRIID and for kilowatt hours consumed by CleanSpark’s mining equipment, along with a variable performance fee calculated based on the profitability of the bitcoin mined during the relevant payment period.

For more information, see “The Merger Agreement-Hosting Agreement” beginning on page 89 and the full text of the hosting agreement attached as Annex D to this proxy statement/prospectus.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, which was executed on June 26, 2024. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about CleanSpark, GRIID, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in CleanSpark’s or GRIID’s public reports filed with the SEC may supplement, update or modify the factual disclosures about CleanSpark or GRIID, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by CleanSpark, GRIID and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by CleanSpark, GRIID and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that CleanSpark and GRIID delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since June 26, 2024. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of CleanSpark, GRIID and Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into GRIID in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and GRIID will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to GRIID as the “surviving corporation”).

At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of GRIID and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of GRIID and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.

Closing

Unless otherwise mutually agreed to in writing between CleanSpark and GRIID, the completion of the merger will take place at 8:00 a.m. Las Vegas, Nevada time on the third business day immediately following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” We refer to the date on which the completion of the merger occurs as the “closing date.”

As soon as practicable on the closing date after the completion of the merger, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the merger will become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed in writing by CleanSpark and GRIID and specified in such certificate of merger.

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of GRIID in effect immediately prior to the effective time of the merger will be amended and restated in its entirety as of the effective time of the merger to be in the form set forth in Annex B to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.

CleanSpark and GRIID have agreed to take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.

CleanSpark and GRIID have agreed to take all necessary action such that from and after the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation and the officers of Merger Sub will be the officers of the surviving corporation, and such directors and officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the surviving corporation.

Prior to the effective time of the merger, CleanSpark has agreed to take all necessary corporate action so that upon and after the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and the by-laws of the surviving corporation, and the officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Upon the completion of the merger, the current directors and executive officers of CleanSpark are expected to continue in their current positions, other than as may be publicly announced by CleanSpark in the normal course.

Effect of the Merger on Capital Stock; Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of CleanSpark, Merger Sub, GRIID, or any holder of any securities of CleanSpark, Merger Sub or GRIID:

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Each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation.

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Each share of GRIID common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares (as such term is defined below)) will be converted into the right to receive from CleanSpark that number of fully-paid and nonassessable shares of CleanSpark common stock equal to the exchange ratio (as such term is defined below) (the merger consideration).

The term “exchange ratio” means the quotient obtained by dividing the aggregate merger consideration by the total number of shares of GRIID common stock issued and outstanding as of the closing date of the merger and the term “aggregate merger consideration” means the quotient obtained by dividing (x) the sum of (i) $155,000,000 minus (ii) the amount of GRIID’s outstanding liabilities due and payable as of the closing date of the merger (net of cash on hand), including all indebtedness (as defined in the merger agreement), plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees identified by CleanSpark prior to the closing date, by (y) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Assuming that as of the closing of the merger (i) there are 72,340,476 shares of GRIID common stock outstanding, (ii) GRIID having $68,485,430 in estimated outstanding liabilities due and payable, (iii) GRIID having $3,786,779 in estimated cash on hand and (iv) there will be $5 million in severance obligations that will be due and payable, the estimated exchange ratio is 0.071 (i.e. each share of GRIID common stock will be exchanged for 0.071 shares of CleanSpark common stock). The estimated exchange ratio and the foregoing numbers and percentages are approximates based on assumptions and are subject to change. The actual exchange ratio and numbers as of the closing of the merger may change.

All such shares of GRIID common stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of GRIID common stock that was outstanding immediately prior to the effective time of the merger (excluding any excluded shares) will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of CleanSpark common stock, in each case to be issued or paid in consideration therefor upon the exchange of any certificates or book-entry shares.

All shares of GRIID common stock held by GRIID as treasury shares or by CleanSpark or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares.

In the event of any change in the number of shares of GRIID or CleanSpark common stock or securities convertible or exchangeable into or exercisable for shares of GRIID or CleanSpark common stock (in each case issued and outstanding after June 26, 2024 and before the effective time) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the merger consideration will be equitably adjusted to reflect the effect of such change.

Treatment of GRIID Equity Awards

GRIID Restricted Stock Units

At the effective time of the merger, each GRIID restricted stock unit award that is outstanding immediately prior to the effective time of the merger will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award, which shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock.

GRIID Options

At the effective time of the merger, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of

CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the effective time, divided by (ii) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement). Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

Treatment of GRIID Warrants

At the effective time of the merger, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time of the merger.

Payment for Securities; Exchange

Prior to the effective time of the merger, CleanSpark has agreed to enter into an agreement with Securities Transfer Corporation, to act as agent for the holders of GRIID common stock in connection with the merger (which we refer to as the “exchange agent”) and to receive the merger consideration and cash sufficient to pay cash in lieu of fractional shares to which such holders are entitled. Promptly after the effective time, CleanSpark has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares GRIID common stock, the number of shares of CleanSpark common stock issuable as merger consideration pursuant to the merger agreement. CleanSpark has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration and to make payments in lieu of fractional shares. CleanSpark or the surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares pursuant to the merger agreement.

Certificates

As soon as practicable after the effective time of the merger, CleanSpark has agreed to cause the exchange agent to deliver to each record holder of GRIID common stock certificates, as of immediately prior to the effective time, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of GRIID common stock certificates for payment of the merger consideration. Upon surrender to the exchange agent of a GRIID common stock certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such GRIID common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of CleanSpark common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of CleanSpark common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of GRIID common stock then held by such holder) and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of CleanSpark common stock and dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

Non-DTC Book-Entry Shares

As soon as practicable after the effective time of the merger, CleanSpark has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of GRIID book-entry shares not held through DTC, (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of CleanSpark common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of CleanSpark common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of GRIID common stock then held by such holder) and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of CleanSpark common stock and dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.

DTC Book-Entry Shares

With respect to GRIID book-entry shares held through DTC, CleanSpark and GRIID have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC, the merger consideration, cash in lieu of any fractional shares of CleanSpark common stock and any dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.

No Interest

No interest will be paid or accrued on any amount payable for shares of GRIID common stock eligible to receive the merger consideration pursuant to the merger agreement.

Termination of Rights

All merger consideration (including any dividends or other distributions with respect to CleanSpark common stock) and any cash in lieu of fractional shares of CleanSpark common stock paid upon the surrender of and in exchange for GRIID common stock will be deemed to have been paid in full satisfaction of all rights pertaining to such GRIID common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of GRIID common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, GRIID common stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of any fractional shares of CleanSpark common stock and dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration.

No Liability

None of the surviving corporation, CleanSpark, Merger Sub, or the exchange agent will be liable to any holder of GRIID common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

Lost, Stolen, or Destroyed Certificates

If any GRIID common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such GRIID common stock certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such GRIID common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed GRIID common stock certificate the merger consideration, any cash in lieu of any fractional shares of CleanSpark common stock and dividends and other distributions on the shares of CleanSpark common stock issuable as merger consideration.

No Fractional Shares of CleanSpark Common Stock

No GRIID common stock certificates or scrip or shares representing fractional shares of CleanSpark common stock will be issued upon the exchange of eligible shares of GRIID common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of CleanSpark or a holder of shares of CleanSpark common stock. Each holder of shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of CleanSpark common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of CleanSpark common stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of CleanSpark common stock multiplied by (ii) $16.587.

Withholding Taxes

CleanSpark, Merger Sub, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. CleanSpark, Merger Sub, the surviving corporation and the exchange agent, as the case may be, will cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority by CleanSpark, Merger Sub, the surviving corporation or the exchange agent, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

No Appraisal Rights

In accordance with the DGCL, no appraisal rights will be available with respect to the transactions contemplated by the merger agreement.

Representations and Warranties

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by GRIID and CleanSpark that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by GRIID or CleanSpark, as applicable, from December 31, 2022 and prior to June 24, 2024 or in the disclosure letters delivered by GRIID and CleanSpark to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification to conduct business;

•	capitalization, including regarding:

•

the number of shares of common stock, preferred stock and/or other capital stock of CleanSpark (or, as applicable, GRIID) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

•	the absence of preemptive rights and other rights giving any persons the right to acquire, or requiring CleanSpark or its subsidiaries (or, as applicable, GRIID and its subsidiaries) to sell, any securities of CleanSpark and its subsidiaries (or, as applicable, GRIID and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•

the absence of obligations of CleanSpark or its subsidiaries (or, as applicable, GRIID and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•

the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the CleanSpark stockholders and its subsidiaries (or, as applicable, GRIID and its subsidiaries) may vote; and

•	the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements.

•

corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the CleanSpark board and GRIID board of the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of a default or adverse change in the rights or obligations under any provision of any loan or CleanSpark credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which CleanSpark or any of its subsidiaries (or, as applicable, GRIID or any of GRIID’s subsidiaries) are a party or violation of CleanSpark’s (or, as applicable, GRIID’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

•

governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

•	filings by CleanSpark with the SEC since September 20, 2021 and by GRIID since December 31, 2021 and the financial statements included therein;

•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the conduct of business in the ordinary course of business by CleanSpark since September 30, 2023 and by GRIID since December 31, 2023;

•	the absence of certain undisclosed liabilities;

•	information supplied by CleanSpark and GRIID for inclusion in this registration statement;

•	tax matters; and

•	the absence of certain legal proceedings, investigations and governmental orders against CleanSpark and its subsidiaries (or, as applicable, against GRIID and its subsidiaries).

The merger agreement also contains additional representations and warranties by GRIID relating to the following, among other things:

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	employee benefit plans;

•	labor matters;

•	intellectual property matters;

•	real property;

•	rights of way;

•	certain digital asset and Bitcoin matters;

•	environmental matters;

•	certain material contracts;

•	insurance;

•	receipt by the GRIID special committee and GRIID board of a fairness opinion from their financial advisor(s) regarding the fairness of the merger consideration; and

•	the absence of any undisclosed broker’s or finder’s fees.

•	the absence of any undisclosed related party transactions; and

•	inapplicability of anti-takeover laws.

The merger agreement also contains additional representations and warranties by CleanSpark and Merger Sub relating to the following, among other things:

•	ownership of shares of GRIID common stock; and

•	the conduct of the business of Merger Sub.

Definition of Material Adverse Effect

A “material adverse effect” means, when used with respect to CleanSpark or GRIID, as applicable, any fact, circumstance, effect, change, event or development that (i) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the merger and the other transaction contemplated by the merger agreement or (ii) has, or would have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or results of operations of such party and its subsidiaries, taken as a whole, except, however, that with respect to the foregoing clause (ii) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, or weather conditions;

•	any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

•

the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

•

the identity of CleanSpark or GRIID or their respective affiliates, or the taking of any action expressly permitted or required by the merger agreement or taken at the express written request of or with the express prior written consent of the other party;

•	changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

•

any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect;

•	any delisting of the shares of GRIID common stock from Nasdaq and/or Cboe Canada or any notifications regarding same;

•

any downgrade in rating by Moody’s Investor Service, S&P Global Ratings or Fitch Ratings of any indebtedness or debt securities of CleanSpark or GRIID or any of their subsidiaries (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such downgrade may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); and

•

any litigation commenced after the date of the merger agreement by a stockholder of CleanSpark or GRIID (on its own behalf or on behalf of CleanSpark or GRIID) arising out of or related to the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first six bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate impact will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur.

A “GRIID material adverse effect” means a material adverse effect with respect to GRIID, and a “CleanSpark material adverse effect” means a material adverse effect with respect to CleanSpark.

Interim Operations of GRIID and CleanSpark Pending the Merger

Interim Operations of GRIID

GRIID has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to CleanSpark in connection with the merger agreement, any actions required by applicable law, the rules and regulations of Nasdaq or Cboe Canada or the terms of the GRIID stock plan or otherwise consented to by CleanSpark in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:

•	conduct its business in the ordinary course; and

•

preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with its material customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with GRIID. In addition, GRIID has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to CleanSpark in connection with the merger agreement, or otherwise consented to by CleanSpark in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, GRIID will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, GRIID or its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of GRIID to GRIID or another direct or indirect wholly owned subsidiary of GRIID;

•

split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in GRIID or any of its subsidiaries;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, GRIID or any subsidiary of GRIID, except as required by the terms of any capital stock or equity interest of a subsidiary existing and disclosed to CleanSpark or to satisfy any applicable tax withholding in respect of the vesting or settlement of any GRIID restricted stock awards, in accordance with the terms of the GRIID stock plan and applicable award agreements or any outstanding warrants to acquire GRIID common stock;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, GRIID or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of GRIID common stock upon the vesting or lapse of any restrictions on any GRIID restricted stock awards in accordance with the terms of the GRIID stock plan and applicable award agreements or any outstanding warrants to acquire GRIID common stock, (ii) the sale of shares of GRIID common stock issued pursuant to the exercise or vesting of GRIID restricted stock awards or any outstanding warrants to acquire GRIID common stock, in each case, if necessary to effectuate exercise or the withholding of taxes and (iii) issuances by a wholly owned subsidiary of GRIID of such subsidiary’s capital stock or other equity interests to GRIID or any other wholly owned subsidiary of GRIID;

•	amend or propose to amend GRIID’s certificate of incorporation or bylaws or amend or propose to amend the organizational documents of any of GRIID’s subsidiaries;

•

merge, consolidate, combine or amalgamate with any person or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof;

•

sell, lease, transfer, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties, other than (i) pursuant to a contract of GRIID or any of its subsidiaries as in effect on the date of the merger agreement; (ii) non-exclusive licenses of intellectual property in the ordinary course; (iii) sales or other dispositions of equipment deemed by GRIID in its reasonable business judgment to be obsolete in the ordinary course of business, (iv) sales or dispositions of immaterial assets (excluding intellectual property rights) in an amount not in excess of $250,000 in the aggregate, or (v) the sale of Bitcoin in the ordinary course; provided that GRIID may not sell any assets if, as a result of such sale, GRIID would fail the “substantially-all test” of Section 368(a) of the Code;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of GRIID or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of GRIID;

•	change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable law;

•

make (other than in the ordinary course), change or revoke any material election relating to taxes, change an annual tax accounting period, adopt (other than in the ordinary course) or change any tax accounting method, file any material amended tax return likely to result in a material increase to a tax liability (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code (or any analogous provision of state, local or foreign law)), enter into any closing agreement with respect to material taxes, settle or compromise any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund except where the amount of any such settlements or compromises or forgone refunds does not exceed $500,000 in the aggregate, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax (other than in the ordinary course);

•

grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except as required by applicable law or as required by the terms of an employee benefit plan sponsored, maintained or contributed to by GRIID (which we refer to herein as an “GRIID plan”) existing as of June 26, 2024 or in the ordinary course in connection with promotions in respect of employees whose annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) is less than $200,000;

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;

•

grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits, or approve treatment of outstanding equity awards in connection with the transactions contemplated by the merger agreement that is inconsistent with the treatment contemplated by the merger agreement;

•

pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any GRIID plan existing as of June 26, 2024;

•

enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, other than amendments that do not have the effect of enhancing any compensation or benefit or increasing costs to GRIID in an amount in excess of $100,000 or offer letters with employees permitted to be hired in accordance with the terms of the merger agreement;

•

establish any GRIID plan which was not in existence prior to June 26, 2024, or amend or terminate any such GRIID plan in existence on June 26, 2024, other than de minimis administrative amendments made as a result of annual enrollment or annual renewal of welfare plans or restatements of such plans or that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to GRIID or its subsidiaries in an aggregate annual amount as a result of all such amendments in excess of $100,000, or imposing restrictions on GRIID or its subsidiaries;

•

hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an executive officer or who has (or would have) an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $200,000;

•

terminate the employment of any employee or other service provider who has an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $200,000 or with a title of Vice President or above, in each case, other than for cause;

•	enter into, amend or terminate any collective bargaining agreement or other labor agreement;

•

retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of GRIID’s indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than indebtedness incurred by GRIID or its subsidiaries and owed to GRIID or its subsidiaries);

•

incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of GRIID or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement;

•

enter into any contract that would be a Company Contract (as defined in the merger agreement), if it were in effect on June 26, 2024 or materially modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (as defined in the merger agreement);

•	cancel, modify or waive any debts or claims held by GRIID or any of its subsidiaries or waive any rights held by GRIID or any of its subsidiaries;

•

waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than the settlement of such proceedings (i) involving only the payment of monetary damages by GRIID or any of its subsidiaries of any amount not exceeding $100,000 in the aggregate,(ii) as would not impose any restriction or limitation on the assets, operations, business or conduct of GRIID or any of its subsidiaries or any equitable or injunctive remedies on GRIID or any of its subsidiaries, and (iii) do not involve the admission of any criminal wrongdoing by GRIID or any of its subsidiaries;

•

make or commit to make any capital expenditures, except for certain capital expenditures disclosed to CleanSpark and capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger”;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	fail to use commercially reasonable efforts to maintain in full force and effect any material insurance policies (or substantially similar replacements thereto); or

•	agree to take any actions described above.

Interim Operations of CleanSpark

CleanSpark has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter CleanSpark delivered to GRIID in connection with the merger agreement, any actions required by applicable law, or otherwise consented to by GRIID in writing (which consent will not be unreasonably withheld, delayed or conditioned) until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to:

•	conduct its business in the ordinary course; and

•

preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with CleanSpark.

In addition, CleanSpark has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter CleanSpark delivered to GRIID in connection with the merger agreement, required by applicable law, or otherwise consented to by GRIID in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, CleanSpark will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CleanSpark or its subsidiaries (excluding stock buybacks), except for regular quarterly cash dividends (which may include the ordinary dividend and/or variable return of cash) and corresponding dividend equivalents in respect of equity awards payable by CleanSpark in the ordinary course (excluding any special dividends) and dividends and distributions by a direct or indirect wholly owned subsidiary of CleanSpark to CleanSpark or another direct or indirect wholly owned subsidiary of CleanSpark;

•

amend or propose to amend CleanSpark’s certificate of incorporation or bylaws (other than in immaterial respects) or adopt any material change in the organizational documents of any of CleanSpark’s subsidiaries that would prevent, delay or impair the ability of the parties to consummate the transactions contemplated by the merger agreement or otherwise adversely affect the consummation of the transactions;

•	adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CleanSpark; or

•	agree to take any actions described above.

No Solicitation; Changes of Recommendation

No Solicitation

GRIID has agreed that, from and after June 26, 2024, GRIID and its officers and directors will, will cause GRIID’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of GRIID and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “competing proposal” (as defined below). GRIID has agreed that by June 27, 2024, GRIID will have delivered written notice to each third party that has received non-public information regarding GRIID for purposes of evaluating any transaction that could be a competing proposal within the twelve months prior to June 26, 2024 requesting the return or destruction of all confidential information concerning GRIID and its subsidiaries, and must terminate any data access related to any potential competing proposal previously granted to such third parties.

GRIID has also agreed that, from and after June 26, 2024, GRIID and its officers and directors will not, will cause GRIID’s subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of GRIID and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a competing proposal;

•

engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•

furnish any information regarding GRIID or its subsidiaries, or access to the properties, assets or employees of GRIID or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•

enter into any letter of intent or agreement in principal, or other agreement providing for a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•	submit any competing proposal to the vote of GRIID stockholders.

Notwithstanding the above restrictions, GRIID or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).

From and after June 26, 2024, GRIID has agreed to promptly (and in any event within 24 hours) notify CleanSpark of the receipt by GRIID (directly or indirectly) of any competing proposal or any expression of interest, inquiry, proposal or offer with respect to a competing proposal made on or after June 26, 2024, any request for information or data relating to GRIID or any of its subsidiaries made by any person in connection with a competing proposal or any request for discussions or negotiations with GRIID or a representative of GRIID relating to a competing proposal (including the identity of such person), and GRIID will provide to CleanSpark promptly (and in any event within 24 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a competing proposal made in writing provided to GRIID or any of its subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a competing proposal not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter GRIID has agreed to (i) keep CleanSpark reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within 24 hours) apprise CleanSpark of the status of any such discussions or negotiations and (ii) provide to CleanSpark as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to GRIID or its representatives from any person. GRIID has agreed to notify CleanSpark if GRIID determines to begin providing information or to engage in discussions or negotiations concerning a competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.

No Solicitation Exceptions

Prior to, but not after, the time the merger proposal has been approved by GRIID stockholders, GRIID and its representatives may engage in the second and third bullets in the second paragraph of the section directly above with any person if (i) GRIID receives a bona fide written competing proposal from such person that was not solicited at any time after June 26, 2024; and (ii) such competing proposal did not arise from a breach of the obligations described in “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” may be furnished until GRIID receives an executed confidentiality agreement, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to GRIID in the aggregate than the terms of the Mutual Nondisclosure Agreement, dated March 18, 2024, between CleanSpark and GRIID, as determined by the GRIID board in good faith after consultation with its legal counsel;

•

any non-public information furnished to such person will have previously been made available to CleanSpark or is made available to CleanSpark prior to or concurrently with the time such information is made available to such person;

•

prior to taking any such actions, the GRIID board or any committee of the GRIID board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a GRIID superior proposal; and

•

prior to taking any such actions, the GRIID board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the GRIID board to the stockholders of GRIID under applicable law.

Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the GRIID board, including any committee of the GRIID board, may not:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to CleanSpark or Merger Sub, its recommendation that GRIID stockholders approve the merger proposal;

•	fail to include its recommendation that GRIID stockholders approve the merger proposal in this proxy statement/prospectus;

•	approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any competing proposal;

•

publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal;

•

in the case of a competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of GRIID common stock (other than by CleanSpark or an affiliate of CleanSpark), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three business days prior to the date of the GRIID special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the GRIID special meeting) or (B) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that GRIID stockholders approve the merger proposal on or prior to the earlier of (A) five business days after CleanSpark so requests in writing or (B) three business days prior to the date of the GRIID special meeting (or promptly after announcement or disclosure of such competing proposal if announced or disclosed on or after the third business day prior to the date of the GRIID special meeting); or

•

cause or permit GRIID to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “recommendation change.”

Permitted Changes of Recommendation in Connection with a Superior Proposal

Prior to, but not after, the merger proposal has been approved by GRIID stockholders, in response to a bona fide written competing proposal from a third party that was not solicited at any time following June 26, 2024 and did not arise from a breach of the obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” if the GRIID board so chooses, the GRIID board may effect a recommendation change (but may not terminate the merger agreement) if:

•	the GRIID board determines in good faith after consultation with its financial advisors and outside legal counsel that such competing proposal is a superior proposal;

•

the GRIID board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the GRIID board to the stockholders of GRIID under applicable law;

•

GRIID provides CleanSpark written notice of such proposed action and the basis of such proposed action five business days in advance, which notice will set forth in writing that the GRIID board intends to consider whether to take such action and include a copy of the available proposed competing proposal and any applicable transaction and financing documents;

•

after giving such notice and prior to effecting such recommendation change, GRIID negotiates in good faith with CleanSpark (to the extent CleanSpark wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the GRIID board not to effect a recommendation change; and

•

at the end of the five-business-day period, prior to taking action to effect a recommendation change, the GRIID board takes into account any adjustments or revisions to the terms of the merger agreement proposed by CleanSpark in writing and any other information offered by CleanSpark in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the competing proposal remains a superior proposal and that the failure to effect a recommendation change in response to such superior proposal would be inconsistent with the fiduciary duties owed by the GRIID board to the stockholders of GRIID under applicable law.

In the event of any material amendment or material modification to any superior proposal, GRIID will be required to deliver a new written notice to CleanSpark and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to three business days. Any amendment or modification to the economic terms of any such superior proposal will be deemed material for the purposes of the foregoing sentence.

Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by GRIID stockholders, in response to an intervening event that occurs or arises after June 26, 2024 and that did not arise from or in connection with a breach of the merger agreement by GRIID, GRIID may, if the GRIID board so chooses, effect a recommendation change (but may not terminate the merger agreement) if:

•	the GRIID board or special committee determines in good faith after consultation with its financial advisors and outside legal counsel that an intervening event has occurred;

•

the GRIID board or special committee determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the GRIID board or special committee to the stockholders of GRIID under applicable law;

•

GRIID provides CleanSpark written notice of such proposed action and the basis of such proposed action five business days in advance, which notice will set forth in writing that the GRIID board or special committee intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the GRIID intervening event;

•

after giving such notice and prior to effecting such recommendation change, GRIID negotiates in good faith with CleanSpark (to the extent CleanSpark wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the GRIID board or special committee not to effect a recommendation change in response thereto; and

•

at the end of the five-business-day period, prior to taking action to effect a recommendation change, the GRIID board or special committee takes into account any adjustments or revisions to the terms of the agreement proposed by CleanSpark in writing and any other information offered by CleanSpark in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the GRIID board or special committee to the stockholders of GRIID under applicable law.

In the event of any material changes regarding any intervening event, GRIID will be required to deliver a new written notice to CleanSpark and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to three business days. An “intervening event” is a material development or change in circumstance that occurs or arises after June 26, 2024 that was not known to or reasonably foreseeable by the GRIID board as of June 26, 2024 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the GRIID board as of June 26, 2024); except that in no event will (i) the receipt, existence or terms of an actual or possible competing proposal or superior proposal, (ii) any effect relating to CleanSpark or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of GRIID common stock or CleanSpark common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition) or (iv) the fact that GRIID or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), constitute a GRIID intervening event.

Confidentiality and Standstill Arrangements

From June 26, 2024 and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, GRIID has agreed not to (and it will cause its subsidiaries not to terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the merger proposal has been approved by GRIID stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the GRIID board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the GRIID board or special committee to the stockholders of GRIID under applicable law, GRIID may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a competing proposal, on a confidential basis, to the GRIID board or special committee and communicate such waiver to the applicable third party. GRIID must advise CleanSpark at least two business days prior to taking such action. GRIID has represented and warranted to CleanSpark that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the GRIID board to the stockholders of GRIID under applicable law, would have been prohibited by this paragraph during the 30 days prior to June 26, 2024.

Certain Permitted Disclosure

The GRIID board may, after consultation with its outside legal counsel, make such disclosures as it determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this proxy statement/prospectus by applicable U.S. federal securities laws. If such disclosure has the effect of withdrawing or adversely modifying, the recommendation of the GRIID board that its stockholders vote in favor of the merger proposal, such disclosure will be deemed to be a GRIID recommendation change and CleanSpark will have the right to terminate the merger agreement.

Definition of Competing Proposals

A “competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with CleanSpark or any of its subsidiaries) involving, directly or indirectly:

•

any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any third party or group of any business or assets of GRIID or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of GRIID’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•

any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of GRIID common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in that person or group beneficially owning 20% or more of the outstanding shares of GRIID common stock or any other securities entitled to vote on the election of directors; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving GRIID or any of its subsidiaries.

Definition of Superior Proposals

A “superior proposal” means a bona fide written proposal that is not solicited after June 26, 2024 and is made after such date by any person or group (other than CleanSpark or any of its affiliates) to acquire, directly or indirectly, (i) businesses or assets of GRIID or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for all or substantially all of the fair market value of such assets or that generated all or substantially all of GRIID’s and its subsidiaries’ net revenue or EBITDA for the preceding 12 months, respectively, or (ii) all or substantially all of the outstanding shares of GRIID common stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, in the good faith determination of the GRIID board, after consultation with its financial advisors:

•

if consummated, would result in a transaction more favorable to GRIID’s stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by CleanSpark in response to such proposal or otherwise);

•

is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the GRIID board; and

•	if applicable, financing is fully committed or reasonably determined to be available by the GRIID board.

Preparation of Proxy Statement/Prospectus and Registration Statement

GRIID and CleanSpark have agreed to jointly prepare and cause this proxy statement/prospectus to be filed with the SEC and have agreed to each use commercially reasonable efforts to cause the registration statement, of which this proxy statement/prospectus forms a part, to be filed within 60 days of the date of the merger agreement. Prior to filing the registration statement, of which this proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of GRIID and CleanSpark has agreed to provide the other with a reasonable opportunity to review and comment on such document or response and such party shall give reasonable consideration to any comments made by the other party and its representatives.

GRIID and CleanSpark shall use their commercially reasonable efforts to (i) cause the registration statement, of which this proxy statement/prospectus forms a part, at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the holders of GRIID common stock and at the time of the meeting of the GRIID stockholders to (A) comply as to form in all material respects with the requirements of the Securities Act and Exchange Act, respectively, and the rules and regulations promulgated thereunder and (B) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) have the registration statement declared effective under the Securities Act as promptly as practicable after its filing and keep the registration statement effective for so long as necessary to consummate the merger.

CleanSpark and GRIID have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CleanSpark common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of GRIID and CleanSpark will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

If at any time prior to the effective time of the merger, any information relating to CleanSpark or GRIID, or any of their respective affiliates, officers or directors, should be discovered by CleanSpark or GRIID that should be set forth in an amendment or supplement to the registration statement, of which this proxy statement/prospectus forms a part, or this proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the GRIID stockholders.

Special Meeting

GRIID has agreed to take all action necessary in accordance with applicable laws and the organizational documents of GRIID to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its stockholders for the purpose of obtaining the approval of the merger proposal by GRIID stockholders, to be held as promptly as reasonably practicable after the clearance of this proxy statement/prospectus by the SEC and the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within 40 days thereof). Except as permitted in the merger agreement, the GRIID board must recommend that the stockholders of GRIID vote in favor of the merger proposal and the GRIID board must solicit from GRIID stockholders proxies in favor of the merger proposal, and this proxy statement/prospectus is required to include such recommendation of the GRIID board.

GRIID (i) will be required to adjourn or postpone the GRIID special meeting to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement/prospectus is provided to the GRIID stockholders or if, as of the time the GRIID special meeting is scheduled, there are insufficient shares of GRIID common stock represented to constitute a quorum necessary to conduct business at the GRIID special meeting, and (ii) may adjourn or postpone the GRIID special meeting if, as of the time for which the GRIID special meeting is scheduled, there are insufficient shares of GRIID common stock represented to obtain the approval of the merger proposal. Notwithstanding the foregoing, the GRIID special meeting will not be adjourned or postponed to a date that is more than 10 business days after the date for which the GRIID special meeting was previously scheduled (though the GRIID special meeting may be adjourned or postponed every time the circumstances described in (i) exist, and, with CleanSpark’s consent, every time the circumstances described in (ii) exist) or to a date on or after three business days prior to March 31, 2025.

If requested by CleanSpark, GRIID will promptly provide all voting tabulation reports relating to the GRIID special meeting and will otherwise keep CleanSpark reasonably informed regarding the status of the solicitation and any material oral or written communications from or to GRIID’s stockholders with respect thereto. Unless there has been a recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of GRIID’s stockholders or any other person to prevent the approval of the merger proposal by GRIID stockholders.

Once GRIID has established a record date for the GRIID special meeting, GRIID may not change such record date or establish a different record date for the GRIID special meeting without the prior written consent of CleanSpark (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment permitted under the merger agreement. Without the prior written consent of CleanSpark or as required by applicable law, (i) the merger proposal will be the only matter that GRIID may propose to be acted on by the GRIID stockholders at the GRIID special meeting and (ii) GRIID may not call any meeting of the GRIID stockholders other than the GRIID special meeting or the 2024 annual meeting of stockholders of GRIID (provided that GRIID does not present any proposal at any such annual stockholders’ meeting that would violate the terms of the merger agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the merger or the other transactions contemplated by the merger agreement). GRIID has agreed that its obligation to hold the GRIID special meeting will not be affected by the making of a recommendation change and such obligations will not be affected by the commencement, announcement, disclosure or communication to GRIID of any competing proposal or other proposal (including a superior proposal) or the occurrence or disclosure of any intervening event.

Access to Information

Subject to applicable law and certain other exceptions set forth in the merger agreement, GRIID and CleanSpark have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement, of which this proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of CleanSpark, GRIID or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

GRIID has agreed to, and to cause each of its subsidiaries to, afford to CleanSpark and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of GRIID and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to CleanSpark and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of CleanSpark. CleanSpark and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of GRIID or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of GRIID or its subsidiaries of their normal duties.

Employee Matters

Until the date that is six months following the effective time of the merger (or if earlier, the date of the employee’s termination of employment with CleanSpark and its subsidiaries), CleanSpark shall cause the surviving corporation and each of its subsidiaries, as applicable, to provide the employees of GRIID who remain employed immediately after the effective time with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by GRIID and its subsidiaries on the date of the merger agreement.

In addition, CleanSpark has agreed to use commercially reasonable efforts to cause the surviving corporation to, credit all service of continuing employees as if such service were with CleanSpark, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any CleanSpark employee benefit plan in which such continuing employees may be eligible to participate after the closing of the merger; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding GRIID employee benefit plan.

Indemnification; Directors’ and Officers’ Insurance

For six years after the effective time of the merger, to the fullest extent permitted by applicable law, CleanSpark has agreed to cause the surviving corporation to indemnify, defend and hold harmless the present and former directors, officers, employees, fiduciaries and agents of GRIID and its subsidiaries from and against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the indemnified persons having served in such capacity at or prior to the effective time of the merger, in each case, to the fullest extent permitted by applicable law or provided under the organizational documents of GRIID and its subsidiaries in effect on the date of the merger agreement.

If any indemnified person is made party to any proceeding arising out of or relating to matters that would be indemnifiable, CleanSpark has agreed to cause the surviving corporation to advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such indemnified person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent GRIID is required to do so and on the same terms as provided in the organizational documents of GRIID and its subsidiaries in effect on the date of the merger agreement.

For six years after the effective time of the merger, CleanSpark has agreed to (i) cause the surviving corporation to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors and officers, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement and (ii) honor and comply with their respective obligations under any indemnification agreement with any indemnified person that has been disclosed to CleanSpark, and not amend, repeal or otherwise modify any such agreement in any manner that would materially and adversely affect any right of any indemnified person thereunder.

CleanSpark and the surviving corporation will cause to be put in place, and CleanSpark will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period equal to the tail period from an insurance carrier with the same or better credit rating as GRIID’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as GRIID’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 350% of the current aggregate annual premium paid by GRIID for such purpose. If the cost of such insurance coverage exceeds such amount, the surviving corporation has agreed to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In the event that CleanSpark or the surviving corporation or any of its successors or assignees (i) consolidates with or merges into any other person and neither CleanSpark or the surviving company, as applicable, is the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or consummates any division transaction, then, in each such case, CleanSpark has agreed to make proper provisions so that the successors and assigns of CleanSpark or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

In the event any proceeding by any stockholder of GRIID or CleanSpark is commenced or to the knowledge of GRIID or CleanSpark, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages in connection therewith (“transaction litigation”), GRIID or CleanSpark, as applicable, will promptly notify the other party of such proceeding and keep the other party reasonably informed with respect to the status thereof. GRIID has agreed to give CleanSpark a reasonable opportunity to participate in the defense or settlement of any such proceeding and to consult regularly with CleanSpark in good faith and give reasonable consideration to CleanSpark’s advice with respect to such proceeding; provided, that GRIID may not cease to defend, consent to the entry of any judgment, settle or offer to settle any such proceeding without the prior written consent of CleanSpark (which consent shall not be unreasonably withheld, conditioned or delayed).

Public Announcements

Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the merger. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The merger agreement does not restrict a party’s ability to communicate with its employees, with the exception that prior to making any written (or prepared broad-based) communications to the directors, officers or employees of GRIID or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement or compensation or benefits that are payable or to be provided following the effective time, GRIID has agreed to provide CleanSpark with a copy of the intended communication (or written summary of any prepared broad-based oral communication) and a reasonable period of time to review and comment on the communication, and GRIID will consider any timely comments in good faith.

Reasonable Best Efforts

CleanSpark and GRIID have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

Advice of Certain Matters; Notification

Subject to compliance with applicable law, GRIID and CleanSpark, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, GRIID material adverse effect or a CleanSpark material adverse effect, as the case may be. GRIID and CleanSpark have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

CleanSpark and GRIID have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other with copies of notices or other communications received by CleanSpark or GRIID, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement).

Section 16 Matters

Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of GRIID or acquisitions of equity securities of CleanSpark in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GRIID, or will become subject to such reporting requirements with respect to CleanSpark, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing and Delistings

CleanSpark will take all action necessary to cause the shares of CleanSpark common stock to be issued in the merger to be approved for listing on Nasdaq prior to the effective time of the merger.

Prior to the closing date, GRIID will cooperate with CleanSpark and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of Nasdaq and Cboe Canada to enable the delisting by the surviving corporation of the shares of GRIID common stock from the Nasdaq and Cboe Canada and the deregistration of the shares of GRIID common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger. If the surviving corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the closing date, GRIID is required make available to CleanSpark, at least 10 business days prior to the closing date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Tax Matters

Each of CleanSpark, Merger Sub and GRIID will use (and will cause their respective subsidiaries to use) its reasonable best efforts to cause the merger to qualify, and will not take or knowingly fail to take (and will cause its subsidiaries not to take or knowingly fail to take) any actions that would or would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. At the request of CleanSpark or GRIID, each of CleanSpark, Merger Sub and GRIID will use its reasonable best efforts and will cooperate with one another to obtain any opinion(s) of counsel to be issued in connection with (i) the consummation of the transactions contemplated by the merger agreement and/or (ii) the declaration of effectiveness of the registration statement by the SEC, in each case, regarding the U.S. federal income tax treatment of the transactions contemplated by the merger agreement. This cooperation includes the delivery by CleanSpark, Merger Sub and GRIID of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s).

Takeover Laws

Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Obligations of Merger Sub

CleanSpark has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

Resignations

Prior to the effective time of the merger, GRIID has agreed to use its reasonable best efforts to cause each of its directors to execute and deliver a letter to GRIID effectuating such director’s resignation as a director of GRIID, effective as of the effective time of the merger.

Loans

On June 26, 2024, CleanSpark and GRIID entered into a senior secured term loan credit agreement (the “CleanSpark credit agreement”) under which CleanSpark provided a term loan of $55,918,638.68 (the “term loan amount”) to GRIID, which amounts GRIID is permitted to use solely for certain purposes as set forth in the CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID amended and restated the prior CleanSpark credit agreement (as amended and restated, the “CleanSpark credit agreement”) to include, in addition to the term loan amount, a new delayed draw term loan facility of $40,000,000 (the “delayed draw facility”), which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

For more information see “The Merger-Treatment of GRIID Existing Debt” beginning on page 58, and the full text of the CleanSpark credit agreement attached as Annex C to this proxy statement/prospectus.

Hosting Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into the hosting agreement, pursuant to which GRIID agreed to host and power certain of CleanSpark’s cryptocurrency mining equipment at GRIID facilities. In accordance with the terms of the hosting agreement, all of the power available for use at GRIID’s facilities was made available for use by CleanSpark.

The initial term of the hosting agreement is one-year, after which it automatically renews for up to seven additional six-month periods unless CleanSpark provides GRIID written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current initial term or renewal term, as applicable. In addition to allowing for termination rights by either party in the event of uncured breach by the other, CleanSpark has additional termination rights relating to GRIID ceasing to conduct its business in the normal course, GRIID’s insolvency and upon the occurrence of certain bankruptcy-related events, as set forth in the hosting agreement.

Under the hosting agreement, GRIID must use its best efforts to terminate all other existing hosting agreements and is further prohibited from renewing any existing hosting agreement or entering into new agreements with third parties providing for hosting, colocation mining and similar services at GRIID’s facilities.

Under the terms of the hosting agreement, CleanSpark paid a refundable deposit to GRIID in the amount of $1 million. Pursuant to the hosting agreement, CleanSpark will pay GRIID certain service fees based on allocable operating costs incurred by GRIID and for kilowatt hours consumed by CleanSpark’s mining equipment, along with a variable performance fee calculated based on the profitability of the bitcoin mined during the relevant payment period.

Voting Agreements

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, GRIID Holdings and Adit Edtech entered into voting agreements with CleanSpark and GRIID, pursuant to which, among other things, each such stockholder agreed to vote the shares of GRIID common stock held by such stockholder in favor of the approval of the merger agreement. On June 28, 2024, certain other stockholders of GRIID intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, entered into a voting agreement with CleanSpark and GRIID on the same terms.

For a more detailed discussion of the voting agreements, see “The Voting Agreements” beginning on page 96.

Conditions to Completion of the Merger

Mutual Conditions

The respective obligations of CleanSpark, GRIID and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by CleanSpark, GRIID and Merger Sub, in whole or in part, to the extent permitted by applicable law:

•	GRIID Stockholder Approval. The merger proposal must have been approved by GRIID stockholders in accordance with applicable law and the GRIID organizational documents, as applicable.

•

Majority of the Minority Approval. The merger approval must have been approved by the holders of a majority of the outstanding shares of GRIID common stock not held by either GRIID Holdings or James D. Kelly III.

•

No Injunctions or Restraints. Any governmental entity having jurisdiction over CleanSpark, GRIID and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•

Effectiveness of the Registration Statement. The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•

Nasdaq Listing. The shares of CleanSpark common stock issuable to GRIID stockholders pursuant to the merger agreement must have been authorized for listing on the Nasdaq, upon official notice of issuance.

Additional Conditions to the Obligations of CleanSpark and Merger Sub

The obligations of CleanSpark and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by CleanSpark, in whole or in part, to the extent permitted by applicable law:

•

certain representations and warranties of GRIID set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of June 26, 2024 and will be true and correct as of the closing date of the merger, as though made on and as of the closing date of the merger (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•

certain other representations and warranties of GRIID set forth in the merger agreement relating to capital structure, opinion of financial advisors and brokers must have been true and correct in all material respects as of June 26, 2024 and must be true and correct in all material respects as of the closing date of the merger, as though made on and as of the closing date of the merger(except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of GRIID set forth in the merger agreement must have been true and correct as of June 26, 2024 and must be true and correct as of the closing date of the merger, as though made on and as of the closing date of the merger (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “GRIID material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a GRIID material adverse effect;

•

GRIID must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the effective time of the merger;

•	There must not have occurred a material adverse effect since June 26, 2024 on the part of GRIID;

•

CleanSpark must have received a certificate of GRIID signed by an executive officer of GRIID, dated as of the closing date of the merger, confirming that the conditions in the first five bullets above have been satisfied; and

•	GRIID must have delivered to CleanSpark a schedule of all closing date liabilities and all closing date cash no later than two business days prior to the closing.

Additional Conditions to the Obligations of GRIID

The obligation of GRIID to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by GRIID, in whole or in part, to the extent permitted by applicable law:

•

certain representations and warranties of CleanSpark and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of June 26, 2024 and must be true and correct as of the closing date of the merger, as though made on and as of the closing date of the merger (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•

certain other representations and warranties of CleanSpark set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of June 26, 2024 and must be true and correct in all material respects as of the closing date of the merger, as though made on and as of the closing date of the merger (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of CleanSpark and Merger Sub set forth in the merger agreement must have been true and correct as of June 26, 2024 and must be true and correct as of the closing date of the merger, as though made on and as of the closing date of the merger (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “CleanSpark material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a CleanSpark material adverse effect;

•

CleanSpark and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

•	There must not have occurred a material adverse effect since June 26, 2024 on the part of CleanSpark;

•

GRIID must have received a certificate of CleanSpark signed by an executive officer of CleanSpark, dated as of the closing date of the merger, confirming that the conditions in the five bullets above have been satisfied; and

•	CleanSpark must have paid all closing date liabilities.

Frustration of Closing Conditions

None of CleanSpark, GRIID or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the merger agreement.

Termination

Termination Rights

CleanSpark and GRIID may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of CleanSpark and GRIID.

The merger agreement may also be terminated by either CleanSpark or GRIID at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•

if the merger has not been consummated on or before 5:00 p.m. Las Vegas, Nevada time, on March 31, 2025, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement where such failure caused or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

•

in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to March 31, 2025, or if curable prior to March 31, 2025, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to March 31, 2025) (which, in the case of a breach by GRIID, we refer to as a “GRIID breach termination event” and, in the case of a breach by CleanSpark, we refer to as a “CleanSpark breach termination event”); or

•

if the GRIID stockholders do not approve the merger proposal upon a vote held at a duly held GRIID special meeting, or at any adjournment or postponement of the GRIID special meeting (which we refer to as a “GRIID stockholder approval termination event”).

In addition, the merger agreement may be terminated by CleanSpark:

•	if prior to, but not after, the approval of the merger proposal by GRIID stockholders, the GRIID board or a committee of the GRIID board has effected a recommendation change; or

•

if GRIID, its subsidiaries or any of GRIID’s directors or executive officers has willfully and materially breached GRIID’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” (which we refer to as a “GRIID no solicitation breach termination event”).

Further, the merger agreement may be terminated by GRIID prior to obtaining the approval of the merger proposal by GRIID stockholders in order to enter into a definitive agreement with respect to a superior proposal.

Termination Fees Payable by GRIID

The merger agreement requires GRIID to pay CleanSpark a termination fee of $1.5 million if:

•	CleanSpark terminates the merger agreement due to a recommendation change or due to a GRIID no solicitation breach termination event;

•	CleanSpark or GRIID terminates the agreement due to a GRIID stockholder approval termination event; or

•

(i) (A) CleanSpark or GRIID terminates the merger agreement due to a GRIID stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the GRIID special meeting or (B) GRIID or CleanSpark terminates the merger agreement due to an end date termination event or CleanSpark terminates the merger agreement due to a GRIID breach termination event and following June 26, 2024 and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the GRIID board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, with respect to the preceding clauses (i)(A) and (i)(B), a competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, GRIID or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the GRIID stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a competing proposal made by or on behalf of such person or any of its affiliates), and (ii) within 12 months after the date of such termination, GRIID enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the GRIID stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, any reference in the definition of competing proposal to “20%” will be deemed to be a reference to “50%” (other than with respect to any competing proposal by any person (or its affiliates) that has made a competing proposal meeting the requirements of the preceding clause (i)(A) or (i)(B)) above and any competing proposal made prior to June 26, 2024 will be deemed to have been made following June 26, 2024 if GRIID breaches the “no solicitation” obligations described above.

In no event will GRIID be required to pay the termination fee on more than one occasion.

CleanSpark Expenses Payable by GRIID

The merger agreement requires GRIID to pay CleanSpark an expense reimbursement fee of up to $500,000 (which we refer to as the “CleanSpark expense reimbursement fee”) if either GRIID or CleanSpark terminates the merger agreement due to a GRIID stockholder approval termination event. In no event will CleanSpark be entitled to receive more than one payment of the CleanSpark expense reimbursement fee. If CleanSpark receives the termination fee, then CleanSpark will not be entitled to also receive the CleanSpark expense reimbursement fee. Upon the payment of any GRIID termination fee, any previously paid CleanSpark expense reimbursement fee will be credited against the amount of the GRIID termination fee.

Effect of Termination

In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “The Merger Agreement—Termination,” the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

CleanSpark, GRIID and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. CleanSpark, GRIID and Merger Sub accordingly have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of CleanSpark and Merger Sub against GRIID and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only GRIID will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of GRIID and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of GRIID in the case of fraud or a willful and material breach of any covenant, agreement or obligation.

No Third-Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than CleanSpark, GRIID and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•	from and after the effective time of the merger, the rights of the holders of shares of GRIID common stock and GRIID restricted stock awards to receive the merger consideration; and

•	the right of the indemnified persons to enforce the obligations described under the section entitled “The Merger Agreement-Indemnification; Directors’ and Officers’ Insurance.”

Amendment

The merger agreement may be amended in writing at any time; however, after the approval by GRIID stockholders of the merger proposal, no amendment or waiver may be made which requires further approval by GRIID stockholders under applicable law or the rules of Nasdaq or Cboe Canada unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

THE VOTING AGREEMENTS

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark entered into a separate voting agreement with each of GRIID Holdings and Adit EdTech. On June 28, 2024, certain other stockholders of GRIID, intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, entered into voting agreements with CleanSpark on the same terms.

The following summary is qualified by reference to the complete text of the voting agreements, the form of which is attached as Annex B to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. You are urged to read the voting agreement carefully and in its entirety. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you.

Voting

GRIID Holdings, Adit Edtech and certain other stockholders of GRIID have agreed, until the earlier to occur of (i) the effective time of the merger, (ii) the date and time the merger agreement is validly terminated pursuant to its terms and (iii) the termination the voting agreement, which we refer to as the “voting agreement expiration time,” to vote all of the shares of GRIID common stock beneficially owned by them at the time of the GRIID special meeting (or cause the holder of record on any applicable record date to vote such shares):

•	in favor of the merger proposal and any adjournment or postponement of the GRIID special meeting to a later date if there are insufficient votes to approve the merger proposal;

•	against any proposal related to a GRIID alternative transaction or any other proposal made in opposition to or in connection with the merger or the transactions contemplated by the merger agreement;

•

against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of GRIID under the merger agreement; and

•

against any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the merger or the fulfillment of CleanSpark’s, GRIID’s, or Merger Sub’s conditions to closing under the merger agreement or change in any manner the voting rights of any class of shares of GRIID (including any amendments to the GRIID’s organizational documents).

As of the date of this proxy statement/prospectus, the shares of GRIID common stock owned by GRIID Holdings represent approximately 42.34% of the outstanding shares of GRIID common stock. James D. Kelly III, a director and Chief Executive Officer of GRIID, is the sole member of GRIID Holdings. As of the date of this proxy statement/prospectus, the shares of GRIID common stock owned by Adit EdTech represent approximately 9.78% of the outstanding shares of GRIID common stock. David L. Shrier serves on the board of directors of Adit EdTech and GRIID. As of the date of this proxy statement/prospectus, the shares of GRIID common stock held by stockholders who are subject to a voting agreement represented approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders.

Restrictions on Transfer

Pursuant to the voting agreements, GRIID Holdings, Adit Edtech, and certain other stockholders of GRIID have agreed that, until the voting expiration time, they will not:

•

directly or indirectly transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or beneficial ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law, or otherwise) its shares of GRIID common stock;

•	encumber any of its shares of GRIID common stock; or

•	enter into any contract, option, or other agreement with respect to, or consent to, a transfer of any of its shares of GRIID common stock or its voting or economic interest therein.

Non-Solicitation

GRIID Holdings, Adit Edtech, and certain other stockholders of GRIID have agreed not to, and agreed to use their reasonable best efforts to cause its directors, officers, employees and other representatives not to, prior to the voting expiration time:

•

directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any competing proposal;

•

directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, any competing proposal;

•	enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a competing proposal;

•

solicit proxies with respect to a competing proposal, or otherwise encourage or assist any person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement; or

•	initiate a stockholders’ vote or action by written consent of GRIID’s stockholders with respect to a competing proposal.

For more information on these non-solicitation obligations, see “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation” beginning on page 78.

Termination

The voting agreements will terminate on the earliest to occur of (a) the effective time of the merger agreement; (b) the date on which the merger agreement terminates in accordance with its terms; and (c) the termination of the voting agreement by mutual written consent of the parties.

INFORMATION ABOUT THE COMPANIES

CleanSpark

CleanSpark is a bitcoin mining company that independently owns and operates nine data centers in Georgia and three data centers in Mississippi for a total developed capacity of 520 megawatts (“MW”). CleanSpark designs its proprietary infrastructure to responsibly support bitcoin, the world’s most important digital commodity and an essential tool for financial independence and inclusion. During 2024, CleanSpark completed its development of an additional 150 MW at its data center in Sandersville, Georgia. CleanSpark does not currently host miners for any other companies. A partner in Massena, New York, hosts 50 MW for CleanSpark.

CleanSpark and its wholly owned subsidiaries have operated in the bitcoin mining sector since December 2020. Bitcoin mining is CleanSpark’s principal revenue generating business activity. As of June 30, 2024, CleanSpark operated 152,505 bitcoin mining machines, with a hashrate capacity of approximately 20.4 exahashes per second (“EH/s”) and a fleetwide efficiency of 22.31 joules per terahash (“J/TH”). As of June 30, 2024, CleanSpark mined 6,591 bitcoins. CleanSpark expects to continue increasing its computing power through 2024 and beyond through maximizing its infrastructure at its owned sites, pursuing expansion opportunities in Wyoming and Tennessee, and seeking strategic acquisition targets and co-location agreements.

CleanSpark was incorporated in 1987 and is incorporated in Nevada and headquartered in Henderson, Nevada. Its principal executive offices are located at 10624 S. Eastern Ave, Suite A—638, Henderson, Nevada 89052, and its telephone number is (702) 989-7692. CleanSpark was formerly known as Stratean Inc. and changed its name to CleanSpark, Inc. in November 2016. CleanSpark maintains a corporate website at: www.cleanspark.com. Information contained on CleanSpark’s website does not constitute part of this proxy statement/prospectus. CleanSpark common stock is publicly traded on The Nasdaq Capital Market, under the ticker symbol “CLSK”.

See “Where You Can Find More Information” beginning on page 196.

GRIID

GRIID is an emerging American infrastructure company in the bitcoin mining sector. GRIID develops and operates U.S. based mining facilities that generate bitcoin by performing computing associated with proof of work. GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin. As of the date of this proxy statement/prospectus, GRIID has a total of up to 68 megawatts (“MW”) of available electrical capacity across its New York facility and its three Tennessee facilities. GRIID’s mining operations currently utilize application specific integrated circuits (“ASICs”) manufactured primarily, by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASIC chips manufactured by Intel. GRIID has continued developing a US-focused power pipeline. GRIID’s existing, developed power capacity utilizes approximately 67% carbon-free power. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

The mailing address of GRIID’s principal executive offices is 2577 Duck Creek Road, Cincinnati, OH 45212. GRIID’s telephone number is (513) 268-6185.

Merger Sub

Merger Sub, a direct, wholly owned subsidiary of CleanSpark, is a Delaware corporation incorporated on June 24, 2024 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Sub are located at 10624 S. Eastern Ave, Suite A – 638 Henderson, Nevada 89052.

BUSINESS OF GRIID

GRIID is an emerging American infrastructure company in the bitcoin mining sector. GRIID develops and operates U.S. based mining facilities that generate bitcoin by performing computing associated with proof of work. GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin. As of the date of this proxy statement/prospectus, GRIID has a total of up to 68 MW of available electrical capacity across its New York facility and its three Tennessee facilities. GRIID’s mining operations currently utilize ASICs manufactured primarily, by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASIC chips manufactured by Intel. GRIID has continued developing a US-focused power pipeline. GRIID’s existing, developed power capacity utilizes approximately 67% carbon-free power. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

GRIID utilizes two platforms that interact with its bitcoin:

Coinbase Prime: This is an institutional-grade brokerage platform featuring in-house custody solutions that GRIID relies upon and controls using account access controls, permissions, and whitelisted withdrawal addresses. All users interacting with balances have a two-factor authentication and all trading and transfer activities are sent to all administrative emails to flag any potentially bad behavior.

Foundry: Foundry is a pool account that holds GRIID’s bitcoin for only approximately 24 hours as GRIID accrues revenue before the bitcoin gets paid out to its Coinbase Prime brokerage account. A two-factor authentication is required for all accounts and there is a robust whitelisting process for any new withdrawal addresses to be added to the platform. Additionally, activity in Foundry initiates emails to the other accounts to flag any potential bad behavior or vulnerability.

While GRIID does not hold any bitcoin for third parties, GRIID’s business, financial condition and results of operations could be adversely affected by industry-wide developments beyond its control, including the fallout from the Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX Trading Ltd., et al. (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows Capital and crypto lenders Celsius Network LLC, et al., Voyager Digital Ltd., et al., BlockFi Inc., et al., and Genesis Global Holdco, LLC, et al. In January 2023, Genesis filed for Chapter 11 bankruptcy. Genesis is owned by Digital Currency Group Inc., who also owns Foundry, one of GRIID’s custodians. At this time, GRIID believes that there are no material risks to its business arising from its indirect exposure to Genesis. Although (i) GRIID has no direct exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy; (ii) GRIID has no assets, material or otherwise, that may not be recovered due to these bankruptcies; and (iii) GRIID has no exposure to any other counterparties, customers, custodians or other crypto asset market participants known to have (x) experienced excessive redemptions or suspended redemptions or withdrawal of crypto assets, (y) the crypto assets of their customers unaccounted for, or (z) experienced material compliance failures, GRIID’s business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

Key Strengths

GRIID believes that it has several strengths that will give GRIID a competitive advantage in the bitcoin mining business, including:

Vertically integrated business model. GRIID sources low-cost, low-carbon power, has a track record of building mining facilities from greenfield to fully operational, and manages mining operations in-house on an ongoing basis. Taking a vertically integrated approach requires considerable management and operational expertise. GRIID believes a vertically integrated bitcoin miner has several key operating model attributes that are positively differentiated relative to alternative business models. The vertically integrated miner sources power, manages or performs site development, manages ASIC deployment, and is responsible for ongoing operations. In the case of GRIID, this has translated to many of the key mining deployment and operations activities migrating in-house, including:

•	Direct power contract negotiation;

•	Power management;

•	Container fabrication;

•	Low voltage electrical installation;

•	Network design, installation, and management;

•	Site design;

•	Software development;

•	ASIC deployment; and

•	ASIC repair and maintenance.

Strategic power relationships. As of the date of this report, GRIID operates bitcoin mining sites in the Tennessee Valley Authority (“TVA”) service territory, representing up to approximately 55 MW of available electrical capacity. Two Tennessee growth opportunities GRIID has announced represent expansion of a combined 80 MW. As of the date of this proxy statemen/prospectus, GRIID’s New York bitcoin mining site with Eagle Creek Renewable Energy (“Eagle Creek”), represents up to approximately 13 MW of available electrical capacity.

Operational excellence achieved through vertical integration. The vertical integration includes comprehensive site design, fabrication, deployment, and ongoing operations. Control over these activities allows GRIID to innovate and then deploy best practices that differentiate performance. Controlling site design and fabrication allows GRIID to best manage site budgets and development timelines. The business model and team of operators are keys to growth and sector leadership.

Access to low-cost, environmentally friendly power. GRIID is dedicated to helping support environmentally friendly bitcoin mining. GRIID firmly believes that this will be critical to the long-term adoption and success of bitcoin. GRIID has prioritized low-carbon generation sources in the development of its power pipeline. Low-carbon generation and renewable energy sources carry a lower fixed cost to operate and therefore there have been opportunities for GRIID to structure mutually beneficial power agreements at scale.

Management’s track record, relevant expertise, and capabilities. GRIID has assembled an experienced management team with an overarching vision to scale to be the largest bitcoin mining operator. This is only achievable with the right talent across all executive leadership roles, led by James D. Kelly III, GRIID’s Founder & Chief Executive Officer, Gerard F. King II, GRIID’s Chief Operating Officer, Allan J. Wallander, GRIID’s Chief Financial Officer, Dwaine Alleyne, GRIID’s Chief Technology Officer, Michael W. Hamilton, GRIID’s Chief Research Officer, Harry E. Sudock, GRIID’s Chief Strategy Officer, and Alexander Fraser, GRIID’s General Counsel and Secretary. GRIID’s management team is positioned to deliver market leading mining at operational scale, and continuously improve the vertically integrated mining business model.

GRIID’s Strategy

GRIID’s strategy is to become a leading bitcoin mining operator in the United States. GRIID’s goal is to achieve this by rapidly developing its power pipeline and leveraging operational excellence. GRIID will engage in these efforts and other strategic initiatives to achieve market leading scale and performance:

Scale potential to become a leading bitcoin mining company in the United States. Bitcoin miners who are rapidly growing and achieving large scale operations have competitive advantages. Critical activities in the bitcoin mining business include achieving economies of scale in the acquisition of electrical infrastructure, operational performance, serving as an additional buffer against price volatility in bitcoin. GRIID has invested in a diverse set of energy relationships and intends to scale by developing mining sites served by these partners.

Develop GRIID’s power pipeline. Power is one of the key inputs of all bitcoin mining operations. Through its existing energy relationships, GRIID expects to rapidly grow mining capacity with existing providers at new locations. Additionally, the operating model GRIID deploys has significant benefits for local energy grids, which GRIID believes will make it an attractive customer in other regions.

Expand power pipeline and continue prioritizing low-carbon development. As bitcoin mining grows and GRIID expands its operations, GRIID believes there will be opportunities to acquire favorable power arrangements. This will grow GRIID’s pipeline and allow it to prioritize development based on a comprehensive business case assessment. As it assesses opportunities, GRIID will continue to prioritize low-carbon energy sources.

Continue prioritizing low-carbon generation. GRIID believes that as bitcoin continues to develop as an emerging value storage asset and medium of exchange, it is increasingly important that this asset class remains compatible with environmental objectives. To this end, GRIID has sourced, and intends to continue sourcing, an overwhelmingly low-carbon pipeline that will fuel GRIID’s growth without compromising on power price.

The Adit Merger

On December 29, 2023, GRIID, formerly known as “Adit EdTech Acquisition Corp” (“Adit”), consummated the previously announced merger contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “initial de-SPAC merger agreement”), as amended by the first amendment to the initial de-SPAC merger agreement, dated December 23, 2021 (the “First Amendment”), the second amendment to the initial de-SPAC merger agreement, dated October 17, 2022 (the “Second Amendment”), and the third amendment to the initial de-SPAC merger agreement, dated February 8, 2023 (the “Third Amendment,” together with the initial de-SPAC merger agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “de-SPAC merger agreement”). Pursuant to the de-SPAC merger agreement, (i) ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit (“Adit Merger Sub”), merged with and into Griid Holdco LLC, with Griid Holdco LLC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Adit (the “de-SPAC merger”) and (ii) GRIID’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc. The de-SPAC merger was accounted for as a reverse merger and recapitalization and Adit was considered the acquired company for financial statement reporting purposes. The consideration for the de-SPAC merger was paid in shares of Adit common stock, par value $0.0001 per share (the “Adit common stock”), issued to the GRIID Holdco equity holders at the closing of the de-SPAC merger pursuant to the de-SPAC merger agreement and had a value of $585,000,000 (based upon the assumed price of $10.00 per share of Adit’s common stock). At the effective time, pursuant to the de-SPAC merger agreement, each limited liability company membership unit of Griid Holdco LLC issued and outstanding immediately prior to the effective time was converted into the right to receive such unit’s share, as determined in accordance with the de-SPAC merger agreement, of 58,500,000 shares of Adit’s common stock. As of July 15, 2024, the officers and directors of GRIID beneficially own in the aggregate approximately 52% of GRIID.

Bitcoin Industry Overview

Bitcoin

Bitcoin is the oldest and most widely used cryptocurrency today. Cryptocurrencies are currencies that are not backed by a central bank or a national, supra-national or quasi-national organization and are not typically backed by hard assets or other credit. Cryptocurrencies are typically used as a medium of exchange—similar to fiat currencies like the U.S. Dollar—that is transacted through and recorded on a blockchain.

Bitcoin was invented in 2008 by an unknown person under the pseudonym Satoshi Nakamoto and launched in 2009 as a medium of exchange. Bitcoin is currently the world’s most valuable cryptocurrency measured by market capitalization.

As described in the original white paper by Nakamoto, bitcoin is a decentralized, peer-to-peer version of electronic cash that allows online payments to be sent from one party to another without using a financial institution as an intermediary. Upon verification by computers (“miners”) serving the bitcoin network, authenticated transactions are permanently recorded on a public ledger (“chain”) for all to view. Without the need for a third party to determine which transactions are authentic, the bitcoin network allows any two willing market participants to transact, thereby minimizing transaction costs, reducing the minimum practical transaction size, and enabling non-reversible payments for non-reversible services.

Sending Bitcoin

When bitcoins are sent, the transactions are broadcasted to all nodes in the bitcoin network. Each node bundles a collection of transactions into an encrypted block and applies computation power to decipher the code (“hash”) to the encrypted block, which requires verification that all transactions within the block are valid. Once the node cracks the code, that code is sent to all other miners who can easily verify that the hash is indeed correct. When enough nodes agree that the hash is correct, the block is added to the existing chain and miners move on to work on the next block by utilizing the hash of the accepted block as the previous hash.

The verification is necessary because, unlike physical cash that can only be held by one party at a time, cryptocurrency is a digital file that could be fraudulently copied and sent to multiple recipients if there are no safeguards in place. To address this double-spending problem, the public ledger in the bitcoin network keeps track of user balances and a complete history of every transaction executed among bitcoin network participants, all the while keeping participants anonymous.

Bitcoin Parameters

When bitcoin was created, the inventor limited its supply to 21 million coins. One bitcoin is equal to 100 million satoshi, which is the smallest unit of bitcoin. This supply limitation ensures that bitcoin remains scarce, and the divisibility enables small-sized transactions even in a rising bitcoin price environment.

Bitcoin Distribution

There are currently approximately 19 million bitcoins in circulation. To distribute bitcoins into circulation and incentivize miners for expending time and computation power to find solutions to encrypted blocks, the bitcoin network rewards the miner who finds the right hash with bitcoins.

The number of bitcoin rewards is reduced by 50% for every 210,000 blocks mined, and given that a block is added to the ledger approximately every 10 minutes (time for the bitcoin network to mine a new block), the “halving event” takes place roughly once every four years until all 21 million bitcoins have been “unearthed”. Currently, each block mined rewards 3.125 bitcoins and the next halving is expected to occur in April 2028, at which point each block mined would only reward 1.5625 bitcoins.

Transaction Fees

When a user sends bitcoin to a recipient, the transaction is first broadcasted to a memory pool before being included in a block. Because each block can only contain up to one megabyte of transaction information, it is in this memory pool that miners can pick and choose which transactions to bundle into the next block and verify. During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. Consequently, not all attempted transactions will be verified immediately and some transactions can take up to a day or longer to verify.

In situations where there are more transactions in the memory pool than there is space on the next block, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners will prioritize their transactions. Due to the one megabyte limitation, miners tend to favor smaller transactions that are easier to validate. Larger “tips” are required to incentivize miners to mine larger transactions. When the network congestion eases, the miners then turn their focus upon the remaining transactions.

Wallet

Bitcoins are held in bitcoin wallets, which is a software program for storing bitcoins. Each wallet is assigned a unique address. When users transact directly, using wallets, or indirectly, through exchanges, bitcoins are moved from one wallet address to another after the transaction has been verified by miners.

Bitcoin Mining and Mining Pools

Bitcoin mining is the process of using specialized and high-powered miners to solve advanced cryptographic math computations, verifying the authenticity of bitcoin transactions for the blockchain transaction public ledger. These solved math problems or authenticated transactions are then combined into blocks, with these blocks having specific requirements in terms of size and proof-of-work, and later published to the blockchain. A miner that verifies and solves a new block is awarded a portion of newly generated digital coins, which can then be sold on the market to generate transaction fees and profits for the mining company or retained by the miner for future use.

The bitcoin network goes through “halving events” during which the number of bitcoins that miners are awarded for processing a block are reduced by 50%. On the bitcoin network, these events occur every 210,000 blocks (roughly every four years). There have been three halving events to date on the bitcoin network. The initial award on the bitcoin network was 50 bitcoins per block. The current award is 3.125 bitcoins per block. The most recent halving event occurred on April 19, 2024, and the next halving event is expected to occur in April 2028. The halving mechanism results in an ever-decreasing issuance rate of bitcoin.

Due to the decreasing probability of being awarded bitcoins for solving blocks, miners have recently explored methods to increase their cumulative computing power and probability of being awarded bitcoins by pooling their processing resources into a “mining pool.” A mining pool combines miners’ computational power to solve blocks and eventually shares the awarded bitcoins to the pool participants in an amount proportional to the amount of hashing power contributed by each participant to the overall chance of earning the reward. The mining pool operator and the pool software arrange the pool in terms of miners’ hashing capacity, work conducted, and rewards earned.

Miners

Bitcoin is mined on specialized computers that utilize an algorithm to guarantee the integrity of blocks in the blockchain using a specific hash function to solve the algorithm. The hash function can be efficiently computed on a special mining device called ASIC using the SHA-256 cryptography algorithm, which is the block hashing algorithm used by the bitcoin network to hash new blocks on the blockchain. SHA stands for Secret Hash Algorithm, and it converts any input into a 32-byte output, creating output data hashes that always have 256 digits. The main suppliers of bitcoin mining equipment are Bitmain and MicroBT, each of which controls a significant amount of the miner market.

Miners are rewarded in bitcoin and transaction fees in proportion to their processing contribution to the network. Miners are relatively energy intensive and produce a high amount of heat. To operate miners efficiently at a low cost, mining companies endeavor to procure low-cost energy sources and implement efficient cooling methods.

Hashing

To mine bitcoin, computers solve difficult mathematical problems to verify transactions in support of the blockchain. As an incentive to expend time, power and other resources to mine bitcoin, miners are rewarded in bitcoin and transaction fees. Each computation is a hash, and the speed at which these problems can be solved at is measured in hash rate. Initially, miners used general purpose chips such as central processing units and graphics processing units (“GPUs”) to complete calculations.

In more recent years, however, ASICs have replaced GPUs in order to improve speeds. As miners across the world compete to solve these computations at the fastest hash rate, miners are rewarded in proportion to their processing contribution to the overall network. Due to these dynamic, low-cost energy sources and the most powerful ASICs are in high demand and can be difficult to obtain, requiring miners to become more sophisticated and better capitalized to compete in the future.

Energy Price

As computers continuously compute and verify each block of transactions, they require a reliable and large amount of electricity. Given how electricity costs account for a significant proportion of a miner’s operating expenses, having the lowest possible electricity price may provide a company with a significant advantage over its peers.

Cooling

Bitcoin is mined by chips housed in data centers. Due to the amount of energy that computers expend in order to generate complex computations, advanced cooling systems are needed to prevent the computers from overheating. Some miners achieve this by placing their hardware in cold climate locations or underground. Others resort to traditional fan cooling systems. Yet another solution is to submerse computers in non-conductive, cooling liquid.

GRIID’s Products and Services

GRIID is primarily engaged in the business of bitcoin mining. GRIID also conducts related or adjacent activities including, but not limited to, construction management, infrastructure fabrication, land and power acquisition, software development, computer repair and maintenance, and logistics management. These activities are generally performed for the internal benefit of GRIID’s mining operations, and generally not on behalf of third parties or sold into the market, except that GRIID may in the future conduct these activities in connection with strategic relationships.

Mining Equipment

GRIID primarily utilizes ASICs from the two largest bitcoin ASIC hardware market leaders, Bitmain and MicroBT, and has deployed thousands of their respective products. GRIID has sourced these units directly from the manufactures, from other miners, and through third party relationships. GRIID has also purchased ASIC chips manufactured by Intel.

GRIID runs a blend of predominantly MicroBT and Bitmain manufactured ASICs alongside a minority of units from alternative producers.

Mining Facilities

GRIID’s corporate headquarters is located at 2577 Duck Creek Road, Cincinnati, Ohio 45212. GRIID operates four industrial scale facilities across two states totaling 68 MW of aggregate contracted power availability. Three facilities are in Tennessee and the fourth facility is in New York. These locations consume a blended power mix that is approximately 67% carbon-free.

The facilities in Tennessee are served by three of the 156 utilities that deliver the power generated by the TVA. The scale of TVA’s operations and GRIID’s relationships in the region have enabled significant growth opportunities and several of these are already in various stages of negotiation, contracting or development.

In addition to the TVA, GRIID has a strategic relationship with Eagle Creek. The New York facility is co-located with one of Eagle Creek’s 85 hydroelectric dams.

The following table sets forth selected information concerning GRIID’s principal facilities, as of June 30, 2024.

Location	Owned/Leased	Approximate Size
Corporate Headquarters:
Cincinnati, Ohio	Leased	3,188 sq feet
Additional Facilities:
Lenoir City, Tennessee	Leased	5.13 acres
Rutledge, Tennessee	Leased	47,906 sq feet
Limestone, Tennessee	Leased	3.00 acres
Maynardville, Tennessee	Owned	1.50 acres
Austin, Texas	Leased	2,679 sq feet
Jackson, Tennessee	Owned	15.00 acres
Watertown, New York	Leased	1,292 sq feet

Material Agreements

GRIID has entered into several key agreements that it expects will be material to its operations:

Hosting Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into the hosting agreement, pursuant to which GRIID agreed to host and power certain of CleanSpark’s cryptocurrency mining equipment at GRIID facilities. In accordance with the terms of the hosting agreement, all of the power available for use at GRIID’s facilities will be made available for use by CleanSpark. The initial term of the hosting agreement is one-year, after which it automatically renews for up to seven additional six-month periods unless CleanSpark provides GRIID written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current initial term or renewal term, as applicable. In addition to allowing for termination rights by either party in the event of uncured breach by the other, CleanSpark has additional termination rights relating to GRIID ceasing to conduct its business in the normal course, GRIID’s insolvency and upon the occurrence of certain bankruptcy-related events, as set forth in the hosting agreement.

Under the hosting agreement, GRIID must use its best efforts to terminate all other hosting, colocation services and similar agreements with third parties in effect as of June 26, 2024 (the “existing hosting agreements”) and is further prohibited from renewing any existing hosting agreement or entering into new agreements with third parties providing for hosting, colocation mining and similar services at GRIID’s facilities.

Under the terms of the hosting agreement, CleanSpark paid a refundable deposit to GRIID in the amount of $1 million. Pursuant to the hosting agreement, CleanSpark will pay GRIID certain service fees based on allocable operating costs incurred by GRIID and for kilowatt hours consumed by CleanSpark’s mining equipment, along with a variable performance fee calculated based on the profitability of the bitcoin mined during the relevant payment period.

Credit Agreement

On June 26, 2024, concurrently with the execution of the merger agreement, CleanSpark and GRIID entered into a senior secured term loan credit agreement (the “prior CleanSpark credit agreement”) under which

CleanSpark provided a term loan of $55,918,638.68 (the “term loan amount”) to GRIID, which amounts GRIID is permitted to use solely for certain purposes as set forth in the prior CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID amended and the prior CleanSpark credit agreement (as amended and restated, the “CleanSpark credit agreement”) to include, in addition to the term loan amount, a new delayed draw term loan facility of $40,000,000 (the “delayed draw facility”), which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

The maturity date of all loans under the CleanSpark credit agreement is the earlier of (i) June 26, 2025, or (ii) 90 days after the termination of the merger transaction between CleanSpark and GRIID under the merger agreement (other than a termination resulting solely from the breach of CleanSpark). On the maturity date, the principal and any accrued but unpaid interest must be paid. The term loan bears interest at a rate of 8.5% per annum. The CleanSpark credit agreement contains customary representations, warranties, covenants, and events of default for a deal of this type.

Union Data Power Supply Agreement

On October 1, 2019, GRIID, through its wholly owned subsidiary, Union Data Diner LLC (“Union Data”), entered into a power supply agreement with Knoxville Utility Board (“KUB”) for KUB to provide power to GRIID’s bitcoin mining facility located in Maynardville, TN. The power supply agreement, as amended, and an MOU between GRIID and KUB, provide GRIID’s Maynardville facility with access of up to approximately 10 MW of power. The term of the power supply agreement is for five years effective from January 1, 2020, and thereafter the power supply agreement will renew automatically for one-year periods unless terminated by either party in accordance with the terms of the power supply agreement by providing at least 60 days’ notice prior to the end of the initial term or any renewal period. Effective as of August 1, 2024, Union Data entered into an amendment to such power supply agreement pursuant to which Union Data will increase its power supply contract demand from 780 kW to 5,000 kW for on-peak demand and held off-peak demand unchanged at 6,800 kW.

In addition to the power contract described above, effective August 1, 2024, Union Data entered into a PowerFlex Agreement (the “PowerFlex Agreement”) with the TVA and the Knoxville Utilities Board (acting for and on behalf of the City of Knoxville, Tennessee), pursuant to which Union Data will participate in TVA’s Emergency Interruptions and Capacity Interruptions product types. PowerFlex is a demand response program offered by TVA which offers participants monetary credit in exchange for temporarily reducing electricity demand during periods of high system demand.

Under the terms of the PowerFlex Agreement, during an interruption that TVA determines, in its sole judgment, is necessary or appropriate to reduce power demand on TVA’s system or any part of TVA’s system (“Capacity Interruption”) or an interruption that TVA determines, in its sole judgment, is necessary or appropriate to address the reliability of the TVA system or the reliability of any portion of the TVA system (“Emergency Interruption”), Union Data will reduce its power demand requirements so that it is less than or equal to 350 kW during either such interruption.

TVA may designate Capacity Interruptions, at any time, once per calendar day, upon thirty minutes notice, for up to 96 hours in any period of time from October 1 through September 30 of each year. Each Capacity Interruption will be between two and four hours in duration. TVA may also designate Emergency Interruptions at any time, for any length of time, and with no daily frequency limit, upon five minutes notice, provided, however, if TVA’s system conditions allow, in TVA’s sole judgment, TVA may contact Union Data to allow it to resume taking some or all of its load requirements, subject to the terms of the PowerFlex Agreement, for a temporary period during an Emergency Interruption.

For Union Data’s participation in the PowerFlex program, TVA will compensate Union Data with a monthly credit to its power invoice per kW of average monthly power demand from Union Data.

Red Dog Power Supply Agreement

On September 28, 2020, GRIID, through its wholly owned subsidiary, Red Dog Technologies LLC (“Red Dog”), entered into a site location and development agreement with Johnson City Energy Authority (d/b/a BrightRidge) (“BrightRidge”) pursuant to which the parties agreed to develop a three-acre parcel of land for a high-density data center (referred to as the Barnes substation site) adjacent to BrightRidge’s Allen Phipps substation. In connection with the site location and development agreement, the parties entered in a ground lease agreement and a contract for lighting and power service.

Pursuant to the ground lease agreement, BrightRidge leased to Red Dog a three-acre parcel of real property for the data center. The term of the ground lease agreement began on September 28, 2020 and ends on March 28, 2026. The lease is automatically renewed for up to five additional terms of one year provided that Red Dog is not in default. Events of default include Red Dog’s insolvency or failure to cure a breach of the agreement after 30 days’ notice and a request to remediate the breach. The rent is $600.00 per acre per year. After the initial term, the rent may not increase by more than 5% of the rent from the prior term. Pursuant to the ground lease agreement, Red Dog has the option to purchase a parcel of real property of approximately 7.67 acres, which includes the real property that is subject to the ground lease agreement, after two years.

Pursuant to the contract for lighting and service, BrightRidge serves power to GRIID’s bitcoin mining facility located in Johnson City, TN. The contract for lighting and service began on or around December 1, 2020. The contract for lighting and service provides GRIID’s Johnson City facility with access of up to approximately 25 MW of power. On November 2, 2023, Red Dog, BrightRidge and Washington County, Tennessee entered into a litigation settlement agreement pursuant to which, among other things, Red Dog agreed to cease it operations at its blockchain verification center data center in Johnson City, Tennessee by March 2026.

Data Black River Development and Operation Agreement

On August 31, 2021, GRIID, through its wholly owned subsidiary, Data Black River LLC (“Data Black River”), entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners, LLC (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the development and operation agreement, Data Black River provides services for the development and operation of a bitcoin mining facility located within the premises of HDP in Watertown, NY. HDP supplies up to 13 MW of power through a subcontractor to the bitcoin mining facility located within the HDP premises. Data Black River receives a monthly fee for the performance of its services as well as a percentage of the bitcoin mined during each month. HDP receives a monthly fee for each MW of power supplied to the premises for bitcoin mining as well as a percentage of the bitcoin mined each month. The HDP Agreement has an initial term of three years and thereafter automatically renews for successive one-year periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive 90-day period or if mining revenues are insufficient to cover management fees and electricity fees owed to HDP and Data Black River for three consecutive months. GRIID has generated only nominal revenues at this facility since July 2022, pending resolution of certain issues between HDP and a New York State counterparty to them affecting the generation of power for the site by HDP, and so either party may terminate the HDP Agreement. HDP and GRIID are working together to resolve these regulatory issues to allow GRIID to resume its mining operations at this site.

Ava Data Power Supply Agreements

On March 1, 2022, GRIID, through its wholly owned subsidiary, Ava Data LLC (“Ava Data”), entered into a power contract with the Lenoir City Utility Board (“LCUB”) to furnish power to GRIID’s site located in Lenoir City, Tennessee. On May 1, 2022, GRIID, through its wholly owned subsidiary, Ava Data, entered into a second power contract to furnish power to the same location. These contracts each make approximately 11 MW of capacity available and shall last for terms of five years with automatic one-year renewals unless either party notices the other at least 90 days prior to the current term.

In addition to the power contracts described above, on July 31, 2024 Ava Data entered into two PowerFlex agreements with TVA and LCUB pursuant to which Ava Data will participate in TVA’s Emergency Interruptions and Capacity Interruptions product types (collectively, the “PowerFlex Agreements”). PowerFlex is a demand response program offered by TVA which offers participants monetary credit in exchange for temporarily reducing electricity demand during periods of high system demand. The PowerFlex Agreements replace the Interruptible Power Product Agreement dated as of May 20, 2022, previously entered into by and between Ava Data and TVA.

Under the terms of the PowerFlex Agreements, during a Capacity Interruption or an Emergency Interruption, Ava Data will reduce its power demand requirements so that it is less than or equal to 750 kW during either such interruption.

TVA may designate Capacity Interruptions, at any time, once per calendar day, upon thirty minutes notice, for up to 96 hours in any period of time from October 1 through September 30 each year. Each Capacity Interruption will be between two and four hours in duration. TVA may also designate Emergency Interruptions at any time, for any length of time, and with no daily frequency limit, upon five minutes notice, provided, however, if TVA’s system conditions allow, in TVA’s sole judgment, TVA may contact GRIID to allow it to resume taking some or all of its load requirements, subject to the terms of the PowerFlex Agreements, for a temporary period during an Emergency Interruption.

For Ava Data’s participation in the PowerFlex program, TVA will compensate Ava Data with a monthly credit to its power invoice per kW of average monthly power demand from Ava Data.

Environmental Initiatives

GRIID is actively engaged in actions it considers to be good environmental stewardship of bitcoin by prioritizing low-carbon energy sources within its power pipeline. GRIID believes the opportunity to mine bitcoin with these types of energy sources not only decreases environmental impact but is also in the best interests of the long-term prospects of the business and the industry. Carbon-free generation sources carry a lower fixed cost to operate and therefore pass a lower power cost to the mining customer. Lower power costs translate to larger margins and greater protection against bitcoin volatility. GRIID also enters into flexible power agreements pursuant to which the power it consumes is curtailable by the local grids during times of stress or congestion. Finally, the direct power agreements GRIID enters with hydroelectric providers serve as potential revenue enhancement opportunities, allowing for the flourishing of carbon-free power within broader power markets.

The decision to locate in the TVA service territory was driven both by the low cost of power and the majority carbon free energy blend that the TVA system utilizes. TVA generates approximately 59% of its power from carbon-free sources (hydro-electric, solar, wind, nuclear, biomass, and geothermal) and GRIID’s calculation that its existing facilities utilize approximately 67% carbon free power is based on this percentage and the realized consumption during the disclosed period and includes GRIID’s Data Black River facility.

TVA is a utility leader in decarbonizing its grid, and customers like GRIID assist in supporting that mission. The Union Data power supply agreement and the Red Dog power supply agreement both benefit from the TVA power blend and therefore serve to further GRIID’s low-carbon priority. The Watertown, New York site generates 100% of its power from carbon-free sources. The HDP Agreement governs the Watertown, New York site, which is co-located with a hydro-electric dam and is directly fed from 100% carbon-free power.

GRIID believes it has achieved low power costs relative to its peers in the industry without relying on majority fossil fuels or other less socially responsible means of power generation.

Competition

The competitive landscape in the bitcoin mining industry is complex and constantly evolving. There are participants of many different sizes with different capital structures, power relationships, supply agreements, and operational capabilities. As interest in bitcoin has grown along with the asset price, capital has similarly been shifting towards the mining sector. A number of public and private companies have made bitcoin mining their core business and purpose-built miners have shifted their strategies towards enterprise scale.

Across these market participants, the already limited disclosures regarding performance of operations, intended growth, and hardware pre-orders vary. The opaque nature of the industry makes it challenging to predict key metrics like total network hash reliably.

The industry is also still largely serviced by two leading ASIC manufacturers, MicroBT and Bitmain, thus introducing unusual supply dynamics when sourcing the ASICs that power the operations.

Several public companies (traded in the U.S. and internationally) and private companies may be considered to compete with GRIID, including the following companies which GRIID has identified as its competitors:

•	Argo Blockchain PLC;

•	Bit Digital, Inc.;

•	Bitdeer Technologies Group;

•	Bitfarms Technologies;

•	Cipher Mining;

•	CleanSpark, Inc.

•	Core Scientific;

•	DMG Blockchain Solutions Inc.;

•	Genesis Mining;

•	Greenidge Generation Holdings Inc.;

•	Hut 8;

•	Iris Energy Limited;

•	Marathon Digital;

•	Riot Blockchain;

•	Stronghold Digital Mining; and

•	TeraWulf, Inc.

Proof-of-stake networks also serve as competition to the bitcoin blockchain. As proof-of-stake algorithms create new blocks in a blockchain without resource intensive calculations to validate transactions, companies with significant advantages in terms of scale or low-cost power may be less competitive on a proof-of-stake network.

Intellectual Property Rights

GRIID’s ability to conduct its business relies in part on its proprietary methods and designs, which GRIID protects as trade secrets. GRIID relies upon trade secret laws, physical and technological security measures and contractual commitments to protect its trade secrets, including entering into non-disclosure agreements with employees, consultants and third parties with access to its trade secrets. However, such measures may not provide adequate protection and the value of GRIID’s trade secrets could be lost through misappropriation or breach of its confidentiality agreements. Furthermore, third parties may claim that GRIID is infringing upon their intellectual property rights, which may prevent or inhibit its operations and cause it to suffer significant litigation expense even if these claims have no merit.

Government Regulation

The laws and regulations applicable to digital assets are evolving and subject to interpretation and change. For example, the Cyber-Digital Task Force of the U.S. Department of Justice published a report entitled “Cryptocurrency: An Enforcement Framework” in October 2020 that detailed the Department of Justice’s view with respect to digital assets and the tools at the Department of Justice’s disposal to deal with threats posed by digital assets. In March 2021, the then-nominee for Chair of the SEC expressed the need for investor protection along with promotion of innovation in the digital asset space. In February 2021, representatives of the government of Inner Mongolia, China announced plans to ban digital asset mining within the province due to the energy and rare Earth mineral demands of the industry.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the U.S., digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies, including FinCEN, the CFTC, the SEC, FINRA, the CFPB, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital assets networks, digital assets users and digital assets exchange markets. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of digital assets markets and GRIID’s digital assets operations. Additionally, U.S. state and federal and foreign regulators and legislatures have taken responsive action against digital assets businesses or enacted restrictive regimes in response to hacks, consumer harm, or criminal activity stemming from digital assets activity. There is also increasing attention being paid by U.S. federal and state energy regulatory authorities as the total electricity consumption of cryptocurrency-mining grows and potentially alters the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies are also actively reviewing the impact of cryptocurrency-mining in their respective states. For example, in November 2022, New York passed a law banning certain bitcoin mining operations that run on carbon-based power sources. For the next two years, unless a company engaged in proof-of-work mining, such as GRIID, which requires sophisticated gear and large amounts of electricity, uses 100% renewable energy, it will not be allowed to expand or renew permits, and new entrants will not be allowed to come online.

Due to the relatively short history of bitcoin and digital assets, and their emergence as a new asset class, government regulation of blockchain and digital assets is constantly evolving, with increased interest expressed by U.S. and international regulators.

Government regulation of blockchain and digital assets is under active consideration by the United States federal government via its agencies and regulatory bodies, as well as by similar entities in other countries and transnational organizations. State and local regulations also may impact GRIID’s activities and other activities in which it may participate in the future. Other governmental or semi- governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in blockchain or digital asset businesses. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins (so-called

“initial coin offerings”) and has made statements and official promulgations as to the status of certain digital assets as “securities” subject to regulation by the SEC.

The effect of any regulatory change, either by the federal, state, local or foreign governments or any self-regulatory agencies on GRIID is impossible to predict, but such change could be substantial and may have a material adverse effect on its business, financial condition and results of operations. While GRIID is unaware of significant adverse governmental or regulatory action adverse to bitcoin mining in the United States, there is no guarantee that future regulation or adverse action will not take place and interpretation of existing regulations in a manner adverse to GRIID’s business is possible.

In addition, various foreign jurisdictions either have adopted, or may adopt, laws, regulations or directives that affect digital assets, digital asset networks, and their users and participants. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants, and service providers outside of the United States, and may therefore impede the growth of digital assets. Several Eastern European and Asian countries have a more restrictive posture toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as mining, in each of those countries. Presently, GRIID does not believe any U.S. federal or state regulatory body has taken any action or position adverse to bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect its business in ways it is not presently possible for GRIID to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, GRIID may become subject to new laws and further regulation by the SEC and other agencies, which may affect its mining and other activities.

GRIID is unable to predict the effect that any future regulatory change, or any overlapping or unclear regulations, may have on GRIID, but such change, overlap or lack of clarity could be substantial and make it difficult for GRIID to operate its business or materially impact the market for digital assets that GRIID mines or may mine in the future. FinCEN has issued guidance stating its position that it does not differentiate between fiat currency (which FinCEN calls “real currency”) and digital assets that are convertible into fiat currency or other forms of convertible virtual currencies (which FinCEN calls “virtual currency”) for purposes of determining whether a person or entity is engaging in “money transmission services”. Persons and entities engaging in virtual currency activities that amount to “money transmission services,” or otherwise cause them to be deemed a “money services business” under FinCEN’s regulations, must register with FinCEN as a money services business, implement an “effective” anti-money laundering program and comply with FinCEN’s reporting and recordkeeping requirements.

In May 2019, FinCEN issued guidance relating to how the Bank Secrecy Act (“BSA”) and its implementing regulations relating to money services businesses apply to certain businesses that transact in convertible virtual currencies. Although the guidance generally indicates that certain mining and mining pool operations will not be treated as money transmission services, the guidance also addresses when certain activities, including certain services offered in connection with operating mining pools such as hosting convertible virtual currency wallets on behalf of pool members or purchasers of computer mining power, may be subject to regulation. Although GRIID believes that its mining activities do not presently trigger FinCEN registration requirements under the BSA, if GRIID’s activities cause it to be deemed a “money transmitter,” “money services business” or equivalent designation, under federal law, GRIID may be required to register at the federal level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes and other operational requirements. In such an event, to the extent GRIID decides to proceed with some or all of its operations, the required registration and regulatory compliance steps may result in extraordinary, non-recurring expenses to GRIID, as well as on-going recurring compliance costs, possibly affecting an investment in the shares, operating results or financial condition in a material and adverse manner. Failure to comply with these requirements may expose GRIID to fines, penalties and/or interruptions in its operations that could have a material adverse effect on its financial position, results of operations and cash flows.

According to the CFTC, bitcoin falls within the definition of a “commodity” under the CEA. Under the CEA the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which GRIID may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital assets that do not utilize margin, leverage, or financing. The NFA is the self-regulatory agency for the U.S. futures industry, and as such has jurisdiction over bitcoin futures contracts and certain other digital assets derivatives. However, the NFA does not have regulatory oversight authority for the cash or spot market for digital assets trading or transactions. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products, and certain leveraged commodity transactions involving digital assets, including the markets on which these products trade.

Seasonality

GRIID’s business is not generally subject to seasonality. However, coin generation from GRIID’s mining operations may vary depending on its total hash rate at a given point in time relative to the total hash rate of the bitcoin network.

Human Capital

GRIID’s employees are a critical component of its success. As of June 30, 2024, GRIID employed approximately 40 full-time employees, out of 43 total employees. GRIID has seven locations with an employee presence and has a remote employee presence in 11 states. None of GRIID employees are represented by a labor union or covered by a collective bargaining agreement. GRIID believes its relationship with its employees is exemplary.

During the time between signing the definitive merger agreement with ADEX and consummation of the transaction, GRIID has implemented a series of workforce reductions. These reductions in force were affected as cost savings measures were undertaken in light of market conditions and liquidity needs.

GRIID strives to create and maintain a special culture at GRIID that focuses on its values of excellence, passion, integrity, respect, innovation, and positive attitude. GRIID’s strong emphasis on culture is intended to empower its employees to make decisions and develop themselves personally and professionally. One of GRIID’s priorities is to maintain and enhance its culture as it grows and integrates new team members.

Attracting, developing, and retaining top talent is a priority at GRIID and it has a dedicated human resources team that focuses on these initiatives. To ensure GRIID stays competitive in the talent market, GRIID strives to make it clear to its employees that it values and appreciates them, and rewards high performance. GRIID fosters a culture of rewards and recognition and incentivize its employees with opportunities for growth within the company.

GRIID’s leadership empowers each team member to make a difference and stretch to their fullest potential. GRIID’s dedication to frequent, transparent communication is shown with company-wide meetings where its leaders share GRIID’s vision and encourage employees to ask questions. GRIID continues to develop formal career-pathing, allowing it to create a roadmap for an individual’s career progression within the organization. GRIID’s compensation strategy gives it competitive advantages by offering competitive salaries, bonus potential and employee ownership opportunities for a meaningful portion of its employees through equity incentive grants.

GRIID recognizes the importance of giving back to the communities in which it lives. Participating in community outreach initiatives and volunteer opportunities is extremely important to GRIID’s employees and has become an integral part of its corporate culture. Throughout the year, GRIID provides multiple ways for team members to volunteer and positively impact the surrounding communities.

GRIID values diverse backgrounds, perspectives and experiences, and GRIID is committed to providing an inclusive environment where all individuals are heard and respected. GRIID’s diversity and inclusion initiatives are periodically reviewed and discussed at the board level.

GRIID offers a comprehensive benefits package, which goes into effect on a person’s first day of employment, including 100% coverage of employee healthcare premiums and several benefits at no cost to its employees, including life insurance, telehealth, mental health and work-life balance resources. GRIID performs a thorough review of its benefits package annually. The financial future of GRIID’s employees is important to GRIID, which is why it prioritizes performance-based bonuses when applicable. To promote personal and professional growth, GRIID encourages its employees to pursue ongoing training and career development opportunities, and GRIID provides tuition assistance and reimbursement for certain pre-approved continuing education programs and professional certifications.

Corporate Information

GRIID’s principal executive office is located at 2577 Duck Creek Road, Cincinnati, Ohio 45212, which is where its records are kept and the principal business address for GRIID’s executive officers. GRIID’s telephone number is (513) 268-6185. GRIID was incorporated in Delaware on October 15, 2020.

GRIID MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please read the following discussion and analysis of GRIID’s financial condition and results of operations together with the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements,” “Business of GRIID” and GRIID’s consolidated financial statements and related notes included in this elsewhere in this proxy statement/prospectus and the “Risk Factors” section of GRIID’s periodic reports filed with the SEC.

The de-SPAC merger was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Adit was treated as the “acquired” company for financial reporting purposes. As a result of the closing of the de-SPAC merger, the financial statements of GRIID Infrastructure Inc. are the financial statements of GRIID. Thus, the following discussion and analysis of the financial condition and results of operations of GRIID Infrastructure Inc. following the completion of the de-SPAC merger should be read together with GRIID Infrastructure Inc.’s consolidated financial statements and the related notes thereto appearing elsewhere in this proxy statement/prospectus.

GRIID Infrastructure Inc.’s consolidated financial statements are prepared in accordance with GAAP.

All references to “cryptocurrency” or “cryptocurrencies” in this section refer to bitcoin.

Recent Developments

Merger Agreement

On June 26, 2024, GRIID entered into the merger agreement with CleanSpark and Merger Sub.

The merger agreement provides that, among other things and subject to the terms and conditions of the merger agreement, (1) Merger Sub will be merged with and into GRIID (the “merger”), with GRIID surviving and continuing as the surviving corporation in the merger, and, (2) at the effective time of the merger, holders of each outstanding share of GRIID common stock will receive, in exchange for each share of GRIID common stock held immediately prior to the merger (other than certain excluded shares), that number of shares of CleanSpark common stock equal to the quotient obtained by dividing the aggregate merger consideration (as defined below) by the total number of shares of GRIID common stock issued and outstanding as of the closing date of the merger (the “exchange ratio”). The term “aggregate merger consideration” means the quotient obtained by dividing (x) the sum of (i) $155,000,000 minus (ii) the amount of GRIID’s outstanding liabilities that are due and payable as of the closing date of the merger (net of cash on hand), including all indebtedness (as defined in the merger agreement), plus up to $5 million in severance obligations that would be due and payable upon termination of certain employees identified by CleanSpark prior to the closing date, by (y) $16.587 (which is the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement).

The merger agreement provides that, at the effective time, each GRIID restricted stock unit award that is outstanding immediately prior to the effective time will immediately vest with respect to 100% of the shares of GRIID common stock subject to such GRIID restricted stock unit award, which shares of GRIID common stock will be converted into the right to receive the merger consideration with respect to each share of GRIID common stock. Further, the merger agreement provides that, at the effective time, each outstanding vested compensatory option to purchase shares of GRIID common stock will be canceled and converted into the right to receive that number of shares of CleanSpark common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price of the applicable option, multiplied by (B) the number of shares of GRIID common stock subject to such option immediately prior to the effective time, divided by (ii) the volume-weighted average price of CleanSpark common stock for the two consecutive trading days prior to the date of the merger agreement. Any GRIID option that has an exercise price per share of GRIID common stock that is equal to or greater than the merger consideration value will be canceled for no consideration.

At the effective time, each outstanding and unexercised warrant to purchase shares of GRIID common stock will be converted into a warrant to purchase a number of shares of CleanSpark common stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of GRIID common stock subject to such warrant as of immediately prior to the effective time, multiplied by (B) the exchange ratio. The exercise price per share of CleanSpark common stock underlying such warrant will be equal to the quotient obtained by dividing (x) the per share exercise price applicable to such warrant immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. Each such CleanSpark warrant shall be on the same terms and conditions as were applicable under such GRIID warrant immediately prior to the effective time of the merger.

The GRIID board has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, GRIID and the holders of GRIID common stock, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (3) resolved to recommend that the GRIID stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

The completion of the merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the receipt of the required approvals from GRIID stockholders, (2) the absence of any governmental order or law that makes consummation of the merger illegal or otherwise prohibited, (3) the effectiveness of the registration statement on Form S-4 to be filed by CleanSpark pursuant to which the shares of CleanSpark common stock to be issued in connection with the merger are registered with the SEC, and (4) the authorization for listing of CleanSpark common stock to be issued in connection with the merger on The Nasdaq Stock Market LLC. The obligation of each party to consummate the merger is also conditioned upon (1) the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), (2) the other party having performed in all material respects its obligations under the merger agreement, (3) the absence of a material adverse effect on the other party and (4) the receipt of an officer’s certificate from the other party confirming that the foregoing conditions (1)-(3) have been satisfied.

The merger agreement contains customary representations and warranties of CleanSpark and GRIID relating to their respective businesses, financial statements and public filings, in each case generally subject to customary materiality qualifiers. Additionally, the merger agreement provides for customary pre-closing covenants for each party including, subject to certain exceptions, covenants to conduct their respective businesses in the ordinary course consistent with past practice and to refrain from taking certain actions without the other party’s consent. CleanSpark and GRIID also agreed to use their respective reasonable best efforts to cause the merger to be consummated, subject to certain limitations set forth in the merger agreement. CleanSpark and GRIID have agreed to file the registration statement on Form S-4 and the proxy statement for GRIID’s special meeting of stockholders no later than 60 days after the signing date of the merger agreement.

The merger agreement provides that, during the period from the date of the merger agreement until the effective time, GRIID will be subject to certain restrictions on its ability to solicit alternative competing proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative competing proposals, subject to customary exceptions. GRIID is required to call a special meeting of its stockholders to approve the merger agreement and, subject to certain exceptions, to recommend that its stockholders approve the merger agreement.

The merger agreement contains termination rights for each of CleanSpark and GRIID, including, among others, (1) by mutual written consent of CleanSpark and GRIID, (2) by either CleanSpark or GRIID if the merger has not been consummated on or before 5:00 p.m. Las Vegas, Nevada time, on March 31, 2025 (provided that such right will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement caused of or resulted in the failure of the merger to occur on or before such date), and (3) if the stockholders of GRIID do not approve the merger agreement at its special meeting of stockholders.

Additionally, the merger agreement permits GRIID, subject to compliance with certain requirements and payment of a termination fee (described below), to terminate the merger agreement to enter into a definitive agreement for a superior alternative competing proposal than the merger.

Upon termination of the merger agreement under specified circumstances, including, among others, the (1) termination by GRIID to enter into a definitive agreement for a superior alternative competing proposal than the merger, (2) termination by CleanSpark in the event of a change of recommendation by the GRIID board or (3) termination by CleanSpark because GRIID, its subsidiaries or any of its directors or officers materially breached its non-solicitation obligations, GRIID would be required to pay CleanSpark a termination fee of $1.5 million. In addition, if the merger agreement is terminated because of a failure of GRIID’s stockholders to approve the merger, GRIID will be required to reimburse CleanSpark for certain expenses incurred in connection with the Merger. In no event will CleanSpark be entitled to receive more than one termination fee, net of any expense reimbursement.

Hosting Agreement

On June 26, 2024, concurrently with the execution and delivery of the merger agreement, CleanSpark and GRIID entered into a hosting agreement, pursuant to which GRIID agreed to host and power certain of CleanSpark’s cryptocurrency mining equipment at GRIID facilities. In accordance with the terms of the hosting agreement, all of the power available for use at GRIID’s facilities will be made available for use by CleanSpark. The initial term of the hosting agreement is one-year, after which it automatically renews for up to seven additional six-month periods unless CleanSpark provides GRIID written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current initial term or renewal term, as applicable. In addition to allowing for termination rights by either party in the event of uncured breach by the other, CleanSpark has additional termination rights relating to GRIID ceasing to conduct its business in the normal course, GRIID’s insolvency and upon the occurrence of certain bankruptcy-related events, as set forth in the hosting agreement.

Under the hosting agreement, GRIID must use its best efforts to terminate all other hosting, colocation services and the existing hosting agreements and is further prohibited from renewing any existing hosting agreement or entering into new agreements with third parties providing for hosting, colocation mining and similar services at GRIID’s facilities.

Under the terms of the hosting agreement, CleanSpark paid a refundable deposit to GRIID in the amount of $1 million. Pursuant to the hosting agreement, CleanSpark will pay GRIID certain service fees based on allocable operating costs incurred by GRIID and for kilowatt hours consumed by CleanSpark’s mining equipment, along with a variable performance fee calculated based on the profitability of the bitcoin mined during the relevant payment period.

Termination of Credit Agreement with Blockchain

On June 26, 2024, GRIID, entered into a Payoff Letter (the “payoff letter”) with Blockchain Access UK Limited (Blockchain Access”) and Blockchain Capital Solutions (US), Inc. (“Blockchain Capital”). Pursuant to the payoff letter, GRIID Infrastructure LLC and certain GRIID subsidiaries (collectively, the “borrowers”) agreed to pay the Blockchain Access $15,000,000 (the “payoff amount”) and Blockchain Capital $2,750,000 (the “purchase amount”) on or prior to July 12, 2024 (the “termination date”) as (i) payment and satisfaction in full of the loans and obligations under the credit agreement with Blockchain Access and Blockchain Capital (the “Blockchain credit agreement”) (including, without limitation, principal, interest, default interest, fees, penalties, costs, and expenses of any kind, and all liabilities, obligations, covenants and agreements under the Amended and Restated Mining Services Agreement, dated October 9, 2022 between GRIID LLC, a wholly owned subsidiary of GRIID, and Blockchain Capital (the “Blockchain prior hosting agreement”) and (ii) payment in full of the purchase price for the certain mining equipment.

On June 28, 2024, GRIID paid to Blockchain Access the payoff amount and paid to Blockchain Capital the Purchase Amount. As a result, pursuant to the payoff letter, among other things:

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the loans and all other obligations of the GRIID Parties under the Blockchain credit agreement and the other related loan documents with Blockchain Access and Blockchain Capital, including, without limitation, principal, interest, fees, penalties, costs, and expenses of any kind, and all liabilities, obligations, covenants and agreements under the hosting agreement, were deemed fully paid, performed and satisfied in full;

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all liens of the Blockchain Access in the collateral and all guaranties of the borrowers under the Blockchain credit agreement and related loan documents with Blockchain Access and Blockchain Capital were terminated and released with no further action on the part of the borrowers; and

•	the Blockchain credit agreement and the other loan documents and the Blockchain hosting agreement terminated.

New Credit Agreement with CleanSpark

Pursuant to the merger agreement, CleanSpark and GRIID have entered into a senior secured term loan credit agreement (the “prior CleanSpark credit agreement”) under which CleanSpark provided a term loan of $55,918,638.68 (the “term loan amount”) to GRIID, which amounts GRIID is permitted to use solely for certain purposes as set forth in the prior CleanSpark credit agreement. The entire term loan amount was borrowed on June 26, 2024, and any amounts repaid prior to the maturity date cannot be reborrowed.

Further, on August 2, 2024, CleanSpark and GRIID amended and the prior CleanSpark credit agreement (as amended and restated, the “CleanSpark credit agreement”) to include, in addition to the term loan amount, a new delayed draw term loan facility of $40,000,000 (the “delayed draw facility”), which amounts GRIID is permitted to request pursuant to the terms of the CleanSpark credit agreement and use solely for certain purposes as set forth in the CleanSpark credit agreement. Pursuant to the CleanSpark credit agreement, $5,000,000 of the delayed draw facility was borrowed on August 5, 2024, and any amounts borrowed and repaid prior to the maturity date cannot be reborrowed.

The maturity date of all loans under the CleanSpark credit agreement is the earlier of (i) June 26, 2025, or (ii) 90 days after the termination of the merger transaction between CleanSpark and GRIID under the merger agreement (other than a termination resulting solely from the breach of CleanSpark). On the maturity date, the principal and any accrued but unpaid interest must be paid. The term loan bears interest at a rate of 8.5% per annum. The CleanSpark credit agreement contains customary representations, warranties, covenants, and events of default for a deal of this type.

GRIID immediately used a portion of the term loan amount to finance (i) the payoff amount and the purchase amount; (ii) $17,631,639 in outstanding payables of GRIID; (iii) $18,277,500 in outstanding principal and accrued and unpaid interest on promissory notes GRIID issued to accredited investors in private placements of GRIID that occurred throughout 2022 and 2023; and (iv) $5,000,000 for working capital purposes.

The obligations of GRIID under the CleanSpark credit agreement are secured by substantially all of the assets of GRIID and its subsidiaries. The payment and performance of all indebtedness and other obligations of GRIID to CleanSpark is guaranteed jointly and severally by the GRIID subsidiaries.

Objective

The objective of this management’s discussion and analysis of the financial condition and results of operations of GRIID is to detail material information, events, uncertainties and factors impacting GRIID and provide investors an understanding from management’s perspective.

Company Overview

GRIID is an emerging American infrastructure company in the bitcoin mining sector. GRIID develops and operates U.S. based mining facilities that generate bitcoin by performing computing associated with proof of work. GRIID’s current business plan does not include the expansion of its mining operations to include digital assets other than bitcoin, or any other activities with, or the holding of, any other cryptocurrencies other than bitcoin. As of the date of this proxy statement/prospectus, GRIID has a total of up to 68 MW of available electrical capacity across its New York facility and its three Tennessee facilities. GRIID’s mining operations currently utilize ASICs manufactured primarily, by two leading companies, Bitmain and MicroBT. GRIID has also purchased ASIC chips manufactured by Intel. GRIID has continued developing a US-focused power pipeline. GRIID’s existing, developed power capacity utilizes approximately 67% carbon-free power. These carbon-free levels are based solely on generation type and not from offsets or carbon credits and can therefore be materially improved.

GRIID utilizes two platforms that interact with its bitcoin:

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Coinbase Prime: This is an institutional-grade brokerage platform featuring in-house custody solutions that GRIID relies upon and controls around account access controls, permissions, and whitelisted withdrawal addresses. All users interacting with balances have a two-factor authentication and all trading and transfer activities are sent to all administrative emails to flag any potentially bad behavior.

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Foundry: Foundry is a pool account that holds GRIID’s bitcoin for only approximately 24 hours as GRIID accrues revenue before the bitcoin gets paid out to its Coinbase Prime brokerage account. A two-factor authentication is required for all accounts and there is a robust whitelisting process for any new withdrawal addresses to be added to the platform. Additionally, activity in Foundry initiates emails to the other accounts to flag any potential bad behavior or vulnerability.

While GRIID does not hold any bitcoin for third parties, GRIID’s business, financial condition and results of operations could be adversely affected by industry-wide developments beyond its control, including the fallout from the Chapter 11 bankruptcy filings of cryptocurrency exchanges FTX Trading Ltd., et al. (including its affiliated hedge fund Alameda Research LLC), crypto hedge fund Three Arrows Capital and crypto lenders Celsius Network LLC, et al., Voyager Digital Ltd., et al., BlockFi Inc., et al., and Genesis Global Holdco, LLC, et al. In January 2023, Genesis filed for Chapter 11 bankruptcy. Genesis is owned by Digital Currency Group Inc., who also owns Foundry, one of GRIID’s custodians. At this time, GRIID believes that there are no material risks to its business arising from its indirect exposure to Genesis. Although (i) GRIID has no direct exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy; (ii) GRIID has no assets, material or otherwise, that may not be recovered due to these bankruptcies; and (iii) GRIID has no exposure to any other counterparties, customers, custodians or other crypto asset market participants known to have (x) experienced excessive redemptions or suspended redemptions or withdrawal of crypto assets, (y) the crypto assets of their customers unaccounted for, or (z) experienced material compliance failures, GRIID’s business, financial condition and results of operations may not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry.

Bitcoin Mining

Bitcoin is mined utilizing specialized computers configured for the purpose of validating transactions on bitcoin blockchains. All of the miners incorporate application-specific integrated circuit chips specialized to solve blocks on the bitcoin blockchains using the 256-bit secure hashing algorithm (“SHA-256”) in return for bitcoin rewards.

GRIID participates in “mining pools” organized by mining pool operators in which GRIID shares our mining power (known as hash rate) with the hash rate generated by other miners participating in the pool to earn bitcoin rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, records how much hash rate each participant contributes to the pool, and assigns bitcoin rewards earned by the pool among its participants in proportion to the hash rate contributed to the pool in connection with solving a block. Monthly, GRIID analytically compares its hash rate to the published global hash rate and fees to assure that the pro rata amount of bitcoin allocated to and received by GRIID are reasonable.

Revenues from bitcoin mining are impacted by volatility in bitcoin prices, as well as increases in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

Key Factors Affecting GRIID’s Performance

The following factors impact GRIID’s revenue and operating income recognized from bitcoin mining:

Market Price of Bitcoin

GRIID’s business is heavily dependent on the spot price of bitcoin. Mined bitcoin revenue is determined based on the spot price at contract inception. The price of bitcoin has experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin may have value based on various factors, including its acceptance as a means of exchange by consumers and others, scarcity, and global market demand.

GRIID’s financial performance and continued growth depend in large part on GRIID’s ability to mine bitcoin efficiently and to sell bitcoin at favorable prices. Over time, GRIID has observed a positive trend in the total market capitalization of bitcoin. However, historical trends are not indicative of future adoption, and it is possible that the adoption of bitcoin and blockchain technology may slow, take longer to develop, or never be broadly achieved, which would negatively impact our business and operating results.

Electricity

GRIID currently has 68 MWs of existing available power capacity. GRIID has developed strategic relationships with various energy providers for low-cost power and also have multiple LOIs and MOUs with energy providers which GRIID anticipates will further scale its low-cost power pipeline. As of March 31, 2024, GRIID derived approximately 67% of its energy from carbon-free sources.

GRIID believes that it will benefit from one of the lowest electricity costs among its publicly traded bitcoin mining peers at scale. GRIID has structured and secured competitive equipment supply agreements with strong counterparties for its current and future bitcoin mining facility sites.

Equipment

GRIID runs a blend of predominantly MicroBT and Bitmain manufactured ASICs alongside a minority of units from alternative producers.

Hash Rate

Miners perform computational operations in support of bitcoin blockchains measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the bitcoin blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The ASIC chips utilized in GRIID’s miners are the well-established standard in the bitcoin mining industry. These ASIC chips are designed specifically to maximize the rate of bitcoin hashing operations.

GRIID’s business is not only impacted by the volatility in bitcoin prices, but also by increases in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving each block.

In bitcoin mining, hash rate is a measure of the processing speed by a bitcoin miner. A participant in a blockchain network’s mining function has a hash rate total of its miners seeking to mine bitcoin and, system- wide, there is a total hash rate of all miners. However, as the relative market price for bitcoin increases, more users are incentivized to mine it, which increases the network’s overall hash rate. As a result, a mining participant must increase its total hash rate to maintain its relative possibility of solving a block on the bitcoin blockchain. Achieving greater hash rate power by deploying increasingly sophisticated miners in ever greater quantities has become one of the bitcoin mining industry’s great sources of competition. GRIID’s goal is to deploy a powerful and ever expanding and evolving fleet of miners, while operating as energy-efficiently as possible.

Halving

The reward for solving a block on the bitcoin blockchain is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in bitcoin using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halving.”

For bitcoin, the reward was initially set at 50 bitcoin rewards per block. The bitcoin blockchain has undergone halving four times since its inception: first on November 28, 2012 at block 210,000; second on July 9, 2016 at block 420,000; third on May 11, 2020 at block 630,000; and fourth on April 19, 2024 at block 740,000, when the reward was reduced to its current level of 3.125 bitcoins per block. This deliberately controlled rate of bitcoin creation means that the number of bitcoins in existence will never exceed 21 million and that bitcoin cannot be devalued through excessive production. This process will repeat until the total amount of bitcoin rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and potential increases or decreases in prices in advance of or following a future halving are unknown.

The Adit Merger and Public Company Costs

On December 29, 2023, GRIID Infrastructure Inc., formerly known as “Adit EdTech Acquisition Corp,” consummated the previously announced reverse recapitalization transaction contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021, as amended by the First, Second and Third Amendments. Pursuant to the de-SPAC merger agreement, (i) ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit, merged with and into Griid Holdco LLC, with Griid Holdco LLC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Adit and (ii) the GRIID’s name was changed from Adit to GRIID Infrastructure Inc. The de-SPAC merger was accounted for as a reverse recapitalization and Adit was treated as the “acquired” company for financial reporting purposes. GRIID Infrastructure Inc. is deemed the predecessor and GRIID will be the successor SEC registrant, meaning that GRIID’s financial statements for periods prior to the consummation of the de-SPAC merger will be disclosed in future periodic reports.

GRIID recorded the net assets acquired from Adit. In connection with the reverse recapitalization, GRIID incurred $21,140 of equity issuance costs, of which $6,107 as of April 28, 2024 have been paid, consisting of advisory, legal, share registration and other professional fees. $2,225 of these fees represent underwriter fees incurred by Adit prior to the reverse recapitalization, related to their initial public offering.

Following the consummation of the de-SPAC merger, GRIID is subject to the reporting requirements of the Exchange Act and GRIID common stock is listed on The Nasdaq Global Market and Cboe Canada, which GRIID expects will require it to hire additional personnel and implement public company procedures and processes. GRIID expects to incur additional annual expenses as a public company for internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

GRIID’s Key Financial and Operational Metrics

GRIID monitors the following key financial and operating metrics to evaluate the growth of its business, measure performance, identify trends affecting its business, formulate business plans and make strategic decisions.

Bitcoin Mining Results

The following illustrates GRIID’s balances of bitcoin, GRIID’s consolidated balance sheet and the various ways the balances of bitcoin were impacted during the applicable periods. Significant components are discussed below.

All numbers in thousands	Three months ended March 31, 2024	Year ended December 31, 2023
Beginning balance	$142	$51
Adoption of ASC 350-60	3	—
Cryptocurrencies received from mining	3,220	9,137
Mining services revenue	255	844
Mining pool operating fees	(7)	(13)
Proceeds from sale of cryptocurrencies	(3,009)	(9,943)
Gain on fair value of bitcoin, net	62	—
Realized gain on sale of cryptocurrencies and consideration paid	109	351
Impairment of cryptocurrencies	—	(285)

Ending balance	$775	$142

Number of bitcoin held	11.13	3.44
Average cost basis - per bitcoin	67,759	41,537
Fair value - per bitcoin	69,689	42,288
Cost basis of bitcoin (in ‘000s)	754	142
Fair value of bitcoin (in ‘000s)	775	145

Revenue Recognized from Bitcoin Mined

The number of bitcoins mined during the three months ended March 31, 2024 and 2023 were approximately 66 and 82, respectively. GRIID opened its first mining site (Tennessee) in October 2019, its second mining site (Tennessee) in November 2020, its third mining site (New York) in July 2021 and its fourth mining site (Tennessee) in April 2022.

Mining Pool Operating Fees

GRIID nets mining pool operating expenses against fees earned as a result of hash computation services under GRIID’s contracts with mining pool operators. Fees are paid to the mining pool operators to cover the costs of maintaining the pool.

Utilization of Bitcoin

When warranted, GRIID sells quantities of the bitcoin it has historically mined to pay operating expenses. GRIID also utilizes bitcoin to purchase new mining equipment, as well as to maintain, update and repair existing miners.

Realized Gain on Sale/Exchange of Bitcoin

During the three months ended March 31, 2024 and 2023, GRIID recognized $0.2 million and $0.1 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the three months ended March 31, 2024, average spot prices increased by $29.5, compared to an average decrease of $18.6 for the three months ended March 31, 2023. The number of bitcoins mined by GRIID decreased from 83 for the three months ended March 31, 2023 to 66 for the three months ended March 31, 2024.

Impairment of Bitcoin

See discussion regarding the impairment of bitcoin in the subsection below.

Energy Cost

GRIID’s ability to control energy costs expended to mine bitcoin is essential to successful bitcoin mining operations. The electrical agreements entered into with power providers at GRIID’s mining locations contain minimum contracted power utilization amounts per month, for which our usage has not yet met the minimum billings. As a result, the rate per MWh used is higher than it will be once the related sites are fully operational. GRIID anticipates the rate per MWh will decrease as usage at the new facilities increases once additional miners on order and anticipated to be ordered are deployed. GRIID sites located in the Tennessee Valley Authority service area saw an increase in fuel cost adjustment charges in 2022 due to a global shift in supply and demand on fuel and purchased power, which remained elevated in 2023 and to-date in 2024.

Hash Rate

GRIID’s hash rate contributed to a given pool represents the hash rate of our miners as a proportion of the total Bitcoin network hash rate, which drives the number of bitcoin rewards that will be earned by GRIID’s miner fleet. GRIID calculates and reports its hash rate in exahash per second. One exahash equals one quintillion hashes per second.

GRIID measures the hash rate produced by its mining fleet through its management software, which captures the reported hash rate from each miner.

Components of Results of Operations

The following describes the components of revenue and expenses that are reflected in GRIID’s consolidated statements of operations:

Cryptocurrency Mining Revenue

GRIID performs hash computation services under GRIID’s contracts with mining pool operators. For each contract, GRIID measures the noncash consideration using the beginning of the day bitcoin spot price on the date of contract inception. GRIID recognizes this noncash consideration on the same day that control of the contracted service transfers to the mining pool operator, which is the same day as contract inception.

Cost of Revenues

Cost of revenues consists of direct costs of earning bitcoin related to mining operations, including power costs and other utilities, but excluding depreciation and amortization, which are separately stated in GRIID’s consolidated statements of operations.

Operating expenses

Operating expenses consist of depreciation and amortization, compensation and related taxes, professional and consulting fees, and general and administrative expenses incurred during the periods presented.

Impairment of Cryptocurrency

In 2023, GRIID recorded impairment on its bitcoin holdings. At that time, the amount of the impairment was determined as the amount by which the carrying amount exceeded its fair value, which was measured using the quoted price of the cryptocurrency at such time. When an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses was not permitted. For each day for which there was a decline in the lowest of day spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

On January 1, 2024, GRIID adopted ASC 350-60, which requires entities with certain crypto assets to subsequently measure such assets at fair value, with changes in fair value recorded in net income in each reporting period. No impairment analysis is to be performed with the adoption of the standard, and therefore, no impairment was recorded.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, occasionally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate.

Gain (Loss) on Disposal of Property and Equipment

Gain (loss) on the disposal of property and equipment relates mainly to bitcoin miners replaced with newer technology miners. Once a miner is taken out of service, any remaining book value is written off and a corresponding loss is recorded.

Realized Gain (Loss) on Sales of Cryptocurrencies

Realized gain (loss) on sale of cryptocurrencies represents the difference between the carrying value and the spot-rate value as of the time of sale.

Interest Expense, Net of Interest Income

Interest expense includes interest paid or capitalized on GRIID’s notes payable as well as related debt discount amortization. GRIID also includes the difference between the warrants and debt issued within the interest expense line. A minimum amount of interest income associated with a related party note receivable was recorded, which was paid in full with the initial de-SPAC merger agreement.

Results of Operations

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

All numbers in thousands	March 31, 2024	March 31, 2023
Revenue
Cryptocurrency mining revenue net of mining pool operator fees	$3,220	$1,614
Mining services revenue	2,601	2,781
Other revenue	—	63

Total revenue, net	5,821	4,458
Operating expenses
Cost of revenues (excluding depreciation and amortization)	3,488	3,340
Depreciation and amortization	1,094	1,571
Compensation and related taxes	2,249	1,999
Professional and consulting fees	1,911	1,155
General and administrative	1,301	654
Gain on extinguishment- non-debt related	—	(375)
Impairment of cryptocurrencies	—	48
Unrealized gain on fair value of bitcoin, net	(109)	—
Realized gain on sale of cryptocurrencies	(62)	(119)

Total operating expenses	9,872	8,273
Gain on disposal of property and equipment	—	1,198

Loss from operations	(4,051)	(2,617)
Other income (expense)
Change in fair value of warrant liability and warrant derivative	3,367	(1,790)
Interest expense, net	(6,955)	(6,594)

Total other expense	$(3,588)	$(8,384)

Loss before income taxes	(7,639)	(11,001)
Income tax expense (benefit)	(1,161)	230

Net loss	$(6,478)	$(11,231)

Statistical Results Impacting Revenue and Expense

The following table presents some of the key statistical drivers of GRIID’s revenue and expense for the three months ended March 31, 2024 and 2023, for which fluctuations and trends are discussed below:

	2024	2023
Bitcoin Mined	66	83
Average Spot Rate of bitcoin Mined	52,263	22,739
Average Number of Employees	47	59

Revenue

Cryptocurrency Mining Revenue

Bitcoin mining revenue for the three months ended March 31, 2024 and 2023 was $5.8 million and $4.5 million, respectively for an increase of 31%. The increase in bitcoin mining revenue was due to higher spot rates of bitcoin offset by lower amounts of bitcoin mined throughout the quarter, which was attributable to higher global hash rates. Revenue from bitcoin mining is impacted significantly by volatility in bitcoin prices, as well as increase in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quality and quantity of miners working to solve blocks on the bitcoin blockchain along with the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

GRIID regularly monitors a number of factors, including but not limited to, bitcoin spot value, bitcoin network hash rate, bitcoin network difficulty, bitcoin block times, bitcoin block reward, average fees per bitcoin block, average revenue per tera hash per second per day (USD$/T/day), power costs, and mining machine efficiency in deciding the extent to which to utilize a particular machine or consume power at a particular site.

GRIID earns 5% of the generated cryptocurrency revenue that is earned under the Blockchain prior hosting agreement. GRIID records revenue related to the 5% revenue share of the generated cryptocurrency, and expense from the arrangement on a gross basis, as GRIID represents the principal in relation to the contract. GRIID invoices Blockchain Access monthly for the electricity charges associated with the mining services related to the Blockchain Access mining equipment as well as the operating expense charges. Blockchain Access pays the electricity charges directly to the utility provider. Revenue for the three months ended March 31, 2024 and 2023 was $2.7 million ($0.2 million for mining services and $2.5 million for reimbursement) and $0.2 million ($0.2 million for mining services and $0.0 million for reimbursement), respectively.

GRIID could earn monthly curtailment revenue under its development and operation agreement with HDP during months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. The curtailment revenue represents compensation for forgone mining revenue. A management fee is also recognized in connection with this agreement. GRIID records the revenue and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas curtailment revenue and revenue share amounts are recognized as other revenue. All amounts due to each party, are accrued for and paid out the next month. No revenue was recorded for the three months ended March 31, 2024 and 2023, respectively.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization. Cost of revenues increased to $3.5 million for the three months ended March 31, 2024 from $3.3 million for the three months ended March 31, 2023. The increase in cost of revenues is primarily attributable to the additional utility power costs as well as a new warehouse location. There was an increase in fuel cost adjustment (“FCA”) charges applied to GRIID’s sites in the Tennessee Valley Authority service area. FCA charges represent additional electrical energy costs that utility providers source from outside of their own generation resources and subsequently pass this cost on to customers. Due to a global shift in supply and demand on fuel and purchased power costs, FCA rates increased and remained elevated in 2023 and 2024.

The location supporting the Blockchain prior hosting agreement had $2.3 million and $0.0 million of reimbursable electricity expenses, which are reported as cost of sales for the three months ended March 31, 2024 and 2023, respectively.

Depreciation and Amortization

Depreciation and amortization for the three months ended March 31, 2024 and 2023 was approximately $1.1 million and $1.6 million, respectively. The decrease in depreciation and amortization is primarily related to the lower amount of miners and other equipment as well as some of the larger miner purchases from prior years became fully depreciated.

Compensation and Related Taxes

Compensation and related taxes include cash compensation, related payroll taxes and benefits, and unit- based compensation. Compensation and related taxes for the three months ended March 31, 2024 increased to $2.2 million from $2.0 million for the three months ended March 31, 2023, an increase of $0.2 million. The location supporting the Blockchain prior hosting agreement had $0.8 and $0.1 million of related expenses for March 31, 2024 and 2023, respectively, which are reported as compensation and related taxes.

Professional and Consulting Fees

Professional and consulting fees include accounting, tax, legal and consulting fees. Professional fees increased to $1.9 million for the three months ended March 31, 2024 from $1.2 million for the three months ended March 31, 2023. The increase is primarily related to legal and professional fees associated with the de-SPAC merger, including related preparedness expenses.

General and Administrative

General and administrative expenses consist of site expenses, insurance, travel, entertainment and other operating related expenses. General and administrative expenses for the three months ended March 31, 2024 increased to $1.3 million from $0.7 million as of March 31, 2023. The primary drivers of the increase in general and administrative expenses related to increased expenses from insurance, job supplies, software subscriptions and travel to job sites. The location supporting the Blockchain prior hosting agreement had $0.8 and $0.8 million as of March 31, 2024 and 2023, respectively, of reimbursable compensation and related expenses, which are reported as general and administrative expenses.

Impairment of Cryptocurrencies

In 2023, GRIID recorded impairment on its bitcoin holdings. At that time, the amount of the impairment was determined as the amount by which the carrying amount exceeded its fair value, which was measured using the quoted price of the cryptocurrency at such time. When an impairment loss was recognized, the loss established the new cost basis of the asset. Subsequent reversal of impairment losses were not permitted. For each day for which there was a decline in the lowest of day spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

On January 1, 2024, GRIID adopted ASC 350-60, which requires entities with certain crypto assets to subsequently measure such assets at fair value, with changes in fair value recorded in net income in each reporting period. No impairment analysis was performed with the adoption of the standard, and therefore, no impairment was recorded.

Gain on Fair Value of Bitcoin

Due to the adoption of ASC 350-60, GRIID records the changes in fair value on a monthly basis.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate. For the three months ended March 31, 2024 and 2023, GRIID recorded impairment associated with its mining and other related equipment of $0.0 million, respectively.

Realized Gain on Sale of Cryptocurrencies

During the three months ended March 31, 2024 and 2023, GRIID recognized $0.1 million and $0.1 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the three months ended March 31, 2024, spot prices increased by $0.3 million, and for the three months ended March 31, 2023 decreased by $0.2 million. The number of bitcoins mined by GRIID decreased to 66 for the three months ended March 31, 2024 from 83 bitcoin for the three months ended March 31, 2023.

Gain on Disposal of Property and Equipment

GRIID had a $0.0 million gain on disposal of property and equipment during the three months ended March 31, 2024, compared to a gain on disposal of property and equipment of $1.2 million during the three months ended March 31, 2023.

Change in Fair Value of Warrant Liability

GRIID’s recorded a gain on change in fair value of warrant liability of $3.4 million during the three months ended March 31, 2024, compared to a loss of $1.8 million from the same period in 2023. The change is due to the change in fair value changes of issued warrants throughout the year as well as the effects of the reverse merger agreement.

The fair value of the warrant liability issuance as of December 31, 2023 as well as March 31, 2024 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of Adit (before de-SPAC merger) and GRIID (after de-SPAC merger). The observable input of quoted prices for Adit and GRIID are as follows:

Date	Adit Share Price
December 31, 2023	$5.38
March 31, 2024	$1.32

Interest Expense

GRIID’s interest expense increased to $7.0 million during the three months ended March 31, 2024 from $6.6 million during the same period in 2023 as a result of an increased borrowing base as well as the issuance of warrants. See “Cash and Cash Flows” below.

Income Tax Benefit

GRIID recorded an income tax benefit in the amount of $1.2 million during the three months ended March 31, 2024, compared to an expense of $0.2 million during the same period in 2023.

Results of Operations for Years ended December 31, 2023 and 2022

All numbers in thousands	2023	2022
Revenue
Cryptocurrency mining revenue net of mining pool operator fees	$9,137	$13,477
Mining services revenue	10,487	8,416
Other revenue	—	462

Total revenue, net	19,624	22,355
Operating expenses
Cost of revenues (excluding depreciation and amortization)	13,670	12,233
Depreciation and amortization	5,540	7,128
Compensation and related taxes	7,349	10,575
Professional and consulting fees	2,939	5,420
General and administrative	3,036	4,605
Impairment of cryptocurrencies	285	6,026
Impairment of property and equipment	—	95
Gain on extinguishment - non-debt related	(375)	—
Loss on contingency	217	—
Realized gain on sale of cryptocurrencies	(351)	(3,998)

Total operating expenses	32,310	42,084
Gain on disposal of property and equipment	1,059	(16)

Loss from operations	(11,627)	(19,745)
Other income (expense)
Loss on extinguishment of debt	(25,081)	(51,079)
Debt issuance costs	(4,000)	—
Change in fair value of warrant liability and warrant derivative	59,662	22,948
Gain on termination of warrant	—	139
Other income, net of other expense	453	200
Interest expense, net	(34,001)	(14,367)

Total other expense	$(2,967)	$(42,159)

Loss before income taxes	(14,594)	(61,904)
Income tax expense (benefit)	4,063	(298)

Net loss	$(18,657)	$(61,606)

Statistical Results Impacting Revenue and Expense

The following table presents some of the key statistical drivers of GRIID’s revenue and expense for the years ended December 31, 2023 and 2022, for which fluctuations and trends are discussed below:

	2023	2022
Bitcoin Mined	344	495
Average Spot Rate of bitcoin Mined	28,130	28,263
Average Number of Employees	54	59

Revenue

Cryptocurrency Mining Revenue

Bitcoin mining revenue for the years ended December 31, 2023 and 2022 was $9.1 million and $13.5 million, respectively for a decrease of 33%. The decrease in bitcoin mining revenue was also due to lower amount of bitcoin mined throughout the year. Revenue from bitcoin mining is impacted significantly by volatility in bitcoin prices, as well as increase in the bitcoin blockchain’s network hash rate resulting from the growth in the overall quality and quantity of miners working to solve blocks on the bitcoin blockchain along with the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

GRIID regularly monitors a number of factors, including but not limited to, bitcoin spot value, bitcoin network hash rate, bitcoin network difficulty, bitcoin block times, bitcoin block reward, average fees per bitcoin block, average revenue per tera hash per second per day (USD$/T/day), power costs, and mining machine efficiency in deciding the extent to which to utilize a particular machine or consume power at a particular site.

GRIID earns 5% of the generated cryptocurrency revenue that is earned under the Blockchain prior hosting agreement. GRIID records revenue related to the 5% revenue share of the generated cryptocurrency, and expense from the arrangement on a gross basis, as GRIID represents the principal in relation to the contract. GRIID invoices Blockchain Access monthly for the electricity charges associated with the mining services related to the Blockchain Access mining equipment as well as the operating expense charges. Blockchain Access pays the electricity charges directly to the utility provider. Revenue for the years ended December 31, 2023 and 2022 was $10.5 million ($0.8 million for mining services and $9.7 million for reimbursement) and $8.1 million ($0.6 million for mining services and $7.5 million for reimbursement), respectively.

GRIID could earn monthly curtailment revenue under its development and operation agreement with HDP during months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. The curtailment revenue represents compensation for forgone mining revenue. A management fee is also recognized in connection with this agreement. GRIID also generates cryptocurrency with a percentage to be paid out the next month under the agreement with HDP. GRIID records the revenue and expenses related to this agreement on a gross basis. The management fee is recognized as mining services revenue, whereas curtailment revenue and revenue share amounts are recognized as other revenue. All amounts due to each party, are accrued for and paid out the next month. Revenue for the years ended December 31, 2023 and 2022 was $0.0 million ($0.0 million of mining services and $0.0 million for net revenue consideration) and $0.4 ($0.3 million of mining services and $0.1 million for net revenue consideration), respectively.

Operating Expenses

Cost of Revenues

Cost of revenues consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization. Cost of revenues increased to $13.7 million for the year ended December 31, 2023 from $12.2 million for year ended December 31, 2022. The increase in cost of revenues is primarily attributable to the additional utility power costs related to GRIID’s one new mining location (only for the activity in 2022) as well as the new warehouse location. There was an increase in fuel cost adjustment charges applied to GRIID’s sites in the Tennessee Valley Authority service area, which also caused cost of sales to increase in 2022. FCA charges represent additional electrical energy costs that utility providers source from outside of their own generation resources and subsequently pass this cost on to customers. Due to a global shift in supply and demand on fuel and purchased power costs, FCA rates increased in 2022. Average FCA rates increased by 39% during the year and accounted for 65% of total energy costs for the year ended December 31, 2022, compared to 45% for the year ended December 31, 2021. These costs stabilized in 2023 and the increase to from 2023 from 2022 was minimal.

The location supporting the Blockchain hosting agreement had $9.0 million and $6.8 million of reimbursable electricity expenses, which are reported as cost of sales for the years ended December 31, 2023 and

2022, respectively. This is primarily due to the agreement being recognized for nine months in 2022 and twelve months in 2023.

Depreciation and Amortization

Depreciation and amortization for the years ended December 31, 2023 and 2022 was approximately $5.5 million and $7.1 million, respectively. The decrease in depreciation and amortization is primarily related to the lower amount of miners and other equipment as well as some of the larger miner purchases from prior years became fully depreciated through 2023.

Compensation and Related Taxes

Compensation and related taxes include cash compensation, related payroll taxes and benefits, and unit- based compensation. Compensation and related taxes for the year ended December 31, 2023 decreased to $7.3 million from $10.6 million for the year ended December 31, 2022, a decrease of $3.3 million. The decrease in compensation and related taxes is primarily due to a decrease in the number of employees. The location supporting the Blockchain prior hosting agreement had $0.3 million of related expenses, which are reported as compensation and related taxes.

Professional and Consulting Fees

Professional and consulting fees include accounting, tax, legal and consulting fees. Professional fees decreased to $2.9 million for the year ended December 31, 2023 from $5.4 million for the year ended December 31, 2022. The decrease is primarily related to legal and professional fees associated with the de-SPAC merger being incurred throughout 2022, including related preparedness expenses. To date, no expenses have been capitalized related to these professional, legal or consulting expenditures.

General and Administrative

General and administrative expenses consist of site expenses, insurance, travel, entertainment and other operating related expenses. General and administrative expenses for the year ended December 31, 2023 decreased to $3.0 million from $4.6 million for the year ended December 31, 2022. The primary drivers of the decrease in general and administrative expenses related to decreased expenses from insurance, job supplies, software subscriptions and travel to job sites. GRIID experienced increased costs in the first part of 2022 due to the opening of the mining site and the warehouse site. The location supporting the Blockchain prior hosting agreement had $0.3 million of reimbursable compensation and related expenses, which are reported as general and administrative expenses.

Impairment of Cryptocurrencies

As discussed in “— Critical Accounting Policies and Estimates — Accounting for Bitcoin” below, GRIID records impairment on its bitcoin holdings when it is determined an impairment exists. At that time, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. Due to bitcoin’s price volatility, GRIID’s impairment has fluctuated significantly since the beginning of 2020. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For each day for which there was a decline in the intraday spot rate, GRIID recorded an impairment loss for any holding for which the carrying value was greater than the lowest of day spot rate.

Mining and Other Related Equipment

Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, GRIID tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to GRIID’s hash rate. For the year ended December 31, 2023 and 2022, GRIID recorded impairment associated with its mining and other related equipment of $0.0 million and $0.1 million, respectively. The undiscounted cash flows used in the recoverability test were less than the carrying amount of the long-lived asset group, and GRIID was required to determine the fair value of the long-lived asset group. The final impairment test using fair value resulted in no impairment of the asset group, as the carrying amount of the long-lived asset group does not exceed its fair value.

GRIID has reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year ended December 31, 2022 from 10 years to 5 years. This is change in the useful life is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, GRIID performed a physical inventory count and abandoned some fixed assets before the end of their useful life. Both events triggered accelerated depreciation of $0.5 million due to these two events. The effect on net loss from operations as well as net loss was $0.5 million.

Realized Gain on Sale of Cryptocurrencies

During the years ended December 31, 2023 and 2022, GRIID recognized $0.4 million and $4.0 million in gains on the sale of bitcoin, respectively. GRIID has benefited from the increase in the global adoption and acceptance of bitcoin, although bitcoin generally has experienced substantial price volatility. For the year ended December 31, 2023, spot prices increase by $427, and for the year ended December 31, 2022 decreased by $31,162. The number of bitcoins mined by GRIID decreased to 344 for the year ended December 31, 2023 from 495 bitcoin for the year ended December 31, 2022.

Gain on Disposal of Property and Equipment

GRIID had a $1.1 million gain on disposal of property and equipment during the year ended December 31, 2023, compared to a gain on disposal of property and equipment of $0.0 million during the year ended December 31, 2022.

Change in Fair Value of Warrant Liability

GRIID’s recorded a gain on change in fair value of warrant liability of $59.7 million during the year ended December 31, 2023, compared to approximately $22.9 million from the same period in 2022. The change is due to the change in fair value changes of issued warrants throughout the year as well as the de-SPAC merger agreement changes.

The fair value of the warrant liability issuance as of October 31, 2022 and at December 31, 2023 and 2022 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of Adit (before de-SPAC merger) and GRIID (after de-SPAC merger). The observable input of quoted prices for Adit and GRIID are as follows:

Date	Adit Share Price
October 31, 2023	$9.91
December 31, 2022	$10.11
December 31, 2023	$5.38

Loss on Extinguishment of Debt

GRIID’s loss on extinguishment of debt was $25.1 million for the year ended December 31, 2023 compared to a loss of $51.1 million for the year ended 2022 as a result of warrants issued, and amendments to the loan agreements. See “—Liquidity and Capital Resources” below.

Interest Expense

GRIID’s interest expense increased to $34.0 million during the year ended December 31, 2023 from $14.4 million during the same period in 2022 as a result of an increased borrowing base as well as the issuance of warrants. See “Cash and Cash Flows” below.

Income Tax Benefit

GRIID recorded an income tax expense in the amount of $4.1 million during the year ended December 31, 2023, compared to a benefit of $0.3 million during the same period in 2022.

Critical Accounting Policies and Estimates

GRIID believes the following accounting policies are most critical in understanding and evaluating this management’s discussion and analysis:

Accounting for Bitcoin

Bitcoin is included in current assets in the accompanying consolidated balance sheets. Bitcoin holdings are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification No. 350, Intangibles—Goodwill and Other. An intangible asset with an indefinite useful life is not amortized but measured using the quoted price of the bitcoin as of the measurement date. As of March 31, 2024, GRIID’s digital assets consisted of approximately 11.13 bitcoins compared to 1.55 bitcoins as of March 31, 2023. The average spot rate for bitcoin was $52,263 and $22,739 as of March 31, 2024 and December 31, 2023, respectively.

In 2023, bitcoin assets were tested for impairment daily or when events or changes in circumstances occurred indicating that it was more likely than not that the indefinite-lived asset is impaired. Events or circumstances that would trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining if an impairment exists, the amount of the impairment was determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the bitcoin as of the measurement date. In testing for impairment, GRIID performed quantitative impairment test to determine if an impairment exists. To the extent an impairment loss was recognized, the loss establishes the new cost basis of the asset.

Revenue associated with bitcoin awarded to GRIID through its mining activities is accounted for in accordance with GRIID’s revenue recognition policy as detailed in the footnotes to GRIID’s financial statements and is included as a non-cash item within operating activities in the accompanying consolidated statements of cash flows. GRIID accounts for sales of bitcoin using the first in, first out method of accounting. Realized gains and losses from the sale of bitcoin in an exchange for cash are recorded in other income (expense) in the accompanying consolidated statements of operations.

Liquidity and Capital Resources

As of March 31, 2024, GRIID had cash of $0.8 million and cryptocurrency holdings of $0.8 million, which are available to fund future operations.

The borrowers entered into the Blockchain credit agreement with Blockchain Access, as agent and lender. The Blockchain credit agreement amended and restated the Third Amended and Restated Credit between GRIID Holdco and Blockchain Access (the “prior Blockchain credit agreement”). In connection with the entry into the Blockchain credit agreement, Blockchain Access waived any potential defaults under the prior Blockchain credit agreement. The Blockchain credit agreement was terminated in connection with the CleanSpark credit agreement as described above under the heading “Recent Developments.”

General. The Blockchain credit agreement provided for a restructured senior secured term loan (the “loan”) in the amount of $57.4 million, which represents the outstanding obligations under the prior Blockchain credit agreement after giving effect to the Blockchain credit agreement. Blockchain Access does not have any commitment to extend additional credit to GRIID under the Blockchain credit agreement.

Maturity. The maturity date of the loan was September 23, 2025.

Supplemental Warrant. In connection with the Blockchain credit agreement, GRIID issued to Blockchain, an affiliate of Blockchain Access, the Blockchain warrant, exercisable for 1,377,778 Class B Units of GRIID, which number of Class B units was adjusted immediately prior to closing of the de-SPAC merger such that the number of Class B Units, when exchanged for merger consideration in the de-SPAC merger, equals 10% of the issued and outstanding common stock of GRIID immediately following the closing of the de-SPAC merger. The Blockchain warrant replaces all prior warrants issued by GRIID or its affiliates to Blockchain or its affiliates. These related warrants were converted to shares upon the completion of the de-SPAC merger.

Use of Proceeds. The proceeds of the loan represented a refinancing of the existing indebtedness under the Blockchain credit agreement. No additional funds were advanced by Blockchain Access in connection with the Blockchain credit agreement.

Guarantees. The obligations of the borrowers under the Blockchain credit agreement with Blockchain Access were guaranteed by each of the other Borrowers, and are secured by first priority liens on and security interests in substantially all of the assets of the borrowers.

Interest. The loan bore interest at a rate equal to 10% per annum.

Voluntary Prepayments. The borrowers were able to voluntarily repay the outstanding loan.

Throughout 2022 and 2023, GRIID completed private placements (the “bridge financings”) with certain accredited investors pursuant to which GRIID issued promissory notes in the aggregate principal face amount of $19,868 (the “promissory notes”) and a recognition of warrant liability of $18,135. The promissory notes were repaid with the proceeds from the CleanSpark credit agreement. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, was due after one year of commencement (the “maturity date”). In the event that GRIID issued shares of its common stock to GEM Yield Bahamas Limited (“GYBL”) pursuant to that certain share purchase agreement (the “GEM agreement”), dated as of September 9, 2022, among GRIID Holdco LLC, Adit, GEM Global Yield LLC SCS (“GYBL”), and GEM Yield Bahamas Limited (the “Purchaser”), any proceeds GRIID received under the GEM agreement must have been used to repay $4.9 million in 2024 and $20.1 million in 2025.

Warrant Proceeds. As of May 15, 2024, GRIID had (i) 13,800,000 outstanding GRIID public warrants to purchase 13,800,000 shares of GRIID common stock, exercisable at an exercise price of $11.50 per share, (ii) 7,270,000 outstanding GRIID private placement warrants to purchase 7,270,000 shares of GRIID common stock, exercisable at an exercise price of $11.50 per share and (iii) a GEM warrant to purchase 1,733,726 shares of GRIID common stock, exercisable at an exercise price of $4.84 per share.

GRIID could receive up to an aggregate of $250.7 million if all of the warrants registered are exercised for cash. The exercise of the warrants, and any proceeds GRIID may receive from their exercise, are highly dependent on the price of GRIID common stock and the spread between the exercise price of the warrant and the price of GRIID common stock at the time of exercise. For example, to the extent that the price of GRIID common stock exceeds $11.50 per share, it is more likely that holders of the GRIID public warrants and GRIID private placement warrants will exercise their warrants. If the price of GRIID common stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of May 14, 2024, the closing price of

GRIID common stock was $0.745 on the Nasdaq Global Market and $1.00 on Cboe Canada per share, respectively. There can be no assurance that all of GRIID’s warrants will be in the money prior to their expiration. As such, it is possible that GRIID may never generate any cash proceeds from the exercise of its warrants. Accordingly, as of the date of this proxy statement/prospectus, we have neither included nor intend to include any potential cash proceeds from the exercise of GRIID’s warrants in its short-term or long-term liquidity projections. GRIID will continue to evaluate the probability of warrant exercise over the life of its warrants and the merit of including potential cash proceeds from the exercise thereof in its liquidity projections. GRIID’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus and Part I, Item 1A “Risk Factors” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

To the extent such warrants are exercised, additional shares of GRIID common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of GRIID common stock, which will increase the likelihood that GRIID’s warrants will not be in the money prior to their expiration.

Sources of Liquidity

To date, GRIID has financed its operations primarily through issuance of dollar and bitcoin-denominated debt and sales of mined bitcoin. GRIID continues to have access to several sources of liquidity to supplement cash flow from operations including private debt and equity capital markets, secured borrowing (subject to the satisfaction of certain conditions precedent), equipment financing and bitcoin-based financing. In the near term, GRIID expects to continue to increase investing activities as it builds out and expands its facilities and to purchase additional miners.

In order to better manage working capital and liquidity needs post-de-SPAC merger, on September 9, 2022, Adit, GRIID, GEM Global and GYBL entered into the GEM agreement, which GRIID expected will allow it to pay the de-SPAC merger expenses, general corporate purposes and working capital needs. Pursuant to the GEM agreement, GRIID may issue and sell to GEM Global, and GEM Global may purchase from GRIID, until December 29, 2026, up to the number of shares of GRIID common stock having an aggregate value of $200,000,000 pursuant to Draw Down (as defined in the GEM agreement) notices, which GRIID may deliver to GEM Global in its sole discretion. Upon the valid exercise of a Draw Down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global will be required to pay, in cash, a per-share amount equal to 92% of the average closing bid price of the shares of GRIID common stock as reported on the principal market on which shares of GRIID common stock are traded during the 30 consecutive trading days commencing on the first trading day that is designated on the Draw Down notice. In no event may the Draw Down amount (other than the Committed Draw Down Amount (as defined in the GEM agreement)) specified in a Draw Down notice exceed 400% of the average daily trading volume of GRIID common stock for the 30 trading days immediately preceding the date of such Draw Down notice. To date GRIID has drawn down $5,708 under the GEM agreement and issued a total of 3,626,685 shares of our common stock to GEM Global. There can be no guarantee that GRIID will have access to the full amount available to it under the GEM agreement, or that if it does have access, it will elect to Draw Down the full amount available to it under the GEM agreement. The GEM agreement was terminated as of June 26, 2024.

Additionally, the GRIID public warrants and the GRIID private placement warrants have an exercise price of $11.50 per share, and the GEM warrant (as defined below) has an exercise price of $4.84 per share. The cash proceeds associated with the exercises of the warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise their warrants if the exercise price thereof is less than the market price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise their warrants as such holder would be selling at a loss if they exercised their warrants and sold their common stock. Accordingly,

GRIID has not included the net proceeds from any exercise of the warrants in its assessment of its liquidity and its ability to fund operations on a prospective basis. GRIID’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” elsewhere in this proxy statement/prospectus and Part I, Item 1A “Risk Factors” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. If the trading price for GRIID common stock is less than $11.50 per share, holders of the GRIID public warrants and private placement warrants may be unlikely to exercise such warrants, and if the trading price for GRIID common stock is less than $4.84 per share, the holder of the GEM warrant (as defined below) may be unlikely to exercise such warrant. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash GRIID would receive from the exercise of the warrants will decrease.

Funding Operations

GRIID expects to continue to generate revenues from the mining of bitcoin. The funding of GRIID’s operations on a go-forward basis will depend significantly on its ability to continue to mine bitcoin and on the spot price of the bitcoin GRIID mines. GRIID expects to continue to periodically liquidate bitcoin holdings to generate cash for operating and investing activities. Generating bitcoin mining revenues that exceeds GRIID’s utility and overhead costs will determine GRIID’s ability to report profit margins related to such mining operations, although accounting for GRIID’s reported profitability is significantly complex.

GRIID issued draw down notices under the GEM agreement in 2024 and received an aggregate of $5,708 in net proceeds from the sale of an aggregate of 3,626,682 shares of GRIID common stock to GEM Global. GRIID does not expect to issue additional new draw down notices in the near future. GRIID does not currently anticipate funding its operations from sources other than revenues from liquidating bitcoin. The GEM agreement was terminated on June 26, 2024.

The ability to raise funds through equity, debt or sale of bitcoin to maintain GRIID’s operations is subject to many risks and uncertainties and, even if GRIID were successful, future equity issuances would result in dilution to GRIID’s existing stockholders and any future debt or debt securities may contain covenants that may limit GRIID’s operations or ability to enter into certain transactions. GRIID’s ability to realize revenue through bitcoin mining and to successfully convert bitcoin into cash to fund operations is subject to several uncertainties, including regulatory, financial and business risks, many of which are beyond GRIID’s control. Additionally, GRIID has observed significant historical volatility in the spot price of bitcoin and, as such, future prices cannot be predicted. If GRIID is unable to generate sufficient revenue from its bitcoin mining or, when needed, to secure additional sources of funding, it may be necessary to significantly reduce our current rate of spending or explore other strategic alternatives. As a result, GRIID believes that there is substantial doubt about GRIID’s ability to remain a going concern absent (a) a significant capital raising event, (b) a significant increase in the value of bitcoin and/or (c) a significant reduction of our operating expenses.

Cash and Cash Flows for the Three Months Ended March 31, 2024 and 2023

The following table presents cash and cash provided by (used in) operating, investing, and financing activities during the three months ended March 31, 2024 and 2023:

All numbers in thousands	Three Months Ended March 31, 2024	Three Months Ended 31, March 31, 2023
Beginning balance of cash	$3,174	$969
Net cash used in operating activities	(9,159)	(5,634)
Net cash provided by investing activities	2,645	3,507
Net cash provided by financing activities	4,417	3,375

Ending balance of cash	$1,077	$2,217

Operating Activities

Net cash used in operating activities of $9.2 million during the three months ended March 31, 2024 was driven primarily by net loss of $6.5 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $3.5 million, loss on change in fair value of warrant liability of $3.4 million, partially offset by non-cash interest expense of $7.0 million, and depreciation and amortization of $1.1 million. The decrease in cash from working capital was driven primarily by decreased accounts payable of $1.5 million, deferred tax liability of $1.2 million, increase in prepaid expenses of $1.2 million offset by an increase in accrued expenses and other of $0.2 million.

Net cash used in operating activities of $5.6 million during the three months ended March 31, 2023 was driven primarily by net loss of $11.2 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $1.9 million, gain on extinguishment of lease of $0.4 million, partially offset by gain on change in fair value of warrant liability of $1.8 million, non-cash interest expense of $6.6 million, and depreciation and amortization of $1.6 million.

Investing Activities

Net cash provided by investing activities during the three months ended March 31, 2024 was $2.6 million, primarily consisting of proceeds from sale of cryptocurrencies of $3.0 million as well as purchases of property and equipment of $0.4 million.

Net cash provided by investing activities during the three months ended March 31, 2023 was $3.5 million, primarily consisting of proceeds from disposal of property and equipment of $1.6 million, offset by proceeds from sale of cryptocurrencies of $2.0 million.

Financing Activities

Net cash provided by financing activities was $4.4 million during the three months ended March 31, 2024 primarily related to proceeds from the issuance of equity of $4.6 million offset by the repayment of notes payable of $0.2 million.

Net cash provided by financing activities was $3.4 million during the three months ended March 31, 2023 primarily related to proceeds from the issuance of debt.

Cash and Cash Flows for the Years Ended December 31, 2023 and 2022

The following table presents cash and cash provided by (used in) operating, investing, and financing activities during the years ended December 31, 2023 and 2022:

All numbers in thousands	Year Ended December 31, 2023	Year Ended December 31, 2022
Beginning balance of cash	$969	$609
Net cash used in operating activities	(21,320)	(19,495)
Net cash provided by investing activities	11,827	5,974
Net cash provided by financing activities	11,698	13,881

Ending balance of cash	$3,174	$969

Operating Activities

Net cash used in operating activities of $21.3 million during the year ended December 31, 2023 was driven primarily by net loss of $18.7 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $10.0 million, gain on change in fair value of warrant liability of $59.7 million, partially offset by non-cash interest expense of $33.1 million, gain on disposal of equipment of $1.1 million and depreciation and amortization of $5.5 million. The decrease in cash from working capital was driven primarily by decreased accounts payable of $2.3 million, offset by an increase in accrued expenses and other of $3.1 million and an increase in deferred tax liability of $4.1 million.

Net cash used in operating activities of $19.5 million during the year ended December 31, 2022 was driven primarily by net loss of $61.6 million adjusted for the net effect of non-cash items consisting primarily of cryptocurrency mining of $13.9 million, realized gain on sale of cryptocurrencies of $4.0 million, gain on change in fair value of warrant liability of $22.9 million, partially offset by impairment of cryptocurrencies of $6.0 million, non-cash interest expense of $10.7 million, extinguishment of debt of $51.1 million and depreciation and amortization of $7.1 million. The increase in cash from working capital was driven primarily by increased accounts payable of $4.9 million.

Investing Activities

Net cash provided by investing activities during the year ended December 31, 2023 was $11.8 million, primarily consisting of proceeds from sale of cryptocurrencies of $9.9 million as well as proceeds from the disposal of property and equipment of $2.1 million.

Net cash provided by investing activities during the year ended December 1, 2022 was $6.0 million, primarily consisting of purchases of property and equipment of $14.1 million and deposits for purchases of property and equipment of $7.4 million, offset by proceeds from sale of cryptocurrencies of $26.9 million.

Financing Activities

Net cash provided by financing activities was $11.7 million during the year ended December 31, 2023 primarily related to proceeds from the issuance of debt of $15.3 million offset by the payment of the reverse capitalization transactions expenses paid of $3.1 million.

Net cash provided by financing activities was $13.9 million during the year ended December 31, 2022 primarily related to proceeds from the issuance of debt.

Operating and Capital Expenditure Requirements

GRIID’s future capital requirements will depend on many factors including its revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts, the timing and extent of additional capital expenditures to invest in the expansion of existing facilities as well as new facilities. GRIID may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. GRIID may be required to seek additional equity or debt financing. If additional financing is required from outside sources, GRIID may not be able to raise it on terms acceptable to GRIID or at all. If GRIID is unable to raise additional capital when desired, its business, results of operations and financial condition would be materially and adversely affected.

Emerging Growth Company Status

GRIID qualifies as an “emerging growth company” under the JOBS Act. As a result, GRIID is permitted to, and intends to, rely on exemptions from certain disclosure requirements. For so long as GRIID is an emerging growth company, GRIID will not be required to:

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, GRIID may adopt new or revised accounting standards by the date private companies are required to comply.

GRIID will continue to be an emerging growth company for five fiscal years following the closing of Adit’s initial public offering, or until such earlier time as its total annual gross revenues exceed $1.235 billion, GRIID issues more than $1 billion in debt in a three-year period or it becomes a large accelerated filer, as defined in the Exchange Act Rule 12b-2. Large accelerated filers have several criteria to meet, with a significant criterion of having aggregate worldwide common equity held by non-affiliates of greater than $700 million.

GRIID is also a “smaller reporting company,” meaning that the market value of GRIID’s stock held by non-affiliates is less than $700.0 million and GRIID’s annual revenue is less than $100.0 million during the most recently completed fiscal year. GRIID may continue to be a smaller reporting company if either (i) the market value of GRIID’s stock held by non-affiliates is less than $250.0 million or (ii) GRIID’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of GRIID’s stock held by non-affiliates is less than $700.0 million as of the last business day of the second fiscal quarter of such year. If GRIID is a smaller reporting company at the time GRIID ceases to be an emerging growth company, GRIID may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

GRIID CORPORATE GOVERNANCE

The following sets forth information regarding GRIID’s directors and executive officers as of the date of this proxy statement/prospectus:

Name	Age	Position(s)
Executive Officers
James D. Kelly III	36	Chief Executive Officer and Chair of the GRIID board of directors
Dwaine Alleyne	42	Chief Technology Officer
Alexander Fraser	64	General Counsel and Secretary
Michael W. Hamilton	42	Chief Research Officer
Gerard F. King II	67	Chief Operating Officer
Harry E. Sudock	31	Chief Strategy Officer
Allan J. Wallander	63	Chief Financial Officer and Secretary

Non-Employee Directors
Cristina Dolan	63	Director
Sharmila Kassam	50	Director
David L. Shrier	50	Director
Neal Simmons	48	Director
Sundar Subramaniam	58	Director
Thomas J. Zaccagnino	50	Director

GRIID Executive Officers

James D. Kelly III has served as GRIID’s Chief Executive Officer and as Chair of GRIID’s board of directors since December 2023. Mr. Kelly founded Griid Holdco LLC (“Old GRIID”) in May 2018 and served as its Chief Executive Officer and sole Manager until December 2023. From November 2015 to July 2018, Mr. Kelly served as Vice President of Sales & Growth for Ziften Technologies Inc., a cybersecurity software company. From April 2013 to November 2015, Mr. Kelly served as Product Manager for OpenDNS, a company that provides recursive DNS service and enterprise cybersecurity products that was acquired by Cisco Systems, Inc. in August 2015. Mr. Kelly earned a Bachelor of Science degrees in Mathematics and Statistics and Systems Analysis from Miami University. GRIID believes Mr. Kelly is well qualified to serve as a director due to his extensive experience managing technology companies and his experience founding and managing GRIID Holdco.

Dwaine Alleyne has served as GRIID’s Chief Technology Officer since December 2023. Mr. Alleyne previously served as Old GRIID’s Chief Technology Officer from April 2021 to December 2023. From October 2017 to April 2021, Mr. Alleyne served as an advisor and investor to various early-stage companies in the non-profit, financial, and technology sectors. From April 2016 to October 2017, Mr. Alleyne served as Chief Data Officer within Nex Group, a financial technology and financial service company. From May 2011 to April 2016, he co-founded Enso Financial Analytics, a company that provides innovative cloud-based treasury solutions to investment firms. Mr. Alleyne earned a Bachelor of Science degree in Computers and System Engineering from Rensselaer Polytechnic Institute.

Alexander Fraser has served as GRIID’s General Counsel and Secretary since December 2023. Mr. Fraser previously served as Old GRIID’s General Counsel from February 2021 to December 2023. Prior to joining Old GRIID, from April 2012 to December 2020, Mr. Fraser was a partner with the international law firm of DLA Piper as a member of the corporate department, where he specialized in mergers and acquisitions, joint ventures and securities matters. Mr. Fraser has also worked at several other law firms, and during the course of his 35-year legal career, was based for several years in Warsaw, Poland, advising the Polish government on its external debt restructuring and the European Bank for Reconstruction and Development on various privatization projects, and with General Electric Company, advising on several significant acquisitions and with its reporting obligations with the SEC. Mr. Fraser received his B.A. degree from Princeton University and his J.D. degree from New York University School of Law.

Michael W. Hamilton has served as GRIID’s Chief Research Officer since December 2023. Mr. Hamilton previously served as Old GRIID’s Chief Research Officer from April 2021 to December 2023 and served as Old GRIID’s Chief Technology Officer from August 2019 to April 2021. From March 2015 to August 2018, Mr. Hamilton served in various executive roles, including Chief Executive Officer, Chief Product Officer and Senior Vice President of Product, at Ziften Technologies Inc., a cybersecurity software company. From September 2013 to February 2015, Mr. Hamilton served as Director of Product Marketing for 21CT Inc., a company that develops and markets computer software. Mr. Hamilton earned a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin, and an M.B.A. from the University of Texas at Austin.

Gerard F. King II has served as GRIID’s Chief Operating Officer since December 2023. Mr. King previously served as Old GRIID’s Chief Operating Officer from April 2021 to December 2023. From November 2013 to September 2018, Mr. King served as Chief Operating Officer of Vets First Choice, a provider of technology-enabled healthcare services for companion and equine veterinary practitioners. From February 2007 to November 2011, Mr. King serviced as Chief Operating Officer for WHERE, Inc., a location based media company. Since March 2020, Mr. King has served as a member of the board of directors of Defendify, Inc., a private company that provides an all-in-one cybersecurity platform. Mr. King earned a Bachelor of Arts degree in History from Tufts University and a Master of Science degree in Computer Information Systems from Bentley College.

Harry E. Sudock has served as GRIID’s Chief Strategy Officer since December, 2023. Mr. Sudock, who joined Old GRIID in 2018 and served in various strategy-related roles, is responsible for the development and execution of our corporate strategy initiatives to drive growth and improve business performance. Mr. Sudock works closely with the management team to identify, analyze and resolve business challenges and capitalize on new growth opportunities. From January 2019 to March 2021, Mr. Sudock served on the board of directors of Jet East, an aviation maintenance provider, and led the team that brokered its sale to Gama Aviation. From November 2017 to January 2019, Mr. Sudock served as founder of Eastwood Analytics. From December 2016 to December 2017, Mr. Sudock served as an associate at ENSO Financial Management prior to and after its eventual sale to the Chicago Mercantile Exchange. Mr. Sudock earned a Bachelor of Arts (B.A.) in Economics from Bates College in Maine.

Allan J. Wallander has served as GRIID’s Chief Financial Officer and Secretary since December 2023. Mr. Wallander previously served as Old GRIID’s Chief Financial Officer and Secretary from February 2021 to December 2023. From May 2020 to June 2021, Mr. Wallander served as Chief Financial Officer of Factorial Energy Inc., a privately held EV battery maker. From January 2019 to July 2021, Mr. Wallander served as Chief Financial Officer of Southern Distilling Company, a distiller of Southern Star Bourbon Whiskeys & Liqueurs. From October 2018 to July 2021, Mr. Wallander served as Chief Financial Officer of Folio Photonics, Inc., a data storage company. From October 2011 to July 2021, Mr. Wallander served as Chief Financial Officer of ScopiaRX, LLC, a company that provides a cloud-based analytics service that identifies drug-related risks when taking multiple medications. From August 2018 to January 2021, Mr. Wallander served as Chief Financial Officer of Aperity, Inc., a company that provides B2B sales intelligence solutions for Beverage Alcohol sales teams. From August 2018 to September 2020, Mr. Wallander served as Chief Financial Officer of 7Signal, Inc., a leader in enterprise wireless experience monitoring and management. From August 2017 to June 2020, Mr. Wallander served as Chief Financial Officer of Standard Bariatrics, Inc., a company that focuses on the development and commercialization of medical devices for the surgical treatment of obesity. From October 2016 to January 2018, Mr. Wallander served as Chief Financial Officer of Patient Home Monitoring, Inc., an at-home healthcare company. Mr. Wallander earned a Bachelor of Science in Accounting and an M.B.A. from Marquette University.

GRIID Non-Employee Directors

Cristina Dolan has served as a member of GRIID’s board of directors since December 2023. In September 2018, Ms. Dolan co-founded Additum Blockchain, a European “Value Based Healthcare” ecosystem utilizing IoT, AI and blockchain-enabled reward tokens to improve patient outcomes. In February 2017, Ms. Dolan founded InsideChains, and has served as its Chief Executive Officer since its founding. Since February 2021, Ms. Dolan has served as Head of Alliances at RSA NetWitness, a cybersecurity platform using AI and machine learning to enable organizations to quickly detect and respond to threats. Since January 2020, Ms. Dolan has served as an advisor to the board of directors of Crayonic, a company that develops secure digital identity solutions, and since 2020, she has served as a member of the board of directors of WISeKey, Inc., a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT (Nasdaq: WKEY), including as a member of their audit and compensation committees. Since 2022, Ms. Dolan has also served on the board of directors of SEAL SQ, a subsidiary of WISeKey and developer of secure semiconductor chips, secure embedded firmware and hardware provisioning servicer, including as chair of their audit committee. Since 2023 Since January 2017, Ms. Dolan has served as an advisor to 1843 Capital, a venture capital fund investing in early-stage technology companies. Ms. Dolan earned a Master of Media Arts and Sciences from the Massachusetts Institute of Technology. GRIID believes that Ms. Dolan is well qualified to serve as a director due to her extensive experience in the cryptocurrency industry, and bitcoin in particular.

Sharmila Kassam has served as a member of GRIID’s board of directors since October 2020. Ms. Kassam is a proven business professional and institutional investor. Since January 2024, Ms. Kassam serves on the board of directors and mutual fund independent trustee of Greenbacker Energy GREC Fund II. Since January 2023, she has also served on the board of directors of Calamos Aksia Alternative Credit and Income Fund (CAPIX). From October 2020 to December 2023, Ms. Kassam served on the board of directors of Adit EdTech Acquistion Corp. (“Adit”), a special purpose acquisition company and the predecessor of the Company. From November 2021 to December 2023, Ms. Kassam served as Vice President of Nasdaq’s Investment Intelligence Division. In September 2019, Ms. Kassam founded Aligned Capital Investing, a consulting firm focused on global institutional investors and investment managers. Ms. Kassam has also served as Advisory Board Member at Sweetwater Private Equity since August 2020, as Hedge Fund Board Member at Foundation Credit Opportunities since November 2019, as a policy advisor and instructor for Institutional Limited Partners Association (ILPA) since July 2015 and as Senior Fellow at Milken Institute Center for Financial Markets since September 2019. Ms. Kassam was formerly the deputy Chief Investment Officer at the Employees Retirement System of Texas (ERS) where she worked for over a decade from January 2008 until May 2019. Ms. Kassam is a licensed certified public accountant and is also licensed to practice law in California and Texas. Ms. Kassam graduated from the University of Texas at Austin, where she received a Bachelor of Business Administration in accounting, with honors, and a J.D. from the University of Texas at Austin. GRIID believes that Ms. Kassam is well qualified to serve as a director due to her extensive experience in finance and capital investments across various industries and her contacts and relationships.

David L. Shrier has served as a member of GRIID’s board of directors since January 2024. Mr. Shrier served as the President and Chief Executive Officer of Adit EdTech from October 2020 to December 2023. Mr. Shrier is a co-founder and Board Chairman of three private companies: Phorum, Inc. since January 2024, Orbu, Inc. since May 2024, and HaloThree Inc. d/b/a Kimono since May 2024. Moreover, through his consultancy and personal family office Visionary Future LLC, he has served as strategic advisor to three startup companies: Kaleidoco from December 2021 to December 2023, The Emissions Capture Company since July 2023, and Dandelion Science since December 2021; and as a thought leadership consultant to CoinDesk, the #1 media company serving the cryptocurrency and blockchain industry. Mr. Shrier also served as a board member of Esme Learning Solutions, Inc., for which Mr. Shrier served in various roles from February 2019 to May 2023. Mr. Shrier was a non-executive director of fintech company Mode Global Holdings PLC (LSE: MODE) from May 2022 to January 2023. He was a non-executive director of crypto infrastructure company Copper Technologies (UK) Ltd from November 2020 to January 2022, and Senior Advisor from January 2022 to December 2022. Mr. Shrier was co-founder of Riff Analytics, an artificial intelligence collaboration software company that was acquired by Esme Learning in November 2021, and served as its chairman of the board of directors from its inception in June 2017 until July 2020. Riff Analytics was acquired by Esme Learning in November 2021. Mr. Shrier holds a part-time appointment as a Professor of Practice in the Department of Management & Innovation at Imperial College Business School which he began in December 2020. From August 2017 to July 2021, Mr. Shrier held a part-time appointment as Associate Fellow with Saïd Business School, University of Oxford, where he created and launched the Oxford Fintech and Oxford Blockchain Strategy Programmes online, as well as Oxford Fintech Lab. Between February 2013 and November 2020, Mr. Shrier held a variety of instructional and administrative roles at the Massachusetts Institute of Technology, including New Ventures Officer, Managing Director, Connection Science & Engineering, Lecturer, Media Arts & Sciences, and currently Visiting Scholar. Previously, Mr. Shrier has held a variety of management roles in privately funded companies including, most recently, Distilled Identity, where he served as Chief Executive Officer from June 2017 to May 2020. From September 2017 to June 2023, Mr. Shrier served as a member of FINRA’s fintech advisory Committee. Mr. Shrier is a senior advisor to the UK government’s Revenue & Customs department (HMRC) since December 2019 as well as UK Department for International Trade’s fintech steering board since March 2018. Since October 2020, Mr. Shrier has also been an advisor to the European Parliament’s Science & Technology Committee. Mr. Shrier is also on the advisory board for WorldQuant University, which offers a totally free online master’s degree in financial engineering, where he has served since April 2016. He has published several books on cryptocurrency, fintech and blockchain. GRIID believes Mr. Shrier is well qualified to serve as a director due to his extensive experience managing technology companies, his experience in crypto and blockchain, and his contacts and relationships.

Neal Simmons has served as a member of GRIID’s board of directors since December 2023. Since May 2020, Mr. Simmons has served as President and Chief Executive Officer of Eagle Creek Renewable Energy LLC, a company that acquires, enhances and operates small hydroelectric power facilities, and from October 2019 until May 2020 served as its Senior Vice President. Since 2023, Mr. Simmons has served as a director of Atura Power, Ontario’s largest fleet of combined-cycle turbine gas plants, and as an Executive Leader of Ontario Power Generation, Ontario’s largest clean power generator. From April 2015 until October 2019, Mr. Simmons served as Senior Vice president of Cube Hydro Partners, a company that invests in, develops, and modernizes hydroelectric facilities and provides consulting services on project management, regulation, and development of clean energy resources, with a focus on hydroelectric power. Mr. Simmons earned a Bachelor of Engineering degree from Bucknell University and a Doctor of Philosophy in Mechanical Engineering and Materials Science degree from Duke University. GRIID believes that Mr. Simmons is well qualified to serve as a director due to his extensive executive experience in the energy and technology industries.

Sundar Subramaniam has served as a member of GRIID’s board of directors since December 2023. Since 2000, Mr. Subramaniam has served as Managing Partner of Ifesia. Mr. Subramaniam received his Bachelor of Arts degree in Economics and Computer Science from Brandeis University, an M.B.A. from MIT and an M.S. from the Harvard-MIT Division of Health Sciences and Technology. GRIID believes that Mr. Subramaniam is well qualified to serve as a director due to his extensive experience in finance and capital investments across various industries and his experience with financial matters in a variety of businesses.

Thomas J. Zaccagnino has served as a member of GRIID’s board of directors since December 2023. In 2012, Mr. Zaccagnino founded Muirfield Investment Partners LLC, a private investment firm, and has served as Managing partner since such time. Mr. Zaccagnino received his Bachelor of Arts degree from Yale University. GRIID believes that Mr. Zaccagnino is well qualified to serve as a director due to his experience in finance, capital investments, as an investor, and his experience with financial matters in a variety of businesses.

Family Relationships

There are no family relationships among any of GRIID’s directors or executive officers.

Director Independence

GRIID adheres to the rules of the Nasdaq in determining whether a director is independent. GRIID has undertaken a review of the independence of its directors and determined that each of its directors other than Messrs. Kelly, Shrier and Simmons qualify as “independent directors,” as defined under the rules of Nasdaq and

Cboe Canada, and the GRIID board consists of a majority of “independent directors,” as defined under the rules of the SEC, Nasdaq, and Cboe Canada relating to director independence requirements. In addition, GRIID is subject to the rules of the SEC and Cboe Canada relating to the membership, qualifications, and operations of the audit committee.

Compensation Committee Interlocks and Insider Participation

None of the members of GRIID’s compensation committee have ever been one of GRIID’s executive officers or employees. None of GRIID’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee the GRIID board of any other entity that has one or more executive officers that will serve as a member of the GRIID board or compensation committee.

GRIID EXECUTIVE COMPENSATION

As an emerging growth company and smaller reporting company, GRIID has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers with annual compensation in excess of $100,000, which GRIID refers to as GRIID’s “named executive officers.”

Overview

The following discussion may contain forward-looking statements that are based on GRIID’s current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how GRIID’s named executive officers will be compensated in the future.

On December 29, 2023, Adit consummated a merger with GRIID Holdco, pursuant to an Agreement and Plan of Merger, dated as of November 29, 2021, as amended on December 23, 2021, October 17, 2022, and February 8, 2023. Pursuant to the de-SPAC merger agreement, (i) ADEX Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit merged with and into GRIID Holdco, with GRIID Holdco as the surviving company in the de-SPAC merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Adit, and (ii) Adit’s name was changed from “Adit EdTech Acquisition Corp.” to “GRIID Infrastructure Inc.”

Prior to the consummation of the de-SPAC merger, none of Adit’s executive officers or directors had received any cash compensation for services rendered to Adit. As a result, this discussion focuses on the historical compensation of GRIID Holdco’s executive officers and managers prior to the de-SPAC merger and GRIID’s executive officers and directors after consummation of the de-SPAC merger.

GRIID Holdco designed its compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who shared its philosophy and desire to work towards achieving its goals.

GRIID Holdco believed its compensation program promoted the success of GRIID Holdco and aligned executive incentives with the long-term interests of its members. GRIID Holdco’s compensation program consisted primarily of salary, cash bonus, and profits interests.

GRIID Holdco was considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of GRIID Holdco’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

James D. Kelly III, as GRIID Holdco’s sole manager and Chief Executive Officer, has historically determined the compensation for the named executive officers. For the year ended December 31, 2023, GRIID Holdco’s named executive officers were (i) James D. Kelly III, Chief Executive Officer, (ii) Michael W. Hamilton, Chief Research Officer and (iii) Allan J. Wallander, Chief Financial Officer.

Summary Compensation Table

The following table provides information regarding the compensation earned by the GRIID named executive officers for the years ended December 31, 2023 and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All other compensation ($)	Total
James D. Kelly III	2023	$225,000.00	—	—	—	$225,000.00
Chief Executive Officer	2022	$225,000.00	—	—	—	$225,000.00
Michael W. Hamilton	2023	$180,000.00	—	—	—	$180,000.00
Chief Research Officer	2022	$180,000.00	—	—	—	$180,000.00
Allan J. Wallander	2023	$150,000.00	—	—	—	$150,000.00
Chief Financial Officer	2022	$150,000.00	—	—	—	$150,000.00

Narrative Disclosure to the Summary Compensation Table

Elements of Compensation in 2023 and 2022

The compensation of the GRIID named executive officers in 2023 and 2022 generally consisted of base salary, annual cash bonus opportunities and other benefits, as described below.

Base Salary

The base salary payable to each GRIID named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities, and contributions. Each GRIID named executive officer’s initial base salary was determined by the sole manager of GRIID Holdco, Mr. Kelly. For 2023 and 2022, the named executive officers’ annual base salary rates were: $225,000 for Mr. Kelly, $180,000 for Mr. Hamilton and $150,000 for Mr. Wallander.

Annual Performance-Based Bonus

Prior to the closing of the de-SPAC merger, annual cash bonuses were determined by the sole manager of GRIID Holdco based on the achievement of corporate and/or individual performance goals, including operations, financing and corporate development. In 2023 and 2022, no GRIID named executive officers earned cash bonuses.

Long Term Equity Incentives

GRIID Holdco’s equity-based incentive awards were designed to align its interests and the interests of its members with those of its employees and consultants, including the named executive officers. GRIID Holdco’s sole manager, Mr. Kelly, approved all equity grants. In 2023 and 2022, none of the GRIID named executive officers received any incentive units.

Prior to the closing of the de-SPAC merger, Mr. Hamilton held 200,000 incentive units, Mr. Wallander held 125,000 incentive units and Mr. Kelly did not hold any incentive units. Each of the incentive units was granted under the Profits Interest Plan (the “Profits Interest Plan”) of GRIID Infrastructure Equity Plan LLC (“Equity Plan LLC”), a wholly owned subsidiary of GRIID Holdco, described in greater detail below. On the date of the closing of the de-SPAC merger (i.e. December 29, 2023), the incentive units held by each of Mr. Hamilton and Mr. Wallander were exchanged for 734,954 and 459,346 shares of GRIID’s common stock, respectively.

GRIID’s Named Executive Officers’ Employment Agreements

Each of the GRIID named executive officers other than Mr. Kelly have signed offer letters of employment.

Michael W. Hamilton Offer Letter

In August 2019, GRIID LLC, a wholly owned subsidiary of GRIID Holdco, entered into a letter agreement with Mr. Hamilton. Mr. Hamilton’s letter agreement provided for Mr. Hamilton’s at-will employment as GRIID LLC’s Chief Technology Officer (his title subsequently being changed to Chief Research Officer) and set forth his initial annual base salary of $180,000, less payroll deductions and withholdings, paid on GRIID LLC’s normal payroll schedule. Mr. Hamilton’s letter agreement also provided that he was eligible to earn a discretionary, performance-based bonus of up to $100,000 based upon mutually agreed criteria and objectives. Mr. Hamilton’s letter agreement further provided that, subject to approval of GRIID Holdco’s manager, he would receive a grant of units equal to 1% of the equity of GRIID Holdco at the time of the grant, which shall have been subject to vesting, with 25% of the units vesting on the one-year anniversary of Mr. Hamilton’s employment start date and the balance vesting 1/36th per month over the following 36-month period. In addition, Mr. Hamilton’s letter agreement provided for severance benefits upon a termination of his employment by GRIID LLC without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit was to be a cash payment equal to (i) four weeks’ base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) two weeks’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment. In connection with the letter agreement, Mr. Hamilton also entered into a restrictive covenant agreement pursuant to which Mr. Hamilton agreed to certain customary confidentiality, non-compete and non-solicitation covenants.

Allan J. Wallander Offer Letter

In April 2021, GRIID LLC entered into a letter agreement with Mr. Wallander. Mr. Wallander’s letter agreement provided for Mr. Wallander’s at-will employment as GRIID LLC’s Chief Financial Officer and set forth his initial annual base salary of $150,000 less annual payroll deductions and withholdings, paid on GRIID LLC’s normal payroll schedule. Mr. Wallander’s letter agreement also provided that, subject to approval of GRIID Holdco’s manager, he would receive a grant of units equal to 1% of the equity of GRIID Holdco at the time of the grant, which shall have been subject to vesting, with 25% of the units vesting on the one-year anniversary of February 8, 2021 and the balance vesting 1/36th per month over the following 36-month period. In addition, Mr. Wallander’s letter agreement provided for severance benefits upon a termination of his employment by GRIID LLC without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit was to be a cash payment equal to (i) 1 month’s base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) 2 months’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment. In connection with the letter agreement, Mr. Wallander also entered into a restrictive covenant agreement pursuant to which Mr. Wallander agreed to certain customary confidentiality, non-compete and non-solicitation covenants.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, none of GRIID’s named executive officers held any unexercised options, stock awards that have not vested or other equity incentive plan awards.

Profits Interests Awards

Mr. Hamilton was issued two awards of 100,000 incentive units each, pursuant to incentive unit award agreements between Mr. Hamilton and Equity Plan LLC and the terms and conditions of the limited liability company agreement of Equity Plan LLC. Each incentive unit award agreement provides for a profits interest threshold amount of $353,790.51 in the aggregate. Pursuant to the incentive unit award agreements, 1/4th of the incentive units vested on each of August 23, 2020 and December 23, 2020, and in each case 1/36th of the incentive units will vest monthly thereafter, subject to Mr. Hamilton’s continuous service to Equity Plan LLC, GRIID Holdco or any direct or indirect subsidiary of GRIID Holdco through each applicable vesting date. In the event of Mr. Hamilton’s termination of service, any unvested incentive units will be forfeited to Equity Plan LLC.

Mr. Wallander was issued an award of 125,000 incentive units, pursuant to an incentive unit award agreement between Mr. Wallander and Equity Plan LLC and the terms and conditions of the limited liability company agreement of Equity Plan LLC. The incentive unit award agreement provides for a profits interest threshold amount of $353,790.51 in the aggregate. Pursuant to the incentive unit award agreement, 1/4th of the incentive units vested on February 8, 2022 and 1/36th of the incentive units shall vest monthly thereafter, subject to Mr. Wallander’s continuous service to Equity Plan LLC, GRIID Holdco or any direct or indirect subsidiary of GRIID Holdco through each applicable vesting date. In the event of Mr. Wallander’s termination of service, any unvested incentive units will be forfeited to Equity Plan LLC.

Such awards were converted into shares of GRIID common stock at the closing of the de-SPAC merger pursuant to the de-SPAC merger agreement.

GRIID Infrastructure Equity Plan LLC Profits Interest Plan

In April 2021, GRIID Holdco formed Equity Plan LLC and adopted the Profits Interest Plan for purposes of granting select employees and other service providers incentive units pursuant to incentive unit award agreements in an effort to further increase these employees’ and service providers’ personal stakes in the growth and success of GRIID Holdco and any direct or indirect subsidiary of GRIID Holdco.

Administrator. The Profits Interest Plan is administered by GRIID Holdco, the current managing member of Equity Plan LLC.

Incentive Units Subject to the Plan. The number of incentive units that Equity Plan LLC may issue under the Profits Interest Plan may not exceed 2,500,000 incentive units. If and to the extent that any award is forfeited (or repurchased by Equity Plan LLC for its original cost), the incentive units subject to such awards will again be available for distribution under the Profits Interest Plan. The incentive units are intended to constitute “profits interests” in Equity Plan LLC within the meaning of Revenue Procedures 93-27 and 2001-43 under the Code.

Vesting. The administrator of the Profits Interest Plan will establish such vesting criteria for the incentive units as it determines in its discretion and shall include such vesting criteria in each award agreement. Vesting may be based on the continued service of the participant in the Profits Interest Plan or on the achievement of performance goals set out in the award agreement. Incentive units may also be fully vested on the date of grant. Incentive units that have not vested are “restricted incentive units.” Incentive units that have vested are “unrestricted incentive units.” The administrator may, at any time, waive or accelerate any of the foregoing restrictions, in whole or in part, in its discretion.

Profits Interest Threshold Amount. The administrator shall specify the profits interest threshold amount applicable to each incentive unit in the applicable award agreement in accordance with the limited liability company agreement of Equity Plan LLC. The profits interest threshold amount applicable to any incentive unit shall be no less than the amount determined by the administrator to be necessary to cause such incentive unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

Voting. Participants will have no voting rights with respect to incentive units granted under the Profits Interest Plan.

Equity Plan LLC Call Right. Unless otherwise determined by the administrator and set forth in the applicable award agreement, at any time prior to the consummation of a “qualified public offering” or a change in control, Equity Plan LLC, at its election, may require the service provider or its permitted transferee to either forfeit or sell to Equity Plan LLC all or any portion of such service provider’s or such permitted transferee’s incentive units in connection with a termination of service at the following respective purchase prices: (i) in the event of a termination of service for any reason, restricted incentive units shall be forfeited without consideration; (ii) in the event of a termination of service for cause, unrestricted incentive units shall be forfeited without consideration; (iii) in the event of a termination of service (x) by Equity Plan LLC, GRIID Holdco or any direct or indirect subsidiary of GRIID Holdco for a reason other than cause, or (y) by the service provider for any reason (including as a result of the death or disability of the service provider), Equity Plan LLC’s purchase price per unrestricted incentive unit shall be its fair market value on the date of such termination of service. A “qualified public offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of units (or common stock of GRIID Holdco) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $100 million, following which at least 20% of the total units (or common stock of GRIID Holdco) on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System. A merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination between a special purpose acquisition company and GRIID qualifies as a qualified public offering.

Equity Plan LLC Conversion Option. Unless otherwise determined by the administrator and set forth in the applicable award agreement, at any time following a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination between a special purpose acquisition company and GRIID, the Equity Plan LLC may, at its election, require any service provider upon a termination of service (including any termination of service that may have occurred prior to the transaction with the special purpose acquisition company) to convert all or a portion of such service provider’s incentive units into shares or other equity securities of the special purpose acquisition company into which holders of incentive units otherwise may convert.

Change in Control. The administrator may, in its discretion, provide in any award agreement that all or a portion of a participant’s restricted incentive units shall become unrestricted incentive units upon a change in control and/or that the restrictions and limitations applicable to the incentive units shall lapse and such incentive units shall become free of all restrictions and become fully vested and transferable (subject to any restrictions generally applicable to other members of the Equity Plan LLC). In the event of a change in control and the service provider’s termination of service with Equity Plan LLC for a reason other than cause within 12 months after the occurrence of the change in control, all restricted incentive units that are outstanding on the date of the termination of service shall fully vest and become unrestricted incentive units.

Term of the Profits Interest Plan. The Profits Interest Plan will remain in effect until it is revised or terminated by further action of the administrator.

Amendment. The administrator may at any time amend or modify the Profits Interest Plan in whole or in part. However, no amendment or termination of the Profits Interest Plan may impair the right of a participant with respect to an award previously granted under the Profits Interest Plan without such participant’s consent. Notwithstanding the foregoing, the participant’s consent shall not be required if the administrator determines in its sole discretion that such an amendment or modification or termination is required or advisable for Equity Plan LLC, GRIID Holdco or any direct or indirect subsidiary of GRIID Holdco, the Profits Interest Plan or the award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting treatment. The administrator may also amend the Profits Interest Plan and/or any award agreement without the participant’s consent to the extent necessary to (a) comply with Section 409A of the Code, or (b) ensure that the incentive units granted under the Profits Interest Plan are treated as profits interests for all United States federal income tax purposes.

Potential Payments Upon Termination or Change in Control

As of December 31, 2023, James D. Kelly III was not entitled to any payments or benefits from GRIID Holdco in connection with any termination of employment or a change in control of GRIID Holdco.

Each of Mr. Hamilton’s and Mr. Wallander’s letter agreement provides for severance benefits upon a termination of his employment by GRIID LLC without “cause” (as such term is defined in his letter agreement) subject to execution of a general release of claims and return of company property. The severance benefit is a cash payment equal to (i) four weeks’ base salary in effect at the time of termination in the event that such termination occurs within the first year of employment, or (ii) two weeks’ base salary in effect at the time of termination in the event such termination occurs after the first year of employment.

Other Benefits

GRIID Holdco provided welfare benefits including health, dental, life, vision and disability insurance that are available to all of its employees, including the named executive officers. GRIID Holdco did not maintain a 401(k) plan.

GRIID Holdco did not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

Non-employee Director Compensation

Mr. Kelly was the sole manager of GRIID Holdco. GRIID Holdco did not pay any additional compensation to Mr. Kelly for serving as the sole manager of GRIID Holdco.

Post-de-SPAC Merger Executive Compensation

GRIID is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling GRIID to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by GRIID’s compensation committee.

2023 Omnibus Incentive Compensation Plan

The GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”), which was approved by its stockholders, became effective upon the closing of the de-SPAC merger.

Eligibility

Employees and consultants of GRIID and its affiliates are eligible to receive awards under the 2023 Plan, including all of its executive officers and all other current and future employees and consultants. Non-employee directors (currently there are six) are also eligible to receive awards under the 2023 Plan. Incentive stock options (“ISOs”), however, may only be granted to employees of GRIID and its corporate subsidiaries.

Administration

GRIID will bear all expenses of the 2023 Plan and GRIID’s compensation committee will administer the plan. The compensation committee has the authority to grant awards to such eligible persons and upon such terms and conditions (not inconsistent with the provisions of the 2023 Plan) as it may consider appropriate. Among the compensation committee’s powers is the authority to (i) determine the form, amount and other terms and conditions of awards; (ii) clarify, construe or resolve any ambiguity in any provision of the 2023 Plan or any award agreement; (iii) amend the terms of outstanding awards, subject to the grantee’s consent in certain cases and the 2023 Plan’s prohibitions against repricing of awards without stockholder approval; and (iv) adopt such rules, forms, instruments and guidelines for administering the 2023 Plan as the compensation committee deems necessary or proper. The compensation committee may delegate any or all of its administrative authority to one or more of GRIID’s officers, except with respect to awards to non-employee directors and executive officers, including executive officers who are subject to Section 16 of the Exchange Act. Based on service, performance and/or other factors or criteria, the compensation committee may, after the grant of an award, accelerate the vesting of all or any part of the award. Notwithstanding the foregoing, any exercise of discretion regarding awards for non-employee directors must be approved by GRIID’s board of directors.

Share Counting Provisions

Shares of GRIID common stock covered by an award shall only be counted as used to the extent actually used. A share of GRIID common stock issued in connection with an award under the 2023 Plan shall reduce the total number of shares of GRIID common stock available for issuance under the 2023 Plan by one; provided, however, that, upon settlement of a stock appreciation right (“SAR”), the total number of shares available for issuance under the 2023 Plan shall be reduced by the gross number of shares underlying the portion of the SAR that is exercised. If any award under the 2023 Plan terminates without the delivery of shares of GRIID common stock, whether by lapse, forfeiture, cancellation or otherwise, the shares of common stock subject to such award, to the extent of any such termination, shall again be available for grant under the 2023 Plan. Notwithstanding the foregoing, upon the exercise of any such award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of GRIID common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the 2023 Plan. If any shares subject to an award granted under the 2023 Plan are withheld or applied as payment in connection with the exercise of such award or the withholding or payment of taxes related thereto or separately surrendered by the participant for any such purpose, such returned shares of common stock will be treated as having been delivered for purposes of determining the maximum number of shares remaining available for grant under the 2023 Plan and shall not again be treated as available for grant under the 2023 Plan. The number of shares available for issuance under the 2023 Plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options or purchase rights granted under the 2023 Plan. Notwithstanding the foregoing, however, in the case of any substitute award granted in assumption of or in substitution for an equity award issued by an acquired entity, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the 2023 Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a stockholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the 2023 Plan, and shall not reduce the number of shares otherwise available under the 2023 Plan (subject to applicable stock exchange requirements).

If a dividend or other distribution (whether in cash, shares or other property) (excluding ordinary dividends or distributions), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving GRIID or the repurchase or exchange of shares of GRIID common stock or other securities, or other rights to purchase shares of our securities or other similar transaction or event, affects GRIID’s shares of common stock such that the compensation committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2023 Plan, the compensation committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the 2023 Plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise prices (as defined below) relating to any such awards, if any.

Share Limits

Under the terms of the 2023 Plan, the maximum number of shares of common stock reserved for delivery in settlement of awards shall be an aggregate of 4,000,000 shares of GRIID common stock. The total number of shares of GRIID common stock that may be delivered pursuant to the exercise of ISOs granted under the 2023 Plan may not exceed 4,000,000 shares.

Generally, no grantee (other than a non-employee director) may be granted in a single calendar year awards under the 2023 Plan denoted in shares with respect to more than 500,000 shares (twice that limit for awards granted in the year in which the grantee (other than a non-employee director) first commences employment or service). The maximum potential value of awards under the 2023 Plan denoted in dollars that may be granted in a single calendar year to any grantee (other than a non-employee director) may not exceed $2,500,000 (twice that limit for awards granted to a grantee (other than a non-employee director) in the year in which the grantee first commences employment or service). A non-employee director may not be granted awards under the 2023 Plan in a single calendar year that, taken together with any cash fees paid for the director’s service as a director during the year, exceeds $2,500,000 in total value (calculating the value of such awards based on the grant date fair value for financial accounting purposes).

Types of Awards

The 2023 Plan permits the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and ISOs; (ii) SARs; (iii) restricted stock; (iv) deferred stock and restricted stock units; (v) performance units and performance shares; (vi) dividend equivalents; and (vii) other stock-based awards.

Generally, awards under the 2023 Plan are granted for no consideration other than prior and/or future services. Awards granted under the 2023 Plan may, in the discretion of the compensation committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2023 Plan or any other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term, and the exercise price of the SAR may not be less than the exercise price of the related ISO. The material terms of each award will be set forth in a written or electronic award agreement between the grantee and GRIID. The agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Delaware govern the 2023 Plan. The 2023 Plan is unfunded, and GRIID will not segregate any assets for grants of awards under the 2023 Plan. The 2023 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Other than awards excluded from the minimum vesting requirement as set forth herein, no award may be granted under the 2023 Plan that will be eligible to vest earlier than 12 months after the date of grant and/or have a performance period of less than 12 months. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of GRIID common stock available under the 2023 Plan may be granted without regard to such minimum vesting requirements. The foregoing restrictions do not limit the compensation committee’s authority to accelerate, or provide for the acceleration of, the vesting of all or any part of any award granted under the 2023 Plan.

Stock Options and SARs

The compensation committee is authorized to grant SARs and stock options (including ISOs, except that an ISO may only be granted to an employee of GRIID or one of its parent or subsidiary corporations). A stock option allows a grantee to purchase a specified number of our shares at a predetermined price per share (the “option exercise price”) during a fixed period measured from the date of grant. A SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share (the “SAR exercise price”). The option exercise price or SAR exercise price will be determined by the compensation committee and set forth in the award agreement, but neither may be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain ISOs or SARs granted in tandem with certain ISOs).

The term of each option or SAR is determined by the compensation committee and set forth in the award agreement, except that the term may not exceed ten years (five years in case of certain ISOs or SARs granted in tandem with certain ISOs). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the compensation committee, by delivering shares of common stock previously owned by the grantee, by the withholding of shares of GRIID common stock to be acquired upon the exercise of such option or by delivering restricted shares of common stock. The compensation committee may also permit a grantee to pay the option exercise price through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to GRIID. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs, which are first exercisable in any calendar year for shares of GRIID stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.

Restricted Shares

The compensation committee may award restricted shares consisting of shares of GRIID common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the compensation committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the award agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with GRIID during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

Restricted Stock Units and Deferred Stock

The compensation committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of shares of GRIID common stock at the end of specified deferral periods or upon the occurrence of a specified event. A restricted stock unit award is the grant of a right to receive a specified number of shares of GRIID common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. Unless the agreement eliminates such rights, however, a grantee receiving restricted stock units or deferred stock will receive dividend equivalents with respect to restricted stock units or deferred stock, and such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock becomes vested and payable.

Performance Units

The compensation committee may grant performance units, which entitle a grantee to cash or shares of common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the compensation committee and reflected in the award agreement. The compensation committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The compensation committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the compensation committee and reflected in the award agreement. The compensation committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Dividend Equivalents

The compensation committee is authorized to grant, either alone or in conjunction with any award other than stock options or SARs, dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of GRIID’s shares. Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the 2023 Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in GRIID’s shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Other Stock-Based Awards

In order to enable GRIID to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2023 Plan also authorizes the compensation committee to grant awards that are valued in whole or in part by reference to or otherwise based on shares of our common stock. The compensation committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The compensation committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or payable under the 2023 Plan, or as a condition to accelerating the timing of such events. Any applicable performance measure may be applied on a pre- or post-tax basis. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Notwithstanding the foregoing, the vesting, exercise or payment of an award (other than a performance-based award) can be conditioned on mere continued employment or service.

Settlement of Awards

Awards generally may be settled in cash, shares of GRIID’s common stock, other awards or other property, in the discretion of the compensation committee to the extent permitted by the terms of the 2023 Plan.

Change of Control

If there is a merger or consolidation of GRIID with or into another corporation or a sale of substantially all of our shares or assets (a “corporate transaction”) that results in a Change in Control (as defined in the 2023 Plan), and the outstanding awards are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the compensation committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such corporate transaction (unless the compensation committee accelerates the vesting of any such awards) and, with respect to any vested and nonforfeitable awards, the compensation committee shall either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the corporate transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the corporate transaction and/or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the corporate transaction. If an exercise price of the option or SAR exceeds the fair market value of GRIID’s shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the corporate transaction, such award will be cancelled without any payment to the grantee. Additionally, outstanding time-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon a Change in Control; outstanding time-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall vest and become non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause or for “good reason” (as defined in the 2023 Plan), in each case within two years after the Change in Control. Outstanding performance-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be prorated and vest at target; outstanding performance-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be converted into time-based awards at target and will become vested and non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause or for “good reason”, in each case within two years after the Change in Control. The foregoing actions are subject to compliance with Section 409A of the Code.

Amendment and Termination of the 2023 Plan

The 2023 Plan may be amended, suspended or terminated by the GRIID board without further stockholder approval, unless such stockholder approval of any such amendment is required by law or regulation or under the rules of any stock exchange or automated quotation system on which GRIID shares of common stock are then listed or quoted. An amendment will be contingent on approval of GRIID’s stockholders if stockholder approval is required by applicable law or stock exchange listing standards, for example, any amendment to the 2023 Plan or any agreement that would (a) permit a repricing or decrease in the exercise price of any outstanding awards, (b) modify the requirements as to eligibility for participation in the 2023 Plan, or (c) increase the aggregate number of shares of common stock that may be issued under the 2023 Plan. In addition, subject to the terms of the 2023 Plan, no amendment or termination of the 2023 Plan may materially and adversely affect the right of a grantee under any outstanding award granted under the 2023 Plan without the participant’s consent.

Unless earlier terminated by the GRIID board, the 2023 Plan will terminate when no shares of common stock remain reserved and available for issuance and no other awards remain outstanding or, if earlier, on the tenth anniversary of the adoption of the 2023 Plan by the GRIID Board.

Stockholder Rights

No grantee shall have any rights as a stockholder of GRIID until such award is settled by the issuance of common stock, other than awards for which certain voting and dividend rights or dividend equivalents may be granted.

Transferability

Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee to whom the award is granted, the award may only be exercised by, or payable to, the grantee. However, the compensation committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a grantee to any permitted transferee (as defined in the 2023 Plan). Any such transfer will be permitted only if (i) the grantee does not receive any consideration for the transfer, (ii) the compensation committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the permitted transferee. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the grantee, except that such transferee may only transfer the award by will or the laws of descent and distribution.

No Repricing

Notwithstanding any other provision of the 2023 Plan, no option or SAR may be amended to reduce the exercise or grant price nor cancelled in exchange for other options or SARs with a lower exercise or grant price or shares or cash, without stockholder approval.

Compliance with Applicable Law

No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which GRIID is a party, and the rules of all domestic stock exchanges on which our shares may be listed.

No Employment Rights

Awards do not confer upon any individual any right to continue in the employ or service of GRIID or any affiliate or subsidiary.

Recoupment of Awards

The 2023 Plan provides that awards granted under the 2023 Plan are subject to any recoupment policy that GRIID may have in place or any obligation that GRIID may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC or other applicable law or the primary stock exchange on which GRIID’s shares are listed.

Miscellaneous

Each grantee in the 2023 Plan remains subject to the securities trading policies adopted by GRIID from time to time with respect to the exercise of options or SARs or the sale of shares of GRIID stock acquired pursuant to awards granted under the 2023 Plan. A grantee shall forfeit any and all rights under an award upon notice of termination by GRIID or any affiliate for “Cause” as such term is defined in the 2023 Plan. Award agreements shall contain such other terms and conditions as the compensation committee may determine in its sole discretion (to the extent not inconsistent the 2023 Plan).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OF GRIID

GRIID describes below transactions and series of similar transactions, since January 1, 2021, to which GRIID was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of GRIID’s total assets at year-end for the last two completed fiscal years; and

•	any of GRIID’s directors, executive officers or beneficial holders of more than 5% of any class of GRIID capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which GRIID has been or will be a party other than compensation arrangements, which are described under “GRIID Executive Compensation.”

Related Party Transactions-de-SPAC Merger

Investor Rights Agreement

In connection with closing of the de-SPAC merger on December 29, 2023, GRIID, certain officers, directors, and stockholders of Adit prior to the de-SPAC merger (the “initial stockholders”) and certain GRIID Holdco members entered into an investor rights agreement to provide for certain registration rights related to the shares of GRIID common stock and the GRIID private placement warrants. GRIID filed within 30 days of closing of the de-SPAC merger a registration statement covering the resale of all securities registrable under the investor rights agreement which registration statement is currently effective.

De-SPAC Voting Agreement

Concurrently with the execution of the de-SPAC merger agreement on November 29, 2021, Adit entered into a voting agreement with James D. Kelly III, GRIID’s Chief Executive Officer and Chair of its board of directors and GRIID Holdco’s managing member (the “de-SPAC voting agreement”), covering approximately 64.0% of GRIID Holdco’s membership units. The de-SPAC voting agreement required, among other things, that the member party thereto vote all of its membership units of GRIID Holdco in favor of, or execute written consents to approve, upon effectiveness of the registration statement on Form S-4 that GRIID filed in connection with the de-SPAC merger, the de-SPAC merger and the other transactions contemplated by the de-SPAC merger agreement and against alternative transactions.

De-SPAC Lock-Up Agreement

The shares of GRIID common stock held by the initial stockholders are subject to transfer restrictions pursuant to lock-up provisions in the letter agreement, dated January 11, 2021, entered into by the initial stockholders and Adit. Those lock-up provisions provide that such securities are not transferable or salable until the earlier of (a) December 29, 2024 (one year after the completion of the de-SPAC merger), (b) the last sale price of GRIID common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the de-SPAC merger, or (c) the date on which GRIID completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of GRIID common stock for cash, securities or other property, except in each case (1) to the initial stockholders, Adit’s officers, directors or industry advisors, or any affiliates or family members of any of the initial stockholders, Adit’s officers, directors or industry advisors, any members of Adit EdTech, or any affiliates of Adit EdTech; (2) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, or an affiliate of such person or to a charitable organization; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; (5) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (6) by virtue of the laws of Delaware or Adit EdTech’s limited liability company agreement upon dissolution of Adit EdTech; or (7) in the event of completion of a liquidation, merger, stock exchange or other similar transaction GRIID which results in all of GRIID stockholders having the right to exchange their shares of GRIID common stock for cash, securities or other property subsequent to GRIID’s completion of its initial business combination; provided, however, that in each case (except for clauses (5) and (6) or with GRIID prior consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Other Related Party Transactions

The sponsor of Adit, Adit EdTech, is a special purpose vehicle affiliated with Adit Ventures, LLC (“Adit Ventures”). Adit Ventures, a New York-based investment adviser, was co-founded by Eric Munson, the previous chairman of Adit.

On October 23, 2020, Adit Edtech purchased 5,750,000 shares of GRIID common stock for an aggregate purchase price of $25,000. On October 27, 2020, Adit Edtech transferred 10,000 shares of GRIID common stock to each of Adit’s independent directors and 7,500 shares to each of Adit’s industry advisors at the shares’ original purchase price. On January 11, 2021, GRIID effected a stock dividend to Adit Edtech of 1,150,000 shares of GRIID common stock, and as a result, Adit Edtech held 6,832,500 shares, each of Adit’s independent directors currently held 10,000 shares, and each of Adit’s industry advisors held 7,500 shares, such that the initial stockholders owned an aggregate of 6,900,000 shares.

On January 14, 2021, simultaneously with the consummation of the initial public offering of Adit, GRIID sold to Adit Edtech an aggregate of 6,550,000 warrants at a price of $1.00 per warrant, resulting in gross proceeds of $6,550,000. On January 15, 2021, the underwriters in the initial public offering exercised their over-allotment option in full, and on January 19, 2021, GRIID sold to Adit Edtech an additional 720,000 warrants at a price of $1.00 per warrant, resulting in gross proceeds of $720,000.

GRIID paid Adit Edtech or its affiliate a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon the closing of the de-SPAC merger, GRIID ceased paying these monthly fees. During the year ended December 31, 2021, GRIID paid Adit Edtech $120,000. For each of calendar years 2022 and 2023, GRIID deferred payment of $120,000 for a total of $240,000 in accrued fees which were paid at or around the closing of the de-SPAC merger.

None of Adit’s initial stockholders, Adit Edtech or Adit’s management team or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on GRIID’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

On April 17, 2021, GRIID Holdco entered into an engagement letter, which was amended on November 14, 2022, and an incentive unit award agreement (together, the “consulting agreements”) with Deucalion Partners, LLC (“Deucalion”), an entity affiliated with John D’Agostino, Adit’s Chief Financial Officer. Pursuant to the consulting agreements, GRIID Holdco agreed to pay to such entity $400,000 and grant such entity units representing a 0.5% profits interest in GRIID Holdco. The cash payment was paid at or around the closing of the de-SPAC merger. Upon the closing of the de-SPAC merger, Deucalion’s profits interests were converted into 442,100 shares of GRIID common stock representing approximately 0.67% of GRIID’s issued and outstanding shares of common stock.

In late July 2021, Adit and GRIID Holdco entered into conflict waivers with each of Deucalion, Aequum Law, LLC and Troutman Pepper Hamilton Sanders LLP with respect to any potential transaction between GRIID Holdco and Adit.

On October 23, 2020, Adit issued an unsecured promissory note to Adit EdTech (the “promissory note”), pursuant to which Adit may borrow up to an aggregate principal amount of $150,000. The promissory note was non-interest bearing and was repaid by Adit on July 28, 2021.

On August 6, 2021, Adit issued an unsecured promissory note to the Adit EdTech in connection with a working capital loan made by the Adit EdTech to Adit pursuant to which Adit may borrow up to $300,000 in the aggregate. On March 12, 2023, Adit issued an amended and restated promissory note to the sponsor. The amended and restated promissory note (the “sponsor note”) increases the maximum aggregate amount of advances and readvances permitted from $300,000 to $1,000,000. The sponsor note is convertible at the election of Adit EdTech at a conversion price of $1.00 per warrant into warrants to purchase shares of GRIID common stock. No interest shall accrue on the unpaid balance of the sponsor note. The current balance outstanding under the sponsor note as of the closing of the de-SPAC merger was $502,683 and was repaid by Adit at or around the closing of the de-SPAC merger.

The initial stockholders and holders of the GRIID private placement warrants have registration rights to require GRIID to register a sale of any shares of GRIID common stock and GRIID private placement warrants held by them and the shares of GRIID common stock issuable upon exercise of the GRIID private placement warrants pursuant to the investor rights agreement.

On October 9, 2022, GRIID entered into a settlement and release agreement with GRIID Holdco (and its affiliates) and Blockchain Access UK Limited (“Blockchain Access”)(and certain of its affiliates), pursuant to which Blockchain Access waived any potential defaults under the Third Amended and Restated Credit Agreement with Blockchain Access (the “prior Blockchain credit agreement”) between GRIID Holdco and Blockchain, and the parties agreed to release each other from any claims related to the prior Blockchain credit agreement. Also on October 9, 2022, GRIID Holdco and Blockchain Access entered into the Blockchain credit agreement, which provided for a restructured senior secured term loan (the “loan”) in the amount of $57,433,360, which represents the outstanding obligations under the prior Blockchain credit agreement. In connection with the execution of the Blockchain credit agreement, GRIID Holdco issued a warrant to an affiliate of Blockchain Access (the “Blockchain Warrant”), Blockchain Capital Solutions (US) Inc., which was automatically exercised immediately prior to the closing of the de-SPAC merger for an exercise price of $0.01 into 6,561,629 shares of GRIID common stock, representing 10% of GRIID issued and outstanding shares of common stock as of such time. On June 26, 2024, GRIID, the GRIID Parties and the Blockchain Parties entered into a Payoff Letter (the “Payoff Letter”). Pursuant to the Payoff Letter, GRIID Infrastructure LLC and certain GRIID subsidiaries agreed to pay the Blockchain Access $15,000,000 (the “Payoff Amount”) and Blockchain Capital $2,750,000 (the “Purchase Amount”) on or prior to July 12, 2024 as payment and satisfaction in full of the loans and obligations under the Blockchain credit agreement. On June 27, 2024, GRIID paid the Payoff Amount and the Purchase Amount, and the Blockchain credit agreement and all obligations thereunder terminated.

On January 13, 2023, in connection with the extension of the date by which GRIID was required to complete its initial business combination, GRIID issued an unsecured promissory note to GRIID Holdco pursuant to which GRIID was permitted to borrow up to $900,000 in the aggregate. On July 12, 2023, in connection with the extension of the date by which GRIID was required to complete its initial business combination, GRIID issued an unsecured amended and restated promissory note to GRIID Holdco pursuant to which GRIID was permitted to borrow up to $1,800,000 in the aggregate. The note is interest-bearing, at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Code. At the closing of the de-SPAC merger, the note was cancelled in full. As a result, no principal or interest was paid. No amounts remain outstanding under the unsecured promissory note.

GRIID Holdco Employment Agreements

GRIID Holdco entered into employment agreements with each of its executive officers other than Mr. Kelly. These agreements provided for at-will employment for no specified period and provided for an initial base salary and bonus target. GRIID Holdco also entered into customary confidentiality, non-competition, and assignment of inventions agreements with each executive officer. Additional information regarding employment agreements with GRIID’s named executive officers is discussed under the section titled “GRIID Executive Compensation.”

GRIID Holdco Executive Officer Financings

On September 2, 2022, GRIID LLC, a wholly owned subsidiary of GRIID Holdco, issued a promissory note to Dwaine Alleyne, the Chief Technology Officer of GRIID Holdco, in exchange for a loan of $250,000. In connection with the promissory note issued to Mr. Alleyne, GRIID Holdco issued a warrant to Mr. Alleyne exercisable for 8,616 Class B Units of GRIID Holdco. Mr. Alleyne exercised the warrant immediately prior to the closing of the de-SPAC merger for 41,010 shares of GRIID common stock representing 0.0625% of shares of GRIID’s issued and outstanding common stock at such time.

Eagle Creek and HDP Agreement

On August 31, 2021, GRIID Holdco, through its wholly owned subsidiary Data Black River LLC (“Data Black River”) entered into a development and operation agreement with HDP, an affiliate of Eagle Creek. Neal Simmons, who is a member of GRIID’s board of directors, is the current President and Chief Executive Officer of Eagle Creek. Pursuant to the HDP Agreement, Data Black River provides services for the development and operation of a bitcoin mining facility located within the premises of HDP in Watertown, New York. In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the bitcoin mining facility located with the HDP premises. Data Black River receives a monthly fee for the performance of its services as well as a percentage of the bitcoin mined during each month. HDP receives a monthly fee for each MW of power supplied to the premises for bitcoin mining as well as a percentage of the bitcoin mined each month. The HDP Agreement has an initial term of three years and thereafter automatically renews for successive one-year periods unless terminated by either party in accordance with the terms of the HDP Agreement. Eagle Creek contributed $1.0 million to the project, comprised of $0.3 million in cash and its existing mining assets valued at $0.7 million. GRIID Holdco contributed the remaining $4.0 million of the development budget of $5.0 million.

Bridge Loan Transactions

On November 22, 2023, GRIID LLC entered into a one-year unsecured bridge loan for $250,000 (the “trust loan”) with the Sue Ann Zaccagnino 2020 Irrevocable Trust (the “Trust”). Sue Ann Zaccagnino is the trustee to the Trust and is the mother of Thomas Zaccagnino, one of our directors. The trust loan bore interest at a rate of 15%. The outstanding principal balance of $263,356.16 was repaid on July 2, 2024.

On November 23, 2023, GRIID LLC entered into a one-year unsecured bridge loan for $130,000 (the “Oldfather loan”) with Ray W. Oldfather, the father-in-law of Thomas Zaccagnino, one of GRIID’s directors. The Oldfather loan bore interest at a rate of 15%. The outstanding principal balance of $136,838.36 was repaid on July 2, 2024.

Director and Executive Officer Compensation

Please see “GRIID Executive Compensation” beginning on page 144 for information regarding the compensation of GRIID directors and executive officers.

Policies and Procedures for Related Party Transactions

GRIID’s board of directors has adopted a written related party transaction policy. This written policy regarding related party transactions provides that a related party transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which GRIID is a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000.

GRIID’s related party transaction policy also provides that a related person means any of GRIID executive officers and directors (including director nominees), in each case at any time since the beginning of GRIID’s last fiscal year, or holders of more than 5% of any class of GRIID’s voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. GRIID’s audit committee has the primary responsibility for reviewing and approving or disapproving related party transactions. In addition to GRIID’s related party transaction policy, GRIID’s audit committee charter provides that GRIID’s audit committee shall review and approve or disapprove any related party transactions.

All related party transactions described in this section occurred prior to adoption of GRIID’s formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the related party transaction policy.

Indemnification Agreements

In addition to the indemnification provided for in GRIID’s certificate of incorporation, GRIID has entered, and intends to continue to enter, into indemnification agreements with each of its directors and officers. These indemnification agreements may require GRIID, among other things, to indemnify GRIID’s directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of GRIID’s directors or officers, or any of GRIID’s subsidiaries or any other company or enterprise to which the person provides services at GRIID’s request.

DESCRIPTION OF GRIID’S SECURITIES

The following descriptions are summaries of the material terms of GRIID’s certificate of incorporation, GRIID’s amended and restated bylaws, GRIID’s warrants and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to GRIID’s certificate of incorporation, GRIID’s amended and restated bylaws and investors’ rights agreement, copies of which have been filed with GRIID’s periodic reports. See also “Comparison of Rights of Stockholders of CleanSpark and GRIID” beginning on page 180.

Authorized and Outstanding Stock

GRIID’s certificate of incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share (“GRIID preferred stock”).

As of June 30, 2024, there were (1) 71,875,399 shares of GRIID common stock outstanding, (2) no shares of GRIID’s preferred stock outstanding, and (3) 22,804,000 GRIID warrants outstanding.

GRIID Common Stock

Voting Rights

Each holder of shares of GRIID common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of the shares of GRIID common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights

Subject to preferences that may be applicable to any outstanding GRIID preferred stock, the holders of shares of GRIID common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by GRIID’s board of directors out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of GRIID common stock are entitled to share ratably in all assets remaining after payment of its debts and other liabilities, subject to prior distribution rights of GRIID preferred stock or any class or series of stock having a preference over the shares of GRIID common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of GRIID common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of GRIID common stock. The rights, preferences and privileges of holders of shares of GRIID common stock will be subject to those of the holders of any shares of GRIID preferred stock that GRIID may issue in the future.

GRIID Preferred Stock

GRIID’s certificate of incorporation authorizes GRIID’s board of directors to establish one or more series of GRIID preferred stock. Unless required by law or any stock exchange, the authorized shares of GRIID preferred stock will be available for issuance without further action by the holders of GRIID common stock. Shares of GRIID preferred stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of GRIID preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of GRIID preferred stock from time to time adopted by GRIID’s board of directors pursuant to authority so to do which is expressly vested in GRIID’s board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of GRIID preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of GRIID preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. Additionally, the issuance of GRIID preferred stock may adversely affect the holders of GRIID common stock by restricting dividends on the shares of GRIID common stock, diluting the voting power of the shares of GRIID common stock and the shares of GRIID common stock or subordinating the liquidation rights of the shares of GRIID common stock. As a result of these or other factors, the issuance of GRIID preferred stock could have an adverse impact on the market price of GRIID common stock. At present, GRIID has no plans to issue any GRIID preferred stock.

GRIID Warrants

Public Warrants

Each GRIID public warrant entitles the registered holder to purchase one share of GRIID common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time provided that GRIID has an effective registration statement under the Securities Act covering the issuance of the shares of GRIID common stock issuable upon exercise of the GRIID public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or GRIID permits holders to exercise their GRIID public warrants on a cashless basis under the circumstances specified in the warrant agreement). A GRIID public warrant holder may exercise its GRIID public warrants only for a whole number of shares of GRIID common stock. This means only a whole GRIID public warrant may be exercised at a given time by a GRIID public warrant holder. No fractional GRIID public warrants will be issued upon separation of the units and only whole GRIID public warrants will trade. Accordingly, unless a registered holder purchases at least two units, such registered holder will not be able to receive or trade a whole GRIID public warrant. The GRIID public warrants will expire December 29, 2028 (five years after the closing of the de-SPAC Merger), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

GRIID is not obligated to deliver any shares of GRIID common stock pursuant to the exercise of a GRIID public warrant and will have no obligation to settle such GRIID public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of GRIID common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to the satisfaction of GRIID’s obligations described below with respect to registration. No GRIID public warrant is exercisable for cash or on a cashless basis, and GRIID is not obligated to issue any shares to holders seeking to exercise their GRIID public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a GRIID public warrant, the holder of such GRIID public warrant will not be entitled to exercise such GRIID public warrant and such GRIID public warrant may have no value and expire worthless.

Pursuant to the investor rights agreement, GRIID agreed that as soon as practicable, but in no event later than thirty (30) days after the closing of the de-SPAC merger, GRIID would file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of GRIID common stock issuable upon exercise of the GRIID public warrants, and GRIID would use is commercially reasonable efforts to cause the same to become effective within ninety (90) days after the closing of the de-SPAC merger and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until no Registrable Securities (as defined in the investor rights agreement) are outstanding. GRIID has complied with these obligations.

GRIID may redeem the GRIID public warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per GRIID public warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption to each GRIID public warrant holder; and

•

if, and only if, the reported last sales price of the shares of GRIID common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date GRIID sends the notice of redemption to the GRIID public warrant holders.

If and when the GRIID public warrants become redeemable by GRIID, GRIID may exercise the redemption right even if GRIID is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and GRIID issues a notice of redemption of the GRIID public warrants, each GRIID public warrant holder will be entitled to exercise his, her or its GRIID public warrant prior to the scheduled redemption date. However, the price of the shares of GRIID common stock may fall below the $18.00 redemption trigger price as well as the $11.50 GRIID public warrant exercise price after the redemption notice is issued.

If GRIID calls the GRIID public warrants for redemption as described above, GRIID’s management will have the option to require any holder that wishes to exercise his, her or its GRIID public warrant to do so on a “cashless basis.” In determining whether to require any holders to exercise their GRIID public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of GRIID public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of GRIID common stock issuable upon the exercise of the GRIID public warrants. If GRIID’s management takes advantage of this option, all holders of GRIID public warrants would pay the exercise price by surrendering their GRIID public warrants for that number of shares of GRIID common stock equal to the quotient obtained by dividing (x) the product of the number of shares of GRIID common stock underlying the GRIID public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the GRIID public warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of GRIID common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of GRIID public warrants. If GRIID’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the GRIID public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a GRIID public warrant redemption. If GRIID calls the GRIID public warrants for redemption and GRIID’s management does not take advantage of this option, Adit Edtech and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other GRIID public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a GRIID public warrant may notify GRIID in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such GRIID public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of GRIID common stock issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding shares of GRIID common stock is increased by a capitalization or share dividend payable in shares of GRIID common stock, or by a split-up of shares of GRIID common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of GRIID common stock issuable on exercise of each GRIID public warrant will be increased in proportion to such increase in the issued and outstanding shares of GRIID common stock. A rights offering to holders of shares of GRIID common stock entitling holders to purchase shares of GRIID common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of GRIID common stock equal to the product of (1) the number of shares of GRIID common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for GRIID common stock) multiplied by (2) one minus the quotient of (x) the price per shares of GRIID common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of GRIID common stock, in determining the price payable for shares of GRIID common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of GRIID common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of GRIID common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights

In addition, if GRIID, at any time while the GRIID public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the shares of GRIID common stock on account of such shares of GRIID common stock (or other securities into which the GRIID public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the GRIID public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of GRIID common stock in respect of such event.

If the number of issued and outstanding shares of GRIID common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each GRIID public warrant will be decreased in proportion to such decrease in issued and outstanding shares of GRIID common stock.

Whenever the number of shares of GRIID common stock purchasable upon the exercise of the GRIID public warrants is adjusted, as described above, the GRIID public warrant exercise price will be adjusted by multiplying the GRIID public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of GRIID common stock purchasable upon the exercise of the GRIID public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of GRIID common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of GRIID common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of GRIID with or into another corporation (other than a consolidation or merger in which GRIID is the continuing corporation and that does not result in any reclassification or reorganization of issued and outstanding shares of GRIID common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of GRIID as an entirety or substantially as an entirety in connection with which GRIID is dissolved, the holders of the GRIID public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the GRIID public warrants and in lieu of the shares of GRIID common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the GRIID public warrants would have received if such holder had exercised their GRIID public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the GRIID public warrant properly exercises the GRIID public warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the GRIID public warrant.

The GRIID public warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GRIID. The warrant agreement provides that the terms of the GRIID public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding GRIID public warrants to make any change that adversely affects the interests of the registered holders of GRIID public warrants.

The GRIID public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to GRIID, for the number of GRIID public warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of GRIID common stock and any voting rights until they exercise their GRIID public warrants and receive shares of GRIID common stock. After the issuance of the shares of GRIID common stock upon exercise of the GRIID public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of GRIID common stock.

No fractional GRIID public warrants will be issued upon separation of the units and only whole GRIID public warrants will trade.

Private Placement Warrants

The GRIID private placement warrants will not be redeemable by GRIID so long as they are held by Adit Edtech or its permitted transferees. The sponsor, as well as its permitted transferees, has the option to exercise the de-SPAC private placement warrants on a cashless basis and has certain registration rights related to such de-SPAC private placement warrants. Additionally, a de-SPAC private placement warrant is not redeemable by GRIID for so long as it is held by its initial holder or permitted transferee thereof. Otherwise, the GRIID private placement warrants have terms and provisions that are identical to those of the GRIID public warrants.

If holders of the GRIID private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of GRIID common stock underlying the GRIID warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the GRIID warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

GEM Warrant

On the closing date of the de-SPAC merger, GRIID issued to GYBL a warrant (the “GEM warrant”) to purchase shares of GRIID common stock equal to 2% of the total number of shares of GRIID common stock outstanding immediately after the completion of the de-SPAC merger on December 29, 2023 (the “public listing date”), calculated on a fully diluted basis, which amount equaled 1,733,726 shares. The GEM warrant is exercisable at an exercise price per share equal to 90% of the closing bid price the shares of GRIID common stock on the public listing date, or $4.84, and expires on the third anniversary of the public listing date, or December 29, 2026. On the first anniversary following the public listing date (the “adjustment date”), if all or any portion of the GEM warrant remains unexercised and the average closing bid price of GRIID common stock for the 10 trading days following the adjustment date (the “current trading price”) is less than 90% of the then-current exercise price of the GEM warrant, then the exercise price of the GEM warrant will adjust to 115% of the current trading price (the “warrant price”). If the closing bid price of GRIID common stock is greater than the warrant price, then in lieu of exercising the GEM warrant by payment of cash, GYBL may exercise the GEM warrant by a cashless exercise and will receive the number of shares of GRIID common stock equal to an amount determined by multiplying the warrant price by the number of shares of GRIID common stock purchasable upon exercise of all of the GEM warrant or, if only a portion of the GEM warrant is being exercised, the portion of the GEM warrant being exercised, divided by the closing bid price of the GRIID common stock.

Dividends

Adit did not pay any cash dividends on its common stock prior to the closing of the de-SPAC merger and GRIID currently does not intend to pay cash dividends in the future. The payment of cash dividends in the future will be dependent upon GRIID’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the sole discretion of the GRIID board of directors.

GRIID is a holding company with no material assets other than its interest in GRIID Holdco. Any financing arrangements that GRIID enter into in the future may include restrictive covenants that limit its ability to pay dividends.

Transfer Agent

The transfer agent for GRIID common stock and warrant agent for the GRIID public warrants and GRIID private placement warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

GRIID, as a corporation incorporated under the laws of the State of Delaware, is subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	stockholder who owns fifteen percent or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of our assets.

However, the above provisions of Section 203 do not apply if:

•	GRIID’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of GRIID voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

GRIID’s certificate of incorporation, amended and restated bylaws, and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by GRIID’s board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of GRIID’s board of directors or taking other corporate actions, including effecting changes in GRIID’s management. For instance, GRIID’s certificate of incorporation does not provide for cumulative voting in the election of directors and provides for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of GRIID’s board of directors. GRIID’s board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, and stockholders will not have a right to fill such a vacancy; and GRIID’s advance notice provisions in our amended and restated bylaws require that stockholders must comply with certain procedures in order to nominate candidates to GRIID’s board of directors or to propose matters to be acted upon at a stockholders’ meeting.

GRIID’s authorized but unissued GRIID common stock and GRIID preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved GRIID common stock and GRIID preferred stock could render more difficult or discourage an attempt to obtain control of GRIID by means of a proxy contest, tender offer, merger or otherwise.

Registration Rights

Pursuant to the investor rights agreement by and among Adit, certain stockholders of Adit and GRIID, GRIID filed within 30 days of closing of the de-SPAC merger a resale shelf registration statement covering the resale of all securities registrable under the investor rights agreement. The resale registration statement is currently effective.

Pursuant to a registration rights agreement among GRIID Holdco, GEM Global and GYBL GRIID Holdco filed with the SEC within 30 days of closing of the de-SPAC merger a resale shelf registration statement covering the resale of all the certain shares of GRIID common stock held by GEM and shares of GRIID common stock issuable upon exercise of a warrant issued to GYBL. The resale registration statement is currently effective.

Pursuant to an amendment to the underwriting agreement, dated as of January 11, 2021 between Adit and EarlyBird Capital, LLC, GRIID filed within 30 days of closing of the de-SPAC merger a resale shelf registration statement covering the resale of the shares GRIID issued to EarlyBird Capital LLC. GRIID complied with its obligations under the amendment to the underwriting agreement. The resale registration statement is currently effective.

SPECIAL MEETING

This proxy statement/prospectus is being provided to the GRIID stockholders as part of a solicitation of proxies by the GRIID board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides GRIID stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of GRIID stockholders will be held virtually at https://www.cstproxy.com/griid/sm2024, on [    ], 2024 at [ ] [a.m./p.m.], Eastern Time. On or about [    ], 2024, GRIID commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

The special meeting can be accessed by visiting https://www.cstproxy.com/griid/sm2024, where GRIID stockholders will be able to participate and vote online. GRIID encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus. This proxy statement/prospectus is first being furnished to GRIID’s stockholders on or about [    ], 2024.

GRIID has chosen to hold the special meeting solely via live webcast and not in a physical location.

Purpose of the Special Meeting

At the special meeting, GRIID stockholders will be asked to consider and vote on the following:

•

the merger proposal-a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 66, respectively; and

•

the adjournment proposal-a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Completion of the merger is conditioned on the approval of the merger proposal.

Recommendation of the GRIID Special Committee and GRIID Board

At a meeting of the GRIID special committee held on June 26, 2024, the GRIID special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders and recommended to the GRIID board that it approve the merger agreement and the transactions contemplated thereby, including the merger.

At a meeting of the GRIID board held on June 26, 2024, the GRIID board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the GRIID stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the GRIID stockholders for adoption at a meeting of such stockholders. The GRIID board unanimously recommends that GRIID stockholders vote “FOR” the merger proposal, and “FOR” the adjournment proposal.

GRIID stockholders should carefully read this proxy statement/prospectus (including the annexes hereto) and any documents incorporated by reference in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of GRIID common stock at the close of business on [ ], 2024, the GRIID record date, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

On the GRIID record date, there were [    ] shares of GRIID common stock outstanding and entitled to vote at the special meeting. Each share of GRIID common stock outstanding on the GRIID record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting. GRIID stockholders may vote virtually at the meeting or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the special meeting.

GRIID fixed the close of business on [    ], 2024 as the record date for the special meeting. Only GRIID stockholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of GRIID stockholders entitled to vote at the special meeting will be available for inspection at GRIID’s principal office at 2577 Duck Creek Road, Cincinnati, Ohio 45212 during regular business hours for a period of at least 10 days prior to the special meeting. If you would like to inspect the list of GRIID stockholders of record, please call GRIID’s Investor Relations department at (615) 854-7556 to schedule an appointment or request access. A certified list of eligible GRIID stockholders will be available for inspection during the special meeting at https://www.cstproxy.com/griid/sm2024 by entering the control number provided on your proxy card, voting instruction form or notice.

Voting by GRIID’s Directors and Executive Officers

At the close of business on [ ], 2024, the GRIID record date, directors and executive officers of GRIID and their respective affiliates owned and were entitled to vote [    ] shares of GRIID common stock, representing approximately [    ]% of the shares of GRIID common stock outstanding on that date. GRIID currently expects its directors and executive officers to vote their shares of GRIID common stock in favor of each of the proposals to be voted on at the special meeting. Additionally, certain stockholders of GRIID intended to represent a majority of the outstanding shares of GRIID common stock, excluding shares held by GRIID Holdings or James D. Kelly III, have agreed, on the terms and subject to the conditions in the voting agreement, to vote (or cause to be voted) all of the covered shares in favor of the adoption of the merger proposal. As of the date of this proxy statement/prospectus, the stockholders who entered into voting agreements beneficially owned approximately 73% of the outstanding shares of GRIID common stock. Accordingly, unless the voting agreements are terminated in accordance with their terms, the merger proposal will be approved without the need for the affirmative votes of any other stockholders. For a more detailed discussion of the voting agreements, see “The Voting Agreements” beginning on page 96.

Quorum; Adjournment

The special meeting may be adjourned or postponed, in the absence of a quorum, by the chairman of the meeting or the affirmative vote of holders of a majority of the shares of GRIID common stock present in person or represented by proxy and entitled to vote at the special meeting. Even if a quorum is present, the special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement by the chairman of the meeting or if sufficient votes are cast in favor of the adjournment proposal. If a sufficient number of shares of GRIID common stock is present in person or represented by proxy and votes in favor of the merger proposal at the special meeting such that the merger proposal is approved, GRIID does not anticipate that it will adjourn or postpone the special meeting.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting. Any adjournment or postponement of the special meeting will allow GRIID stockholders who have already submitted their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the presence of a quorum.

Required Vote; Broker Non-Votes and Abstentions

Each share of GRIID common stock outstanding on the GRIID record date is entitled to one vote on each of the merger proposal and the adjournment proposal. The required votes to approve the proposals at the special meeting are as follows:

•

The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

•

The adjournment proposal requires the affirmative vote of holders of a majority of the shares of GRIID common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal. The approval of the adjournment proposal is not a condition precedent to the approval of the merger proposal or the closing of the merger.

Voting of Proxies by Holders of Record

How to Vote by Proxy if You are the Record Holder of Your Shares

If you were the record holder of your shares as of the GRIID record date, you may submit your proxy to vote by mail, by telephone or via the internet.

Voting via the Internet or by Telephone

•

Internet- To submit your proxy via the internet, go to www.cstproxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern Time on [   ], 2024 for shares held directly.

•

Telephone- To submit your proxy by telephone, call 866-894-0536. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern Time on [   ], 2024 for shares held directly.

Voting by Mail

As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail.

•

Mail- To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Continental Stock Transfer & Trust Company, 1 State Street – SC-1, New York, NY 10004. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern Time on [   ], 2024 for shares held directly.

How to Vote Your Shares if You are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, also referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the GRIID board. The proxy holders may use their discretion to vote on other matters that properly come before the special meeting.

Attendance at the Special Meeting and Voting Virtually

The special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on [   ], 2024 at [ ] [a.m./p.m.], Eastern Time. To attend the special meeting, visit https://www.cstproxy.com/griid/sm2024 and enter the 16-digit control number on the proxy card or voting instruction form you received. Stockholders of record of GRIID who wish to vote at the special meeting should follow the instructions at https://www.cstproxy.com/griid/sm2024. Online check-in will begin at [ ] [a.m./p.m.], Eastern Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save GRIID and GRIID stockholders time and money, and provide GRIID stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, GRIID will provide GRIID stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

1.	submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on [ ] for shares held directly.

2.	signing and returning a new proxy card with a later date;

3.	voting virtually at the special meeting; or

4.

delivering, before 6:00 p.m. Eastern Time on [    ], 2024 for shares held directly to GRIID’s Corporate Secretary at GRIID’s executive offices at 2577 Duck Creek Road, Cincinnati, Ohio 45212, a written revocation of your most recent proxy.

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation

The GRIID board is soliciting proxies for the special meeting from its stockholders. GRIID will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of GRIID’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of GRIID common stock of record for beneficial owners for forwarding to such beneficial owners. GRIID may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact:

Continental Stock Transfer & Trust Company

Call: (917) 262-2373

Email: proxy@continentalstock.com

Your vote is very important regardless of the number of shares of GRIID common stock that you own. Please submit a proxy to vote your shares via the internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting.

Tabulation of Votes

Representatives of Continental Stock Transfer & Trust Company will tabulate the votes cast at the special meeting, and representatives of Continental Stock Transfer & Trust Company will act as the Independent Inspector of Election.

GRIID PROPOSALS

Item 1. The Merger Proposal

(Item 1 on GRIID Proxy Card)

In the merger proposal, GRIID is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by GRIID stockholders is required for completion of the merger. The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of GRIID common stock entitled to vote thereon. Each share of GRIID common stock outstanding on the GRIID record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

The GRIID board unanimously recommends a vote “FOR” the merger proposal (Item 1).

Item 2. The Adjournment Proposal

(Item 2 on GRIID Proxy Card)

In the adjournment proposal, GRIID is asking its stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. If GRIID stockholders approve the adjournment proposal, subject to the terms of the merger agreement, GRIID could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from GRIID stockholders who have previously voted. GRIID does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

The adjournment proposal requires the affirmative vote of holders of a majority of the shares of GRIID common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

The GRIID board unanimously recommends a vote “FOR” the adjournment proposal (Item 2).

DESCRIPTION OF CLEANSPARK COMMON STOCK

The following describes the material terms of the capital stock of CleanSpark. This description is qualified in its entirety by reference to CleanSpark’s amended and restated articles of incorporation, as amended through March 8, 2023 (which was filed as Exhibit 4.1 to CleanSpark’s Registration Statement on Form S-8 filed with the SEC on April 6, 2023 and is included as Exhibit 3.1 to this proxy statement/prospectus), and CleanSpark’s amended and restated bylaws, dated September 17, 2021 (which were filed as Exhibit 3.2 to CleanSpark’s Current Report on Form 8-K filed with the SEC on September 17, 2021 and are included as Exhibit 3.2 o this proxy statement/prospectus). See “Where You Can Find More Information” on page 196. See also “Comparison of Rights of Stockholders of CleanSpark and GRIID” beginning on page 180.

CleanSpark Common Stock

CleanSpark’s articles of incorporation authorize CleanSpark to issue up to 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share (“CleanSpark preferred stock”), of which 2,000,000 of such shares are designated as Series A Preferred Stock. The shares of CleanSpark common stock to be issued in the merger will be, upon such issuance, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each holder of CleanSpark common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. CleanSpark’s stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

Dividends

Subject to preferences that may be applicable to any then-outstanding CleanSpark preferred stock, holders of CleanSpark’s common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the CleanSpark board out of legally available funds. CleanSpark has never declared or paid any cash dividends on CleanSpark common stock. CleanSpark currently intends to retain future earnings, if any, to finance the expansion of CleanSpark’s business. As a result, CleanSpark does not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of the liquidation, dissolution or winding up of CleanSpark, holders of CleanSpark common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of CleanSpark’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of CleanSpark preferred stock.

Rights and Preferences

Holders of CleanSpark common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to CleanSpark common stock. The rights, preferences and privileges of the holders of CleanSpark common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of CleanSpark’s preferred stock, including any series of preferred stock that the CleanSpark board may designate in the future.

Meetings of Stockholders

Special meetings of stockholders may be called by the Chief Executive Officer, the board of directors, or by the Chairman of the board of directors of CleanSpark, and shall be called by the Chief Executive Officer of

CleanSpark by vote of, or by an instrument in writing signed by the holders of a majority of the issued and outstanding capital stock of CleanSpark. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if one or more consents in writing, setting forth the action, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. If written consents of less than all the stockholders have been obtained, notice of such stockholder approval by written consent shall be given at least ten (10) days before the consummation of the action authorized by such written consent to those stockholders entitled to vote who have not consented in writing and to any non-voting stockholders. Such notice shall contain or be accompanied by the same material that would have been required if a formal meeting had been called to consider the action.

Certain Potential Anti-Takeover Effects

Certain provisions of CleanSpark’s articles of incorporation and bylaws, and certain provisions of the Nevada Revised Statutes (“NRS”), may be deemed to have potential anti-takeover effects. Among other things, these provisions:

•	do not authorize cumulative voting in the election of directors (or otherwise);

•	limit or eliminate the personal liability of directors to CleanSpark and CleanSpark’s stockholders or monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions;

•

allow any action required or permitted to be taken at a meeting of the stockholders to be taken without a meeting if one or more consents in writing, setting forth the action, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted;

•

require special meetings of the stockholders to be called by the Chief Executive Officer, the CleanSpark board, or by the chair of the CleanSpark board, subject to the requirement that a special meeting of stockholders shall be called by the Chief Executive Officer by vote of, or by an instrument in writing signed by the holders of a majority of the issued and outstanding capital stock of CleanSpark;

•	require directors on the CleanSpark board to be elected by a plurality of the votes cast;

•

require an affirmative vote of a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series to amend CleanSpark’s articles of incorporation;

•

permit the CleanSpark board to amend the CleanSpark bylaws, but require an affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of CleanSpark for any amendment, alteration, restatement or repeal of the CleanSpark bylaws by its stockholders;

•	require advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and

•

unless consented to in writing by CleanSpark, require a state court in Nevada or the federal district court for the District of Nevada to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the CleanSpark, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the CleanSpark to CleanSpark or CleanSpark’s stockholders, (iii) any action asserting a claim against the CleanSpark or any director or officer or other employee of CleanSpark arising pursuant to any provision of the NRS or CleanSpark’s articles of incorporation or bylaws or (iv) any action asserting a claim against the CleanSpark or any director or officer or other employee of the CleanSpark governed by the internal affairs doctrine.

In addition, the NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive)

contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights. These laws will apply to CleanSpark as of a particular date if CleanSpark were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on CleanSpark’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless CleanSpark’s articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if CleanSpark’s articles of incorporation or bylaws are not timely amended to provide that these provisions do not apply to CleanSpark or to an acquisition of a controlling interest, or if CleanSpark’s disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. CleanSpark has not made such an election in CleanSpark’s original articles of incorporation, and it has not amended CleanSpark’s articles of incorporation to so elect.

Further, NRS 78.139 provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

CleanSpark’s Preferred Stock

Under CleanSpark’s articles of incorporation, CleanSpark’s board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which CleanSpark’s securities are then traded), to designate and issue up to 10,000,000 shares of CleanSpark preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Nevada law provides that, in addition to any approval otherwise required and unless such right to vote is specifically denied in a corporation’s articles of incorporation (including any applicable certificate of designation), any proposed amendment to a corporation’s articles of incorporation that would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power of the class or series.

On April 15, 2015, pursuant to the authority granted under CleanSpark’s then-current articles of incorporation, the CleanSpark board designated a series of CleanSpark preferred stock as Series A Preferred Stock, consisting of up to one million (1,000,000) shares, par value $0.001. Under the certificate of designation for the Series A Preferred Stock, holders of Series A Preferred Stock will be entitled to quarterly dividends on 2% of CleanSpark’s earnings before interest, taxes and amortization. The dividends are payable, at CleanSpark’s option, in cash or common stock, or a combination thereof. The holders will also have a liquidation preference on the stated value of $0.02 per share plus any accumulated but unpaid dividends. The holders are further entitled to have CleanSpark redeem each share of Series A Preferred Stock for three shares of CleanSpark common stock if a change of control event (as defined in the certificate of designation) occurs, and they are entitled to vote together with the holders of the CleanSpark’s common stock on all matters submitted to stockholders at a rate of forty-five (45) votes for each share of Series A Preferred Stock held.

On October 9, 2019, the certificate of designation for the Series A preferred Stock was amended to increase the number of shares of CleanSpark preferred stock designated as Series A Preferred Stock from one million (1,000,000) shares to two million (2,000,000) shares.

Transfer Agent and Registrar

Securities Transfer Corporation is the transfer agent and registrar for CleanSpark common stock.

Listing

CleanSpark common stock is listed on The Nasdaq Capital Market under the trading symbol “CLSK.”

MARKET PRICE AND DIVIDENDS OF GRIID

Market Information

GRIID common stock trades on The Nasdaq Global Market and Cboe Canada under the ticker symbol “GRDI” and GRIID public warrants trade on The Nasdaq Global Market under the ticker symbol “GRDIW”.

Holders of Record of GRIID Common Stock

As of June 30, 2024, there were approximately 41 holders of record of GRIID common stock and two holders of record of GRIID warrants. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividend Policy

GRIID has historically not declared or paid cash dividends on its capital stock. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of the GRIID board and will depend on then-existing conditions, including GRIID’s financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors the GRIID board may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(2)
Equity compensation plans approved by GRIID’s stockholders	—	—	4,000,000
Equity compensation plans not approved by GRIID’s stockholders	—	—	—

Total	—	—	4,000,000

Recent Sales of Unregistered Securities

Private Placement Warrants

On January 14, 2021, simultaneously with the consummation of the Adit’s initial public offering, Adit sold an aggregate of 6,550,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $6,550,000. Each warrant is exercisable for one share of GRIID common stock at a price of $11.50 per share. The warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Adit Edtech or its permitted transferees.

On January 19, 2021, pursuant to an exercise in full of the initial public offering underwriters’ over-allotment option, Adit sold an additional 720,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $720,000. Each warrant is exercisable for one share of GRIID common stock at a price of $11.50 per share. The warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Adit Edtech or its permitted transferees.

GEM Warrant

On December 29, 2023, GRIID issued the GEM warrant to GYBL pursuant to the GEM agreement. The GEM warrant has a 36-month term and is exercisable for up to 1,733,726 shares of common stock at an exercise price of $4.842 per share.

GEM Agreement

To date GRIID has drawn down $5,250,466 under the GEM agreement and issued a total of 3,702,703 shares of GRIID common stock to GEM Global.

Securities Act Exemptions

GRIID issued the securities in the foregoing transactions under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as transactions not requiring registration under Section 5 of the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CLEANSPARK AND GRIID

CleanSpark is incorporated under the laws of the State of Nevada and accordingly, the rights of the stockholders of CleanSpark are governed by the Nevada Revised Statutes (“NRS”) including NRS Chapters 78 and 92A. GRIID. is incorporated under the laws of the State of Delaware and accordingly, the rights of the stockholders of GRIID are governed by the General Corporation Law of the State of Delaware (“DGCL”). GRIID, as the surviving corporation. will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the GRIID stockholders immediately prior to the effective time of the merger will become CleanSpark common stockholders. The rights of the former GRIID stockholders and the CleanSpark stockholders will thereafter be governed by the NRS and by CleanSpark’s articles of incorporation and bylaws.

The following description summarizes certain of the material terms and differences between the rights of the stockholders of CleanSpark and GRIID but is not a complete statement of all such terms or differences, or a complete description of the specific provisions referred to in this summary. Investors should read carefully the relevant provisions of the NRS, DGCL and the respective articles or certificate of incorporation and bylaws of CleanSpark and GRIID. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 196.

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
Authorized Capital Stock	The authorized capital stock of CleanSpark consists of 300,000,000 shares of CleanSpark common stock, par value $0.001 per share, and 10,000,000 shares of CleanSpark preferred stock, par value $0.001 per share of which 2,000,000 of such shares of CleanSpark preferred stock are designated as Series A Preferred Stock.	The authorized capital stock of GRIID consists of 500,000,000 shares of GRIID common stock, par value $0.0001 per share and 1,000,000 shares of GRIID preferred stock, par value $0.0001 per share.

Special Meetings of Stockholders; Action by Written Consent

Under the NRS, unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual or special meetings of the stockholders and directors.

CleanSpark’s bylaws provide that a special meeting of CleanSpark’s stockholders may be called by the Chief Executive Officer, the board of directors, or by the Chairman of the board of directors, and shall be called by the Chief Executive Officer by vote of, or by an instrument in writing signed by the holders of a majority of the issued and outstanding capital stock of the CleanSpark.

CleanSpark’s bylaws provide that any action required or permitted to be taken at

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

GRIID’s certificate of incorporation provides that any action required or permitted to be taken by GRIID stockholders may be effected only at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

GRIID’s certificate of incorporation specifies that special meetings of stockholders may be called only by (i) the chairperson of the GRIID board, (ii) the chief executive officer of GRIID or (iii) at the direction of the GRIID board pursuant to a written resolution adopted by a

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
a meeting of the stockholders may be taken without a meeting if one or more consents in writing, setting forth the action, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

majority of the total number of directors that GRIID would have if there were no vacancies.

GRIID’s bylaws specify that written notice of a special meeting of stockholders must be given to each stockholder entitled to vote at such meeting not less than ten (10) or more than sixty (60) days before the date fixed for the meeting, stating the time, place and purpose or purposes thereof.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

CleanSpark’s bylaws provide that each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such Stockholder’s name at the close of business on the record date. CleanSpark’s bylaws generally allow stockholders who are record holders at the time the notice described below is given and are entitled to vote at such annual meeting to nominate candidates for election to the CleanSpark board and propose other business to be brought before an annual meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to CleanSpark’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to CleanSpark’s secretary at the principal executive office of CleanSpark not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not

GRIID’s bylaws provide that nominations of persons for election to the GRIID board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (i) by or at the direction of the GRIID board or (ii) by any GRIID stockholder who is a stockholder of record at the time the notice described below is given, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice and other procedures. The foregoing clause (ii) is the exclusive means for a GRIID stockholder to bring nominations or business properly before an annual meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) promulgated under the Exchange Act.

For nominations or other business to be properly brought before an annual meeting by a GRIID stockholder, the stockholder must (i) give timely notice in writing to GRIID’s secretary at the principal executive offices of GRIID not later than the close of business on the 90th day nor earlier than the close of business on the one hundred twentieth 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be received by GRIID’s

Rights of CleanSpark Stockholders	Rights of GRIID Stockholders

earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by CleanSpark.

The stockholder notice must also include specific information regarding the stockholder and the director nominee or business to be brought before the annual meeting, as described in CleanSpark’s bylaws.

In addition, CleanSpark’s bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of CleanSpark’s outstanding common stock entitled to vote in the election of directors for at least three years as of a date within seven days prior to the date of the stockholder’s notice to include up to a specified number of director nominees in CleanSpark’s proxy materials for an annual meeting, subject to satisfying notice requirements and other conditions set forth in the bylaws.

secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by GRIID, (ii) provide any updates or supplements to such notice at the times and in the forms required by GRIID’s bylaws, and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, act in accordance with the representations set forth in the solicitation statement required by GRIID’s bylaws.

The stockholder notice must also include specific information regarding the stockholder and the director nominee or business to be brought before the annual meeting, as described in GRIID’s bylaws.

The maximum number of stockholder nominees permitted under such proxy access provisions of CleanSpark’s bylaws is the greater of two or 20% of the number of CleanSpark’s directors on the last day a notice of nomination may be submitted. Notice of a nomination under CleanSpark’s proxy access by-law provisions must be delivered by a stockholder to the secretary of CleanSpark at its principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders provided, however, that in the event that the date of the annual meeting is more than 30 days before or

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
more than 70 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by CleanSpark.

Number of Directors

The NRS provides that a corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.

CleanSpark’s bylaws and articles of incorporation provide that the number of directors shall be no less than one director and no more than nine directors.

There are currently six directors serving on the CleanSpark board.

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

GRIID’s bylaws provide that the number of directors shall be no less than one director and no more than nine directors. GRIID’s certificate of incorporation provides that the total number of directors as of the date of the certificate of incorporation shall be seven, and thereafter will be fixed solely and exclusively by one or more resolutions adopted from time to time by the GRIID board.

There are currently seven directors serving on the GRIID board.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Election of Directors

CleanSpark’s bylaws provide that if a quorum is present, that director nominees will be elected by a plurality of the votes cast at a meeting of the stockholders.

CleanSpark’s stockholders do not have cumulative voting rights in the election of directors or otherwise.

CleanSpark does not have a classified board. CleanSpark’s bylaws require that

GRIID’s bylaws provide that if a quorum is present, a plurality of the votes cast shall be sufficient to elect directors at all meetings of stockholders for the election of directors.

GRIID’s stockholders do not have cumulative voting rights in the election of directors or otherwise.

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
	each director shall hold office until the next annual meeting of stockholders, or until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.	GRIID’s certificate of incorporation provides for a classified board of directors with three classes (Class I, Class II, and Class III) serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of GRIID’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. The terms of the (i) Class I directors expire at the annual meeting of stockholders to be held in 2024; (ii) Class II directors expire at the annual meeting of stockholders to be held in 2025; and (iii) Class III directors will expire at the annual meeting of stockholders to be held in 2026. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Removal of Directors; Vacancies

In accordance with the NRS, CleanSpark’s stockholders may remove directors only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

If a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, (i) the stockholders may fill the vacancy, (ii) the board of directors may fill the vacancy, or (iii) if the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

GRIID stockholders may remove any director or the entire board of directors only for cause by the affirmative vote of stockholders representing at least 66 2/3% of the total voting power of the outstanding shares of capital stock of GRIID entitled to vote generally in the election of directors, voting together as a single class.

If a vacancy occurs on the GRIID board, including a vacancy resulting from an increase in the authorized number of directors, such vacancy shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the GRIID board, and not by stockholders, unless the GRIID board determines by resolution that any such vacancies shall be filled by the stockholders. Any director so

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal.

Limitation on Liability of Directors and Officers	CleanSpark’s articles of incorporation provide that a director shall have no liability to CleanSpark or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

GRIID’s certificate of incorporation provides that no director will be personally liable to GRIID or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to GRIID or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

In August 2022, the DGCL was amended to permit Delaware corporations to exculpate officers from monetary damages for breach of fiduciary duty in certain circumstances, if so provided in the corporation’s certificate of incorporation. As of the date hereof, GRIID’s certificate of incorporation does not contain a provision exculpating officers from such liability.

Indemnification of Directors and Officers; Expenses	Under the NRS, a Nevada corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of: (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein against expenses

Under the DGCL, a Delaware corporation must indemnify its present and former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments,

Rights of CleanSpark Stockholders	Rights of GRIID Stockholders

actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees. Further, a Nevada corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

CleanSpark’s articles of incorporation and bylaws require CleanSpark to indemnify any director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of CleanSpark), whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of CleanSpark or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of CleanSpark as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any such proceedings, provided that the indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; except that no indemnification may be paid for judgments, fines and amounts paid in settlement in actions by or in the right of the corporation to procure a judgment in its favor.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

GRIID’s certificate of incorporation and bylaws require GRIID to indemnify, to the fullest extent permitted by the DGCL, any person who is or was a director, officer, employee or agent of GRIID, or is or was serving at the request of GRIID as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, (i) whether civil, criminal, administrative or investigative (other than an action by or in the right of GRIID), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to by in or not opposed to the best interests of GRIID, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (ii) by or in the right of GRIID to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or

Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
best interests of CleanSpark and, with respect to any action, suit or proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.	suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of GRIID, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to GRIID unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Any indemnification under the provisions described above shall be made by GRIID only as authorized in the specific case upon a determination by (a) the GRIID board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) if such a quorum is not obtainable, or, even if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct as described above.

GRIID’s bylaws provide that GRIID may pay expenses (including attorneys’ fees) incurred by such person who is a current or former director or officer of GRIID, or who is or was serving at the request of GRIID as a director or officer of another corporation, partnership, joint venture, trust or other enterprise in advance of the final disposition of such action, suit or proceeding, promptly following request therefor, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by GRIID. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so advanced upon such terms and conditions, if any, as the GRIID board deems appropriate.

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
Amendments to Articles or Certificate of Incorporation

As provided under the NRS, any amendment to CleanSpark’s articles of incorporation require (a) the board of directors to adopt a resolution setting forth the amendment proposed and submit the proposed amendment to the stockholders for approval, (b) if stockholders holding shares in the corporation representing at least a majority of the voting power, have approved the amendment, an officer of the corporation shall sign a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted and (c) the certificate so signed is to be filed with the Nevada Secretary of State.

Additionally, any proposed amendment to CleanSpark’s articles of incorporation that is adverse to the exculpation or indemnification rights of any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit such rights with respect to any action or failure to act occurring prior to the time of such amendment

As provided under the DGCL, any amendment to GRIID’s certificate of incorporation requires (i) the approval of the GRIID board, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

No provision of Section 5.5 or Articles VI, VII, IX or XII of GRIID’s certificate of incorporation may be altered, amended or repealed in any respect, unless in addition to any other vote required by GRIID’s certificate of incorporation or by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of capital stock of GRIID entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Additionally, any proposed amendments to GRIID’s certificate of incorporation that would alter or change the powers, preferences or special rights of the GRIID common stock so as to affect the GRIID common stock adversely requires approval by the holders of the outstanding shares of the GRIID common stock voting separately as a class.

Amendments to Bylaws

CleanSpark’s bylaws may be amended or repealed by the board of directors. The stockholders also shall have power to adopt, amend, or repeal the bylaws of CleanSpark; provided, however, that, in addition to any vote of the holders of any class or series of stock of CleanSpark required bylaws or by the articles of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of CleanSpark entitled to vote thereon.

Additionally, any proposed amendment to CleanSpark’s bylaws which is adverse to

GRIID’s certificate of incorporation provides that the GRIID board has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of GRIID.

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders
the indemnification rights of any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such amendment.

Certain Business Combinations

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit a Nevada corporation from engaging in in any combination with any “interested stockholder” (generally defined by the NRS as a person, other than the Nevada corporation or its subsidiary, who is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting shares of the Nevada corporation or an affiliate or associate of Nevada corporation and at any time within two years immediately before was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the Nevada corporation) for two years after the date that the person first became an interested stockholder unless (a) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the Nevada corporation before the person first became an interested stockholder; or (b) the combination is approved by the board of directors of the Nevada corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the Nevada corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power of the Nevada corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. The term “combination” (as defined in NRS 78.416) is sufficiently broad to cover most significant transactions between a corporation and an interested stockholder.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” (generally defined by the DGCL as a person who owns 15% or more of the corporation’s outstanding voting stock, together with such person’s affiliates and associates) for three years following the time that person became an interested stockholder, unless (1) prior to the time the person became an interested stockholder the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s outstanding voting stock or (3) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (4) certain other exceptions specified in Section 203(b) of the DGCL are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

GRIID’s certificate of incorporation does not contain a provision electing not to be governed by Section 203 of the DGCL, and so GRIID is subject to such provision.

	Rights of CleanSpark Stockholders	Rights of GRIID Stockholders

These laws generally apply to Nevada corporations with 200 or more stockholders of record, unless a provision in the articles of incorporation is effective to elect otherwise. CleanSpark’s articles of incorporation do not contain such a provision, so CleanSpark may be subject to such provision.

Additionally, NRS 78.139 provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies.

Stockholder Rights Plan	CleanSpark currently does not have a stockholder rights plan.	GRIID currently does not have a stockholder rights plan.

Forum Selection	CleanSpark’s bylaws provide that, unless CleanSpark consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CleanSpark, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CleanSpark to CleanSpark or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS, or CleanSpark’s articles of incorporation or bylaws or (iv) any action asserting a claim against CleanSpark or any director or officer or other employee of CleanSpark governed by the internal affairs doctrine shall be a state or federal court located within the State of Nevada (or, if no state court located within the State of Nevada has jurisdiction, the federal district court for the District of Nevada).	GRIID’s certificate of incorporation provides that, unless GRIID consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative claim or action or proceeding brought on behalf of GRIID; (ii) any claim or action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of GRIID to GRIID or to its stockholders, (iii) any claim or action asserting a claim against GRIID, or any current or former director, officer or employee of GRIID arising pursuant to any provision of the DGCL, GRIID’s certificate of incorporation or bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of GRIID’s certificate of incorporation or bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder), (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim against GRIID, or any director, officer or employee of GRIID governed by the internal affairs doctrine

Rights of CleanSpark Stockholders	Rights of GRIID Stockholders

or otherwise related to GRIID’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendant, will be the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware).

Unless GRIID consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against GRIID or any director or officer of GRIID. It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce GRIID’s rights under the Securities Act or Exchange Act. In addition, GRIID’s stockholders cannot waive, and this exclusive forum provision does not purport to waive, GRIID’s own compliance with the federal securities laws and the rules and regulations thereunder.

VALIDITY OF COMMON STOCK

The validity of the CleanSpark common stock to be issued in the merger will be passed upon for CleanSpark by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of CleanSpark, Inc. incorporated in this Registration Statement by reference to the annual report on Form 10-K for the fiscal year ended September 30, 2023 have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GRIID Infrastructure Inc. (“GRIID”) as of December 31, 2023 and 2022, and for the years then ended, have been audited by RSM US LLP, independent registered public accounting firm, as stated in their report thereon, (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about GRIID’s ability to continue as a going concern), and are included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR GRIID’S 2024 ANNUAL MEETING OF STOCKHOLDERS

If the merger is completed, GRIID will become a direct, wholly owned subsidiary of CleanSpark and, consequently, there will be no future meetings of GRIID stockholders. GRIID’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

GRIID will hold an annual meeting of its stockholders in 2024 (the “GRIID 2024 annual meeting”) only if the merger has not already been completed. For any proposal to be considered for inclusion in GRIID’s proxy statement and proxy card for submission to the stockholders at GRIID’s 2024 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and GRIID’s bylaws. Such proposals must be received by GRIID’s Corporate Secretary at its offices at 2577 Duck Creek Road, Cincinnati, OH 45212, a reasonable time before GRIID begins to print and mail its 2024 annual meeting proxy materials in order to be considered for inclusion in GRIID’s proxy materials for the GRIID 2024 annual meeting.

In addition, GRIID’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to GRIID at its offices at 2577 Duck Creek Road, Cincinnati, OH 45212, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which would be the case for the 2024 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by GRIID. GRIID will consider director nominees recommended by stockholders. Stockholders who intend to solicit proxies in support of director nominees other than GRIID’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 90 days nor earlier than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders, or, if the date of the meeting is more than 30 days prior to or more than 60 days after the anniversary of the previous year’s annual meeting, then notice must be provided not later than the 90th day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by GRIID. Nominations and proposals also must satisfy other requirements set forth in GRIID’s bylaws. The chair of the GRIID board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified GRIID of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact GRIID at its address identified below. GRIID will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Oral or written requests for additional copies should be directed to GRIID at its phone number or address appearing on the cover of this proxy statement/prospectus, to the attention of the Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

CleanSpark and GRIID file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including CleanSpark and GRIID, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

CleanSpark has filed with the SEC a registration statement on Form S-4 of which this proxy statement/ prospectus forms a part. The registration statement registers the shares of CleanSpark common stock to be issued to GRIID stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about CleanSpark and GRIID, respectively.

In addition, the SEC allows CleanSpark to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that CleanSpark has previously filed with the SEC. They contain important information about CleanSpark and its financial condition.

CleanSpark SEC Filings

•	Annual report on Form 10-K for the fiscal year ended September 30, 2023 filed with the SEC on December 1, 2023;

•	Definitive proxy statement on Schedule 14A filed with the SEC on January 26, 2024;

•	Quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2023 and March 31, 2024 filed with the SEC on February 8, 2024 and May 9, 2024, respectively;

•

Current reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on October 11, 2023, October 27, 2023, January 8, 2024, February 6, 2024, March 13, 2024, March 28, 2024, April 12, 2024, May 9, 2024, May 9, 2024, May 31, 2024, June 20, 2024, June 27, 2024, June 27, 2024, July 3, 2024, August 1, 2024 and August 5, 2024; and

•

Description of registered securities contained in Exhibit 4.1 of Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, CleanSpark incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated; provided, however, that CleanSpark is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from CleanSpark, as applicable, by requesting them in writing or by telephone as follows:

CleanSpark, Inc.

10624 S. Eastern Ave.

Suite A – 638

Henderson, Nevada 89052

Attention: Investor Relations

Telephone: (702) 989-7692

These documents are available from CleanSpark without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about CleanSpark and GRIID at their internet websites at https://www.cleanspark.com and https://griid.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you are a stockholder of GRIID and would like to request documents, please do so by [    ], 2024, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from CleanSpark or GRIID, CleanSpark, or GRIID, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after CleanSpark or GRIID, as the case may be, receives your request.

This proxy statement/prospectus is a prospectus of CleanSpark and a proxy statement of GRIID for the special meeting. Neither CleanSpark nor GRIID has authorized anyone to give any information or make any representation about the merger or CleanSpark or GRIID that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that CleanSpark or GRIID has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated [   ], 2024. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to GRIID stockholders nor the issuance of shares of CleanSpark common stock in the merger will create any implication to the contrary. Neither CleanSpark nor GRIID assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF GRIID INFRASTRUCTURE INC.

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except unit amounts)

	March 31, 2024 (unaudited)	December 31, 2023
Assets
Current assets
Cash	$754	$2,851
Other receivables	2	40
Cryptocurrencies	775	142
Finance lease right-of-use asset, current	1	1
Prepaid expenses and other current assets	1,455	301

Total current assets	2,987	3,335

Restricted cash	323	323
Property and equipment, net	32,058	30,844
Operating lease right-of-use asset	2,200	2,262
Finance lease right-of-use asset	37	43
Long-term deposits	4,604	5,400

Total assets	$42,209	$42,207

Liabilities and Shareholders’ deficit
Current liabilities
Accounts payable	$11,431	$12,902
Operating lease liability, current	219	222
Finance lease liability, current	6	6
Notes payable, net	3,507	2,737
Accrued expenses and other current liabilities	6,514	6,287

Total current liabilities	21,677	22,154

Notes payable, net	75,183	69,011
Payable to lessor – construction in progress	—	137
Warrant liability	471	3,838
Unearned grant revenue	195	195
Deferred tax liability	3,142	4,304
Operating lease liability	2,057	2,111
Finance lease liability	90	94

Total liabilities	102,815	101,844

Commitments and contingencies (See Note 14)
Shareholders deficit
Common Stock (0.0001 par value 100,000,000 authorized, 69,875,938 shares issued and outstanding at March 31, 2024 and 65,616,298 at December 31, 2023, respectively)	7	7
Additional Paid-In Capital	53,271	47,765
Accumulated deficit	(113,884)	(107,409)

Total shareholders deficit	(60,606)	(59,637)

Total liabilities and shareholders deficit	$42,209	$42,207

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$3,220	$1,614
Mining services revenue	2,601	2,781
Other revenue	—	63

Total revenue, net	5,821	4,458
Operating expenses
Cost of revenues (excluding depreciation and amortization)	3,488	3,340
Depreciation and amortization	1,094	1,571
Compensation and related taxes	2,249	1,999
Professional and consulting fees	1,911	1,155
General and administrative	1,301	654
Gain on extinguishment - non-debt related	—	(375)
Impairment of cryptocurrencies	—	48
Unrealized gain on fair value of cryptocurrency, net	(109)	—
Realized gain on sale of cryptocurrencies	(62)	(119)

Total operating expenses	9,872	8,273
Gain (loss) on disposal of property and equipment	—	1,198

Loss from operations	(4,051)	(2,617)
Other income (expense)
Change in fair value of warrant liability and warrant derivative	3,367	(1,790)
Interest expense, net	(6,955)	(6,594)

Total other income (expense)	(3,588)	(8,384)

Loss before income taxes	(7,639)	(11,001)
Income tax expense (benefit)	(1,161)	230

Net loss	$(6,478)	$(11,231)

Basic and diluted net loss per share	(0.10)	(0.21)
Basic and diluted weighted average number of shares outstanding	67,663,377	53,828,655
The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2024
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance, January 1, 2024, as converted	65,616,298	$7	$47,765	$(107,409)	$(59,637)
Unit-based compensation			9	—	9
Issuance of equity shares	4,259,640	—	5,497	—	5,497
Cumulative effect of change in accounting principle				3	3
Net loss				(6,478)	(6,478)

Balance, March 31, 2024	69,875,938	7	53,271	(113,884)	(60,606)

	Three Months Ended March 31, 2023
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance, January 1, 2023, as converted	43,376,782	$2,368	$—	$(90,680)	$(88,312)
Unit-based compensation				29	29
Net loss				(11,231)	(11,231)

Balance, March 31, 2023	43,376,782	2,368	—	(101,882)	(99,514)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(6,478)	$(11,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,094	1,571
Loss (gain) on disposal of property and equipment	—	(1,198)
Realized gain on sale of cryptocurrencies	(62)	(119)
Gain on fair value of bitcoin, net	(109)
Gain on extinguishment of leases	—	(375)
Change in fair value of warrant liability and embedded derivative liability	(3,367)	1,790
Impairment of cryptocurrencies	—	48
Non-cash interest expense	6,955	6,594
Unit-based compensation	9	29
Cryptocurrency mined, net	(3,468)	(1,874)
Changes in operating assets and liabilities:
Other receivables	38	(358)
Prepaid expenses and other current assets	(1,154)	(66)
Long term deposits	(212)	(459)
Operating lease right-of-use asset	63	58
Accounts payable	(1,473)	(387)
Accrued expenses and other current liabilities	227	228
Deferred tax liability	(1,162)	175
Operating lease liability	(57)	(52)
Finance lease liability	(3)	(8)

Net cash used in operating activities	(9,159)	(5,634)

Cash flows from investing activities:
Proceeds from the sale of cryptocurrencies	3,009	1,953
Purchases of property and equipment	(364)	(23)
Proceeds from disposal of property and equipment	—	1,577

Net cash provided by investing activities	2,645	3,507
Cash flows from financing activities:
Repayment of US dollar notes payable	(150)	—
Proceeds from issuance of US dollar notes payable and shareholder loans	—	3,375
Issuance of equity shares	4,567	—

Net cash provided by financing activities	4,417	3,375

Net increase in cash	(2,097)	1,248
Cash at beginning of period	3,174	969

Cash at end of period	$1,077	$2,217

Reconciliation of cash and restricted cash to the Consolidated Balance Sheet
Cash	$754	$1,894
Restricted Cash	323	323

Total cash and restricted cash	$1,077	$2,217

Supplemental non-cash disclosures:
Property and equipment purchases with equity shares	930	—
Amounts to be paid per the development and operation agreement	35	35
Right-of-use asset and lease liability associated with operating lease	—	72
The accompanying notes are an integral part of these unaudited consolidated financial statements.

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements (Unaudited)
(amounts in thousands, except unit and per unit amounts or as otherwise indicated)
1. Description of Business
Griid Infrastructure Inc. (“GRIID” or, the “Company”) is a vertically integrated bitcoin mining company based in Cincinnati, Ohio that owns and operates a growing portfolio of energy infrastructure and high-density data centers across North America. The Company has built a bitcoin mining operation, which operates specialized computers (also known as “miners”) that generate cryptocurrency. Currently, the only cryptocurrency mined by GRIID is bitcoin. The Company was formed in the State of Delaware on May 23, 2018.
On December 29, 2023, the Company, formerly known as “Adit EdTech Acquisition Corp.” (“Adit”) consummated the previously announced reverse recapitalization transaction contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”), the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”), and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment,” together with the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) ADIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit (“Merger Sub”), merged with and into Griid Holdco LLC (“GRIID Holdco”), with GRIID Holdco as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “merger”) and (ii) the Company’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc.
Upon entering the Transaction, GRIID’s LLC Agreement was amended to the Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”). As part of the Amended LLC Agreement, New GRIID became the sole member of GRIID. The governing documents were amended such that the business of GRIID is managed solely by New GRIID. Additionally, New GRIID adopted the Amended and Restated Bylaws of Griid Infrastructure Inc. (the “Company Bylaws”) which governs New GRIID’s business and affairs.
2. Liquidity and Financial Condition
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since its inception, the Company has incurred net losses. During the three months ended March 31, 2024 and 2023, respectively, the Company incurred net losses of $6,478 and $11,231, respectively. As of March 31, 2024, the Company had an accumulated deficit of $113,884.
As of March 31, 2024, the Company had cash and cash equivalents of $754 which are available to fund future operations. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financing to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility of bitcoin the Company is unable to be certain that it can profitably mine bitcoin to support its operations. As such, there exists substantial doubt about the Company’s ability to remain a going concern within one year after the date these consolidated financial statements were issued.
The Company has received $5,708 in draws related to the GEM facility (Note 10) as of May 15, 2024 and plans to draw the additional funds allowed per the agreement. The Company will have additional needs for capital in the next fiscal year. These additional needs might not be available to fund the Company’s operations.

3. Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting
Pronouncements
Basis of Presentation and Principles of Consolidation
The Company’s unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP. The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly or majority owned and controlled subsidiaries. Consolidated subsidiaries’ results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. Non–controlling interests represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.
The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Amounts disclosed are in thousands except for share, per share, Bitcoin, and miner amounts, or as noted.
Unaudited Interim Financial Information
In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of its financial position and its results of operations, change in shareholders’ deficit and cash flows. The accompanying consolidation balance sheet as of March 31, 2024 and 2023 are unaudited. The accompanying consolidated balance sheet as of December 31, 2023 was derived from audited annual financial statements but these unaudited notes do not contain all of the disclosure from the previously audited annual financial statements. The accompanying unaudited consolidated financial statements and related financial information should be read in conjunction with the audited financial statements and related notes thereto as of and for the year ended December 31, 2023.
During the three months ended March 31, 2024 and 2023, there were no significant changes to the Company’s significant accounting policies described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2023.
Use of Estimates
The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such judgments, estimates and assumptions include revenue recognition, the useful lives and recoverability of long-lived assets, unit-based compensation expense, impairment analysis of indefinite lived intangibles, and the fair value of the Company’s warrant liability and embedded derivative liability. Actual results experienced by the Company may differ from those estimates.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principle or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities are measured at fair value using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.

As of March 31, 2024 and December 31, 2023, the financial assets or liabilities measured at fair value were the Company’s outstanding notes payable and warrant liability balances. The warrant liability associated with warrants issued in conjunction with the Company’s Third Amended and Restated Loan Agreement as well as the Fourth Amended and Restated Loan Agreement (see Note 11) is accounted for at fair value on a recurring basis with changes in fair value recognized in the consolidated statement of operations. Carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, and accounts payable and accrued liabilities, is of approximate fair value due to the short-term nature of these instruments. The fair value of the Company’s debt approximates carrying value as it was recorded at fair value upon the Company’s extinguishment of debt (see Note 11).
Revenue Recognition
Revenue is recognize
d
when control of the goods and services provided is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as the Company satisfies the performance obligations.
The Company earns revenue under payout models determined by the mining pool operator. The payout model relevant to the Company during the three months ended March 31, 2024 and 2023, respectively, is referred to as Full Pay Per Share (“FPPS”) payout model. The Company notes that substantially all revenue recognized during the three months ended March 31, 2024 and 2023 was earned from providing hash computations to mining pool operators under the FPPS payout model.
The Company earns 5% of the generated cryptocurrency revenue that is earned under the Mining Services Agreement (see Note 13). The Company records revenue and expense from the arrangement on a gross basis, as the Company represents the principal in relation to the contract. Per the agreement, a $1,000 payment is made by the Customer one month in advance as a prepayment for the reimbursement of direct operating and electricity costs. Reimbursement payments are considered reimbursement revenues. Direct costs incurred and reimbursed are also recorded as cost of goods sold. The Company record its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Service Agreement on a gross basis under mining services revenue in the Statement of Operations.
The Company earns various revenues under a development and operation agreement with Helix Digital Partners, LLC (“HDP”). The Company generates cryptocurrency with a percentage to be paid to HDP the following month under the agreement. The Company could earn curtailment revenue under its development and operation agreement with HDP during months in which HDP curtails the supply of electricity to mines and sells the electricity to the market. The curtailment revenue represents compensation for forgone mining revenue. A management fee is also recognized in connection with this agreement. The Company records the revenues and expenses related to the is agreement on a gross basis. The management fee is recognized as mining services revenue, and revenue share amounts are recognized as other revenue.
Restricted Cash
As of March 31, 2024 and December 31, 2023, the Company has $323 of restricted cash related to a utility surety letter of credit.
Recently Issued Accounting Pronouncements
Recently Adopted
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
No. 2023-08,
Intangible—Goodwill and Other—Crypto Assets (Subtopic
350-60)
(“ASC
350-60”).

ASC
350-60
requires entities with certain crypto assets to subsequently measure such assets at fair value, with changes in fair value recorded in net income in each reporting period. Crypto assets that meet all the following criteria are within the scope of the ASC
350-60:
(1) (2) (3) (4) (5) (6) meet the definition of intangible assets as defined in the Codification do not provide the asset holder with enforceable rights to or claims on underlying goods, services, or other assets are created or reside on a distributed ledger based on blockchain or similar technology are secured through cryptography are fungible, and are not created or issued by the reporting entity or its related parties. In addition, entities are required to provide additional disclosures about the holdings of certain crypto assets. Bitcoin, which is the sole crypto asset mined by the Company, meets each of these criteria. For all entities, the ASC
350-60
amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company has elected to adopt the new guidance effective January 1, 2024 resulting in a $3 cumulative-effect change to adjust the Company’s bitcoin held on January 1, 2024 with the corresponding entry to beginning accumulated deficit.
Issued and Not Yet Adopted
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
ASU
2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures.
ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU
2023-09
largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a qualitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. It is effective for business entities for annual periods beginning after December 15, 2024.
ASU
2023-07,
 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures
 (“ASU
2023-07”).
ASU
2023-07
is intended to enhance reportable segment disclosures by requiring disclosures of significant segment expenses regularly provided to the chief operating decision maker (“CODM”), requiring disclosure of the title and position of the CODM and explanation of how the reported measures of segment profit and loss are used by the CODM in assessing segment performance and allocation of resources. ASU
2023-07
is effective for the Company for annual periods beginning after December 31, 2023. The Company does not expect the updated guidance to have a material impact on its disclosures.
4. Reverse recapitalization
On December 29, 2023, Adit, ADEX Merger Sub LLC, and GRIID Holdco consummated a merger (the “merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”) and the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”) and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment”, and the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). The merger was accounted for as a reverse merger and recapitalization and Adit was considered the acquired company for financial statement reporting purposes. GRIID Holdco was deemed the predecessor for financial reporting purposes and the Company was deemed the successor SEC registrant, meaning that GRIID Holdco’s financial statements for periods prior to the consummation of the merger are disclosed in the financial statements included within this report and will be disclosed in the Company’s future reporting periods. No goodwill or other intangible assets were recorded, in accordance with GAAP. At the closing date, GRIID received gross cash consideration of $21,877 as a result of the reverse recapitalization from Adit’s trust account, which was then reduced by the redemption of common stock of $19,338 as well as deferred underwriting fees and filing fees of $2,345.
At the time of the aforementioned merger, the existing GRIID Holdco’s Limited Liability Company equity holders exchanged their interests in GRIID for 58,500,000 shares of Adit common stock. After the merger, the holders of the IPO shares owns 216,298 shares and the Adit EdTech Sponsor LLC (“the Sponsor”) owned 6,900,000 shares.
Upon consummation of the merger, GRIID Holdco’s Limited Liability Company Agreement was amended to the Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”). As part of the Amended LLC Agreement, the Company became the sole member of GRIID Holdco. The governing documents were amended such that the business of GRIID Holdco and its wholly owned subsidiaries is managed solely by the Company. Additionally, the Company adopted the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company which govern the Company’s business and affairs.
GRIID Holdco accounted for the net assets acquired from Adit as a recapitalization. In connection with the reverse recapitalization, GRIID incurred approximately $21,140 of equity issuance costs, of which $6,107 has been paid as of May 15, 2024, consisting of advisory, legal, share registration and other professional fees. $2,225 of these fees represent underwriter fees incurred by Adit prior to the reverse recapitalization related to their IPO. These fees were recorded in additional paid-in
capital as a reduction of proceeds.
5. Cryptocurrencies
The following table presents additional information about cryptocurrencies as follows:

	Three months ended March 31, 2024	Year-ended December 31, 2023
Beginning balance	$142	$51
Cumulative effect of change in accounting principle	$3	$—
Cryptocurrencies received from mining	3,220	9,137
Mining services revenue	255	844
Mining pool operating fees	(7)	(13)
Proceeds from sale of cryptocurrencies	(3,009)	(9,943)
Unrealized gain on fair value of cryptocurrency, net	62	—
Realized gain on sale of cryptocurrencies and consideration paid	109	351
Impairment of cryptocurrencies	—	(285)

Ending balance	$775	$142

Number of bitcoin held	$11.13	$3.44
Average cost basis—per bitcoin	$67,759	$41,537
Fair value—per bitcoin	69,689	42,288
Cost basis of bitcoin (in ‘000s)	754	142
Fair value of bitcoin (in ‘000s)	$775	$145
The cost basis represents the valuation of bitcoin at the time the Company earns the bitcoin through mining activities. The cost basis for 3 bitcoin held as of the adoption of ASC
350-60
was determined on the “cost less impairment “ basis.

The following table presents information based on the activity of bitcoin for the three months ended March 31, 2024:

Balance as of December 31, 2023	$142
Cumulative effect of the adoption of ASC 350-60	3

Adjusted beginning balance, at fair value	145
Addition of bitcoin from mining activities	3,468
Bitcoin sold and issued for operations	(2,947)
Unrealized gains from fair value adjustments	109

Balance as of March 31, 2024	$775

The Company’s bitcoin holdings are not subject to rehypothecation and do not serve as collateral for any existing loans or agreements. As of March 31, 2024, the Company held no other crypto currency. The cumulative realized gains from dispositions of bitcoin during the three months ended March 31, 2024 was $62.
6. Property and Equipment
Property and equipment, net consist of the following:

	Three months ended March 31, 2024	Year-ended December 31, 2023
Land	$422	$422
Assets not placed into service	1,671	831
Energy infrastructure	3,986	3,986
General infrastructure	12,214	12,214
IT infrastructure	838	824
Miners	17,251	15,802
Vehicle	76	76
Office furniture and equipment	343	343
Miner chip inventory	11,498	11,498

Gross property and equipment	$48,299	$45,996
Less: accumulated depreciation	(16,241)	(15,152)

Total property and equipment, net	$32,058	$30,844

Depreciation expenses related to property and equipment was $1,094 and $1,571 for three months ended March 31, 2024 and 2023, respectively.
For the three months ended March 31, 2024, the Company had no sales of certain property and equipment. For the three months ended March 31, 2023, the Company sold certain property and equipment for total proceeds of $1,577 resulting in a gain of $1,198.
7. Leases
The Company adopted the amendments to ASC 842 Leases, which require lessees to recognize lease assets and liabilities arising from operating leases on the balance sheet.

Finance and operating lease assets and lease liabilities are as follows:

Lease Classification	Classification	Three months ended March 31, 2024	Year-ended December 31, 2023
Assets
Current
Operating	Current assets	$—	$—
Finance	Current assets	1	1
Long-term
Operating	Long-term assets	2,200	2,262
Finance	Long-term assets	37	43

Total right-of-use assets		$2,238	$2,306

Liabilities
Current
Operating	Short-term lease liability	$219	$222
Finance	Short-term lease liability	6	6
Noncurrent
Operating	Long-term lease liability	2,057	2,111
Finance	Long-term lease liability	90	94

Total lease liabilities		$2,372	$2,433

The components of lease expense were as follows:

	Three Months Ended
	March 31, 2024	March 31, 2023
Operating lease expense	$109	$104
Finance lease expense
Amortization on ROU assets	9	35
Interest on lease liabilities	1	11
Short-term lease expense	15	15

Total lease expense	$134	$165

Other information related to leases was as follows:

	Three Months Ended
	March 31, 2024	March 31, 2023
Weighted average remaining lease term (in years)
Operating leases	7.6	8.5
Finance leases	1.7	2.7
Weighted average discount rate:
Operating leases	8.1%	8.1%
Finance lease	4.6%	4.6%

	Three Months Ended
	March 31, 2024	March 31, 2023
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$104	$103
Operating cash flows from finance leases	$2	$10
ROU assets obtained in exchange for lease obligations
Operating leases	$—	$72
Finance lease	$—	$—
Future minimum lease payments under
non-cancellable
leases as of March 31, 2024 were as follows:

Year	Operating Leases	Finance Leases
2024	$297	$6
2025	371	32
2026	367	65
2027	412	—
2028	412	—
Thereafter	1,220	—

Total future minimum lease payments	3,079	103
Less: imputed interest	(803)	(8)

Total	2,276	95
Plus: lease asset, current	—	1
Less: lease liability, current	(219)	(6)

Total long-term lease liability	$2,057	$90

8. Long-Term Deposits

	Three months ended March 31, 2024	Year-ended December 31, 2023
Deposits on property and equipment	$4,509	$5,305
Other long-term deposits	95	95

Total long-term deposits	$4,604	$5,400

9. Accrued Expenses and Other Current Liabilities

	Three months ended March 31, 2024	Year-ended December 31, 2023
Accrued professional fees	$315	$275
Accrued GEM facility commitment fee	4,000	4,000
Accrued contingency fee	187	199
Accrued wages and benefits	1,534	1,298
Other accrued expenses and other current liabilities	478	515

Total accrued expenses and other current liabilities	$6,514	$6,287

10. Debt and Warrants
The Company entered into several Amended and Restated Credit Agreements with a lender. The Company is required to ensure the Mined Currency on deposit in a Mined Currency Account with the lender is at all times greater than or equal to a value equal to 50% of all Mined Currency, excluding amounts used for operating expenses of the Company in the ordinary course of business or other purposes consented to in writing. As of March 31, 2024 and December 31, 2023, the Company had 0.0 BTC, respectively, deposited within its Mined Currency Account with the lender and are included in cryptocurrencies on the accompanying consolidated balance sheets. The debt was recorded at fair value. The difference between the fair value and the stated principal amount will be accreted to interest expense over the term of the debt and recorded as debt discount on the consolidated balance sheet, netted against notes payable.
The Company entered into a deposit account control agreement with Customers Bank on March 28, 2022 (the “DACA”), which, in the event the Company defaults on its repayment of the 4th A&R Loan Agreement, would allow Blockchain to assume control of the Company’s bank account only with regard to any funds remaining outstanding under the 4th A&R Loan Agreement. There has been no indications of default on the 4th A&R Loan Agreement.
The Company entered into an account control agreement with Coinbase on July 31, 2023 (the “DACA V2”), which, in the event the Company defaults on its repayment of the 4th A&R Loan Agreement, would allow Blockchain to assume control of the Company’s cryptocurrency account only with regard to any funds remaining outstanding under the 4th A&R Loan Agreement. There has been no indications of default on the 4th A&R Loan Agreement.
Throughout 2022 and 2023, the Company completed private placements (the “bridge financings”) with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $19,868 (the “promissory notes”) and a recognition of warrant liability of $18,135. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due after one year of commencement (the “maturity date”). Pursuant to that certain share purchase agreement (the “GEM Agreement”), dated September 9, 2022, among GRIID Holdco LLC, Adit, Global Yield LLC SCS (“GYBL”) and Gem Yield Bahamas Limited (the “Purchaser”), any proceeds the Company receives under the GEM Agreement must be used to repay $4.9 million in 2024 and $20.1 million in 2025. The promissory notes contain certain events of default, including, without limitation, non-payment,
breaches of certain covenants of the Company, bankruptcy and insolvency of the Company, or if the Company commences dissolution proceedings or otherwise ceases operations of its business. If an event of default occurs, the promissory notes may become due and payable.
In connection with the bridge financings, the Company issued to accredited investors warrants to purchase an aggregate of 3.79% of the issued and outstanding units of the Company on a fully-diluted basis at an exercise price of $0.01 per unit. In connection with the closing of the Merger, such warrants were automatically converted into Class B Units of the Company immediately prior to the effective time of the Merger and then were subsequently exchanged for merger consideration (i.e. shares of common stock of New GRIID) equal to an aggregate of 2.51% of the issued and outstanding shares of common stock of New GRIID, on a fully diluted basis after giving effect to the Merger. Throughout 2023, the Company modified the notes to extend the dates for these bridge loans in the amount of $1,205. These notes were accounted for as a troubled debt restructuring. In December 2023, the Company modified a large portion of the bridge financing agreements to extend the terms out further to mature on June 30, 2025. These modifications also had additional warrants at various totals issued of 539,165 at an exercise price of $0.01 per unit. The Company recorded these modifications as debt extinguishment and recorded a loss on debt extinguishment of $25,081.
On September 8, 2022, the Company entered into the Purchase Agreement with GYBL and the Purchaser. Pursuant to the Purchase Agreement, beginning December 29, 2023 (the “Public Listing Date”) and ending on the
3-year
anniversary of the Public Listing Date, the Company will have the option to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company common shares having an aggregate value of up to $200 million (the “Purchased Put”). The purchases and sales of shares of the Company will be made by delivery to the Purchaser of Draw Down Notices. The Company, in its sole discretion, may issue a Draw Down Notice for a specified amount of shares and the Purchaser shall pay a per share amount equal to 92% of the average Daily Closing Price during the Draw Down Pricing Period. Under the Purchase Agreement, the Company is obligated to pay a commitment fee to the Purchaser equal to 2% of the $200 million limit. The commitment fee is due on each draw and may be paid in cash from the proceeds of the draw down or in tradeable common shares of the Company valued at the Daily Closing Price at the time of such draw down. For avoidance of doubt, the commitment fee shall be payable regardless of whether any draw down notices have been delivered. Further, it was noted that on the Public Listing Date, the Company executed a warrant granting the Purchaser the right to purchase common shares with an expiration date that is the third anniversary of the Public Listing Date (the “Warrants”). The issued warrants are exercisable for 1,733,726 common shares at an exercise price of $4.84 per share. The value of the warrants as of March 31, 2024 was $471 (see Note 11). The warrants are exercisable for a number of common shares that is equal to 2% of the total equity interest outstanding immediately after the completion of the public listing. Since the public listing date was not until January 2024 and due to the unknown nature of what the warrants outstanding would have been in 2022, the warrants were not included in the computation of diluted EPS in 2022.
On December 29, 2023, the Company and EarlyBird Capital, Inc. (“EarlyBird”) entered into an amendment (the “Amendment”) to the Underwriting Agreement. Among other things, the amendment modified the amount of the deferred underwriting commission payable to EarlyBird to $4,687, which includes reimbursement of EarlyBird’s legal expenses in an amount of $150,000. The note incurs monthly interest at 8% and the capitalized interest as of December 31, 2023 was $3. The maturity date is December 29, 2024, and at this time if the note is not paid in full, interest will start to accrue at 15%.
For the three months ended March 31, 2024 and 2023, respectively, the Company recognized total interest expense related to total Notes Payable of $6,955 and $6,594, respectively, which included amortization of the debt discount associated with the aforementioned warrants and supplemental warrants of $3,353 and $906, respectively. Amortization on the 4th A&R Loan Agreement was $1,129 and $1,028 for March 31, 2024 and 2023, respectively.
Aggregate annual future maturities of the Loans as of March 31, 2024 were as follows:

Year	Total
2024	$9,317
2025	72,671
2026	—

Total	$81,988
Less: Unamortized debt discount	(13,760)
Plus: Capitalized interest	10,462

Total U.S. dollar notes payable, net	$78,690

11. Fair Value Hierarchy
Recurring fair value measurements
As of March 31, 2024, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$471	$471

The fair value of the warrant liability as of October 9, 2022 (see Note 10) and at the dates of issuance and as of March 31, 2024 were determined via the fair value assessment method and included multiplying the related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of the Company. The observable input of quoted prices for the Company on the issuance dates and March 31, 2024 were as follows:

Date	Adit/GRIID Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
December 31, 2023	$5.38
March 31, 2024	$1.32
As of December 31, 2023, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$3,838	$3,838
A summary of the changes in the Company’s warrant liability measured at fair value using significant unobservable inputs (Level 3) as of March 31, 2024 and December 31, 2023, respectively:

Warrant liability as of December 31, 2023	$3,838
Change in fair value	(3,367)

Warrant liability as of March 31, 2024	$471

For the three months ended March 31, 2024 and 2023, the Company recognized a gain of $3,367 and a loss of $1,790, respectively, on the change in fair value of the warrant liability and warrant derivative.
Non-recurring
fair value measurements
Cryptocurrencies
The Company records its cryptocurrency assets based upon Level 1 inputs, specifically, the exchange-quoted price of the cryptocurrency. The company does not record impairment due to the adoption of ASC
350-60
as of January 1, 2024. The Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $775 as of March 31, 2024. The Company recorded a $3k cumulative effect change to adjust the Company’s bitcoin held.
The last impairment date for the Company’s cryptocurrency holdings was December 31, 2023. As of December 31, 2023, the Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $142, net of impairment losses incurred of $285 for the year ended December 31, 2023.
12. Unit Conversion to Shares
Upon the merger agreement dated December 29, 2023, all units included in GRIID were converted to shares.
13. Share-based Compensation
On April 14, 2021, the Board of Managers (the “Board”) adopted the GRIID Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”). Under the terms of the Plan, Incentive Shares may be granted to employees of the Company as well as officers, consultants, or other service providers of the Company (each, a “Participant”). Upon approval of the Plan, the Company reserved a pool of 9,186,933 shares.
The shares give holders the right to participate in the profits and losses of the Company, but do not convey voting rights to the holders. Each share has a profits interest threshold amount set forth in the applicable Agreement Award in accordance with the GRIID Infrastructure Equity Plan LLC, dated as of April 14, 2021. The amount is to be no less than the amount determined to be necessary to cause such share to constitute a “profits interest” within the meaning of Revenue Procedures
93-27
and
2001-43.
Each Award Agreement contains a vesting schedule that is determined by the Board. Vesting may be based on the continued service of the Participant and/or on the achievement of performance goals set forth in the Award Agreement. Shares may also be fully vested on the Grant Date.
At any time prior to the consummation of a Qualified Public Offering or a Change in Control, each as defined in the Plan, the Company has the right, but not the obligation, to require the Participant to forfeit or sell to the Company all or any portion of their shares in connection with a Termination of Service (the “Company’s Call Right”). In the event of termination for any reason, unvested shares (“Restricted shares”) will be forfeited without consideration. If the Participant’s employment is terminated for cause, all vested shares (“Unrestricted shares”) or Restricted shares will be forfeited without consideration. If the Participant’s employment is terminated by the Company for a reason other than cause or by the Participant for any reason, the Company’s purchase price per Unrestricted share will be its fair market value on the date of termination.
Based upon their underlying characteristics and features, the Company has determined that the shares are to be accounted for as equity-classified awards.
The shares are granted at the market price of the Company’s units on the date of grant. The Company has varying vesting period and vesting schedules for shares granted.
Share activity under the Plan for the years ended March 31, 2024 and December 31, 2023, respectively, was as follows:

Number of Shares
Unvested, December 31, 2023	564,272
Vested	(207,752)
Forfeited	(1,302)

Unvested, March 31, 2024	355,218

Expense related to the shares is recognized over the vesting period of each share. The Company has elected to recognize forfeitures as they occur. For the three months ended March 31, 2024 and 2023, respectively, the Company recognized $9 and $29 of unit-based compensation expense related to the shares, which is included within general and administrative expense on the unaudited consolidated statements of operations.
As of March 31, 2024 and 2023, respectively, there remained $24 and $106 of unrecognized compensation expense related to the shares. That cost is expected to be recognized over the remaining weighted average vesting period of 0.74 years.
The total fair value of shares vested (based on grant date fair value) during March 31, 2024 and 2023, respectively was $445 and $342.

14 . Commitments and Contingencies
Evaluation Agreement
The Company entered into an evaluation agreement with Hephaestus Capital Group (“Owner”) on April 17, 2023, for a term of six months. Under this agreement, the Company tests the hashrate of the Owner’s 5,000 miners and provides an evaluation report thereafter. The miners were expected to be operational over the course of the second, third and fourth quarters of 2023 and were tested for a period of approximately six months. The Company concluded that the terms of the agreement were not commercially substantive based on the fact there are no cash payments identified in the contract and the Owner is not required to provide any consideration to the Company.
Revenue generated from running the machines under this agreement was $1,856 as of December 31, 2023 and is recorded in cryptocurrency mining revenue. During the first quarter of 2024, the Company and the Owner amended the agreement and closed on the purchase of miners.
Litigation
From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable.
We are not involved in any legal proceedings that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.
Indemnifications
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these unaudited consolidated financial statements.
15. Unearned Grant Revenue
The Company has recorded funding from two grants as unearned grant revenue (a long-term liability) on its consolidated balance sheets.
16. Earnings Per Share
The calculation of the basic and diluted EPS is as follows:

	March 31, 2024	March 31, 2023
Basic and diluted net loss per share
Numerator:
Allocation of net loss	(6,478)	(11,231)
Denominator:
Weighted average shares outstanding	67,663,377	53,828,655

Basic and diluted net loss per share	(0.10)	(0.21)

The following table presents potentially dilutive securities that were not included in the computation of diluted net loss per share as their inclusion would be anti-dilutive:

	March 31, 2024	March 31, 2023
GEM warrants	1,734	1,734
Private warrants	7,270	7,270
Public warrants	13,800	13,800

Total	22,804	22,804

17. Related-Party Transactions
On April 17, 2021, the Company entered into an engagement letter and an incentive unit award agreement with an entity affiliated with John D’Agostino, Adit’s Chief Financial Officer. The engagement letter was amended on November 14, 2022. Pursuant to such engagement letter, as amended, and incentive unit award agreement, the Company agreed to pay to such entity $400 and grant such entity units representing a 0.5% profit interest in the Company. The cash payment was payable and paid on consummation of the merger. The units vested 1/4th on April 26, 2022, and 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates; provided, however, that any unvested units shall fully vest upon a qualifying transaction. The Company estimated the liability related to this transaction is $12 using Black Scholes option pricing model.
On August 31, 2021, the Company, through its wholly-owned subsidiary Data Black River, entered into the HDP Agreement with HDP, an affiliate of Eagle Creek. Neal Simmons, who now serves on the Company’s board of directors, is the current President and Chief Executive Officer of Eagle Creek.
GRIID has entered into employment agreements with each of its executive officers. These agreements provide for at-will
employment for no specified period, and provide for an initial base salary and bonus target. GRIID has also entered into customary confidentiality, non-competition,
and assignment of inventions agreements with each executive officer. It is anticipated that the directors of New GRIID will, in connection with consummating the merger, approve and direct New GRIID to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New GRIID following the merger.
On September 2, 2022, GRIID Holdco issued a promissory note to Dwaine Alleyne, the Chief Technology Officer of GRIID Holdco, in exchange for a loan of $250,000. In connection with the promissory note issued to Mr. Alleyne, GRIID Holdco also issued a warrant to Mr. Alleyne exercisable for 8,616 Class B Units of GRIID Holdco. Mr. Alleyne exercised the warrant immediately prior to the closing of the merger for 41,010 shares of GRIID common stock representing 0.0625% of shares of our issued and outstanding common stock at such time.
On January 13, 2023, in connection with the extension of the date by which Adit must complete its initial reverse recapitalization, Adit issued an unsecured promissory note to GRIID pursuant to which Adit was permitted to borrow up to $900,000 in the aggregate. On July 12, 2023, in connection with the extension of the date by which Adit must complete its initial reverse recapitalization, Adit issued an unsecured amended and restated promissory note to GRIID pursuant to which Adit may borrow up to $1,800,000 in the aggregate. The note was interest-bearing, at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code, and payable on the earlier of (i) the date on which a definitive decision to liquidate Adit is made by its board of directors, and (ii) the closing of the merger, unless accelerated upon the occurrence of an event of default. Any outstanding principal amount under the note may be prepaid by Adit, at Adit’s election and without penalty. The loan was paid off with the settlement of the merger agreement on December 29, 2023.

The Company paid the sponsor or its affiliate a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the reverse recapitalization, the Company ceased paying these monthly fees.
Our initial stockholders, sponsor and management team or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable reverse recapitalization. Our audit committee will review on a quarterly basis all payments that were made to these persons and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on our behalf.
18. Subsequent Events
On April 18, 2024 (the “Effective Date”), The Company entered into Employment Agreements (the “Executive Employment Agreements”) with James D. Kelly III, the Company’s Chief Executive Officer, Allan Wallander, the Company’s Chief Financial Officer, and Michael Hamilton, the Company’s Chief Research Officer, which have terms that commenced as of the Effective Date and will continue until terminated in accordance with the Executive Employment Agreements (or earlier termination of employment).
Under the Executive Employment Agreements, Mr. Kelly will receive an annual base salary of $500,000 and an annual target bonus opportunity equal to $500,000. Mr. Wallander will receive an annual base salary of $300,000 and an annual target bonus opportunity equal to $300,000. Mr. Hamilton will receive an annual base salary of $180,000 and an annual target bonus opportunity equal to $100,000. Kelly and Wallander are also entitled to receive a special bonus (a “Special Bonus”), payable immediately, in the amounts of $200,000 and $300,000, respectively, for services provided prior to the Effective Date.
On April 16, 2024 the Company granted to certain of its employees options to purchase an aggregate of 2,125,000 shares of the Company’s common stock with an exercise price of $0.988 per share. Each of the options have an expiration date of ten (10) years from the grant date.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of GRIID Infrastructure Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GRIID Infrastructure Inc. and its subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, shareholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financings to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility the Company is unable to be certain that they can profitably mine bitcoin to support operations. The Company has suffered recurring losses from operations resulting in an accumulated deficit and has experienced negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2021.
Austin, TX
April 15, 2024

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except unit amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash	$2,851	$646
Other receivables	40	295
Cryptocurrencies	142	51
Finance lease right-of-use asset, current	1	1
Prepaid expenses and other current assets	301	178

Total current assets	3,335	1,171

Restricted cash	323	323
Property and equipment, net	30,844	37,156
Operating lease right-of-use asset	2,262	2,454
Finance lease right-of-use asset	43	96
Long-term deposits	5,400	4,941

Total assets	$42,207	$46,141

Liabilities and Shareholders’ deficit
Current liabilities
Accounts payable	$12,902	$4,598
Operating lease liability, current	222	205
Finance lease liability, current	6	377
Notes payable, net	2,737	667
Accrued expenses and other current liabilities	6,287	3,175

Total current liabilities	22,154	9,022
Notes payable, net	69,011	45,682
Payable to lessor – construction in progress	137	504
Warrant liability	3,838	76,423
Unearned grant revenue	195	195
Deferred tax liability	4,304	229
Operating lease liability	2,111	2,300
Finance lease liability	94	98

Total liabilities	101,844	134,453

Commitments and contingencies (See Note 14)
Shareholders’ deficit
Common Stock (0.0001 par value 100,000,000 authorized, 65,616,298 and 43,365,721 shares issued and outstanding at December 31, 2023 and 2022, respectively)	7	2,368
Additional Paid-In Capital	47,765	—
Accumulated deficit	(107,409)	(90,680)

Total shareholders’ deficit	(59,637)	(88,312)

Total liabilities and shareholders’ deficit	$42,207	$46,141

The accompanying notes are an integral part of these audited consolidated financial statements.

F-
22

GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)

	Years Ended December 31,
	2023	2022
Revenue
Cryptocurrency mining revenue, net of mining pool operator fees	$9,137	$13,477
Mining services revenue	10,487	8,416
Other revenue	—	462

Total revenue, net	19,624	22,355
Operating expenses
Cost of revenues (excluding depreciation and amortization)	13,670	12,233
Depreciation and amortization	5,540	7,128
Compensation and related taxes	7,349	10,575
Professional and consulting fees	2,939	5,420
General and administrative	3,036	4,605
Loss on contingency	217	—
Gain on extinguishment - non-debt related	(375)	—
Impairment of cryptocurrencies	285	6,026
Impairment of property and mining equipment	—	95
Realized gain on sale of cryptocurrencies	(351)	(3,998)

Total operating expenses	32,310	42,084
Gain (loss) on disposal of property and equipment	1,059	(16)

Loss from operations	(11,627)	(19,745)
Other income (expense)
Loss on extinguishment of debt	(25,081)	(51,079)
Debt issuance costs	(4,000)	—
Change in fair value of warrant liability and warrant derivative	59,662	22,948
Gain on termination of warrant	—	139
Other income, net of other expense	453	200
Interest expense, net	(34,001)	(14,367)

Total other income (expense)	(2,967)	(42,159)

Loss before income taxes	(14,594)	(61,904)
Income tax expense (benefit)	4,063	(298)

Net loss	$(18,657)	$(61,606)

Basic and diluted net loss per share	(0.34)	(1.28)
Basic and diluted weighted average number of shares outstanding	54,769,568	48,044,313
The accompanying notes are an integral part of these audited consolidated financial statements.

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GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(amounts in thousands, except per share amounts)

	For the Years Ended December 31, 2023 and 2022
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance, December 31, 2021, as converted	40,515,159	$2,368	$—	$(26,939)	$(24,571)
Unit-based compensation	—	$—	$—	$132	$132
Reclassification of warrants	—	$—	$—	$(2,267)	$(2,267)
Net loss	—	$—	$—	$(61,606)	$(61,606)
Vesting of incentive units	2,861,623	—	—	—	—

Balance, December 31, 2022, as converted	43,376,782	$2,368	$—	$(90,680)	$(88,312)
Vesting of incentive units	2,113,766	—	—	—	—
Issuance of class B warrants	12,307,945	—	66,215	—	66,215
Forfeitures of incentive units	137,235
Unvested shares considered outstanding at conversion	564,272	—	—	—	—
Conversion of shares to common stock in connection with reverse merger		(2,361)	—	—	(2,361)
Unit-based compensation	—	—	—	97	97
Issuance costs related to the merger	—	—	(18,450)	1,831	(16,619)
Net loss	—	—	—	(18,657)	(18,657)

Balance, December 31, 2023, as converted	65,616,298	$7	$47,765	$(107,409)	$(59,637)

The accompanying notes are an integral part of these audited consolidated financial statements.

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GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years ended December,
	2023	2022
Cash flows from operating activities:
Net loss	$(18,657)	$(61,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,540	7,128
Loss (gain) on disposal of property and equipment	(1,059)	16
Realized gain on sale of cryptocurrencies	(351)	(3,998)
Gain on extinguishment of leases	(375)	—
Change in fair value of warrant liability and embedded derivative liability	(59,662)	(22,948)
Loss on extinguishment of debt	25,081	51,079
Gain on termination of warrant	—	(139)
Impairment of cryptocurrencies	285	6,026
Impairment of property and mining equipment	—	95
Non-cash interest expense	33,144	10,691
Unit-based compensation	97	132
Cryptocurrency mined, net	(9,969)	(13,900)
Changes in operating assets and liabilities:
Other receivables	255	81
Prepaid expenses and other current assets	(123)	1,465
Long term deposits	(460)	530
Operating lease right-of-use asset	182	209
Accounts payable	(2,271)	4,888
Accrued expenses and other current liabilities	3,113	1,214
Deferred tax liability	4,075	(426)
Operating lease liability	(165)	(19)
Finance lease liability	—	(13)

Net cash used in operating activities	(21,320)	(19,495)

Cash flows from investing activities:
Deposits on purchases of property and equipment	—	(7,374)
Proceeds from the sale of cryptocurrencies	9,943	26,871
Purchases of property and equipment	(248)	(14,112)
Proceeds from disposal of property and equipment	2,132	589

Net cash provided by investing activities	11,827	5,974
Cash flows from financing activities:
Repayment of US dollar notes payable	(450)	—
Issuance costs related to merger	(3,167)
Proceeds from issuance of US dollar notes payable and shareholder loans	15,315	13,881

Net cash provided by financing activities	11,698	13,881

Net increase in cash	2,205	360
Cash at beginning of period	969	609

Cash at end of period	$3,174	$969

Reconciliation of cash and restricted cash to the Consolidated Balance Sheet
Cash	$2,851	$646
Restricted Cash	323	323

Total cash and restricted cash	$3,174	$969

Supplemental cash flow disclosures:
Cash paid for interest	857	3,287
Fair value of payments made in cryptocurrency for revenue share consideration	—	461
Supplemental non-cash disclosures:
Equity issuance costs not paid in accounts and notes payable	15,283	—
Amounts to be paid per the development and operation agreement	35	35
Right-of-use asset and lease liability associated with finance lease	—	47
Issuance of warrants	15,315	56,994
Right-of-use asset and lease liability associated with operating lease	55	1,375
Fair value of warrant liability issued in connection with notes payable amendment	25,080	49,421
Non-Cash Deposits used in Purchase of Miner Chips	—	5,715
The accompanying notes are an integral part of these audited consolidated financial statements.

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GRIID INFRASTRUCTURE INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except unit and per unit amounts or as otherwise indicated)
1. Description of Business
Griid Infrastructure Inc. (“GRIID” or, the “Company”) is a vertically integrated bitcoin mining company based in Cincinnati, Ohio that owns and operates a growing portfolio of energy infrastructure and high-density data centers across North America. The Company has built a bitcoin mining operation, which operates specialized computers (also known as “miners”) that generate cryptocurrency. Currently, the only cryptocurrency mined by GRIID is bitcoin. The Company was formed in the State of Delaware on May 23, 2018.
On December 29, 2023, the Company, formerly known as “Adit EdTech Acquisition Corp.” (“Adit”) consummated the previously announced reverse recapitalization transaction contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”), the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”), and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment,” together with the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) ADIT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adit (“Merger Sub”), merged with and into Griid Holdco LLC (“GRIID Holdco”), with GRIID Holdco as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “merger”) and (ii) the Company’s name was changed from Adit EdTech Acquisition Corp. to GRIID Infrastructure Inc.
Upon entering the Transaction, GRIID’s LLC Agreement was amended to the Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”). As part of the Amended LLC Agreement, New GRIID became the sole member of GRIID. The governing documents were amended such that the business of GRIID is managed solely by New GRIID. Additionally, New GRIID adopted the Amended and Restated Bylaws of Griid Infrastructure Inc. (the “Company Bylaws”) which governs New GRIID’s business and affairs.
2. Liquidity and Financial Condition
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since its inception, the Company has incurred net losses. During the years ended December 31, 2023 and 2022, the Company incurred net losses of $18,657 and $61,606, respectively. As of December 31, 2023, the Company had an accumulated deficit of $107,409.
As of December 31, 2023, the Company had cash and cash equivalents of $2,851 which are available to fund future operations. The ongoing viability of the Company is largely dependent on the future financial and operating performance of the Company. To date, the Company has, in large part, relied on debt financing to fund its operations. Management expects to continue to incur significant expenses for the foreseeable future while the Company makes investments to support its anticipated growth. The Company’s ability to continue is dependent upon bitcoin prices remaining at or above certain levels. Based upon current and historical volatility of bitcoin the Company is unable to be certain that it can profitably mine bitcoin to support its operations. As such, there exists substantial doubt about the Company’s ability to remain a going concern within one year after the date these consolidated financial statements were issued.
The Company has received $5,250 in draws related to the GEM facility (Note 14) as of April 15, 2024 and plans to draw the additional funds allowed per the agreement. The Company plans to raise additional bridge

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investor financing options with corresponding increases in ownership equity as well as continue to reduce or delay expenditures originally forecasted. The Company will have additional needs for capital in the next fiscal year. These additional needs might not be available to fund the Company’s operations.
3. Basis of Presentation, Summary of Significant Accounting Policies and Recent Accounting
Pronouncements
Basis of Presentation and Principles of Consolidation
The Company’s audited consolidated financial statements have been prepared in accordance with U.S. GAAP. The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly or majority owned and controlled subsidiaries. Consolidated subsidiaries’ results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. Non–controlling interests represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.
The accompanying audited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Amounts disclosed are in thousands except for share, per share, Bitcoin, and miner amounts, or as noted.
Use of Estimates
The preparation of audited consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such judgments, estimates and assumptions include revenue recognition, the useful lives and recoverability of long-lived assets, unit-based compensation expense, impairment analysis of indefinite lived intangibles, and the fair value of the Company’s warrant liability and embedded derivative liability. Actual results experienced by the Company may differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Substantially all the Company’s cash and cash equivalents and investments are held at one U.S. financial institution in the United States that management believes is of high credit quality. Such deposits may, at times, exceed federally insured limits or may not be covered by deposit insurance at all. The Company had not experienced any credit losses on its cash and cash equivalents from date-of-inception
through December 31, 2023.
During the years ended December 31, 2023 and 2022, the Company chose to mine with certain mining pool operators, with revenue generated from their related mining pools constituted as follows:

	December 31, 2023	December 31, 2022
Pool 1	0.00%	0.01%
Pool 2	100.0%	99.9%
Additionally, the only cryptocurrency that the Company has mined to date has been bitcoin. As a result, the Company’s profitability is affected by changes in bitcoin pricing.

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Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principle or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities are measured at fair value using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.
The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2 – Valuations based on quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; or other inputs that are observable or can be corroborated by observable market data; and

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.
In determining the fair value of its financial instruments, the Company considers the source of observable market data inputs, liquidity of the instrument, the credit risk of the counterparty to the contract, and its risk of nonperformance. In the case where the fair value is not observable for items subject to fair value measurement, the Company applies valuation techniques deemed the most appropriate under the U.S. GAAP guidance based on the nature of the assets and liabilities being measured.
As of December 31, 2023 and 2022, the financial assets or liabilities measured at fair value were the Company’s outstanding notes payable and warrant liability balances. The warrant liability associated with warrants issued in conjunction with the Company’s Third Amended and Restated Loan Agreement as well as the Fourth Amended and Restated Loan Agreement (see Note 11) is accounted for at fair value on a recurring basis with changes in fair value recognized in the consolidated statement of operations. Carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, and accounts payable and accrued liabilities, is of approximate fair value due to the short-term nature of these instruments. The fair value of the Company’s debt approximates carrying value as it was recorded at fair value upon the Company’s extinguishment of debt (see Note 11).
Cryptocurrencies
Cryptocurrencies, consisting solely of bitcoin, are included in current assets in the accompanying consolidated balance sheets due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its cryptocurrencies to support operations when needed. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

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The cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured.
In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. Given that the fair value of cryptocurrencies is readily available (i.e., exchange traded at high volumes with readily observable market prices), the Company determined that performing a qualitative assessment is not necessary, and therefore proceeds directly to a quantitative test. The Company tests cryptocurrency assets for impairment on a daily basis using the intraday low price. The Company measures the amount of impairment loss by comparing the fair value of the cryptocurrency assets to their carrying value on an awarded basis. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.
Purchases of cryptocurrencies by the Company are included within investing activities in the accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included as a non-cash
adjustment within operating activities on the accompanying consolidated statements of cash flows. Proceeds from the sale of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in (loss) income from operations in the consolidated statements of operations. The Company recognizes realized gains or losses whenever cryptocurrencies are disposed of for any reason using the first-in
first-out
(“FIFO”) method of accounting.
Property and Equipment
Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets:

Years
Land	Indefinite
Energy infrastructure	10
General infrastructure	30
IT infrastructure	5
Miners	3
Miner Chip Inventory	3
Vehicles	5
Office furniture and equipment	3
Leasehold improvements are amortized using the straight-line method over the shorter of the original lease term inclusive of renewals or the estimated useful life of the asset. However, if the lease transfers ownership of the underlying asset to the lessee or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the lessee should amortize the leasehold improvements to the end of their useful life. When assets are retired or disposed of, the cost together with related accumulated depreciation is removed from the Company’s accounts and the resulting gain or loss is reflected in the Company’s consolidated statements of operations.
Maintenance and repairs are charged to operating expense as incurred. Significant improvements that substantially enhance the useful life of an asset are capitalized and depreciated.
Long-Lived Assets Impairment
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances

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require a long-lived asset or asset group to be tested for possible impairment, for all assets except miners, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third- party independent appraisals, as considered appropriate. The Company tests its miners for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable. For example, if its miners are no longer contributing to the Company’s hash rate, or other macroeconomic conditions arise requiring impairment such as a decline in the price of bitcoin, the Company conducts further testing. These tests are done on a preliminary basis to determine whether any potential indicators of impairment exist. If it is determined that a miner is no longer contributing to the Company’s hash rate, is unusable, or other macroeconomic conditions arise, then the Company will proceed to a quantitative impairment test of recoverability. The recoverability of assets to be held is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
During the year, the Company observed the miners at the Data Black River LLC site were not fully contributing to hash due to how the long-lived assets were being utilized on the site. It was not economically reasonable for the Company to mine on the site due to the decrease in value the miner would have produced relative to the cost to mine. Upon conducting further testing, indicators of impairment existed as of 12/31/2023. After proceeding to the quantitative impairment test for recoverability, it was determined that the Data Black River LLC assets were not impaired as the undiscounted future cash flows generated by the assets exceeded the carrying amount of the assets at the Data Black River LLC and therefore no impairment loss was recorded.
Leases
The Company determines if an arrangement is a lease at inception of the agreement. Finance leases are included in finance lease right-of-use
(“ROU”) assets, and finance lease liability within long-term liabilities in the Company’s consolidated balance sheets. Operating leases are included in operating lease right-of-use
asset, and operating lease liability within long-term liabilities in the Company’s consolidated balance sheets.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Finance and operating lease ROU assets and liabilities are recognized based on the present value of lease payments over the lease term at commencement date of the lease. ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentive received. As the Company’s leases do not provide an implicit interest rate, the Company uses the borrowing rates available for similar assets over a similar term based on the information available at the commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The Company’s lease terms may include options to extend or terminate the lease. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company does not recognize a ROU asset nor lease liability for short-term leases. Instead, it recognizes these short-term lease payments in the consolidated statements of operations on a straight-line basis over the lease term. Short-term leases are defined as 12 months or less in duration.
Revenue Recognition
Revenue is recognized when control of the goods and services provided is transferred to the Company’s customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price,

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(4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as the Company satisfies the performance obligations.
To identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”)
Topic 606 – Revenue from Contracts with Customers
definition of a distinct good or service if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to it (i.e., the good or service is capable of being distinct), and the Company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
The transaction price is the amount of consideration to which an entity expects to be entitled to receive in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:

•	Variable consideration

•	Constraining estimates of variable consideration

•	The existence of a significant financing component in the contract

•	Noncash consideration

•	Consideration payable to a customer
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized under the accounting contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
The Company participates, along with other cryptocurrency mining operators, in cryptocurrency mining pools by executing contracts with mining pool operators to perform hash computations for the mining pool. The contracts are terminable at any time by either party without substantive compensation to the other party for such termination. Upon termination, the mining pool operator (i.e., the customer) is required to pay the Company any amount due related to previously satisfied performance obligations. The Company’s enforceable right to compensation begins upon performing hash computations for the mining pool operator. Providing hash computation services is an output of the Company’s ordinary activities and performing such hash computations represents the only performance obligation in the Company’s contracts with mining pool operators.
There is no significant financing component present in these transactions.
The Company earns revenue under payout models determined by the mining pool operator. The payout model relevant to the Company during the years ended December 31, 2023 and 2022 is referred to as Full Pay Per Share (“FPPS”) payout model. The Company notes that substantially all revenue recognized during the years ended December 31, 2023 and 2022 was earned from providing hash computations to mining pool operators under the FPPS payout model.
FPPS Payout Model
Under the FPPS payout model, in exchange for performing hash computations (i.e., hashrate) for the mining pool operator (i.e., the customer), which represents the Company’s only performance obligation, the Company is

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entitled to receive compensation, payable in bitcoin, from the mining pool operator. The amount of compensation due to the Company is determined using the FPPS payout model detailed in the mining pool operator contract. Under the FPPS payout model, the Company earns compensation based upon three variables: Network Block Subsidies, Network Transaction Fees and Pool Operating Fees (each as defined below). The Company’s total compensation is calculated using the following formula: the sum of the Company’s share of (a) Network Block Subsidies and (b) Network Transaction Fees, less (c) Pool Operating Fees.

(1)
“Network Block Subsidies” means the total amount of block subsidies that are expected to be generated on the bitcoin network as a whole during the
24-hour
period beginning at midnight UTC daily (i.e., the measurement period), regardless of whether the mining pool operator successfully records a block to the blockchain.

The Company’s share of Network Block Subsidies earned for each measurement period (the “Company’s Network Block Subsidies”) is determined by dividing (a) the total amount of hashrate the Company provides to the mining pool operator, by (b) the total bitcoin network’s implied hashrate (as determined by the bitcoin network difficulty), multiplied by (c) the Network Block Subsidies.

(2)	“Network Transaction Fees” means the total amount of transaction fees that are actually generated on the blockchain network as a whole during the measurement period.
The Company’s share of Network Transaction Fees earned for each measurement period is determined by dividing (a) the total amount of Network Transaction Fees, by (b) the total amount of Network Block Subsidies that are actually generated on the bitcoin network as a whole, multiplied by (c) the Company’s Network Block Subsidies.

(3)
“Pool Operating Fees” means the fees charged by the mining pool operator for operating the mining pool as set forth on a rate schedule to the mining pool contract. The Pool Operating Fees reduce the total amount of compensation GRIID receives and are only incurred to the extent that GRIID has generated mining revenue during the measurement period.

The mining pool operator (i.e., the customer) has a unilateral enforceable right to terminate the contract at any time without substantively compensating the other party for termination. Therefore, the Company has concluded that the duration of the contract is less than 24 hours and that the contract continuously renews throughout the day.
Additionally, the Company concluded that the mining pool operator’s (i.e., the customer’s) renewal right is not a material right because the renewal rights do not include any discounts; that is, the terms, conditions, and compensation amounts are at the then-current market rates.
For each contract, the Company measures the noncash consideration using the beginning of the day bitcoin spot price on the date of contract inception. The Company recognizes this noncash consideration on the same day that control of the contracted service transfers to the mining pool operator (i.e., the customer), which is the same day as contract inception.
Material Contracts
The Company earns revenues from material contracts with customers and vendors, the “Data Black River Development and Operation Agreement”, “Evaluation Agreement” and the “Mining Services Agreement”. Refer to discussion within Note 14.
Cost of Revenue
The Company’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs and other utilities, but excluding depreciation and amortization, which are separately stated in the Company’s consolidated statements of operations.

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2

Income Taxes
The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.
For the year ended December 31, 2022, no provision for federal income taxes was presented in these consolidated financial statements as the Company was a limited liability company, and accordingly the Company’s taxable income was allocated to its members for income tax reporting purposes. In certain circumstances, the Company was required to pay income taxes to state or local jurisdiction. At the closing of the merger on December 29, 2023, the limited liability company was converted into a
C-corporation.
For the year ended December 31, 2023, the Company is considered a corporation and is subject to entity-level taxes in certain states.
When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations.
Share-based Compensation
The Company accounts for its share-based compensation in accordance with FASB 718,
Compensation – Stock Compensation
(“ASC 718”). Share-based compensation expense is recorded for awards issued to employees and non-employees
using the fair value method with a corresponding increase in additional paid-in
capital.
Under the fair-value method, share-based compensation associated with stock awards is determined based on the estimated fair value of the award itself, which is equal to the market value of common units on such date. The Company has selected the accrual method for recognizing compensation costs. The Company recognizes forfeitures as they occur.
Share-based compensation awards granted to employees are measured at the grant date fair value with compensation expense recognized on a straight–line basis over the requisite service period of the award. Share-based compensation awards granted to non-employees
are measured at fair value earlier of the date the performance commitment is reached, or performance is completed. The measurement of non-employee
equity awards is fixed on the grant date.

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Segment Information
The Company operates as a single operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, reviews financial information on an aggregate basis for the purposes of allocating resources and evaluating financial performance. The Company’s operations are in the United States, and it has derived its revenue from selling hash rate to customers in the United States. All the Company’s assets are located in the United States.
Restricted Cash
As of December 31, 2023, the Company has $323 of restricted cash related to a utility surety letter of credit.
Reclassifications
Certain reclassifications have been made within the December 31, 2022 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow to conform to the December 31, 2023 consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flow presentation.
Recently Issued Accounting Pronouncements
Recently Adopted
In August 2020, the FASB issued ASU
No. 2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP and simplifies the diluted earnings per share (“EPS”) calculation in certain areas. Under this ASU there is no separate accounting for embedded conversion features. It has removed certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. ASU
2020-06
is effective for fiscal years beginning after December 15, 2021 for public companies. The Company notes that it adopted this standard as of January 1, 2022 and elected to adopt the modified transition methodology. The Company did not have any instruments that would require a cumulative catch-up
adjustment and therefore, this standard did not have a material impact on the Company’s audited consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
(“ASC 326”). ASC 326 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASC 326 was originally effective for annual reporting periods beginning after December 15, 2019, including interim periods within that year. Following the release of ASU
2019-10
in November 2019, the new effective date for ASC 326 would be for annual reporting periods beginning after December 15, 2022. The provisions of this ASU are to be applied using a modified-retrospective approach. The Company adopted the standard on January 1, 2023 and the adoption did not have a material impact on the financial statements and related disclosures.
Issued and Not Yet Adopted
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.

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ASU
2023-03,
Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
. ASU is intended to clarify the guidance when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of the security. For public business entities, the amendments in ASU
2022-03
are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years.
ASU
2023-08,
Intangibles – Goodwill and Other – Crypto Assets (Subtopic
350-60):
Accounting for and Disclosure of Crypto Assets
. ASU requires that an entity measure crypto assets at fair value in the statement of financial position each reporting period and recognize changes from remeasurement in net income. The ASU also requires that an entity provide enhanced disclosures for both annual and interim reporting periods to provide investors with relevant information to analyze and assess the exposure and risk of significant individual crypto asset holdings. This ASU is effective for fiscal years beginning after December 15, 2024, including interim periods with those fiscal years.
ASU
2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures.
ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU
2023-09
largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a qualitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. It is effective for business entities for annual periods beginning after December 15, 2024.
4. Reverse recapitalization
On December 29, 2023, Adit, ADEX Merger Sub LLC, and GRIID Holdco consummated a merger (the “merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 29, 2021 (the “Initial Merger Agreement”), as amended by the first amendment to the Initial Merger Agreement, dated December 23, 2021 (the “First Amendment”) and the second amendment to the Initial Merger Agreement, dated October 17, 2022 (the “Second Amendment”) and the third amendment to the Initial Merger Agreement, dated February 8, 2023 (the “Third Amendment”, and the Initial Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Merger Agreement”). The merger was accounted for as a reverse merger and recapitalization and Adit was considered the acquired company for financial statement reporting purposes. GRIID Holdco was deemed the predecessor for financial reporting purposes and the Company was deemed the successor SEC registrant, meaning that GRIID Holdco’s financial statements for periods prior to the consummation of the merger are disclosed in the financial statements included within this report and will be disclosed in the Company’s future reporting periods. No goodwill or other intangible assets were recorded, in accordance with GAAP. At the closing date, GRIID received gross cash consideration of $21,877 as a result of the reverse recapitalization from Adit’s trust account, which was then reduced by the redemption of common stock of $19,338 as well as deferred underwriting fees and filing fees of $2,345.
At the time of the aforementioned merger, the existing GRIID Holdco’s Limited Liability Company equity holders exchanged their interests in GRIID for 58,500,000 shares of Adit common stock. After the merger, the holders of the IPO shares owns 216,298 shares and the Adit EdTech Sponsor LLC (“the Sponsor”) owned 6,900,000 shares.
Upon consummation of the merger, GRIID Holdco’s Limited Liability Company Agreement was amended to the Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”). As part of the Amended LLC Agreement, the Company became the sole member of GRIID Holdco. The governing documents were amended such that the business of GRIID Holdco and its wholly owned subsidiaries is managed solely by the Company. Additionally, the Company adopted the Second Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company which govern the Company’s business and affairs.

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GRIID Holdco accounted for the net assets acquired from Adit as a recapitalization. In connection with the reverse recapitalization, GRIID incurred approximately $21,140 of equity issuance costs, of which $3,167 has been paid as of December 31, 2023, consisting of advisory, legal, share registration and other professional fees. $2,225 of these fees represent underwriter fees incurred by Adit prior to the reverse recapitalization related to their IPO. These fees were recorded in additional paid-in
capital as a reduction of proceeds.
5. Cryptocurrencies
The following table presents additional information about cryptocurrencies as follows:

	Year Ended
	December 31, 2023	December 31, 2022
Beginning balance	$51	$15,050
Cryptocurrencies received from mining	9,137	13,496
Mining services revenue	844	884
Mining pool operating fees	(13)	(19)
Consideration paid related to operation agreement	—	(461)
Proceeds from sale of cryptocurrencies	(9,943)	(26,871)
Realized gain on sale of cryptocurrencies and consideration paid	351	3,998
Impairment of cryptocurrencies	(285)	(6,026)

Ending balance	$142	$51

6. Property and Equipment
Property and equipment, net consist of the following:

	Year Ended
	December 31, 2023	December 31, 2022
Land	$422	$659
Assets not placed into service	831	662
Energy infrastructure	3,986	4,664
General infrastructure	12,214	12,402
IT infrastructure	824	820
Miners	15,802	15,759
Vehicle	76	140
Office furniture and equipment	343	343
Miner chip inventory	11,498	11,498

Gross property and equipment	$45,996	$46,947
Less: accumulated depreciation	(15,152)	(9,791)

Total property and equipment, net	$30,844	$37,156

Depreciation expenses related to property and equipment was $5,487 and $6,936 for years ended December 31, 2023 and 2022, respectively.
The Company entered into a supply agreement (see Note 14) where it has committed to purchasing a certain number of units of mining-related equipment. The miner chip inventory is a part of this purchase commitment, which commenced in June 2022.

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For the year ended December 31, 2023, the Company sold certain property and equipment for total proceeds of $2,132 resulting in a gain of $1,059. For the year ended December 31, 2022, the Company sold certain property and equipment for total proceeds of $589 resulting in a loss of $16.
The Company reassessed the useful life of the fixed assets being reported within IT Infrastructure for the year ended December 31, 2022 from 10 years to 5 years. This is a change in the useful life and is also a change in accounting estimate under ASC 350 and ASC 360. At the time of this change, the Company performed a physical inventory count and abandoned some fixed assets before the end of their useful life. Both events triggered accelerated depreciation of $544 due to these two events. The effect on net loss from operations as well as net loss is $(544). Impairment for all assets was assessed after all adjustments were made and expense related to impairment was $95 for all asset classes.
7. Leases
In February 2021, the Company entered into a lease agreement for a commercial property with Gateway Rental Properties, LLC, to be used for general office and administrative purposes. The lease commenced on March 1, 2021 and was renewed March 1, 2023. The monthly rent on the lease, which includes CAM, interest, and taxes, is approximately $3. The term of the initial and renewed lease is for two years, with an option to renew for an additional two-year
period. The initial lease contained an option to purchase the property at any time during the Initial Term for $375 for which the Company did not exercise, resulting in a gain on lease extinguishment. The Company initially accounted for the lease as a finance lease, resulting in a lease liability and ROU asset for the year ended December 31, 2022. The renewed lease is accounted for as an operating lease, resulting in a liability and ROU asset of $55, recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 15.2%, as estimated by management, was used to discount the future payments on the lease to their present value.
In August 2021, the Company entered into a ground lease agreement with a Tennessee resident, the landlord, for 2 acres of unencumbered land in Lenoir City, Tennessee. On February 8, 2022, the lease was assigned to Ava Data. The lease commenced on November 6, 2021. The monthly rent on the lease is $15. The lease contained an option to prepay base rent in the amount equal to the outstanding principal balance and accrued interest under the landlord’s Promissory Note dated July 5, 2021, in the original principal amount of $175 (the “Note”) and receive a credit against the next monthly payments of base rent due under the lease in an amount equal to the rent prepayment discounted against such base rent at a 4% discount. GRIID exercised this prepay option, resulting in a base rent prepayment of $170. The initial term of the lease is for five years, with an option to renew it for an additional five-year period that the Company is reasonably certain to exercise. The lease also contains an option to purchase the property at any time after the one-year
anniversary of the commencement of the lease for $2,100 that GRIID is not reasonably certain to exercise. The Company has accounted for the lease as an operating lease, resulting in a lease liability of $1,136 and ROU asset of $1,306 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 7.0%, as estimated by management, was used to discount the future payments on the lease to their present value.
On January 5, 2022, the Company entered into a lease agreement for commercial property to be used for distribution, mining operations, and warehouse and office space in Rutledge, Tennessee. The lease commenced on January 1, 2022 for 10,000 square feet of the building and on February 1, 2022 for the remaining 37,906 square feet of the building. The monthly rent on the lease is $16. The initial term of the lease is for five years. The lease includes an option to renew for an additional five-year period that the Company is reasonably certain to exercise. The monthly base rent during the renewal term is $18. Monthly rent for the initial and optional renewal term does not include CAM, insurance or taxes as the payments are variable. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $1,315 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 9.0%, as estimated by management, was used to discount the future payments on the lease to their present value.

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On March 4, 2022, the Company entered into a thirty-nine-month lease agreement for a truck. The lease commenced on March 4, 2022. The monthly lease payments on the truck are $1. Because the lease contains an option to purchase the truck at the end of the lease that the Company is reasonably certain to exercise, the Company has accounted for the lease as a finance lease, resulting in a lease liability and ROU asset of $47 recorded as of the lease commencement date. A rate commensurate with assets of a similar term of 4.7%, as estimated by management, was used to discount the future payments on the lease to their present value.
On March 15, 2022, the Company entered into a
two-year
lease agreement for office space in Austin, Texas. The lease commenced on March 15, 2022. The monthly rent on the lease is $3 excluding CAM, insurance and taxes as those monthly payments are variable. The lease contains no renewal or purchase options. The Company has accounted for the lease as an operating lease resulting in a lease liability and ROU asset of $60. A rate commensurate with assets of a similar term of 4.5%, as estimated by management, was used to discount the future payments on the lease to their present value.
On April 25, 2022, the Company entered a
one-year
lease extension for the Data Black River LLC location. The lease can be extended until June 30, 2024. The monthly rent is $1 and excludes CAM charges, which are invoiced separately monthly. The Company has accounted for the lease as an operating lease, with the rent being expensed monthly.
Finance and operating lease assets and lease liabilities are as follows:

Lease Classification	Classification	December 31, 2023	December 31, 2022
Assets
Current
Operating	Current assets	$—	$—
Finance	Current assets	1	1
Long-term
Operating	Long-term assets	2,262	2,454
Finance	Long-term assets	43	96

Total right-of-use assets		$2,306	$2,551

Liabilities
Current
Operating	Short-term lease liability	$222	$205
Finance	Short-term lease liability	6	377
Noncurrent
Operating	Long-term lease liability	2,111	2,300
Finance	Long-term lease liability	94	98

Total lease liabilities		$2,433	$2,980

The components of lease expense were as follows:

	Year Ended
	December 31, 2023	December 31, 2022
Operating lease expense	$440	$412
Finance lease expense
Amortization on ROU assets	55	192
Interest on lease liabilities	14	59
Short-term lease expense	61	86

Total lease expense	$570	$749

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Other information related to leases was as follows:

	Year Ended
	December 31, 2023	December 31, 2022
Weighted average remaining lease term (in years)
Operating leases	7.8	8.8
Finance leases	1.9	0.8
Weighted average discount rate:
Operating leases	8.1%	8.0%
Finance lease	4.6%	12.7%

	Year Ended
	December 31, 2023	December 31, 2022
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$423	$222
Operating cash flows from finance leases	$16	$45
ROU assets obtained in exchange for lease obligations
Operating leases	$55	$1,375
Finance lease	$—	$47
Future minimum lease payments under
non-cancellable
leases as of December 31, 2022 were as follows:

Year	Operating Leases	Finance Leases
2024	$402	$10
2025	371	32
2026	367	65
2027	412	—
2028	412	—
Thereafter	1,220	—

Total future minimum lease payments	3,184	107
Less: imputed interest	(851)	(8)

Total	2,333	99
Plus: lease asset, current	—	1
Less: lease liability, current	(222)	(6)

Total long-term lease liability	$2,111	$94

8. Long-Term Deposits

	December 31, 2023	December 31, 2022
Deposits on property and equipment	$5,305	$4,873
Other long-term deposits	95	68

Total long-term deposits	$5,400	$4,941

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9. Accrued Expenses and Other Current Liabilities

	December 31, 2023	December 31, 2022
Accrued legal	$—	$2,198
Accrued professional fees	275	460
Accrued GEM facility commitment fee	4,000	—
Accrued contingency fee	199	—
Accrued wages and benefits	1,298	250
Other accrued expenses and other current liabilities	515	267

Total accrued expenses and other current liabilities	$6,287	$3,175

10. Debt and Warrants
On November 19, 2021 (the “Third Amendment Closing Date”), the Company entered into a Third Amended and Restated Credit Agreement (the “3rd A&R Loan Agreement”) for an aggregate amount up to $535,375, consisting of (i) First Tranche Loans outstanding under the 2nd A&R Loan Agreement in an aggregate principal amount equal to $44,375 and an additional First Tranche Loan on or about the Closing Date of $2,000; (ii) a Second Tranche Loan of $89,000; (iii) a Third Tranche Loan of $200,000 and; (iv) a Fourth Tranche Loan of $200,000 (collectively the “Third Amendment Loans”), each with a maturity date of September 23, 2025. The proceeds of the initial Second Tranche Draw will be used to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Under the Hosting Agreement, in exchange for the Company building and managing bitcoin mining sites (the “hosted bitcoin mining sites”) and also mining bitcoin from the hosted bitcoin mining sites, the lender will receive the bitcoin mined, less a hosting fee paid back to the Company. The loans under the 3rd A&R Loan Agreement may be prepaid at any time, subject to an early termination fee of (a) with respect to the First Tranche Loans, Second Tranche Loans and Third Tranche Loans, 15% of the interest payable that would have been accrued in respect of the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date and (b) with respect to the Fourth Tranche Loans, either (i) to the extent the payment is made on or prior to the first anniversary of the date of borrowing or (ii) to the extent the payment is made after the first anniversary of the date of borrowing and on or prior to the second anniversary of the date of borrowing, 30% of the interest that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date or (iii) otherwise 15% of the interest payable that would have been accrued with respect to the prepaid Third Amendment Loan amount for the period from the date of the prepayment until the maturity date. Amounts repaid under the Third Amendment Loan may not be reborrowed. The 3rd A&R Loan Agreement contains affirmative, negative, reporting, and financial covenants, which are subject to certain exceptions and materiality thresholds. The Company’s obligations under the 3rd A&R Loan Agreement are secured by substantially all the Company’s assets.
In connection with the 3rd A&R Loan Agreement, the Company will issue to the lender, the right to receive warrants (the “Supplemental Warrants”), exercisable for shares of Common Stock, subject to certain conditions set forth in the Third Amendment. The total number of Supplemental Warrants to be issued shall be based upon the total borrowings under the Second, Third, and Fourth Tranches of the Third Amendment Loans, such that the number of Supplemental Warrants to be issued to the lender when added to the number of shares of Common Stock to be received by the lender at the closing of the merger in exchange for its existing warrants will range from 1.85% to 3% of the fully diluted equity of Adit immediately following the closing of the Merger (after taking into account all stockholder redemptions), or 2.25% if the Company fails to draw down any of these tranches. The Company executed and delivered the Supplemental Warrants upon the consummation of the merger that occurred December 29, 2023. The Supplemental Warrants have a strike price equal to $10.00, or

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otherwise, consistent with the Company’s most recent 409A valuation at the time of execution and delivery of the Supplemental Warrant agreement. Up to 75% of the Supplemental Warrants shall be freely transferrable other than to Disqualified Institutions, as defined in the Third Amendment, and any remainder will be freely transferrable to lenders and their affiliates.
On May 2, 2022, the Company drew down an additional $6,000 under the 3rd A&R Loan Agreement. The proceeds of this draw were to purchase components of Digital Currency Miners and related assets and fund operations under an agreement with the lender (the “Hosting Agreement”). Interest on this debt is due monthly at 7%, payable monthly, and the amount is due upon maturity of the debt.
On June 8, 2022, the Company drew down $1,531 under the note for the payment for miner chip agreement (see Note 15). This amount was paid directly to the supplier upon execution of the purchase orders and the Company recorded this amount as additional debt per the agreement. Interest on this debt is due monthly at 11%, payable monthly, and the amount is due upon maturity of the debt.
The Company is required to always ensure the Mined Currency on deposit in a Mined Currency Account, each as defined in the 3rd A&R Loan Agreement, with the lender is greater than or equal to a value equal to 50% of all Mined Currency, excluding amounts used for operating expenses of the Company in the ordinary course of business or other purposes consented to in writing. As of December 31, 2023 and 2022, the Company had 3.440 BTC and 3.067 BTC, respectively, deposited within its Mined Currency Account with the lender and are included in cryptocurrencies on the accompanying consolidated balance sheets.
On June 9 and 11, 2022, the Company received letters from Blockchain Access UK Ltd. (“Blockchain”) asserting that the Company was in default of its obligations under the 3rd A&R Loan Agreement and purporting to cancel Blockchain’s commitments under the 3rd A&R Loan Agreement and accelerate the Company’s indebtedness thereunder.
On October 9, 2022, the Company entered into the Fourth Amended and Restated Credit Agreement (the “4th A&R Loan Agreement”) with Blockchain. Pursuant to the 4th A&R Loan Agreement, the loan has a principal of $57,433 and will mature on September 23, 2025. Interest will be payable in kind at the applicable rate (10%) until the Cash Interest Payment Commencement Date. There are no covenant arrangements, except for monthly and quarterly reporting.
Pursuant to the 4th A&R Loan Agreement, the debt was recorded at fair value. The difference between the fair value and the stated principal amount will be accreted to interest expense over the term of the debt and recorded as debt discount on the consolidated balance sheet, netted against notes payable.
In connection with the 4th A&R Loan Agreement, GRIID Holdco LLC issued a warrant (the “Blockchain Warrant”) to an affiliate of Blockchain exercisable for 1,377,778 Class B Units of GRIID Holdco LLC with a strike price of $0.01, which number of Class B Units adjusted immediately prior to the closing of the merger transaction such that the number of Class B Units, when exchanged for merger consideration, will be equal to 10% of the issued and outstanding common stock of GRIID Infrastructure Inc. immediately following the closing of the merger. Since the merger transaction consummated on December 29, 2023, management has performed this analysis only assuming that the Blockchain Warrant will convert into GRIID Infrastructure Inc. common shares.
The Company accounted for the 4th A&R Loan Agreement as a debt extinguishment under ASC
470-50.
This transaction resulted in a loss on extinguishment of debt of $51,079 and recognition of a warrant liability of $49,421 on October 9th. The 4th A&R Loan Agreement provides for a restructured senior secured term loan (the “Loan”) in the amount of $57,433, which represents the outstanding obligations under the 3rd A&R Loan Agreement after giving effect to the 4th A&R Loan Agreement. Blockchain does not have any commitment to extend additional credit to the Company under the 4th A&R Loan Agreement. The Company used the enterprise

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value method to determine the fair value of the Loan and calculate the debt extinguishment. In connection with the entry into the 4th A&R Loan Agreement, Blockchain waived any potential defaults under the 3rd A&R Loan Agreement.
The Company entered into a deposit account control agreement (the “DACA”), which, in the event the Company defaults on its repayment of the 4th A&R Loan Agreement, would allow Blockchain to assume control of the Company’s bank account only with regard to any funds remaining outstanding under the 4th A&R Loan Agreement. There has been no indications of default on the 4th A&R Loan Agreement (see exhibit 10.33).
The Company entered into an account control agreement (the “DACA V2”), which, in the event the Company defaults on its repayment of the 4th A&R Loan Agreement, would allow Blockchain to assume control of the Company’s cryptocurrency account only with regard to any funds remaining outstanding under the 4th A&R Loan Agreement. There has been no indications of default on the 4th A&R Loan Agreement (see exhibit 10.34).
Throughout 2022 and 2023, the Company completed private placements (the “bridge financings”) with certain accredited investors pursuant to which the Company issued promissory notes in the aggregate principal face amount of $19,868 (the “promissory notes”) and a recognition of warrant liability of $18,135. The promissory notes have an interest rate of 15.0% per annum and effective interest rate of 22.5%. Subject to mandatory or optional repayment of the promissory notes, the outstanding principal amount of the promissory notes, together with all accrued and unpaid interest thereon, is due after one year of commencement (the “maturity date”). Pursuant to that certain share purchase agreement (the “Purchase Agreement”), dated September 9, 2022, among GRIID Holdco LLC, Adit, Global Yield LLC SCS (“GYBL”) and Gem Yield Bahamas Limited (the “Purchaser”), any proceeds the Company receives under the Share Purchase Agreement must be used to repay $4.9 million in 2024 and $20.1 million in 2025.
The promissory notes contain certain events of default, including, without limitation, non-payment,
breaches of certain covenants of the Company, bankruptcy and insolvency of the Company, or if the Company commences dissolution proceedings or otherwise ceases operations of its business. If an event of default occurs, the promissory notes may become due and payable.
In connection with the bridge financings, the Company entered into warrant purchase agreements with each of the accredited investors pursuant to which the Company issued to such accredited investors warrants to purchase an aggregate of 3.79% of the issued and outstanding units of the Company on a fully-diluted basis at an exercise price of $0.01 per unit. In connection with the closing of the Merger, such warrants were automatically converted into Class B Units of the Company immediately prior to the effective time of the Merger and then were subsequently exchanged for merger consideration (i.e. shares of common stock of New GRIID) equal to an aggregate of 2.51% of the issued and outstanding shares of common stock of New GRIID, on a fully diluted basis after giving effect to the Merger. Throughout 2023, the Company modified the notes to extend the dates for these bridge loans in the amount of $1,205. These notes were accounted for as a troubled debt restructuring. In December 2023, the Company modified a large portion of the bridge financing agreements to extend the terms out further to mature on June 30, 2025. These modifications also had additional warrants at various totals issued of 539,165 at an exercise price of $0.01 per unit. The Company recorded these modifications as debt extinguishment and recorded a loss on debt extinguishment of $25,081.
On September 8, 2022, the Company entered into the Purchase Agreement with GYBL and the Purchaser. Pursuant to the Purchase Agreement, beginning December 29, 2023 (the “Public Listing Date”) and ending on the
3-year
anniversary of the Public Listing Date, the Company will have the option to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company common shares having an aggregate value of up to $200 million (the “Purchased Put”). The purchases and sales of shares of the Company will be made by delivery to the Purchaser of Draw Down Notices. The Company, in its sole discretion, may issue a Draw Down Notice for a specified amount of shares and the Purchaser shall pay a per share amount equal to 92% of the

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average Daily Closing Price during the Draw Down Pricing Period. Once the Private Company becomes public, the Company shall pay a commitment fee to the Purchaser equal to 2% of the $200 million limit. The commitment fee will be due on each draw and may be paid in cash from the proceeds of the draw down or in tradeable common shares of the Company valued at the Daily Closing Price at the time of such draw down. For avoidance of doubt, the commitment fee shall be payable regardless of whether any draw down notices have been delivered. Further, it was noted that on the Public Listing Date, the Company shall execute a warrant granting the Purchaser the right to purchase common shares with an expiration date that is the third anniversary of the Public Listing Date (the “Warrants”). The contingently issuable warrants will be exercisable for a number of common shares equal to 2% of the total equity interests following completion of the public listing. The merger completed on December 29, 2023 and as a result, the Company issued the Warrants which are exercisable for 1,733,726 shares of common stock at an exercise price of $4.84 per share. The value of the warrants as of December 31, 2023 was $3,838 (see Note 11). The warrants are exercisable for a number of common shares that is equal to 2% of the total equity interest outstanding immediately after the completion of the public listing. Since the public listing date was not until January 2024 and due to the unknown nature of what the warrants outstanding would have been in 2022, the warrants were not included in the computation of diluted EPS in 2022.
On December 29, 2023, the Company and EarlyBird Capital, Inc. (“EarlyBird”) entered into an amendment (the “Amendment”) to the Underwriting Agreement. Among other things, the amendment modified the amount of the deferred underwriting commission payable to EarlyBird to $4,687, which includes reimbursement of EarlyBird’s legal expenses in an amount of $150,000. The note incurs monthly interest at 8% and the capitalized interest as of December 31, 2023 was $3. The maturity date is December 29, 2024, and at this time if the note is not paid in full, interest will start to accrue at 15%.
For the year ended December 31, 2023 and 2022, the Company recognized total interest expense related to the Notes Payable of $14,061 and $5,230, respectively, which included amortization of the debt discount associated with the aforementioned warrants and supplemental warrants of $9,758 and $906, respectively. Amortization on the 4th A&R Loan Agreement was $4,303 and $4,324 for December 31, 2023 and 2022, respectively.
Aggregate annual future maturities of the Loans as of December 31, 2023 are as follows:

Year	Total
2024	$9,392
2025	72,596
2026	—

Total	$81,988
Less: Unamortized debt discount	(18,232)
Plus: Capitalized interest	7,992

Total U.S. dollar notes payable, net	$71,748

11. Fair Value Hierarchy
Recurring fair value measurements
As of December 31, 2023, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$3,838	$3,838
The fair value of the warrant liability as of October 9, 2022 (see Note 10) and at the dates of issuance and as of December 31, 2023 were determined via the fair value assessment method and included multiplying the

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related fixed percent of total equity value by the estimated number of shares upon immediate close of the transaction and multiplied the quoted market price of The Company. The observable input of quoted prices for The Company on the issuance dates and December 31, 2023 were as follows:

Date	Adit/GRIID Share Price
October 9, 2022	$9.91
December 31, 2022	$10.11
December 31, 2023	$5.38
As of December 31, 2022, the fair value of the warrant liability measured on a recurring basis was as follows:

	Level 1	Level 2	Level 3	Total
Warrant Liability	$—	$—	$76,423	$76,423
A summary of the changes in the Company’s warrant liability measured at fair value using significant unobservable inputs (Level 3) as of December 31, 2023 and 2022, respectively:

Warrant liability as of December 31, 2021	$29,820
Issuance of warrants	57,133
Gain on termination of warrant	(139)
Modification of warrants	5,379
Change in fair value	(15,770)

Warrant liability as of December 31, 2022	76,423
Change in fair value	(59,662)
Issuance of warrants	15,315
Extinguishment of debt	25,081
Conversion to common stock	(65,664)
Interest recorded on warrants issued	12,345

Warrant liability as of December 31, 2023	$3,838

For the years ended December 31, 2023 and 2022, the Company recognized a gain of $59,662 and $22,948, respectively, on the change in fair value of the warrant liability and warrant derivative. The change in fair value that was associated with debt and warrant modifications was $7,178 for the years ended December 31, 2022.
Non-recurring
fair value measurements
Cryptocurrencies
The Company tests cryptocurrency assets for impairment daily based upon Level 1 inputs, specifically, the exchange-quoted price of the cryptocurrency. The last impairment date for the Company’s cryptocurrency holdings during year ended December 31, 2023 and 2022 was December 31, 2023 and 2022, respectively. The Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $142 as of December 31, 2023, net of impairment losses incurred of $285 for the twelve months ended. As of December 31, 2022, the Company’s cryptocurrency holdings had an outstanding carrying balance of approximately $51, net of impairment losses incurred of $6,026 for the year ended December 31, 2022. Per the development and operation agreement, the Company held cryptocurrency of $35 as of December 31, 2023 and 2022, respectively, to be subsequently paid.

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Mining and Other Related Equipment
Whenever events or changes in circumstances dictate, or, minimally, on a quarterly basis, the Company tests its miners and other related equipment for impairment. Miners and the equipment associated with the miners are considered fully impaired if they are no longer usable or no longer contributing to the Company’s hash rate. For the year-ended December 31, 2023 and 2022, the Company recorded impairment associated with its mining and other related equipment of $0 and $95. For the year ended December 31, 2022, the Company performed impairment testing of its mining and related revenue generating equipment. Due to the decline in the price of bitcoin and related miner prices by a decline of 65% year over year. The undiscounted cash flows used in the recoverability test were less than the carrying amount of the long-lived asset group, and the Company was required to determine the fair value of the long-lived asset group. The final impairment test using fair value resulted in no impairment of the asset group as the carrying amount of the long-lived asset group was less than its fair value.
12. Unit Conversion to Shares
Upon the merger agreement dated December 29, 2023, all units included in GRIID were converted to shares.
13. Share-based Compensation
On April 14, 2021, the Board of Managers (the “Board”) adopted the GRIID Infrastructure Equity Plan LLC Profits Interest Plan (the “Plan”). Under the terms of the Plan, Incentive Shares may be granted to employees of the Company as well as officers, consultants, or other service providers of the Company (each, a “Participant”). Upon approval of the Plan, the Company reserved a pool of 9,186,933 shares. As of December 31, 2023, the Board had approved 8,960,795 shares, leaving 226,138 shares available for grant.
The shares give holders the right to participate in the profits and losses of the Company, but do not convey voting rights to the holders. Each share has a profits interest threshold amount set forth in the applicable Agreement Award in accordance with the GRIID Infrastructure Equity Plan LLC, dated as of April 14, 2021. The amount is to be no less than the amount determined to be necessary to cause such share to constitute a “profits interest” within the meaning of Revenue Procedures
93-27
and
2001-43.
Each Award Agreement contains a vesting schedule that is determined by the Board. Vesting may be based on the continued service of the Participant and/or on the achievement of performance goals set forth in the Award Agreement. Shares may also be fully vested on the Grant Date.
At any time prior to the consummation of a Qualified Public Offering or a Change in Control, each as defined in the Plan, the Company has the right, but not the obligation, to require the Participant to forfeit or sell to the Company all or any portion of their shares in connection with a Termination of Service (the “Company’s Call Right”). In the event of termination for any reason, unvested shares (“Restricted shares”) will be forfeited without consideration. If the Participant’s employment is terminated for cause, all vested shares (“Unrestricted shares”) or Restricted shares will be forfeited without consideration. If the Participant’s employment is terminated by the Company for a reason other than cause or by the Participant for any reason, the Company’s purchase price per Unrestricted share will be its fair market value on the date of termination.
Based upon their underlying characteristics and features, the Company has determined that the shares are to be accounted for as equity-classified awards.
The shares are granted at the market price of the Company’s units on the date of grant. The Company has varying vesting period and vesting schedules for shares granted.

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Share activity under the Plan for the years ended December 31, 2023 and 2022, respectively, was as follows:

Number of Shares
Unvested, December 31, 2021	5,676,896
Vested	(2,861,623)
Forfeited	—

Unvested, December 31, 2022	2,815,273
Vested	(2,113,766)
Forfeited	(137,235)

Unvested, December 31, 2023	564,272

Expense related to the shares is recognized over the vesting period of each share. The Company has elected to recognize forfeitures as they occur. For the years ended December 31, 2023 and 2022, respectively, the Company recognized $97 and $132 of unit-based compensation expense related to the shares, which is included within general and administrative expense on the audited consolidated statements of operations.
As of December 31, 2023 and 2022, respectively, there remained $33 and $141 of unrecognized compensation expense related to the shares. That cost is expected to be recognized over the remaining weighted average vesting period of 1.15 years and 1.12 years.
The total fair value of shares vested (based on grant date fair value) during December 31, 2023 and 2022, respectively was $434 and $317.
14 . Commitments and Contingencies
Power Agreements
On January 1, 2020 Union Data entered into a Power Supply Contract with KUB for a five-year term, automatically renewable for one-year
terms for an additional five years. Per the agreement, KUB is to supply power at 10 kw during on-peak
times and 5,001 kw during
off-peak
times, per an agreed upon rate schedule. Payments are due monthly for the power provided. The point of delivery for power and energy is the point of interconnection of KUB’s facilities and Union Data’s facilities in Maynardville, Tennessee. The contract was amended effective May 1, 2020, to provide power supply of on-peak
200 kw and
off-peak
6,800 kw.
On September 28, 2020, Red Dog entered into a Contract for Lighting and Power Service with a certain energy provider for electricity for the operation of the data center in Limestone, Tennessee. For the first six months, the parties agreed to off-peak
demand of 30 kw and a maximum not to exceed 5,001 kw. Beginning with the 7th month, the contract will have an off-peak
demand of 25,001 kw and a maximum demand of 25,001 kw for the duration. The term of the contract is for five years and six months, beginning approximately on December 1,2020. Bills will be rendered monthly based on the currently effective standard rate schedule applicable to consumers of the same class. If service is disconnected before the end of the contract term, Red Dog shall be required to pay the minimum bill per the rate schedule times the number of months remaining on the contract term. The contract was subsequently amended in October 2020 through March 2021 to adjust the on-peak/
off-
peak demands.
On May 1, 2022, Ava Data entered into a Contract for Power Service with Lenoir City Utilities Board (LCUB) for electricity for the operation of the facility in Lenoir City, Tennessee. LCUB will make available up to a maximum of 5,001 KW of firm power during the hours designated as on-peak
hours per the agreed upon rate schedule, which amount shall be the
“on-peak
contract demand,” and LCUB will make available to Company 5,001 KW of firm power during the hours designated as off-peak
hours in the agreed upon rate schedule, which amount shall be the
“off-peak
contract demand”. LCUB has agreed to install a primary meter for service with the

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point of delivery for electric power supplied, which shall be at the primary bushings of the transformer furnished by LCUB. The term of the agreement five years from date of installation of permanent service, and the term shall be automatically extended from time to time for a period of one year from each expiration date unless and until either party shall notify the other in writing 90 days prior to any expiration date of its desire to terminate the agreement on such expiration date. Ava Data agrees to pay a minimum charge for the term of the agreement, which minimum shall be subject to change in accordance with the provisions of the applicable rate schedule then in effect. LCUB shall have the right to terminate its obligation to provide any further service under this agreement at any time for any breach or default on the part of Ava Data in which event there shall immediately become due and payable to LCUB, as liquidated damages on account of LCUB’s investment obligations for Ava Data’s benefit by reason of the agreement, the sum of the minimum monthly bills for the unexpired term of the agreement.
Site Location and Development Agreement (“SLDA”)
On September 28, 2020, Red Dog entered into a Site Location and Development Agreement with a certain energy provider. Under the agreement, Red Dog arranged to establish and operate a high-density data center that would utilize electric power and energy purchased from the energy provider with an anticipated peak demand of 25 megawatts (the “Project”). Red Dog intends to establish the Project within the electric system service area of the energy provider, to be located on a site that is adjacent to a certain substation of the energy provider in Limestone, Tennessee. Under the agreement, the energy provider is responsible, at Red Dog’s expense, to plan, design and install all facilities and equipment that are necessary to provide electricity to the Project site. The preliminary estimate of Project costs per the agreement was $1,284 less a $270 discount and economic development credit and one-time
additional credit (the “Incentive”) of $100, resulting in a net estimated Project cost total of $914. Red Dog is responsible for paying final Project costs, even if they exceed this estimate. Red Dog is responsible to pay the energy provider for any costs in excess of $600 within 30 days of receipt of the itemized invoice. The remaining $600 balance for Project costs will be paid by Red Dog to the energy provider in 12 equal monthly increments, with the first increment due on the 25th month following the completion of the work. In consideration of this extended payment period, Red Dog was required to provide an irrevocable standby letter of credit in the amount of $600 to guarantee payment of Project costs, net of discount and incentives. The project was completed on June 29, 2021 for a total cost of $1,075, for which the Company has recorded a corresponding payable to the energy provider. In accordance with ASC
835-30-45,
Interest – Imputation of Interest, the Company recorded a discount on the loan payable to the energy provider of $235 using the Company’s incremental borrowing rate of 4.5%, which is being amortized to non-cash
interest expense using the effective interest rate method over the term of the loan to its date of maturity.
In the event that the Site Location and Development Agreement, the Power Contract, or the Ground Lease (see Note 8) is terminated prior to five years and six months from the date of signature of the Power Contract, other than for default of the energy provider, the Company shall be responsible for immediately repaying the full incentive ($100) to the energy provider as of the date one or more such agreements terminate. As of December 31, 2023 and December 31, 2022, the Company did not believe it is probable that it will terminate any of the contracts prior to five years and six months from the date of signature of the Power Contract and thus did not record a contingent liability.
Supply Agreement
On September 8, 2021, the Company entered into a supply agreement (the “Supply Agreement”) with a certain vendor. Under the Supply Agreement, the Company has committed to purchasing a certain number of units of mining-related equipment as defined in the Supply Agreement. In exchange for the vendor reserving these units, the Company paid a supply reservation deposit (the “Deposit”) of $10,000, which was included in long-term deposits. The Company has from June 2022 to May 2023 to place orders against the reserved units. The Deposit will be applied as a credit against the price of the units as the Company places orders with the vendor. Subsequently, effective September 9, 2022, the Company amended the Supply Agreement to, among

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other things, fully credit the Deposit against orders placed, with no additional cash payment due for 885,000 units. As of December 31, 2023, all orders on the equipment had been placed and shipped accordingly and the balance of this deposit was $0.
Data Black River Development and Operation Agreement
On August 31, 2021, the Company, through its wholly-owned subsidiary Data Black River, entered into a development and operation agreement (the “HDP Agreement”) with Helix Digital Partners (“HDP”), an affiliate of Eagle Creek Renewable Energy (“Eagle Creek”). Pursuant to the HDP Agreement, Data Black River is obligated to provide services for the development and operation of a bitcoin mining facility located within the premises of HDP in Brownville, New York (the “HDP Facility”). In connection with the HDP Agreement, HDP and an affiliate of HDP have entered into a power purchase agreement, pursuant to which such affiliate has agreed to supply up to 20MW of power to the HDP Facility. Under the HDP Agreement, Data Black River receives a monthly management fee for the performance of mining services (at a rate of $25 per month payable in bitcoin). In the event that mining revenues exceed the monthly management fee, the Company accrues an additional revenue share amount within mining services revenue based upon the contractual allocation to the Company.
HDP has the right to curtail supply of electricity to the mines and sell electricity to the market with reasonable notice to Data Black River (“Curtailment Period”). In connection with any Curtailment Period, HDP shall distribute 25% of the forgone mining revenue to Data Black River. For the years ended December 31, 2023 and 2022, Data Black River earned $0 and $462 related to curtailment revenue, respectively.
The Company records all revenue based on the bitcoin spot rate at contract inception and all revenue share amounts earned within mining services revenue. The management fee is accounted for in mining services revenue, and all other forms of revenue, including curtailment revenue, are accounted for in other revenue. The amount of total mining revenues that exceeded the monthly management fee was $0 in 2023 and $204 in 2022.
The HDP Agreement has an initial term of 3 years and thereafter automatically renews for successive one-year
renewal periods unless either party gives notice at least 60 days prior to the end of the initial term or any renewal term. The HDP Agreement also allows either party to terminate the HDP Agreement upon notice to the other party if mining revenues drop below a certain amount over a consecutive
90-day
period or if mining revenues are insufficient to cover management fees owed to Data Black River and electricity fees owed to HDP for three consecutive months. The amount paid for electricity costs to HDP was $0 and $340 in 2023 and 2022, respectively. The amount accrued to HDP for their portion of revenue for each period was $0 and $504 for 2023 and 2022, respectively. Note that at contract inception, October 1, 2021, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share. Therefore, given that the Company has determined that the HDP Agreement represents a series in accordance with ASC
606-10-25-15,
the management fee revenue is recognized over time upon completion of the daily performance obligation and revenue share is recognized when the constraint is lifted. The Company decreases mining services revenue for HDP’s allocation of the revenue share, and a corresponding payable for the portion of revenue share allocated to HDP. We have generated only nominal revenues at this facility since July 2022, pending resolution of certain issues between HDP and a New York State counterparty to them affecting the generation of power for the site by HDP, and so either party may terminate the HDP Agreement. HDP and GRIID are working together to resolve these regulatory issues in order to allow GRIID to resume its mining operations at this site.
Mining Services Agreement
On March 21, 2022, the Company entered into a Mining Services Agreement (the “Mining Services Agreement”) with Blockchain Access UK Ltd (“Customer”), the Company’s lender. During the term of the Mining Services Agreement, the Company will receive, install, operate, manage and maintain servers and power

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supplies provided by Customer (“Customer Mining Equipment”) to perform mining services (the “Mining Services”) at a Company facility located in Lenoir City, Tennessee (the “Premises”). All operation of the Customer Mining Equipment by the Company will be on the Customer’s behalf. Beginning March 2022 and at monthly intervals thereafter for the following six months, Customer will provide the Company with Customer Mining Equipment for installation at the Premises. The Company is to make all necessary improvements and developments to the Premises to accommodate the Customer Mining Equipment to enable it to operate in accordance with the requirements of the Mining Services Agreement, and to complete installation and commence full operation of such Customer Mining Equipment. If the Company fails to complete the infrastructure development and equipment installation by the planned operational date, as defined in the agreement, or fails to commence full operation of Customer Mining Equipment at an alternative temporary facility, the Company will pay to the Customer a late development fee which is intended to compensate the Customer for the generated digital assets that would have been paid to the Customer if the Company had completed the infrastructure development and equipment installation by the planned operational date. Throughout the term of the Mining Services Agreement, the Company will be responsible for the management and maintenance of the Customer Mining Equipment. Following the end of each twenty-four-hour period during the term of the Mining Services Agreement, the Company will deposit 95% of the generated cryptocurrency from the Mining Services into the Customer’s digital wallet and 5% of the generated cryptocurrency (representing the Company’s fees for performance of the Mining Services) into the Company’s digital wallet. Under the Mining Services Agreement, the Company is to invoice the Customer monthly for the electricity charges associated with the Mining Services related to the Customer Mining Equipment, without premium or markup, which amounted to $8,991 and $6,768 (which was payable in cash) for the years ended December 31, 2023 and 2022, respectively. The Company is to also invoice the Customer monthly for the Customer’s operating expense charges as defined in the Mining Services Agreement, which amounted to $651 and $792 (which was payable in bitcoin) for the years ended December 31, 2023 and 2022, respectively. Revenues related to electricity costs and operating expenses are recorded within mining services revenue on the Statement of Operations. The Mining Services Agreement is scheduled to expire on February 28, 2027.
The Company signed an updated Mining Services Agreement on October 9, 2022, which changed the terms of how the Company will be reimbursed for mining expenses. Per the amended agreement, a $1,000 payment is made by the Customer one month in advance for the mining services. Given that the period between when the Company transfers the promised service to the customer and when the customer pays for this service is less than one year, the advance payment does not represent a significant financing component. Direct costs incurred and reimbursed are recorded in cost of sales and reimbursed costs are recorded as mining services revenue. The Company records its revenue related to the 5% revenue share of the generated cryptocurrency under the Mining Services Agreement on a gross basis under mining services agreement revenue on the Statement of Operations, as the Company represents the principal in relation to the contract as it controls the provisioning of mining services before transferring that service to the Customer. Note that at contract inception, March 21, 2022, the Company determined it was probable that a significant reversal in the amount of cumulative revenue would occur related to the revenue share and reimbursement revenues. Therefore, given that the Company has determined that the Contract represents a series in accordance with ASC
606-10-25-15,
revenue is recognized over time upon completion of the daily performance obligation and when the constraint on variable revenue are lifted. The Company records revenue share based on the bitcoin spot rate at contract inception. The Company has determined that no embedded lease exists in the Mining Services Agreement.
Share Subscription Facility
On September 9, 2022, Adit, Griid Holdco LLC, GEM Global Yield LLC (“GEM Global”), and GEM Yield Bahamas Limited (“GYBL”) entered into a Share Purchase Agreement (the “GEM Agreement”). Pursuant to the GEM Agreement, the Company may issue and sell to GEM Global, and GEM Global may purchase from the Company, until December 29, 2026, up to the number of shares of common stock having an aggregate value of $200,000,000 (the “Aggregate Limit”), pursuant to draw down notices (each, a “Draw Down Notice” and each

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transaction under a Draw Down Notice, a “Draw Down”), which we may deliver to GEM Global in the Company’s sole discretion. Upon the valid exercise of a Draw Down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global will be required to pay, in cash, a per-share
amount equal to 92% of the average closing bid price of the shares of our common stock as reported on the principal market on which shares of our common stock are traded during the 30 consecutive trading days commencing on the first trading day that is designated on the Draw Down notice. In no event may the Draw Down amount (other than the Committed Draw Down Amount (as defined in the GEM Agreement) specified in a Draw Down Notice exceed 400% of the average daily trading volume of the common stock for the 30 trading days immediately preceding the date of such Draw Down notice. There can be no guarantee that the Company will have access to the full amount available to the Company under the GEM Agreement, or that if the Company does have access, the Company will elect to draw down the full amount available to the Company under the GEM Agreement.
The Company also agreed to pay GEM Global a commitment fee equal to two percent (2%) of the Aggregate Limit (the “Commitment Fee”). The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable shares of the common stock valued at the closing price of the shares of the common stock at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of shares of the common stock purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. To the extent that any amount of the Commitment Fee remains unpaid to GEM Global following the date that is the one-year
anniversary of the day the shares of the common stock were publicly traded, the remaining amount shall become immediately due.
On the Closing Date of the merger, the Company also issued to GYBL a warrant (the “GEM Warrant”) to purchase shares of common stock equal to 2% of the total number of shares of common stock outstanding immediately after the completion of the merger on December 29, 2023 (the “Public Listing Date”), calculated on a fully diluted basis, which amount equaled 1,733,726 shares. The GEM Warrant is exercisable at an exercise price per share equal to 90% of the closing bid price the shares of common stock on the Public Listing Date, or $4.84, and expires on the third anniversary of the Public Listing Date, or December 29, 2026. On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the GEM Warrant remains unexercised and the average closing bid price of our common stock for the 10 trading days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then-current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will adjust to 115% of the Current Trading Price (the “Warrant Price”). If the closing bid price of the common stock is greater than the Warrant Price, then in lieu of exercising the GEM Warrant by payment of cash, GYBL may exercise the GEM Warrant by a cashless exercise and will receive the number of shares of common stock equal to an amount determined by multiplying the Warrant Price by the number of shares of common stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the closing bid price of the common stock.
Evaluation Agreement
The Company entered into an evaluation agreement with Hephaestus Capital Group (“Owner”) on April 17, 2023, for a term of six months. Under this agreement, the Company tests the hashrate of the Owner’s 5,000 miners and provides an evaluation report thereafter. The miners were expected to be operational over the course of the second, third and fourth quarters of 2023 and were tested for a period of approximately six months. The Company concluded that the terms of the agreement were not commercially substantive based on the fact there are no cash payments identified in the contract and the Owner is not required to provide any consideration to the Company.
Revenue generated from running the machines under this agreement was $1,856 as of December 31, 2023 and is recorded in cryptocurrency mining revenue. On February 29, 2024, The Company and the Owner negotiated a new contract and the miners were purchased, payment for these miners was made on March 21, 2024.

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Litigation
From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. The Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. Reserve estimates are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable.
On November 15, 2021, Washington County, Tennessee (the “County”) filed a complaint (Civil Action
No. 21-CV-0664)
(the “Zoning Complaint”) against Johnson City Energy Authority d/b/a BrightRidge (“BrightRidge”), alleging that Red Dog, as leasehold user of the property in Limestone, Tennessee owned by BrightRidge and subject to the Zoning Complaint, is in violation of County zoning rules by operating a blockchain verification data center on such property. The County sought an injunction of the operation by Red Dog of its blockchain verification data center on the property. BrightRidge subsequently filed a Motion to Dismiss for the failure to name a necessary party, Red Dog, as a defendant. On November 22, 2021, Red Dog filed a Motion to Intervene as a Party Defendant in connection with the Zoning Complaint.
On November 2, 2023, Red Dog, BrightRidge and the County entered into a settlement agreement pursuant to which: (i) Red Dog is allowed to operate its blockchain verification data center in Limestone, Tennessee through no later than
March, 2026
; (ii) Red Dog paid Washington County an upfront fine of $12,500 following entry of a court order dismissing the case; (iii) for each day that the blockchain verification data center continues to operate after entry of such order, Red Dog must pay Washington County $100, (iv) Red Dog will have 120 days from when it ceases operation to remove its equipment from the Limestone site; and (v) Red Dog and BrightRidge will pay for internet service for those Limestone residents that live near the Limestone site, splitting the expected cost of $150,000 evenly. On November 8, 2023, the Chancery Court for Washington County issued an order dismissing the case.
Indemnifications
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in these audited consolidated financial statements.
15. Income Taxes
At December 31, 2022, the company filed the tax returns as GRIID Holdco LLC as a partnership. At the closing of the merger on December 29, 2023, the limited liability company was converted into a
C-corporation,
succeeding the Adit federal identification number. The Merger resulted in the transfer of the partnership membership units for stock. Subsequent to the transaction, the Company’s former members own greater than 80% of the common stock, qualifying the transaction as a tax-free
exchange under IRC Section 351(a) (except to the extent of certain liabilities transferred). On the transfer of the partnership units, the Company terminated as a partnership under IRC Section 708(b)(1)(A). The former Company is a disregarded entity for income tax purposes subsequent to the transaction its operations.

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The income tax provision (benefit) from continuing operations is summarized as follows:

	December 31, 2023	December 31, 2022
Current
Federal	$(53)	—
State	$52	—

Total current tax provision	(1)	—
Deferred
Federal	3,441	—
State	$622	$(298)

Total deferred income tax provision (benefit)	4,063	(298)
Change in valuation allowance	$1	$—

Total tax benefit	$4,063	$(298)

The tax effects of the primary temporary differences included in net deferred tax assets and liabilities consist of the following:

	December 31, 2023	December 31, 2022
Deferred Tax Assets
Net operating loss carryforwards	$—	$453
Cryptocurrency impairment and appreciation	1	—
Lease Liability	635	126
Accruals	50	—
Reserves	58	—
Capitalized expenses	24	7

Gross deferred tax assets	$768	$586
Valuation allowance - US	(21)	—

Net deferred tax assets	747	586

Deferred Tax Liabilities
Debt discount	(2,358)	(601)
Depreciation	(2,091)	(96)
Right-of-use asset	(602)	(110)
Other	—	(8)

Deferred tax liabilities	(5,051)	(815)

Net deferred tax assets (liabilities)	$(4,304)	$(229)

As of December 31, 2023 and 2022, the Company recorded a valuation allowance of approximately $21 and $0, respectively.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. The Company primarily relies upon its reversing deferred tax liabilities to realize its deferred tax assets..
The Company has no federal or state operating loss carryforwards as of December 31, 2023.

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The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2023 and 2022. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties for the years ended December 31, 2023 and 2022.
The statute of limitations for assessment by the IRS and state tax authorities is open for tax years ending December 31, 2020 through 2022 and December 31, 2018 through 2022, respectively. Currently, no federal or state income tax returns are under examination by the respective taxing authorities. As of December 31, 2023 and 2022, there were no material uncertain tax positions.
The following table reconciles the tax expense (benefit) based on the US federal statutory rate with actual tax expense (benefit):

	December 31, 2023	December 31, 2022
Income tax expense (benefit) at federal statutory tax rate	$(594)	$(13,000)
State taxes, net of federal tax expense (benefit)	(1,167)	(298)
Change in valuation allowance	1	—
Partnership C-Corp federal rate differential	529	13,000
Corporate DTA remeasurements	3,714	—
Partnership tax attribute write-offs	1,416	—
Provision to return	138	—
Other	26	—

Net deferred tax expense (benefit)	$4,063	$(298)

16. Unearned Grant Revenue
On January 24, 2020, the Tennessee Valley Authority (“TVA”) executed a VIP Performance Grant Agreement with Union Data, whereby Union Data is eligible to receive and retain up to $135 in grant funding, based upon achievement of specific annual capital investment, average annual full-time equivalent employee, and average annual wage metrics over the
5-year
evaluation period ending January 1, 2025.
On December 18, 2020, the TVA executed a VIP Performance Grant Agreement with GRIID, whereby GRIID is eligible to receive and retain up to $60 in grant funding (such funding to be utilized by Red Dog), based upon achievement of specific annual capital investment, average annual full-time equivalent employee, and average annual wage metrics over the
5-year
evaluation period ending July 1, 2025.
Once the evaluation period is complete and the earned award is determined under each grant, the Company will recognize the full or partial award (if metrics are only partially met) as grant revenue. In the interim, the Company has recorded funding from each Grant as unearned grant revenue (a long-term liability) on its consolidated balance sheets.

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17. Earnings Per Share
The calculation of the basic and diluted EPS is as follows:

	December 31, 2023	December 31, 2022
Basic and diluted net loss per share
Numerator:
Allocation of net loss	(18,657)	(61,606)
Denominator:
Weighted average shares outstanding	54,769,568	48,044,313

Basic and diluted net loss per share	(0.34)	(1.28)

The following table presents potentially dilutive securities that were not included in the computation of diluted net loss per share as their inclusion would be anti-dilutive:

	December 31, 2023	December 31, 2022
GEM warrants	1,734
Private warrants	7,270	—
Public warrants	13,800	—

Total	22,804	—

18. Related-Party Transactions
On April 17, 2021, the Company entered into an engagement letter and an incentive unit award agreement with an entity affiliated with John D’Agostino, Adit’s Chief Financial Officer. The engagement letter was amended on November 14, 2022. Pursuant to such engagement letter, as amended, and incentive unit award agreement, the Company agreed to pay to such entity $400 and grant such entity units representing a 0.5% profit interest in the Company. The cash payment was payable and paid on consummation of the merger. The units vested 1/4th on April 26, 2022, and 1/36th on the 17th day of each month thereafter, subject to such entity’s continued service through such vesting dates; provided, however, that any unvested units shall fully vest upon a qualifying transaction. The Company estimated the liability related to this transaction is $12 using Black Scholes option pricing model.
On August 31, 2021, the Company, through its wholly-owned subsidiary Data Black River, entered into the HDP Agreement with HDP, an affiliate of Eagle Creek (see Note 15). Neal Simmons, who now serves on the Company’s board of directors, is the current President and Chief Executive Officer of Eagle Creek.
GRIID has entered into employment agreements with each of its executive officers. These agreements provide for at-will
employment for no specified period, and provide for an initial base salary and bonus target. GRIID has also entered into customary confidentiality, non-competition,
and assignment of inventions agreements with each executive officer. It is anticipated that the directors of New GRIID will, in connection with consummating the merger, approve and direct New GRIID to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New GRIID following the merger.
On September 2, 2022, GRIID Holdco issued a promissory note to Dwaine Alleyne, the Chief Technology Officer of GRIID Holdco, in exchange for a loan of $250,000. In connection with the promissory note issued to Mr. Alleyne, GRIID Holdco also issued a warrant to Mr. Alleyne exercisable for 8,616 Class B Units of GRIID Holdco. Mr. Alleyne exercised the warrant immediately prior to the closing of the merger for 41,010 shares of GRIID common stock representing 0.0625% of shares of our issued and outstanding common stock at such time.

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On January 13, 2023, in connection with the extension of the date by which Adit must complete its initial reverse recapitalization, Adit issued an unsecured promissory note to GRIID pursuant to which Adit was permitted to borrow up to $900,000 in the aggregate. On July 12, 2023, in connection with the extension of the date by which Adit must complete its initial reverse recapitalization, Adit issued an unsecured amended and restated promissory note to GRIID pursuant to which Adit may borrow up to $1,800,000 in the aggregate. The note was interest-bearing, at a rate per annum equal to the Applicable Federal Rate set forth by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code, and payable on the earlier of (i) the date on which a definitive decision to liquidate Adit is made by its board of directors, and (ii) the closing of the merger, unless accelerated upon the occurrence of an event of default. Any outstanding principal amount under the note may be prepaid by Adit, at Adit’s election and without penalty. The loan was paid off with the settlement of the merger agreement on December 29, 2023.
The Company paid the sponsor or its affiliate a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the reverse recapitalization, the Company ceased paying these monthly fees. The Company may also pay a customary financial advisory fee to Adit, or another affiliate of the sponsor, in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Our initial stockholders, sponsor and management team or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable reverse recapitalization. Our audit committee will review on a quarterly basis all payments that were made to these persons and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on our behalf.
19. Subsequent Events
The Company has evaluated subsequent events from the audited consolidated balance sheet date through April 15, 2024, the date at which the audited consolidated financial statements were issued and determined that there are no items to disclose other than those included below.
On March 7, 2024, the Company issued 556,937 shares of common stock to various persons in exchange for miners.
As of April 15, 2024, the Company completed the sale of 3,702,703 shares of common stock under the GEM Agreement which netted proceeds of $5,250.
On February 29, 2024, The Company and the Owner negotiated a new contract and the miners were purchased. Payment for $350 was was made on March 21, 2024.

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Annex A

AGREEMENT AND PLAN OF MERGER

among

CLEANSPARK, INC.,

TRON MERGER SUB, INC.

and

GRIID INFRASTRUCTURE INC.

Dated as of June 26, 2024

5.3	Authority; No Violations; Consents and Approvals	A-30
5.4	Consents	A-31
5.5	SEC Documents; Financial Statements	A-31
5.6	Absence of Certain Changes or Events	A-32
5.7	No Undisclosed Material Liabilities	A-32
5.8	Information Supplied	A-32
5.9	Taxes	A-32
5.10	Litigation	A-32
5.11	Ownership of Company Common Stock	A-33
5.12	Business Conduct	A-33
5.13	No Additional Representations	A-33

ARTICLE VI COVENANTS AND AGREEMENTS		A-33
6.1	Conduct of Company Business Pending the Merger	A-33
6.2	Conduct of Parent Business Pending the Merger	A-37
6.3	Control of Business	A-38
6.4	No Solicitation by the Company	A-38
6.5	Preparation of Proxy Statement and Registration Statement	A-42
6.6	Company Stockholders Meeting	A-43
6.7	Access to Information	A-44
6.8	Employee Matters	A-45
6.9	Indemnification; Directors’ and Officers’ Insurance	A-46
6.10	Transaction Litigation	A-48
6.11	Public Announcements	A-48
6.12	Reasonable Best Efforts	A-48
6.13	Advice of Certain Matters; Notifications	A-48
6.14	Section 16 Matters	A-49
6.15	Stock Exchange Listing and Delistings	A-49
6.16	RESERVED	A-
6.17	Tax Matters	A-49
6.18	Takeover Laws	A-50
6.19	Obligations of Merger Sub	A-50
6.20	Resignations	A-50
6.21	Loans	A-50
6.22	Hosting Agreement	A-50
6.23	Voting Agreements	A-50

ARTICLE VII CONDITIONS PRECEDENT		A-50
7.1	Conditions to Each Party’s Obligation to Consummate the Merger	A-50
7.2	Additional Conditions to Obligations of Parent and Merger Sub	A-51
7.3	Additional Conditions to Obligations of the Company	A-52

ARTICLE VIII TERMINATION		A-52
8.1	Termination	A-52
8.2	Notice of Termination; Effect of Termination	A-53
8.3	Expenses and Other Payments	A-54

ARTICLE IX GENERAL PROVISIONS		A-55
9.1	Schedule Definitions	A-55
9.2	Survival	A-55
9.3	Notices	A-55
9.4	Rules of Construction	A-56

9.5	Counterparts	A-57
9.6	Entire Agreement; No Third-Party Beneficiaries	A-58
9.7	Governing Law; Venue; Waiver of Jury Trial	A-58
9.8	Severability	A-59
9.9	Assignment	A-59
9.10	Affiliate Liability	A-59
9.11	Specific Performance	A-59
9.12	Amendment	A-60
9.13	Extension; Waiver	A-60

Annex A	Certain Definitions
Annex B	Form of Certificate of Incorporation of the Surviving Corporation
Annex C	Loan Agreement
Annex D	Hosting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2024 (this “Agreement”), among CleanSpark, Inc., a Nevada corporation (“Parent”), Tron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and GRIID Infrastructure Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the Company Board (the “Special Committee”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Common Stock and (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder and (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement promptly following its execution;

WHEREAS, Parent and the Company desire to effect a strategic business combination on the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are entering into voting agreements with Parent, pursuant to which, among other things, each such stockholder has agreed to vote the shares of Company Common Stock held by such stockholder in favor of the approval of this Agreement; and

WHEREAS, two Business Days following the date of this Agreement, certain other stockholders of the Company are entering into voting agreements with Parent, pursuant to which, among other things, each such stockholder has agreed to vote the shares of Company Common Stock held by such stockholder in favor of the approval of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Book-Entry Shares	3.4(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.4(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.4(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.4(d)(vii)
Company Common Stock	3.1(b)(i)
Company Contracts	4.19(b)
Company Digital Assets	4.17(b)
Company Disclosure Letter	Article IV
Company Employees	6.8(a)
Company Equity Awards	3.2(d)
Company Insurance Policies	4.20
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)
Company Material Real Property Lease	4.15(b)
Company Miners	4.17(d)
Company Option Award	3.2(b)
Company Owned Real Property	4.15(a)
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.23
Company RSU Award	3.2(a)
Company SEC Documents	4.5(a)
Company Stock Plan	3.2(a)
Company Stockholders Meeting	4.4(a)
Company Wallets	4.17(a)
Confidentiality Agreement	6.7(b)

Creditors’ Rights	4.3(a)
D&O Insurance	6.9(c)
DGCL	2.1
Effect	Annex A
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3(b)
End Date	8.1(b)(ii)
Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exchange Ratio	3.1(b)(i)
Exchanged Warrant	3.3(a)
Excluded Shares	3.1(b)(iii)
FCPA	4.9(e)
GAAP	4.5(b)
Government Official	4.9(c)
Hosting Agreement	6.22
Indemnified Person	6.9(a)(i)
Intended Tax Treatment	6.16(a)
Letter of Transmittal	3.4(b)(i)
Loan Agreement	6.21
Loan Amount	6.21
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Consideration Value	3.2(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Non-U.S. Plan	4.10(k)
OFAC	Annex A
Parent	Preamble
Parent Affiliate	9.10
Parent Board	Recitals
Parent Capital Stock	5.2(a)(ii)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.2(a)(ii)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Stock Plan	5.2(a)(ii)(B)
Parent Stock Price	3.1(b)(i)
PBGC	4.10(h)
Proxy Statement	4.4(a)
Registration Statement	4.8(a)
Rights-of-Way	4.16
Special Committee	Recitals
Surviving Corporation	2.1
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.10

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing.

(a) The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Las Vegas, Nevada time, on the date that is the third (3rd) Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by remote exchange of electronic documents, unless another date or time is agreed to in writing by Parent an d the Company. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex B, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.9(a)(ii), as provided therein or by applicable Law.

2.5 Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.9(a)(ii), as provided therein or by applicable Law.

2.6 Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that from and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares of Company Common Stock, the “Eligible Shares”), shall be converted into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”), subject to Section 3.4(h). As used in this Agreement, “Aggregate Merger Consideration” means the quotient obtained by dividing the Net Closing Date Amount by $16.587 (the “Parent Stock Price”), and “Exchange Ratio” means the quotient obtained by dividing the Aggregate Merger Consideration by the total number of shares of Company Common Stock issued and outstanding as of the Closing Date.

(ii) All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.4(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.4(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.4(a).

(iii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.2 Treatment of Equity Compensation Awards.

(a) Company RSU Awards. At the Effective Time, each outstanding award of restricted stock units in respect of Company Common Stock (each a “Company RSU Award”) granted pursuant to the Company’s 2023 Omnibus Incentive Compensation Plan, as amended from time to time, or any predecessor plan (the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, immediately vest with respect to 100% of the shares of Company Common Stock subject to such Company RSU Award, which shares of Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 3.1(b) with respect to each share of Company Common Stock.

(b) Company Option Awards. At the Effective Time, each outstanding and vested compensatory option to purchase shares of Company Common Stock (a “Company Option Award”) granted pursuant to the Company Stock Plan shall be canceled and converted into the right to receive that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Company Option Award, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option Award immediately prior to the Effective Time, divided by (ii) the Parent Stock Price. Any Company Option Award that has an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration. The term “Merger Consideration Value” means the product of (x) the Exchange Ratio multiplied by (y) the Parent Stock Price.

(c) Section 409A. To the extent that any award described in this Section 3.2 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(d) Administration. Prior to the Effective Time, the Company Board and/or the compensation committee of the Company Board shall take such action and adopt such resolutions as are required or appropriate to (i) effectuate the treatment of the Company RSU Awards, and Company Option Awards (collectively, the “Company Equity Awards”) pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing, cause the Company Stock Plan to terminate effective as of the Effective Time and (iii) take all actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company, including any Company Equity Awards.

3.3 Treatment of Warrants.

(a) Company Public Warrants. At the Effective Time, by virtue of the Merger, each Company Public Warrant outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into and thereafter evidence a warrant to purchase a number of Parent Common Stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of Company Common Stock subject to such Company Public Warrant as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (after such conversion, an “Exchanged Warrant”), at an exercise price per Share of Parent Common Stock underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Public Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the Effective Time, each Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Public Warrant as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Public Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Merger.

(b) Company Private Warrants. At the Effective Time, by virtue of the Merger, each Company Private Warrant outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of shares of Parent Common Stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of Company Common Stock subject to such Company Private Warrant as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Private Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the Effective Time, each such Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Private Warrant as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Private Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Merger.

(c) Company GEM Warrant. At the Effective Time, by virtue of the Merger, each Company GEM Warrant outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of shares of Parent Common Stock, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of Company Common Stock subject to such Company Private Warrant as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per shares of Parent Common Stock underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Private Warrant immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the Effective Time, each such Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Private Warrant as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Private Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Merger.

3.4 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with Parent’s or the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.4(h) to which such holders shall become entitled pursuant to this Article III. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.4(g) and to make payments in lieu of fractional shares pursuant to Section 3.4(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.4(a), Section 3.4(g) and Section 3.4(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.4(h) and any dividends or other distributions in accordance with Section 3.4(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.4(h) and dividends and other distributions pursuant to Section 3.4(g).

(ii) Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.4(h) and dividends and other distributions pursuant to Section 3.4(g).

(iii) DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.4(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.4(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.4(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.4(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.4(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.4(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(g).

(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.4(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.4(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.4(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the one hundred eightieth (180th) day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.4(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.4(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.4(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(g).

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.4. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law; provided that, except as otherwise required by Law, the Parties agree that the Merger Consideration payable or deliverable pursuant to this Agreement shall not be subject to withholding under Section 1445 of the Code or the Treasury Regulations promulgated thereunder. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are deducted or withheld and paid over to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.5 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available with respect to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC on or after December 31, 2022 and available on Edgar on or prior to two (2) calendar days prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 26, 2024: (A) 71,875,428 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding; (B) 773,890 shares of Company Common Stock remained available for issuance pursuant to the Company Stock Plan (after accounting for the stock-settled Company Equity Awards included herein with stock-settled Company Performance Unit Awards included assuming satisfaction of applicable performance goals at the maximum level); (C) there were 2,125,000 shares of Company Common Stock subject to outstanding Company Option Awards (which awards have a weighted average exercise price of $0.988 per share); (D) there were 1,111,110 shares of Company Common Stock subject to outstanding Company RSU Awards; (E) there were 13,800,000 shares of Company Common Stock subject to outstanding Company Public Warrants; (F) there were 7,270,000 shares of Company Common Stock subject to outstanding Company Private Warrants; and (G) there were 1,733,726 shares of Company Common Stock subject to outstanding Company GEM Warrants.

(b) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company

Stock Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances (other than Permitted Encumbrances) and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since March 31, 2024 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other employee awards granted from the close of business on March 31, 2024 to the date of this Agreement, as of the date of this Agreement, there are outstanding: (A) no Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Except as set forth on Schedule 4.2(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock (or any option, warrant or other right to acquire Company Capital Stock).

(c) As of the date of this Agreement, except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2(c) of the Company Disclosure Letter.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions contemplated hereby, including the Merger (such recommendation described in this clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Transactions contemplated hereby, including the Merger.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Organizational Documents of the Company (assuming that the

Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement (other than the Loan Agreement), note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not party to any contract, arrangement or other commitment that does or would entitle any Person to appoint one (1) or more directors to the Company Board.

(c) The shares of Company Common Stock are listed on Nasdaq and Cboe Canada, and are not listed or quoted on any other market, stock exchange, over-the-counter market or quotation system. Except as set forth on Schedule 4.3(c) of the Company Disclosure Letter, the Company is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq and Cboe Canada.

4.4 Consents. No Consent from or filings with any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (the “Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the approval and adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (c) filings with Nasdaq or Cboe Canada; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements.

(a) Since December 31, 2023, the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, as applicable (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

4.6 Absence of Certain Changes or Events.

(a) From December 31, 2023 through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 4.6(b) of the Company Disclosure Letter, from December 31, 2023 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects.

4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2024 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2024; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2024; (c) liabilities incurred in connection with the Transactions, including the Loan Agreement and the Hosting Agreement and (d) liabilities set forth on Schedule 4.7 to the Company Disclosure Letter.

4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.7, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.9 Company Permits; Compliance with Applicable Law.

(a) Except as set forth on Schedule 4.9(a) of the Company Disclosure Letter, the Company and its Subsidiaries hold and at all times since December 31, 2021, held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Schedule 4.9(b) of the Company Disclosure Letter, the businesses of the Company and its Subsidiaries are currently being conducted, and at all times since December 31, 2021 have been conducted, in material compliance with all applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 4.9(b) of the Company Disclosure Letter, to the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 31, 2021, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the Knowledge of the Company, any representative, agent, or other person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the Knowledge of the Company, any representative, agent or any other person acting on behalf of the Company or any of its Subsidiaries, in each case in its capacity as such, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage, in each case in violation of applicable Anti-Corruption Laws.

(d) (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the Knowledge of the Company, agents, representatives and other persons acting on behalf of the Company or any of its Subsidiaries, in each case in its capacity as such, are, and at all times since December 31, 2021 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on since December 31, 2021, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(e) Since December 31, 2021 (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any agents, employees (other than officers), representatives, or any other person acting at the direction of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have maintained internal controls, policies and procedures to ensure material compliance with the U.S. Foreign Corrupt Practice Act of 1977, as amended (the “FCPA”) and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with the FCPA and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Money Laundering Laws.

4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list of all of the material Company Plans.

(b) True, correct and complete copies of each of the material Company Plans (or, in the case of any material Company Plan not in writing, a description of the material terms thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent summary plan description with respect to each Company Plan and most recently prepared financial statements and actuarial reports (if any).

(c) Each Company Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.

(d) There are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Plans within the past three (3) years.

(e) All material contributions required to be made by the Company to the Company Plans pursuant to their terms have been timely made in all material respects.

(f) There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements, and all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on an opinion or advisory letter from the Internal Revenue Service as to its qualified status and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as set forth on Schedule 4.10(h) of the Company Disclosure Letter, none of the Company or any member of its Aggregated Group sponsors, maintains, contributes to or has ever in the past six (6) years sponsored, maintained or had an obligation to contribute to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Schedule 4.10(h) of the Company Disclosure Letter, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested) on a termination basis; (iii) within the past six (6) years, no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, and the consummation of the Transactions will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full in all material respects; (v) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Plan. Neither the Company nor any Affiliate has engaged in, or is a successor or affiliate of an entity that has engaged in, a transaction that is described in Section 4069 or Section 4212(c) of ERISA.

(i) Except as required by applicable Law or as set forth on Schedule 4.10(i) of the Company Disclosure Letter, no Company Plan provides retiree or post-employment health, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(j) Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employee or other service provider of the Company or its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or other service provider, (iii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. Except as set forth on Schedule 4.10(k) of the Company Disclosure Letter, no material Company Plan is maintained outside the jurisdiction of the United States or covers any employee or other service provider of the Company or its Subsidiaries who resides or works outside of the United States (each a “Non-U.S. Plan”). No Non-U.S. Plan is a defined benefit pension plan. Each Non-U.S. Plan (i) has been maintained in accordance with all applicable requirements; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; and (iii) if required to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.11 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar agreement with any labor union, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have Knowledge of any activity or Proceeding of any labor organization (or representative thereof) to organize any such employees.

(b) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement, other similar agreement with any labor union, or other labor-related grievance Proceeding against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened.

(c) There is no material strike, concerted slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries involving any employees of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or other individual independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Since December 31, 2021, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company: (i) the Company and its Subsidiaries have reasonably investigated all sexual harassment and sexual misconduct allegations against officers, directors, and employees of the Company and its Subsidiaries; (ii) with respect to each such allegation (except any that the Company and its Subsidiaries reasonably determined to not have merits), the Company and its Subsidiaries have taken corrective action reasonably calculated to prevent further improper action; (iii) no allegations of sexual harassment or sexual misconduct have been made against any current or former officer, director or employee of the Company or its Subsidiaries; and (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened related to allegations of sexual harassment or sexual misconduct by any current or former officer, director or employee of the Company or any of its Subsidiaries. Since December 31, 2021, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former officer, director or employee of the Company or any of its Subsidiaries.

4.12 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) all Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are correct, complete and accurate; (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents) have been timely paid in full to the appropriate Taxing Authority; (C) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied, and all Taxes required to be withheld have been timely withheld or collected and timely paid in full to the appropriate Taxing Authority, or are properly holding for timely payment in full; and (D) the Company and its Subsidiaries have complied with all information reporting related to Taxes (and related withholding) and record retention requirements;

(ii) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course);

(iii) (A) there is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity and (B) there are no audits, examinations or Proceedings pending or threatened in writing regarding any Taxes of the Company or any of its Subsidiaries;

(iv) (A) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (x) an agreement or arrangement solely between or among the Company and/or any of its Subsidiaries, or (y) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;

(v) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2);

(vi) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions;

(vii) in the past three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries;

(viii) neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law);

(ix) there are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances; and

(x) the Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) change of, or use of, an improper method of, accounting for a taxable period ending on or prior to the Closing Date.

(xii) Except as set forth on Schedule 4.12(a)(xii), neither the Company nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus

Response Act (Public Law 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(xiii) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(b) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Litigation. Except as set forth on Schedule 4.13, there is no (a) material Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances.

(b) To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since December 31, 2021 has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person.

(c) To the Knowledge of the Company, since December 31, 2021, no Person has challenged, infringed, misappropriated or otherwise violated any material Company Intellectual Property or any rights of the Company or any of its Subsidiaries in any licensed Company Intellectual Property.

(d) The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries.

(e) The IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the Knowledge of the Company, are free from any malicious code.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the Knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

4.15 Real Property. (a) The Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”), in each case free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company Owned Real Property or Company Material Leased Real Property.

4.16 Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner presently conducted by the Company and its Subsidiaries, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and has conducted its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

4.17 Digital Assets; Bitcoin Miners.

(a) The Company deposits substantially all of its crypto-assets, including any Bitcoin mined, in digital wallets held or operated by the Company (the “Company Wallets”). There are no Encumbrances (other than Permitted Encumbrances) on, or rights of any person to, the Company Wallets or the crypto-assets contained in such Company Wallets. The Company has taken commercially reasonable steps to protect the Company Wallets and crypto-assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Company Wallets and crypto-assets.

(b) The Company has the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents applicable to the business of the Company (collectively, the “Company Digital Assets”) set forth on Schedule 4.17(b) of the Company Disclosure Letter, free and clear of all Encumbrances. The Company has not taken any actions where it owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that could reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

(c) The Company currently operates 1,013,000,000 gigahash of compute capacity primarily for the mining of Bitcoin and/or other cryptocurrencies.

(d) Schedule 4.17(d) of the Company Disclosure Letter provides a list of all Bitcoin or other cryptocurrency miners owned or leased by the Company (“Company Miners”), including each model name/number and a calculation of the total gigahashes per second that can be processed by such Company Miner. All Company Miners are owned or rightfully possessed by, operated by and under the control of the Company. There has been no failure, breakdown or continued substandard performance of any Company Miners that has caused a material disruption or interruption in or to the use of the Company Miners or the related operation of the business of the Company. The Company has taken commercially reasonable steps to: (a) protect the Company Miners from Malware and other contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to the Company. The Company’s use, provision, disclosure and transfer of Company Miners and Company Digital Assets and related services, has complied with all applicable Laws, including all applicable financial services and anti-money laundering Laws. The Company has not participated in any cryptocurrency tumbler or equivalent services. Subject to proper reserves taken into account as reflected in the Financial Statements, the accounts and notes receivable of the Company are not subject to any dispute, counterclaim, defense, set-off or other claim. The accounts and notes receivable of the Company are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions of the Company, are held free and clear of all Encumbrances other than Permitted Encumbrances and, to the Knowledge of the Company, are collectible in full within one hundred and twenty (120) days after billing.

4.18 Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries and their respective operations and assets are, and since December 31, 2021 have been, in compliance with Environmental Laws;

(b) the Company and its Subsidiaries are not subject to any pending or, to the Company’s Knowledge, threatened in writing Proceedings under Environmental Laws; and

(c) there have been no Releases of Hazardous Materials at any property currently or, to the Knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, neither the Company nor any of its Subsidiaries has since December 31, 2021 received any written notice asserting a liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, the subject of which is unresolved.

4.19 Material Contracts.

(a) Schedule 4.19(a) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents and Schedule 4.10(a) and 4.10(k) of the Company Disclosure Letter listing material Company Plans, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $1,000,000;

(iii) each contract relating to Indebtedness (including commitments with respect thereto) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv) each contract for lease of personal property or real property involving payments in excess of $1,000,000 in any calendar year or over the life of the contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within ninety (90) days, other than contracts related to drilling rigs;

(v) each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the

Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of the Company for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from the Company or any of its Subsidiaries exceeds $1,000,000;

(vii) each material partnership, joint venture or limited liability company agreement, other than with arrangements exclusively among the Company and/or its wholly owned Subsidiaries;

(viii) each collective bargaining agreement with a labor union to which the Company is a party or bound;

(ix) each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000;

(x) each contract for any Company Related Party Transaction; or

(xi) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject and that is material to the business of the Company and its Subsidiaries, taken as a whole, except for any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries.

(b) Collectively, the contracts set forth or required to be set forth in Schedule 4.19(a) of the Company Disclosure Letter are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as set forth on Schedule 4.19(b) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in material breach or material default under any Company Contract nor, to the Knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the Knowledge of the Company, is any such party threatening to do so.

4.20 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”) is in full force and effect on the date of this Agreement. The Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All premiums payable under the Company Insurance Policies have been duly paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Since December 31, 2021, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date hereof, the Company does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $15,000,000 in the aggregate.

4.21 Opinion of Financial Advisor. The Company Board has received the oral opinion of Lincoln International LLC addressed to the Company Board, to be subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates). A copy of the written opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

4.22 Brokers. Except for the fees and expenses payable to Lincoln International LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

4.23 Related Party Transactions. Schedule 4.23 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which the Company and any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in the foregoing clause (b), to the Knowledge of the Company) is a party (each of the foregoing, a “Company Related Party Transaction”).

4.24 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.11, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock or the Transactions.

4.25 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.25 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this Article IV.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC on or after December 31, 2022 and available on Edgar on or prior to two (2) calendar days prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Parent nor Merger Sub is in violation of any of the provisions of such Organizational Documents.

5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on June 26, 2024: (A) 232,502,252 shares of Parent Common Stock were issued and outstanding, and 1,750,000 shares of Parent Preferred Stock were issued and outstanding; (B) there were outstanding options to purchase 2,260,781 shares of Parent Common Stock pursuant to Parent’s 2017 Incentive Plan, as amended from time to time, and prior plans (the “Parent Stock Plan”); (C) there were 2,114,988 shares of Parent Common Stock subject to outstanding awards of restricted stock units granted pursuant to the Parent Stock Plan and (D) there were 17,560 shares of Parent Common Stock subject to outstanding warrants.

(b) All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect Subsidiary of Parent, are owned free and clear of all Encumbrances (other than Permitted Encumbrances) and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since March 31, 2024 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other employee awards granted from the close of business on March 31, 2024 to the date of this Agreement, as of the date of this Agreement, there are outstanding: (1) no Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

5.3 Authority; No Violations; Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Common Stock and (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Parent Stock Issuance. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the

Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. No vote of the holders of any class or series of Parent Capital Stock is necessary to approve the Parent Stock Issuance.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any material provision of the Organizational Documents of either Parent or Merger Sub, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Consents. No Consent from or filings with any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (c) filings with Nasdaq; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Documents; Financial Statements.

(a) Since September 30, 2021, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, as applicable (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

5.6 Absence of Certain Changes or Events. From September 30, 2023 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2024 (including the notes thereto) contained in the Parent’s Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2024; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2024; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.9 Taxes.

(a) (i) all Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate; (ii) all Taxes that are due and payable by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents) have been timely paid in full; (iii) all withholding Tax requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied, and all Taxes required to be withheld have been timely withheld or collected and timely paid in full, or are properly holding for timely payment in full; and (iv) Parent and its Subsidiaries have complied with all information reporting related to Taxes (and related withholding) and record retention requirements.

(b) Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its Subsidiaries, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.11 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

5.12 Business Conduct. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.13 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.13 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Company Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, the rules and regulations of Nasdaq or Cboe Canada or the terms of a Company Plan, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, conduct its businesses in the Ordinary Course, preserve substantially intact its present business organization, goodwill and assets, comply in all material respects with applicable Laws and the

Company Contracts, and maintain in effect all existing material Company Permits, keep available the services of its current officers and employees and preserve its existing relationships with its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it; provided that this Section 6.1(a) shall not prohibit the Company and any of the Company Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of the Company or any of the Company Subsidiaries or the environment; provided, further, however, that the Company shall, as promptly as reasonably practicable, inform Parent of such condition and any such actions taken pursuant to the prior proviso.

(b) Except (i) as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, as may be required by applicable Law or the rules and regulations of Nasdaq or Cboe Canada, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except (x) as required by the terms of any capital stock or equity interest of any Company Subsidiary outstanding on the date of this Agreement, (y) as required by the terms of any Company Equity Awards or Company Warrants outstanding on the date hereof or issued in accordance with this Agreement, or (z) to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any Company Equity Awards or Company Warrants outstanding as of the date hereof, in accordance with the terms of the Company Stock Plan and applicable award agreements or the Company Warrant Agreement, as applicable, as of the date hereof;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting of, exercise of or lapse of any restrictions on any Company Equity Awards or Company Warrants outstanding on the date hereof in accordance with the terms of the Company Stock Plan and applicable award agreements or Company Warrant Agreement as of the date hereof; (B) the sale of shares of Company Common Stock issued pursuant to the exercise or vesting of Company Equity Awards or Company Warrants outstanding on the date hereof, in each case, if necessary to effectuate exercise or the withholding of Taxes; and (C) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company;

(iii) amend or propose to amend the Company’s Organizational Documents or the Organizational Documents of any Company Subsidiary;

(iv) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof;

(v) sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties (including Intellectual Property) other than (A) pursuant to a Contract of the Company or any of its Subsidiaries as in effect on the date of this Agreement and listed in Schedule 6.1(b)(v) of the Company Disclosure Letter; (B) non-exclusive licenses of Intellectual Property in the Ordinary Course; (C) the sale or other disposition of equipment deemed by the Company in its reasonable business judgment to be obsolete in the Ordinary Course, (D) the sale or disposition of immaterial assets (excluding Intellectual Property Rights) in an amount not in excess of $250,000 in the aggregate, or (E) the sale of Bitcoin in the Ordinary Course; provided that the Company shall not be permitted to sell any asset if, as a result of such sale, the Company would fail the “substantially-all test” of Section 368(a) of the Code;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than consolidation, liquidation or dissolution of dormant wholly owned Subsidiaries of the Company;

(vii) change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable Law;

(viii) (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes, (B) change an annual Tax accounting period with respect to material Taxes, (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method, (D) file any material amended Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law)), (E) enter into any closing agreement with respect to material Taxes, (F) settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, except where the amount of any such settlements or compromises or forgone refunds does not exceed $500,000 in the aggregate and, for the absence of doubt, the Company and its Subsidiaries shall act reasonably in reaching such settlements or compromises or in forgoing such refunds, or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (other than in the Ordinary Course);

(ix) (A) grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except as required by applicable Law, as required by the terms of a Company Plan as in effect as of the date hereof or in the Ordinary Course in connection with promotions in respect of employees whose annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) is less than $200,000; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits or approve treatment of outstanding equity awards in connection with the Transactions that is inconsistent with the treatment contemplated by Section 3.2; (D) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Company Plan as in effect as of the date hereof; (E) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, other than (I) amendments that do not have the effect of enhancing any compensation or benefits thereunder or otherwise resulting in increased costs to the Company or its Subsidiaries in an aggregate annual amount as a result of all such amendments in excess of $100,000, or imposing restrictions on the Company or its Subsidiaries, (II) entering into offer letters with employees permitted to be hired pursuant to Section 6.1(b)(ix)(G) on the Company’s standard form in the Ordinary Course that can be terminated within thirty (30) days without penalty or payment of severance in excess of any severance required by applicable Law; (F) establish any Company Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Company Plan in existence on the date of this Agreement, other than (I) amendments that do not have the effect of enhancing any compensation or benefits thereunder or otherwise resulting in increased costs to the Company or its Subsidiaries in an aggregate annual amount as a result of all such amendments in excess of $100,000, or imposing restrictions on the Company or its Subsidiaries, or (II) immaterial changes or amendments made as a result of annual enrollment or annual renewal of welfare plans or restatements of such plans; (G) hire or promote any employee or engage any other service provider (who is a natural person) who has (or would have) a title of Vice President or above or who has (or would have) an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $200,000; (H) terminate the employment of any employee or other service provider who has an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $200,000 or with a title of Vice President or above, in each case, other than for cause; or (I) enter into, amend or terminate any collective bargaining agreement or other similar labor agreement with a union or other similar labor organization, except as required by applicable Law;

(x) (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of the Company’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than (i) breakage, funding, indemnity or similar costs and (ii) retirements, repayments, discharges and satisfactions in the Ordinary Course of Indebtedness incurred by the Company or its direct or indirect wholly owned Subsidiaries and owed to the Company or its direct or indirect wholly owned Subsidiaries); (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances;

(xi) (A) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement or (B) materially modify, materially amend, terminate or assign, or waive, release or assign any rights, claims or benefits under, any Company Contract;

(xii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries;

(xiii) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than the settlement of such Proceedings that (A) involve only the payment of monetary damages by the Company or any of its Subsidiaries not exceeding $100,000 individually or in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company Subsidiaries), (B) do not impose any restrictions or limitations upon the assets, operations, business or conduct of the Company or any of its Subsidiaries or any equitable or injunctive remedies on the Company or any of its Subsidiaries and (C) do not involve the admission of any criminal wrongdoing by the Company or any of its Subsidiaries; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.10;

(xiv) make or commit to make any capital expenditures other than (x) the capital expenditures permitted by Schedule 6.1(b)(xiv) of the Company Disclosure Letter and (y) capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Parent of any such expenditure as soon as reasonably practicable);

(xv) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xvi) take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied;

(xvii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xviii) fail to use commercially reasonable efforts to maintain in full force and effect any material Company Insurance Policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any material Company Insurance Policy, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof; or

(xix) agree to take any action that is prohibited by this Section 6.1(b).

6.2 Conduct of Parent Business Pending the Merger.

(a) Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or the rules and regulations of Nasdaq, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, conduct its businesses in the Ordinary Course, and use commercially reasonable efforts to preserve substantially intact its present material business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it; provided that this Section 6.2(a) shall not prohibit Parent and any of Parent’s Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of Parent or any of Parent’s Subsidiaries or the environment; provided, further, however, that Parent shall, as promptly as reasonably practicable, inform the Company of such condition and any such actions taken pursuant to the prior proviso.

(b) Except (i) as set forth on the corresponding subsection of Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or the rules and regulations of Nasdaq, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not:

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent (excluding, for the avoidance of doubt, stock buybacks), except for quarterly cash dividends (which may include the ordinary dividend and/or variable return of cash) and corresponding dividend equivalents in respect of equity awards payable by Parent, together with increases that are materially consistent with past practice;

(ii) amend or propose to amend Parent’s Organizational Documents (other than in immaterial respects) in a manner that would prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions or otherwise materially and adversely affect the consummation of the Transactions, or be materially adverse to the Company’s stockholders (as compared to other stockholders of Parent);

(iii) adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent; or

(iv) agree to take any action that is prohibited by this Section 6.2.

6.3 Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal. Within one (1) Business Day of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the twelve (12) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person or its Representatives. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Company Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)); or

(v) submit any Company Competing Proposal to the vote of the stockholders of the Company;

provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information, except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to, or that could reasonably be expected to lead to, a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within the 24 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer made in writing provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer that is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (i) keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, inquiry, proposal or offer (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise Parent of the status of any such discussions or negotiations and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.4(e), the Company Board, including any committee thereof, agrees it shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Proxy Statement;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting); or

(vii) cause or permit the Company or any of its Subsidiaries to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may, after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii) prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) with any Person if (A) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Company Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (1) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable in all material respects than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 6.4 or that otherwise prohibits the Company from complying with the provisions of this Section 6.4), (2) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (3) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (4) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation (other than of the type described in clause (vi) of the definition thereof) or terminate this Agreement pursuant to and in accordance with Section 8.1(e) in order to enter into a definitive agreement with respect to such Company Superior Proposal; provided, however, that such a Company Change of Recommendation or termination of this Agreement, as applicable, may not be made unless and until:

(A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreement in response thereto; and

(E) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal, or terminate this Agreement pursuant to Section 8.1(e) to enter into a definitive agreement with respect to such Company Superior Proposal, as applicable, would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and

(iv) prior to, but not after, receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board or Special Committee so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A) the Company Board or Special Committee determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B) the Company Board or Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board or the Special Committee to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board or Special Committee intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board or Special Committee not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board or Special Committee takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board or Special Committee to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Company Board or the Special Committee to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board or the Special Committee and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.4(f), in each case, during the thirty (30) days prior to the date of this Agreement.

(g) Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by a director or officer of the Company or any of its Subsidiaries or by any Representative of the Company or its Subsidiaries acting at the Company’s direction or on its behalf, in each case, in violation of this Section 6.4, shall be deemed to be a breach of this Section 6.4 by the Company.

6.5 Preparation of Proxy Statement and Registration Statement.

(a) Parent and the Company will jointly prepare and cause to be filed with the SEC the Registration Statement (in which the Proxy Statement will be included) and the Proxy Statement and shall use commercially reasonable efforts to cause such filing to be made no later than sixty (60) days after the date hereof. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and furnish all information concerning itself and its Affiliates that is required in connection with the preparation of the Registration Statement or Proxy Statement and any amendments or supplements thereto. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement or response to SEC comments will be made by Parent or the Company without providing the other Party a reasonable opportunity to review and comment thereon and such Party shall give reasonable consideration to any comments made by the other Party and its Representatives; provided, that with respect to documents filed by a Party related to the Transactions which are incorporated by reference in the Registration Statement or Proxy Statement, the other Party’s right to comment shall not apply with respect to information (if any) relating to the filing Party’s business, financial condition or results of operations. Each of Parent and the

Company shall use its commercially reasonable efforts to (i) cause the Registration Statement and the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the holders of Company Common Stock and at the time of the Company Stockholders Meeting, to (A) comply as to form in all material respects with the requirements of the Securities Act and Exchange Act, respectively, and the rules and regulations promulgated thereunder and (B) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.

(b) Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c) If at any time prior to the Effective Time, Parent or the Company discovers any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

6.6 Company Stockholders Meeting.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use commercially reasonable efforts to convene such meeting within forty (40) days thereof). Except as expressly permitted by Section 6.4, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Proxy Statement shall include the Company Board Recommendation. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholders Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall if requested by Parent, adjourn or postpone the Company Stockholders Meeting (i) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (B) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (1) the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) postpone or adjourn the Company Stockholder Meeting (x) more than a total of three (3) times pursuant to clause (i)(A) or (ii) of the immediately preceding sentence or (y) for a period exceeding ten (10) Business Days in the aggregate pursuant to clause (i)(A) or (ii) of the immediately preceding sentence; and (2) if the Company Stockholders Meeting is postponed or adjourned, the Company shall reconvene the Company Stockholders Meeting at the earliest practicable date on which the Company reasonably expects to have sufficient affirmative votes to obtain the Company Stockholder Approval; and provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the End Date. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained.

(b) The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith), which record date shall be prior to (or as promptly as reasonably practicable following) the effectiveness of the Registration Statement. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents.

(c) Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call, hold or convene any meeting of the stockholders of the Company other than the Company Stockholders Meeting and the annual meeting of stockholders of the Company for 2024 (provided that the Company does not present any proposal at any such annual stockholders’ meeting that would violate the terms of this Agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger or the other Transactions contemplated by this Agreement).

(d) Without limiting the generality of the foregoing, the Company agrees that (x) its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication of any Company Competing Proposal or other proposal (including a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event, and (y) prior to the valid termination of this Agreement pursuant to Article VIII, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation.

(e) Promptly after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

6.7 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.7, the Company shall (and shall cause its Subsidiaries to), upon request by Parent, furnish Parent with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or any of its Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to Parent or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, that the Company shall inform Parent as to the general nature of what is being withheld and the Company shall reasonably cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) Parent shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company (granted or withheld in its sole discretion); and

(iii) no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company or to operate as a non-compete obligation against Parent and its Subsidiaries.

(b) The Mutual Nondisclosure Agreement, effective as of March 18, 2024 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Transactions maintained by or on its behalf to which the other Party and its Representatives were provided access prior to the date of this Agreement.

6.8 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the date which is six months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b) With respect to any Parent Plan in which any Company Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall use commercially reasonable efforts to cause the Surviving Corporation to, credit all service of the Company Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Plan.

(c) If requested by Parent, effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Plan that Parent has requested to be terminated by providing a written notice to the Company at least 30 days prior to the Closing Date; provided, that such Company Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Plans have been terminated.

(d) This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 6.8 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) With respect to matters described in this Section 6.8, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other right that an Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to do the following:

(i) For six (6) years after the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall indemnify, defend and hold harmless (and advance expenses in connection therewith, subject to a customary undertaking from the applicable Indemnified Person to return such advances if it is determined by the final adjudication of a court of law that the Indemnified Person is not entitled to indemnification hereunder) the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the Indemnified Persons having served in such capacity at or prior to the Effective Time, in each case, to the fullest extent permitted by the DGCL or provided under the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent the Company is required to do so and on the same terms as provided in the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.9, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve the Surviving Corporation from any obligations that it may have under this Section 6.9 except to the extent such failure materially prejudices such party’s position with respect to such claims); and

(ii) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect provisions in the Organizational Documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors and officers, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(b) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that is set forth in Schedule 6.9(b) of the Company Disclosure Letter, and not amend, repeal or otherwise modify any such agreement in any manner that would materially and adversely affect any right of any Indemnified Person thereunder.

(c) On or prior to the Effective Time, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that Parent shall give the Company a reasonable opportunity to participate in the selection of such tail policy and Parent shall give reasonable and good faith consideration to any comments made by the Company with respect thereto; provided, further that the cost of any such tail policy shall not exceed 350% of the aggregate annual premium paid by the Company in respect of the D&O Insurance (which amount is set forth in Schedule 6.9(c) of the Company Disclosure Letter); and provided, further, that if the aggregate premiums of such tail policy exceed such amount, the Company shall, or Parent shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. The cost of the D&O insurance shall be borne entirely by the Company.

(d) If either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) shall assume the obligations set forth in this Section 6.9.

(e) The rights of each Indemnified Person under this Section 6.9 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries that is set forth in Schedule 6.9(b) of the Company Disclosure Letter.

6.10 Transaction Litigation. In the event any Proceeding by any stockholder of the Company or Parent is commenced or, to the Knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each Party will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or its or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that (x) no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees (provided, that prior to making any written (or prepared broad-based) communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions or compensation or benefits that are payable or to be provided following the Effective Time, the Company shall provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication), the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) and (y) the Company shall not be required by this Section 6.11 to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation, other than as set forth in Section 6.4.

6.12 Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

6.13 Advice of Certain Matters; Notifications. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (a) any condition, event or circumstance that will result in any of the conditions in Article VII not being met, or (b) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.14 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.15 Stock Exchange Listing and Delistings. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq and Cboe Canada to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and Cboe Canada and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report required to be filed during such period.

6.17 Tax Matters.

(a) Each of Parent, Merger Sub and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). If, after good faith efforts by Parent, in cooperation with the Company, to respond to any comments from the SEC requiring or requesting that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement (or any other filing required by applicable Law) or the SEC’s review thereof, each of Parent, Merger Sub and the Company will use its reasonable best efforts and will cooperate with one another to obtain any such opinion(s) of counsel, which cooperation shall include, for the avoidance of doubt, the delivery by Parent, Merger Sub and the Company of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s).

(b) Each of the Company and Parent will notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

6.18 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.19 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.20 Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter to the Company effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.

6.21 Loans. On or prior to the date of this Agreement, Parent and the Company shall enter into a loan agreement in the form of Annex C (the “Loan Agreement”) pursuant to which Parent shall loan to the Company $55,918,638.68 (the “Loan Amount”) which amount shall be used by the Company solely for the purposes as set forth in the Loan Agreement. The Loan Amount shall be funded by Parent to the Company in accordance with the terms of the Loan Agreement.

6.22 Hosting Agreement. On or prior to the date of this Agreement, Parent and the Company shall enter into a hosting services agreement in the form of Annex D (the “Hosting Agreement”) pursuant to which the Company shall provide certain Bitcoin mining services with respect to certain Bitcoin miners owned by Parent.

6.23 Voting Agreements. Two Business Days following the date of this Agreement, stockholders of the Company representing the Company Majority of the Minority Approval shall enter into voting agreements with Parent, pursuant to which, among other things, each such stockholder shall agree to vote the shares of Company Common Stock held by such stockholder in favor of the approval of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) Company Majority of the Minority Approval. The Company Majority of the Minority Approval shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) Nasdaq Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on Nasdaq, upon official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the fourth sentence of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), Section 4.3(b)(i) (Authority) (solely with respect to the Company) and Section 4.6(a) (Absence of Certain Changes or Events), shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the fourth sentence of Section 4.2(b), for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) (except for the second sentence of Section 4.2(b)), and the representations and warranties of the Company set forth in Section 4.21 (Opinion of Financial Advisors) and Section 4.22 (Brokers) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Absence of Company Material Adverse Effect. There shall not have occurred since the date hereof a Company Material Adverse Effect.

(d) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a), (b) and (c) have been satisfied.

(e) Closing Date Liabilities and Closing Date Cash Schedules. No later than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Closing Date Liabilities and all Closing Date Cash.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence and the sixth sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), Section 5.3(b)(i) (Authority) and Section 5.6 (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence and the sixth sentence of Section 5.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Absence of Parent Material Adverse Effect. There shall not have occurred since the date hereof a Parent Material Adverse Effect.

(d) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a), (b) and (c) have been satisfied.

(e) Payment of Company Obligations. Parent shall pay all Closing Date Liabilities.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Las Vegas, Nevada time, on March 31, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement (in the case of the Company, other than Section 6.4(b) (which is addressed in Section 8.1(d))) which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Sections 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not itself then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);

(d) by Parent, if the Company, its Subsidiaries or any of the Company’s directors or executive officers shall have materially breached the obligations set forth in Section 6.4(b) (No Solicitation by the Company); or

(e) by the Company, prior to obtaining the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Company Superior Proposal, provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) unless the Company has complied in all material respects with the requirements of Section 6.4 before the Company terminates pursuant to this Section 8.1(e) and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with the second sentence of Section 8.3(b).

8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 6.16, Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(d) (No Solicitation by the Company), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement. If the Company terminates this Agreement pursuant to Section 8.1(e) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds prior to or concurrently with such termination.

(c) If either the Company of Parent terminate this Agreement pursuant to Section 8.1(b)(iv) ( failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses.

(d) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(c). It is understood and agreed that (1) with respect to the preceding clause (ii), any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “50%”, (2) with respect to the preceding clause (i), a Company Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, the Company or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of the Company or otherwise not opposed, in the case of a tender offer or exchange offer, a Company Competing Proposal (as defined for purposes of the preceding clause (i)) made by or on behalf of such Person or any of its Affiliates and (3) any Company Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if the Company breaches its obligations under Section 6.3 with respect thereto.

(e) In no event shall Parent be entitled to receive more than one (1) payment of the Company Termination Fee or more than one (1) payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses; upon payment of any Company Termination Fee, any previously paid Parent Expenses shall be credited against the amount of the Company Termination Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. The Parties also agree that the Company Termination Fee and Parent Expenses are liquidated damages and not penalties, and the payment of the Company Termination Fee and/or Parent Expenses in the circumstances specified herein is supported by due and sufficient consideration. If the Company or Parent fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the Company or Parent, as applicable, commences a Proceeding that results in judgment for the Company or Parent, as applicable, then Parent or the Company, as applicable, shall pay the Company or Parent, as applicable, its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing until performed. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to Parent or Merger Sub, to:

CleanSpark, Inc.

10624 S Eastern Ave, Ste A-638

Henderson, NV 89052

Attention: Legal

E-mail: Legal@cleanspark.com

with a required copy to (which copy shall not constitute notice):

Cozen O’Connor P.C.

One Liberty Place

1650 Market Street Suite 2800

Philadelphia, PA 19103

Attention:   Christopher J. Bellini

       Joseph C. Bedwick

E-mail:    cbellini@cozen.com

       jbedwick@cozen.com

if to the Company, to:

GRIID Infrastructure Inc.

2577 Duck Creek Road

Cincinnati, OH 45212

Attention:   James D. Kelly III

E-mail:    [redacted]

with a required copy to (which copy shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

Attention:  Patrick B. Costello

Email:    patrick.costello@troutman.com

9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” means calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available in the electronic dataroom relating to the Transactions maintained by the Company or Parent, as applicable, or in the Company SEC Documents or Parent SEC Documents, on or prior to two (2) calendar days prior to the date of execution of this Agreement.

9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Effective Time and (b) Section 6.9 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions contemplated hereby or thereby other than for fraud, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions contemplated hereby or thereby other than for fraud, and the Company hereby waives and releases all claims of any such liability and obligation, other than for fraud.

9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action. Notwithstanding anything herein to the contrary, while the Company may pursue both a grant of specific performance to the extent expressly permitted by this Section 9.11 and the payment of monetary damages, under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay monetary damages.

9.12 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law or the rules of Nasdaq or Cboe Canada would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CLEANSPARK, INC.

By:	/s/ Zachary K. Bradford
Name: Zachary K. Bradford
Title: Chief Executive Officer

TRON MERGER SUB, INC.

By:	/s/ Zachary K. Bradford
Name: Zachary K. Bradford
Title: Chief Executive Officer

GRIID INFRASTRUCTURE INC.

By:	/s/ James D. Kelly III
Name: James D. Kelly III
Title: President & CEO

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all entities under common control with the Company and any Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption or anti-bribery law of any other applicable jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

“Beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cboe Canada” means Cboe Canada Inc.

“Closing Date Cash” means all cash and cash equivalents on hand at the Company and its Subsidiaries as of the Closing Date.

“Closing Date Liabilities” means (i) all Indebtedness, payables and other liabilities of the Company, which are due and payable as of the Closing Date and which are listed on the schedule to be delivered by the Company to Parent pursuant to Section 7.2(e) plus (ii) up to $5,000,000 in severance obligations of the Company that would be due and payable upon the termination of those employees identified by Parent prior to the Closing.

“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company GEM Warrant” means that certain warrant to purchase shares of Company Common Stock issued to GEM Yield Bahamas Limited on December 29, 2023.

“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or the Special Committee as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal or Company Superior Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (iv) the fact that the Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), constitute a Company Intervening Event.

“Company Majority of the Minority Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock not held by either Griid Holdings, LLC, a Delaware limited liability company, or James D. Kelly III.

“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries have any liability.

“Company Private Warrant” means each outstanding private warrant to purchase shares of Company Common Stock pursuant to the Company Warrant Agreement.

“Company Public Warrant” means each outstanding public warrant to purchase shares of Company Common Stock pursuant to the Company Warrant Agreement.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement (with references in the definition thereof to “20% or more” being deemed to be replaced with references to “all or substantially all”) that, in the good faith determination of the Company Board, after consultation with its outside legal and financial advisors, (i) is more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Company Termination Fee” means $1,500,000.

“Company Warrants” means collectively the Company Public Warrants, Company Private Warrants and Company GEM Warrant.

“Company Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated December 23, 2021, by and between Continental Stock Transfer & Trust Company and the Company.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

“DTC” means The Depositary Trust Company.

“Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting countries, territories, entities or persons, including the United States and any such applicable laws of other jurisdiction where the Company and its Subsidiaries conduct business, conduct financial transaction or own assets. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time and (2) any U.S. sanctions related to or administered by the U.S. Department of State.

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person, other than those plans, programs, or arrangements that are maintained by a Governmental Entity or which the Company or such of its Subsidiaries are required to maintain pursuant to applicable Law.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the environment) in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any court, governmental, regulatory or administrative agency, council or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law due to its dangerous or deleterious properties or characteristics; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) Hydrocarbons.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or as to which such Person otherwise provides credit support; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means the actual knowledge (after reasonable inquiry of their direct reports) of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Malware” means any virus, Trojan horse, worm, backdoor, root kit, advanced persistent threat, time bomb, drop dead device, ransomware, or any other malicious code or device.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development (“Effect”) that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the condition (financial or otherwise), assets, liabilities business, or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disaster or weather conditions;

(v) any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the announcement or consummation of the Transactions);

(vii) the identity of the Parties or their respective Affiliates, or any action expressly required or expressly permitted by this Agreement or taken at the express written request of or with the express prior written consent of the other Party; provided that the exception in this clause (vii) shall not apply to (x) references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.3(b), and, to the extent related thereto, the condition set forth in Section 7.2(a), and (y) references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 5.3(b), and, to the extent related thereto, the condition set forth in Section 7.3(a);

(viii) changes after the date of this Agreement in Law or other legal or regulatory conditions applicable to such Party or its assets or operations after the date of this Agreement, or the interpretation thereof, or changes after the date of this Agreement in applicable GAAP or other accounting standards (or the interpretation thereof);

(ix) any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such changes or failures (unless excepted under the other clauses of this definition) may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

(x) any delisting of the shares of Company Common Stock from Nasdaq and/or Cboe Canada or any notifications regarding the same;

(xi) any downgrade in rating by Moody’s Investor Service, S&P Global Ratings or Fitch Ratings of any Indebtedness or debt securities of a Party or any of its Subsidiaries (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such downgrade may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); and

(xii) any Proceedings commenced after the date of this Agreement by a stockholder of a Party (on its own behalf or on behalf of such Party) arising out of or related to this Agreement or the Merger or the other Transactions;

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) – (vi) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the industries in which such Party and its Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.

“Money Laundering Laws” means, any applicable law or regulation governing financial recordkeeping and reporting requirements where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and the USA PATRIOT Act of 2011.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Closing Date Amount” means the sum of (i) $155,000,000 minus (ii) Closing Date Liabilities plus (iii) Closing Date Cash

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Other Party” means, (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Expenses” means Parent’s expenses relating to the Merger and the Transactions actually incurred by Parent on or prior to the termination of this Agreement not to exceed $500,000.

“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent or its Affiliates or with respect to which Parent or its Affiliates have any liability.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the Transactions contemplated hereby or thereby or to the extent otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, Organizational Documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith and in each case for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

(d) all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are of record and do not materially interfere with the operation, value or use of the property or asset affected;

(e) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(f) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(g) Encumbrances incurred in the Ordinary Course on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the Ordinary Course (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(h) customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement entered in the Ordinary Course;

(i) restrictions on transfer arising under securities Laws; or

(j) Encumbrances imposed on the assets of the Company and its Subsidiaries pursuant to the Loan Agreement.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity by or before any Governmental Entity or arbitration panel, in each case whether civil, criminal, administrative, investigative or otherwise.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sanctions Target” means (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, which, as of the date of this Agreement, are Iran, Cuba, Syria, North Korea, the Crimea region or the so-called Donetsk or Luhansk People’s Republics, (b) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctioned persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State, (c) a person that is located or resident in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws or (d) an entity owned fifty percent (50%) or more or, where relevant under applicable Economic Sanctions/Trade Laws, controlled by, a country or territory identified in clause (a) or person in clause (b) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Treasury Regulations” means the regulations promulgated under the Code.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

ANNEX B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRIID INFRASTRUCTURE INC.

[●], 202[●]

FIRST. The name of the corporation is GRIID Infrastructure Inc. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote and the Common Stock shall vote together as a single class.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer, as applicable, except (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

ANNEX C

Form of Loan Agreement

ANNEX D

Form of Hosting Agreement

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 26, 2024, is entered into by and between the undersigned stockholder (“Stockholder”) of GRIID Infrastructure Inc., a Delaware corporation (the “Company”), and CleanSpark, Inc., a Nevada corporation (“Parent”). Parent and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent, and Tron Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) Beneficially Owned (as defined below) by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

A. “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

B. “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations of Stockholder. Stockholder hereby represents and warrants to Parent that:

A. Ownership of Shares. Stockholder: (i) is the Beneficial Owner of, and has good and marketable title to, all of the Original Shares, free and clear of any proxy, voting restriction, adverse claim, or other Encumbrances, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

B. Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than the Original Shares.

C. Power and Authority; Binding Agreement. Stockholder has full limited liability company power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including delivering the proxy described in Section 3.B. below). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

D. No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon Stockholder or any of the Shares.

E. No Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of Stockholder is required in connection with the valid execution, delivery, or performance of this Agreement. For the avoidance of doubt, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

F. No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or otherwise) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3. Agreement to Vote Shares; Irrevocable Proxy.

A. Agreement to Vote and Approve. Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and for every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Company Competing Proposal or any transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions to Closing under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Organizational Documents).

B. Irrevocable Proxy. Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (as defined below) (at which time this proxy shall automatically be revoked), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3A. This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Stockholder agrees that, during the term of this Agreement, Stockholder will not, and will not permit any Person under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case other than those entered into with, or otherwise for the benefit of, Parent.

5. Transfer and Encumbrance. Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or Beneficial Ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (each, a “Transfer”), any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of Stockholder’s immediate family; or (c) Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes by will or by the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6. Additional Shares. Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7. Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

A. Waiver of Appraisal and Dissenters’ Rights. To the fullest extent permitted by applicable Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of the Shares.

B. Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the board of directors of the Company or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

8. Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement terminates in accordance with its terms; and (c) the termination of this Agreement by mutual written consent of the Parties; provided, however, that (i) this Section 8 shall survive the termination of this Agreement and remain in full force and effect, and (ii) nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

9. No Solicitation. Subject to Section 10, Stockholder shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Affiliates and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Competing Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Competing Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Company Competing Proposal; (d) solicit proxies with respect to a Company Competing Proposal, or otherwise encourage or assist any Person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Competing Proposal.

10. No Agreement as Director or Officer. Stockholder has entered into this Agreement solely in the Stockholder’s capacity as the record and Beneficial Owner of the Shares (and not in any other capacity, including any capacity as a director or officer of the Company or its Subsidiaries). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer of the Company or its Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to the Company, its Subsidiaries, or their respective stockholders.

11. Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

13. Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or in damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

14. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both Parties. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

15. Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to Parent, to:	CLEANSPARK, INC. 10624 S Eastern Ave, Ste A-638 Henderson, NV 89052 Attention: Legal Email: Legal@cleanspark.com

with a copy (which will not constitute notice) to:	Cozen O’Connor P.C. One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103 Attention: Christopher J. Bellini Joseph C. Bedwick E-mail: cbellini@cozen.com jbedwick@cozen.com

If to Stockholder, to:	_________________________ _________________________ _________________________ Attention: _________________________ Email: _________________________

with a copy (which will not constitute notice) to:	Troutman Pepper Hamilton Sanders LLP 875 Third Avenue New York, NY 10022 Attention: Patrick B. Costello Email: patrick.costello@troutman.com

16. Miscellaneous.

A. Governing Law. This Agreement, and all claims or causes of action (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

B. Submission to Jurisdiction. Each of the Parties irrevocably agrees that any claims or causes of action (whether based on contract, tort, or statute) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State Of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim or cause of action, in the Federal Courts of the United States of America located in the State of Delaware. Each of the Parties agrees that service of process or other papers in connection with any such claim or cause of action in the manner provided for notices in Section 15 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such claim or cause of action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any claim or cause of action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16B.; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

C. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A CONTROVERSY; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16C.

D. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

E. Severability. If any term or provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

F. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

G. Interpretation. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if,” and the word “or” is not exclusive. The definitions of terms defined herein, or defined in the Merger Agreement and incorporated herein, shall apply equally to the singular and plural forms of such terms. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

H. Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Parent may assign, in its sole discretion, all or any of its rights, interests, and obligations hereunder to an Affiliate of Parent without the prior written consent of Stockholder. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment contrary to the provisions of this Section 16H. shall be null and void.

I. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

CLEANSPARK, INC.

By
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

If an Individual:

Name:

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement:

If an entity:

By:
Name:
Title:

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement:

[Signature Page to Voting Agreement]

Annex C

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 2, 2024

among

GRIID INFRASTRUCTURE INC.,

as the Borrower,

the other LOAN PARTIES from time to time party hereto,

and

CLEANSPARK, INC.,

as the Lender

SCHEDULES

4.1(d)	Pay-Off Indebtedness
5.8	Real Property
5.11(b)	ERISA Matters
5.12	Ownership of Loan Parties and Subsidiaries
5.19	Labor Matters
5.20	Material Contracts
5.22	Insurance
7.1	Existing Liens
7.2	Existing Indebtedness
7.3	Existing Investments

EXHIBITS

A	Form of Compliance Certificate
B	Form of Term Note
C	Form of Loan Party Joinder Agreement
D	Form of Borrowing Request
E	Form of Delayed Draw Term Note

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 2, 2024 (the “Restatement Effective Date”), among GRIID INFRASTRUCTURE INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES (as defined herein) from time to time party hereto and CLEANSPARK, INC. (the “Lender”).

WHEREAS, pursuant to that certain Credit Agreement, dated as of June 26, 2024, among the Borrower and the Lender in effect immediately prior to the date hereof (the “Existing Credit Agreement”), the Lender made a term loan to Borrower in an aggregate principal amount of $55,918,638.68;

WHERAS, the Borrower has requested that on or after the Restatement Effective Date the Lender make available to the Borrower additional credit extensions in the form of one or more delayed draw term loans in an aggregate principal amount not to exceed $40,000,000;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement on the terms set forth herein and re-evidence the Obligations outstanding on the Restatement Effective Date;

WHEREAS, it is the intent of the parties hereto to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;

WHEREAS, in furtherance of the foregoing, the Borrower and Lender desire to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth.

NOW THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the operative provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Existing Credit Agreement to read in its entirety as herein set forth:

ARTICLE I

DEFINITIONS AND INTERPRETIVE PROVISIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party or any Subsidiary thereof (a) acquires assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business (whether through purchase of assets, merger or otherwise) or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which have ordinary voting power for the election of the board of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency that has not occurred).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement.

“Anti-Corruption Laws” means, collectively, the United States Foreign Corrupt Practices Act of 1977 and all other similar anti-corruption legislation in other jurisdictions.

“Applicable Margin” means 8.5% per annum.

“Attributable Indebtedness” means, as to any Person at a particular time, (a) in respect of any Capital Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated and consolidating statements of income or operations, shareholder’ interests and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Borrower” has the meaning specified in the introductory paragraph.

“Borrowing Request” means a notice of a borrowing of Loans, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender, appropriately completed and signed by a Senior Officer of the Borrower.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required by Law to be closed.

“Capital Expenditures” without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and the other Loan Parties prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations.

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any sale and leaseback transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from two nationally recognized statistical rating organizations, (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above and (e) any fund or other pooling arrangement which exclusively purchases and holds the items listed in clauses (a) through (d) above.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) Borrower ceases to directly or indirectly own and control, beneficially and of record, one hundred percent (100%) of the Equity Interests in each Loan Party; or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), other than Lender or its Affiliates, of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower on a fully diluted basis.

“Closing Date” means June 26, 2024.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and including any successor U.S. federal income tax statutes.

“Collateral” means all of the property, of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest in favor of the Lender under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement and all of the other mortgages, deeds of trust, assignments of rents, collateral assignments, control agreements, security agreements, pledge agreements, collateral access agreements, or other similar agreements delivered to the Lender that create or perfect (or purport to create or perfect) a Lien in favor of the Lender.

“Commitments” means, individually or collectively, the Term Loan Commitment and the Delayed Draw Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A or such other form as may be approved by the Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power either (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether as an officer or director or through the ability to exercise voting power by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a borrowing of a Loan.

“Current Assets” means, at a particular date, all cash, Cash Equivalents, accounts and inventory of the Borrower and its Subsidiaries and all other items which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of the Borrower, or (c) the cash surrender value of any life insurance policy.

“Current Liabilities” means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, but in any event including the amounts of (a) all Indebtedness payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to any Loan or other Obligations, a rate per annum equal to nine point five percent (9.5%) per annum above the interest rate otherwise applicable to such Loan pursuant to this Agreement,.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Draw Commitment” means the commitment of the Lender to make a Delayed Draw Term Loan pursuant to Section 2.1(c), which commitment shall be $40,000,000.00.

“Delayed Draw Expiration Date” shall mean with respect to the Delayed Draw Term Loan, the earlier of (i) the date of termination of the Merger Transaction pursuant to the terms of the Merger Agreement (or such later date as may be determined by Lender in its sole discretion) or (ii) the Maturity Date.

“Delayed Draw Term Loan” shall have the meaning specified in Section 2.1(c).

“Delayed Draw Term Note” means the secured promissory note executed by the Borrower in favor of the Lender in the form of Exhibit E evidencing the Delayed Draw Term Loan.

“Disposition” or “Dispose” or “Disposed” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period of determination, as determined on a consolidated basis for the Borrower and its Subsidiaries, the sum of (a) net income (or loss) plus (b) without duplication and to the extent deducted in determining such net income (or loss), the sum of (i) interest expense, including the interest component of any Capital Lease, (ii) income tax expense, (iii) depreciation and amortization expense, minus (c)(i) extraordinary non-operating income, (ii) any gain from non-recurring transactions, and (iii) interest income.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Loan Parties, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means any and all current and future federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, agreements or governmental restrictions relating to health, safety, pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, release or threat of release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to, resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options, participations or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Transaction” means, with respect to the Borrower and its Subsidiaries, any issuance or sale of their Equity Interests (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in the Borrower or its Subsidiaries, other than (a) to the Borrower or its Subsidiaries, (b) in connection with a conversion of debt securities to equity, or (c) in connection with the exercise by a present or former employee, officer, director or consultant under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) in a controlled group, under common control or part of an affiliated service group with any Loan Party within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan, the imposition of any withdrawal liability under Section 4203 or 4205 of ERISA on any Loan Party or ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), (d) the filing of a notice of intent to terminate, or the treatment of an amendment as a termination under Section 4041 or 4041A of ERISA of, a Pension Plan, (e) the institution of any steps by any Person, including the PBGC, to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered, or is expected to be considered, an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate, (i) a failure by any Loan Party or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan, (j) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan under Section 412(c) of the Code or Section 302(c) of ERISA, (k) any event or condition which could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of any Loan Party or ERISA Affiliate or liability upon any Loan Party or ERISA Affiliate under Sections 4069 or 4212(c) of ERISA, (l) any increase in the liability or contingent liability of any Loan Party with respect to any Plan providing post-retirement welfare benefits or (m) engagement in a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

“Event of Default” has the meaning specified in Section 8.1.

“Excess Cash Flow” means, for any period of determination, as determined on a consolidated basis for the Borrower and its Subsidiaries, an amount equal to (a) the sum of (i) EBITDA, (ii) the amount of the decrease, if any, in Working Capital during such period, and (iii) cash items of income not included in calculating EBITDA, minus (b) the sum of (i) cash interest expense, (ii) amounts actually paid and applied to scheduled and paid principal payments on Indebtedness but only to the extent that such payments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) Capital Expenditures (other than Capital Expenditures that were funded by purchase money Indebtedness) made in cash and otherwise permitted under this Agreement, (iv) income taxes paid in cash and (v) the amount of the increase, if any, in Working Capital during such period.

“Excluded Accounts” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (c) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, judgments, settlements, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.1.

“Guarantors” means the Subsidiary Guarantor(s) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees, surety bonds and similar instruments; (c) all net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts but excluding trade accounts payable in the ordinary course of business and not more than 60 days past due); (e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to a joint venture, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For all purposes hereof, the amount of any earnout or similar obligation of any Person shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.4(b).

“Information” has the meaning specified in Section 9.7.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph.

“Lien” means shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities

“Loan” or “Loans” means, individually or collectively, as the context may require, the Term Loan or the Delayed Draw Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, each Loan Guaranty, each Loan Party Joinder Agreement, the Collateral Documents, the Perfection Certificate, and all other instruments, agreements, documents and writings executed and delivered, in each case, by any Loan Party in connection with any of the foregoing.

“Loan Guaranty” means the Guarantee made by the Loan Parties under Article X and any other guaranty of the Obligations executed by a Guarantor in favor of the Lender.

“Loan Parties” means, collectively, the Borrower, the Subsidiary Guarantors.

“Loan Party Joinder Agreement” has the meaning specified in Section 9.18.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect on (i) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (iii) the rights, remedies and benefits available to the Lender under any Loan Document, or (iv) the value of the Collateral or the Lender’s Lien on the Collateral or the priority of such Liens.

“Material Contracts” means, with respect to any Person, each contract or contracts, to which such Person is a party (other than the Loan Documents) (i) involving consideration, individually or in the aggregate, payable to or by such Person of $1,000,000 or more in any calendar year, or (ii) as to which the breach, nonperformance, cancellation or non-renewal thereof could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $1,000,000.

“Maturity Date” means the earlier to occur of (a) June 26, 2025, or (b) the date which is 90 days after the termination of the Merger Transaction pursuant to the terms of the Merger Agreement (other than a termination of the Merger Transaction resulting solely from a breach by Lender).

“Maximum Rate” has the meaning specified in Section 2.3(d).

“Merger Documents” mean the collective reference to the Merger Agreement and the other documents contemplated to be executed and delivered therein.

“Merger Transaction” means that certain transaction involving the acquisition by Lender of all of the outstanding capital stock of Borrower pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 26, 2024, by and among Lender, as buyer, Tron Merger Sub, Inc., and Borrower, as seller.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) on a Mortgaged Property, which shall be in form and substance satisfactory to the Lender, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law.

“Mortgaged Property” shall mean each parcel of real property owned by any Loan Party with a value in excess of $500,000.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions or has made or been obligated to make contributions or to which any Loan Party or ERISA Affiliate has any liability (contingent or otherwise).

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any Subsidiary thereof, or any Extraordinary Receipt received by or paid to the account of any Loan Party or any Subsidiary thereof, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any Subsidiary thereof, or the incurrence or issuance of any Indebtedness by any Loan Party or any Subsidiary thereof, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Notes” means, individually, each of the Term Note and Delayed Draw Term Note and collectively, the Term Note and Delayed Draw Term Note.

“Obligations” means all unpaid principal of and accrued interest on the Loans and all fees expenses, reimbursements, indemnities and other debts, liabilities and obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to the Lender or any Indemnitee arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans, in each case, whether absolute or contingent, due or to become due, now existing or hereafter arising, direct or indirect, joint or several, liquidated or unliquidated, or arising by contract, operation of law or otherwise.

“Obligee Loan Party” has the meaning specified in Section 10.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has or could have any liability (contingent or otherwise), including liability under Sections 4063, 4064, 4069 or 4212(c) by reason of being, having been or being deemed to be a “substantial employer” or “contributing sponsor” within the meanings thereunder, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date by the Loan Parties in favor of the Lender.

“Permitted Liens” means Liens permitted pursuant to Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by any Loan Party or ERISA Affiliate or any such Plan to which any Loan Party or ERISA Affiliate is required to contribute.

“Prepayment Premium” means, with respect to any prepayment of the Term Loan and/or Delayed Draw Term Loan pursuant to Section 2.2 or otherwise occurring on or prior to the first anniversary of the Closing Date, an amount equal to 5.00% of the aggregate outstanding principal amount of the Term Loan and/or Delayed Draw Term Loan being prepaid on such date;

“Qualified ECP Guarantor” means, in respect of any liability for, guarantee of or security interest securing any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant liability for, guarantee of or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (or the regulations issued thereunder), other than events for which the 30-day notice period has been waived pursuant to such regulations.

“Restatement Effective Date” has the meaning specified in the recitals hereto.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or its Subsidiaries now or hereafter outstanding, (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or its Subsidiaries now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of the Borrower or its Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned directly or indirectly by any such Person or Persons described in clauses (a) and (b) or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce) or any other relevant sanctions authority.

“Secured Parties” means (a) the Lender, (b) the Indemnitees and (c) the successors and assigns of each of the foregoing.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by the Loan Parties in favor of the Lender.

“Senior Debt” means, as of any date of determination, the aggregate outstanding principal amount of the Loans as of such date.

“Senior Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party, any other officer of such Loan Party as hereafter may be designated by written notice by such Loan Party to the Lender (so long as such officer is reasonably acceptable to the Lender) and, solely for purposes of the delivery of incumbency and certain other certificates pursuant to Section 4, the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Senior Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Senior Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” means each direct or indirect Subsidiary of the Borrower in existence on the Closing Date or that becomes a Subsidiary Guarantor pursuant to Section 6.15; provided, however, that notwithstanding the foregoing, Subsidiary Guarantor shall not include any Person that has been released as a Subsidiary Guarantor in accordance with the terms of the Loan Documents. Each Subsidiary Guarantor as of the Closing Date is set forth on Schedule 5.12.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as if such Swap Contracts have been closed out and termination value(s) determined in accordance therewith.

“Synthetic Lease Obligation” means, as to any Person at a particular time, the monetary obligation of such Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.1(a).

“Term Loan Commitment” means the commitment of the Lender to make the Term Loan pursuant to Section 2.1(a), which commitment shall be $55,918,638.68.

“Term Note” means the secured promissory note executed by the Borrower in favor of the Lender in the form of Exhibit B evidencing the Term Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Working Capital” means, as of any date of determination, the excess, if any, of Current Assets over Current Liabilities as of such date.

1.2 Rules of Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

i.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word

“will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ii.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

iii.	Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

iv.

All capitalized terms used herein or in any other Loan Document with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of Delaware from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

v.	All references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

b. Accounting Terms.

vi.

Generally. All accounting terms not specifically or completely defined herein shall be defined in and construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Whenever the term the Borrower is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Notwithstanding the foregoing, (a) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in such Person’s financial statements.

vii.

Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement (including any definition of any term defined under GAAP used in such calculations) set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

c. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 Loans.

(a) Term Loan Commitment. Prior to the Restatement Effective Date, the Lender made a single term loan (the “Term Loan”) to the Borrower in an aggregate original principal amount equal to the Term Loan Commitment. The Term Loan is evidenced by the Term Note. The Borrower may not reborrow any repaid principal of the Term Loan. As of the Restatement Effective Date, the aggregate outstanding principal balance of the Term Loan is $55,918,638.68.

(b) Delayed Draw Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender may, in its sole discretion, make one or more delayed draw term loans (each, a “Draw Loan” and collectively, the “Delayed Draw Term Loan”) to the Borrower from time to time from and after the Restatement Effective Date and until the Delayed Draw Expiration Date in an aggregate outstanding principal amount not to exceed the Delayed Draw Commitment. The Delayed Draw Term Loan shall be evidenced by the Delayed Draw Term Note. The Borrower may not reborrow any repaid principal of any Delayed Draw Term Loan.

(c) Maturity Date. The aggregate principal amount of all Loans and all accrued interest thereon shall be repaid in full by the Borrower on the Maturity Date.

(d) Delayed Draw Term Loan Borrowing. Each borrowing of Draw Loans shall be made upon the Borrower’s irrevocable written notice to the Lender in the form of a Borrowing Request, which notice must be received by the Lender not later than 1:00 p.m. at least two (2) Business Days prior to the proposed funding date of the Draw Loan. Each such borrowing shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each such Borrowing Request shall specify (i) the requested date of the borrowing (which shall be a Business Day) and (ii) the principal amount of Draw Loans to be borrowed. Upon receipt of the Borrowing Request, Lender, may, in its complete and sole discretion, accept or reject such Borrowing Request. For the avoidance of doubt, Lender shall have the right to reject a Borrowing Request for any reason or no reason.

2.2 Prepayments.

(a) [Reserved].

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) Dispositions. If any Loan Party or any Subsidiary thereof Disposes of any property (other than any Disposition of any property permitted by Section 7.5) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds immediately upon receipt thereof by such Person.

(iii) Extraordinary Receipts. Upon any Extraordinary Receipt being received by, or paid to or for the account of, any Loan Party or any Subsidiary thereof (to the extent not otherwise included in Section 2.2(b)(ii), 2.2(b)(iv) or 2.2(b)(v)), the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Person.

(iv) Issuance of Indebtedness or Equity Transactions. Upon the incurrence or issuance by any Loan Party or any Subsidiary thereof of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.2), or the consummation of any Equity Transaction, the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Person.

(v) Excess Cash Flow. Within ten (10) Business Days after the earlier of the date of delivery or the required date of delivery of the annual financial statements pursuant to Section 6.1(a) with respect to any fiscal year (beginning with the fiscal year ending December 31, 2024), the Borrower shall make a mandatory prepayment of the Loans in the manner set forth in Section 2.2(b)(vi) in an amount equal to one hundred percent (100%) of Excess Cash Flow with respect to such fiscal year.

(vi) Application of Mandatory Prepayments. Prepayments of the Loans made pursuant to this Section 2.2(b) shall be applied first, to the payment of any Obligations of the Loan Parties in respect of any costs or expenses referred to in Section 9.4(a) then due and owing until paid in full, second, to the payment of any Obligations of the Loan Parties in respect of any unpaid interest and any fees (including the applicable Prepayment Premium) then due and owing until paid in full, third, to the payment in full of the aggregate principal amount of the Term Loan and the Delayed Draw Term Loan by application to the unpaid installments of principal in the inverse order of scheduled maturities, fourth, , to the payment of any other Obligations then due and owing until paid in full, and fifth, to the Borrower or such other Persons as may lawfully be entitle to or directed by the Borrower to receive the remainder.

(vii) Prepayment Premium. Without limiting the foregoing, whenever any prepayment of the Term Loan or Delayed Draw Term Loan is made hereunder pursuant to this Section or otherwise, whether voluntary, involuntary, as a result of a Default, acceleration or otherwise (in each case other than following consummation of the transactions contemplated by the Merger Agreement), the Prepayment Premium shall be payable in full in cash on the applicable date of such prepayment.

2.3 Interest.

(a) Interest Rate Generally. Subject to the terms and conditions of this Agreement, (i) the outstanding amount of the Term Loans shall bear interest from the Closing Date until and including the date such Loans are repaid in full in cash at a rate per annum equal to the Applicable Margin and (ii) the outstanding amount of the Draw Loans shall bear interest from the date such Loan is made until and including the date such Loans are repaid in full in cash at a rate per annum equal to the Applicable Margin.

(b) Default Rate. Notwithstanding anything to the contrary contained herein:

(i) If any amount (including the outstanding amount of any Loan) payable by the Loan Parties under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a rate per annum equal to the Default Rate; and

(ii) While an Event of Default exists, all Obligations shall bear interest at a rate per annum equal to the Default Rate.

All interest accrued at the Default Rate shall be due and payable on demand.

(c) Interest Payment. Interest on each Loan shall be due and payable by the Borrower in arrears on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.4 Upfront Fee. The Borrower shall pay to the Lender an upfront fee in an amount equal to 1.50% of the Lender’s aggregate Commitments under this Agreement, which shall be fully-earned upon the Closing Date (the “Upfront Fee”) and such Upfront Fee shall only be payable upon the termination of the Merger Agreement.

2.5 Computation of Interest and Fees.

(a) All computations of interest on the Obligations and fees shall be computed on a 365/360 basis; that is, in the case of interest, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.3(d), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.6 Payments.

(a) Payments Generally. All payments to be made by any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein or in the applicable Loan Document, all such payments by the Loan Parties shall be made to the Lender in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein or therein. All payments received by the Lender after such time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day. A notice of the Lender to a Loan Party with respect to any amount owing under this Section 2.6(a) shall be conclusive, absent manifest error.

(b) [Reserved].

2.7 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

ARTICLE III

TAXES AND YIELD PROTECTION

3.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by any Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.1, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1

(including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 3.1(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(e), in no event will the Lender be required to pay any amount to any Loan Party pursuant to this Section 3.1(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.1(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(f) Exemption Certificates. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, or as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(g) Survival. The Loan Parties’ obligations under this Section 3.1 shall survive any assignment of rights by the Lender, termination of the Commitments and repayment of the Obligations.

3.2 [Reserved].

3.3 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made or maintained by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made or maintained by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in Section 3.3(a) or 3.3(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.3(c) shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1 Conditions of Term Loan Credit Extension. The obligation of the Lender to make a Term Loan Credit Extension is subject to the satisfaction of the following conditions precedent:

(a) Documentation. The Lender shall have received, in form and substance satisfactory to the Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:

(i) this Agreement, the Term Note, the Collateral Documents, the Merger Agreement and the other Loan Documents;

(ii) a certificate from a Senior Officer of the Borrower certifying (A) that the representations and warranties of the Loan Parties contained in Article V and each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Closing Date, (B) that no Default exists as of the Closing Date, and no Default shall occur on the Closing Date as a result of making any Credit Extension on the Closing Date or from the application of the proceeds thereof, and (C) since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(iii) a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct and complete copies of (A) the Organization Documents of such Loan Party which, in the case of the articles or certificate of incorporation or formation (or equivalent), shall be certified as of a recent date by the appropriate Governmental Authority and (B) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(iv) a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business; and

(v) favorable opinions of special counsel to the Loan Parties, dated as of the Closing Date, addressed to the Lender and covering such matters relating to the Loan Documents and the transactions contemplated thereunder as the Lender shall reasonably request and otherwise in form and substance acceptable to the Lender (and its counsel).

(b) Collateral Matters. The Lender shall have received, in form and substance satisfactory to the Lender (i) a Perfection Certificate with respect to the Loan Parties dated as of the Closing Date and duly executed by a Senior Officer of the Borrower, (ii) the results of lien searches (including UCC filings, intellectual property filings, judgments, pending litigation, bankruptcy and tax matters) made against each Loan Party, each as of a recent date prior to the Closing Date, indicating among other things that the assets of each Loan Party shall be free and clear of any Lien (except for Permitted Liens) as of the Closing Date and (iii) all such documents as may be required by or requested under the terms of any of the Collateral Documents with respect to personal property Collateral. The Lender shall have a security interest in the Collateral of the type and priority described in each Collateral Document.

(c) Insurance. The Lender shall have received, in form and substance satisfactory to the Lender, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements to policies, naming the Lender as an additional insured or lender loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(d) Pay-Off Indebtedness. All Indebtedness set forth on Schedule 4.1(d) hereto shall have been, or concurrently with the closing on the Closing Date will be, repaid in full, all commitments (if any) in respect thereof shall have been, or concurrently with the closing on the Closing Date will be, terminated and all guarantees and security therefor shall have been, or concurrently with the closing on the Closing Date will be, released and fully discharged. The Lender shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(e) [Reserved].

(f) [Reserved].

(g) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) the ability of any Borrower to perform its obligations under the Loan Documents, or the Merger Documents, or the ability of the parties to consummate the financings contemplated under the Loan Documents or the transactions under the Merger Documents.

(h) Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions or the other transactions contemplated hereby.

(i) Voting Agreements. Borrower’s stockholders constituting a Majority of the Minority (as defined in the Merger Agreement) shall have executed voting agreements in support of the Merger Transaction.

4.2 Conditions to All Credit Extensions. The obligation of the Lender to make any Credit Extension shall be subject to the satisfaction of the following conditions precedent on the relevant date such Credit Extension is made:

(a) Bring-down of Representations and Warranties. The representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date such Loan is made, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall exist as of the date such Credit Extension is made, and no Default or Event of Default shall occur on such date as a result of making such Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Lender shall have received and accepted a Borrowing Request, in accordance with the requirements hereof, provided that any Borrowing Request delivered in connection with the Delayed Draw Term Loan shall have attached thereto such other documentation requested by the Lender, including documentation reasonably evidencing the use of proceeds of such Delayed Draw Term Loan along with any payoff letters, flow of funds, and release agreements requested in connection therewith.

The submission by the Borrower of a Borrowing Request shall be deemed to be a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and 4.2(b) will be satisfied on and as of the date of such Credit Extension, and the making of such Credit Extension shall be deemed to be (i) a representation and warranty by the Borrower that the conditions set forth in Sections 4.2(a) and 4.2(b) are satisfied on and as of such date and (ii) an acceptance of such Borrowing Request delivered by Borrower to Lender, pursuant to Section 2.1(d).

4.3 Conditions of Amendment and Restatement. The effectiveness of the amendment and restatement of the Existing Credit Agreement is subject to the satisfaction of the following conditions precedent:

(a) Documentation. The Lender shall have received, in form and substance satisfactory to the Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:

(i) this Agreement and the Delayed Draw Term Note;

(ii) a certificate from a Senior Officer of the Borrower certifying (A) that the representations and warranties of the Loan Parties contained in Article V and each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Restatement Effective Date, (B) that no Default exists as of the Restatement Effective Date after giving effect to this Agreement, and no Default shall occur on the Restatement Effective Date as a result of making any Credit Extension on the Restatement Effective Date or from the application of the proceeds thereof, and (C) since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(iii) a certificate of a Senior Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that (A) the Organization Documents of such Loan Party have not been amended or otherwise modified since the Closing Date and (B) attached thereto are true, correct and complete copies of resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and

(iv) a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business.

(b) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) the ability of any Borrower to perform its obligations under the Loan Documents, or the Merger Documents, or the ability of the parties to consummate the financings contemplated under the Loan Documents or the transactions under the Merger Documents.

(c) Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions or the other transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

5.1 Existence, Qualification and Power. Each of the Loan Parties and their respective Subsidiaries (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated hereunder and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation (including any lease) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law.

5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document or the consummation of the transactions contemplated hereunder.

5.4 Binding Effect. This Agreement and each other Loan Document have been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

5.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries as of and for the fiscal quarter ended March 31, 2024, copies of which are publicly available to the Lender for review, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, subject, in the case of the foregoing clauses (i) and (ii) with respect to such unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary thereof or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, the Merger Agreement or the consummation of the transactions hereunder or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. Except as listed on Schedule 5.7, neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereunder.

5.8 Property.

(a) As of the Closing Date, the real property listed on Schedule 5.8 constitutes all real property that is owned, leased or subleased by any Loan Party or any of its Subsidiaries and describes the type of interest therein held by such Loan Party and whether, with respect to any leased or subleased property, such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the transactions contemplated hereunder. Each Loan Party and each of its Subsidiaries has good record and marketable title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, in each case, free and clear of all Liens other than Permitted Liens.

(b) Each Loan Party and each Subsidiary thereof owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are necessary for the operation of its business, without conflict with the rights of any other Person, except for conflicts that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any Subsidiary thereof (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Loan Party, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of any Loan Party or any Subsidiary thereof.

5.10 Tax Matters. Each of the Loan Parties and their respective Subsidiaries has timely filed all federal, state and other material tax returns and reports required to be filed and has timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment or other claim against, and no tax audit with respect to, any Loan Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement, tax allocation agreement, or similar contractual arrangement other than agreements with unrelated third parties entered into the ordinary course of business the primary purpose of which is not taxes.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(b) None of the Loan Parties or their ERISA Affiliates maintains or is required to contribute to any Pension Plan other than those listed on Schedule 5.11(b). (i) No ERISA Event has occurred, and neither the Loan Parties nor their ERISA Affiliates are aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Loan Parties nor their ERISA Affiliates know of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iii) neither the Loan Parties nor their ERISA Affiliates have incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (iv) neither the Loan Parties nor their ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, and (vi) none of the Loan Parties or their Subsidiaries maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

5.12 Ownership of Loan Parties and Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 5.12 free and clear of all Liens except those created under the Collateral Documents. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents. As of the Closing Date (other than with respect to Borrower), there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

5.13 Investment Company Act; Margin Stock.

(a) Neither the Borrower, any Person Controlling the Borrower, nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(b) Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its important activities in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board) or extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of and Loan Party only or of the Loan Parties and the Subsidiaries on a consolidated basis) constitutes margin stock.

5.14 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary thereof is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No financial statement, report, certificate or other written information furnished by or on behalf of any Loan Party or any Subsidiary thereof to the Lender in connection with the negotiation of any Loan Document or delivered thereunder (in each case as modified or supplemented by other information so furnished), taken as a whole, contained as of the date such financial statement, report, certificate or other written information was so furnished any material misstatement of fact or omitted any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected and pro forma financial information was prepared and furnished to the Lender.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.16 [Reserved].

5.17 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any Subsidiary thereof are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Anti-Corruption Laws and Sanctions.

(a) None of (i) any Loan Party, any Subsidiary thereof or, any of the respective directors, officers, employees or Affiliates of any Loan Party or any Subsidiary thereof, or (ii) any agent or representative of any Loan Party or any Subsidiary thereof that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and each director, officer, employee, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with the Anti-Corruption Laws.

(b) No proceeds of any Credit Extension have been used, directly or indirectly, by any Loan Party, any Subsidiary thereof or any of the respective directors, officers, employees, Affiliates or agents of the foregoing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.19 Labor Matters. Except as set forth on Schedule 5.19, there are no collective bargaining agreements covering the employees of any Loan Party or any Subsidiary thereof as of the Closing Date and there are no Multiemployer Plans covering the employees of any Loan Party or any ERISA Affiliate thereof as of the Closing Date. There are no slowdowns, unfair labor practice complaints, strikes, grievances, work stoppages, arbitration proceedings or controversies pending or, to the knowledge of any Loan Party, threatened against any Loan Party, other than such grievances or controversies arising in the ordinary course of business which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.20 Material Contracts. Schedule 5.20 sets forth a complete and accurate list of all Material Contracts as of the Closing Date. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Except as set forth on Schedule 5.20, each Loan Party (and, to the knowledge of Loan Parties, each other party to any Material Contract, agreement, instrument, decree or order), is in compliance with all provisions of all Material Contracts, agreements, instruments, decrees and orders to which such Loan Party is a party or by which such Loan Party or its property is bound or affected (or in the case of such other parties, each Material Contract), the breach or default of which could reasonably be expected to have a Material Adverse Effect.

5.21 Agreements. No Loan Party is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organization Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

5.22 Insurance. Schedule 5.22 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Loan Party as of the Closing Date. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Loan Party is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation, invalidity or cancellation thereof.

5.23 Acknowledgment of Obligations. The Borrower acknowledges, confirms and agrees that as of the close of business on August 1, 2024, the Borrower is indebted to Lender in respect of the Obligations in the aggregate amount of $56,331,426.43 (consisting of (i) a Term Loan in the aggregate accreted principal amount of $55,918,638.68, and (ii) accrued and unpaid interest for the period from June 26, 2024, to but excluding the Restatement Effective Date in the aggregate amount of $412,787.75). All of the Obligations, including accrued and unpaid interest, costs, expenses and other charges now or hereafter payable by Borrower to Lender, are unconditionally owing by Borrower to Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.

5.24 Collateral Documents.

(a) The Security Agreement is effective to create in favor of the Lender, legal, valid and enforceable security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Perfection Certificate (as updated in accordance with the terms hereof) and (ii) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by Lender is required by each Collateral Document), the Liens created by the Security Agreement shall constitute fully perfected first priority security interests in, all right, title and interest of the grantors thereunder in the Collateral (other than (A) the Collateral consisting of Intellectual Property, except to the extent that the filing of a financing statement is sufficient to perfect a Lien in such Intellectual Property, and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by (x) the filing of the financing statements and other filings referred to in clause (i) of this Section 5.24 (a) or (y) the taking of possession or control to the extent required by each Collateral Document), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the offices specified in the Perfection Certificate (as updated in accordance with the terms hereof), the Liens created by such Security Agreement shall constitute in the United States fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Collateral consisting of Intellectual Property, in each case, if and to the extent a security interest in such Collateral can be perfected solely by such filings.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary thereof to (or, in the case of Sections 6.1 and 6.2, the Borrower shall):

6.1 Financial Statements; Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and consolidated statements of income, shareholders’ interests and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by independent public accountants reasonably satisfactory to the Lender to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP;

(b) as soon as available and in any event within thirty (30) after the end of each calendar month, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, and the related consolidated statements of income, shareholders’ interests and cash flows for such calendar month and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Senior Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ interests and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), (i) a duly completed Compliance Certificate signed by a Senior Officer of the Borrower and (ii) if applicable, a copy of management’s discussion and analysis with respect to such financial statements; provided, that each such Compliance Certificate delivered concurrently with the financial statements referred to in Section 6.1(a) shall include a complete list of all patent and trademark registrations received and applications filed by the Loan Parties with the United States Patent and Trademark Office and all copyright registrations received and applications filed by the Loan Parties with the United States Copyright Office during the prior fiscal year together with all other patents, trademarks and copyrights otherwise acquired or licensed during the prior fiscal year;

(d) [Reserved];

(e) [Reserved];

(f) as soon as available but in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a budget and projections by fiscal quarter for the next four (4) fiscal quarters, including projected balance sheets and statements of income and retained earnings (or comparable statements) and cash flow of the Borrower and its consolidated Subsidiaries;

(g) [Reserved]; and

(h) promptly, such other information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower files such documents with the SEC.

6.2 Notices. Promptly (but in no event later than five (5) Business Days after any Senior Officer of any Loan Party obtains knowledge thereof) notify the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) notice of any action arising under any Environmental Law or of any noncompliance by any Loan Party or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary thereof;

(f) the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.2(b)(ii), Section 2.2 (b)(iii), or Section 2.2 (b)(iv) (without giving effect to any reinvestment provisions or thresholds therein); and

(g) any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.2 shall be accompanied by a statement of a Senior Officer of the Borrower setting forth the details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.2(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.3 Payment of Obligations. Pay or discharge all Material Indebtedness and all other material liabilities and obligations (including, without limitation, all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.4 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.4 or 7.5 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.6 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which such insurance shall (i) provide for not less than thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior notice to the Lender of termination, lapse or cancellation of such insurance, (ii) in the case of property insurance, name the Lender, as mortgagee and/or lender’s loss payee, as applicable, (iii) in the case of liability insurance, name the Lender, as additional insured and (iv) be reasonably satisfactory in all other respects to the Lender. The Loan Parties shall furnish to the Lender information in reasonable detail as to the insurance so maintained.

6.7 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property.

6.8 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.9 Inspection Rights. Permit representatives of the Lender to visit and inspect any of its properties, to inspect, audit and examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, which shall include but shall not be limited to collateral audits of each Loan Party conducted by the Lender, at the Borrower’s cost and expense, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, any time during normal business hours upon reasonable advance notice (unless a Default or Event of Default is continuing, in which event such notice shall not be required). Each Loan Party hereby authorizes its independent certified public accountants to discuss the finances and affairs of the Loan Parties with the Lender (and agrees to request such accountants to so discuss with the Lender), provided that the Borrower is offered the opportunity to participate in such discussions.

6.10 Compliance with Environmental Laws. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, (b) obtain, maintain and renew all permits necessary for its operations and properties and (c) conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws.

6.11 Plans. The Borrower shall (a) obtain the Lender’s prior written approval, which approval will not be unreasonably withheld, prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of the Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or any “defined benefit plan” (as defined in Section 3(35) of ERISA) by the Borrower or an ERISA Affiliate thereof; (b) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan as applicable; and (c) promptly furnish such additional information concerning any Plan as the Lender may reasonably request from time to time.

6.12 Compliance with Anti-Corruption Laws and Sanctions. Conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.

6.13 Mortgaged Properties. Within thirty (30) days after the acquisition by any Loan Party after the Closing Date of any Mortgaged Property (or, to the extent requested by the Lender, any other real property), the Borrower shall (and shall cause each applicable Loan Party to) grant to the Lender a security interest in and Mortgage on each Mortgaged Property (or such other real property, as applicable). Such Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Lender and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall require to confirm the validity, enforceability, perfection and priority of the Lien of any Mortgage against such Mortgaged Property (or, such other real property, as applicable) (including a title policy, a survey and local counsel opinion (in form and substance satisfactory to Lender) in respect of such Mortgage).

6.14 Deposit Accounts. In order to facilitate the Lender’s maintenance and monitoring of its security interests in the Collateral, at all times after the date that is sixty (60) days after the Restatement Effective Date (or such later date as Lender shall agree to in writing), maintain its depositary and operating accounts with account bank satisfactory to Lender in its sole discretion and each such account (other than any Excluded Account) shall be subject to a deposit account control agreement in form and substance satisfactory to Lender (and its counsel).

6.15 Additional Subsidiaries. Promptly following the date any Person becomes a Subsidiary of a Loan Party (whether by creation, acquisition or otherwise, including without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) and in any event within thirty (30) Business Days after such date, (a) cause such Person to (i) become a Subsidiary Guarantor and a Loan Party hereunder by delivering to the Lender a duly executed Loan Party Joinder Agreement or such other document(s) as the Lender shall deem appropriate for such purpose, (ii) grant a security interest in all of its tangible and intangible personal property and real property now owned or hereafter acquired (subject to any exceptions specified in the applicable Collateral Document) by such Person by delivering to the Lender a duly executed joinder to the Security Agreement, Mortgage or such other document(s) as the Lender shall deem appropriate for such purpose, (iii) deliver to the Lender such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Lender and (iv) deliver to the Lender such other documents as may be reasonably requested by the Lender in connection with the foregoing including, without limitation, all information that may be reasonably requested by the Lender to comply with applicable “know your customer” requirements established by U.S. regulatory authorities, all in form, content and scope reasonably satisfactory to the Lender and (b) if applicable, cause each Loan Party owning Equity Interests in such Subsidiary to deliver to the Lender (i) a duly executed joinder or supplement to the Security Agreement pledging (or evidencing a prior pledge of) 100% of the total Equity Interests in such Subsidiary or such other document(s) as the Lender shall deem appropriate for such purpose, together with all original certificates (or equivalent document) evidencing such Equity Interests and appropriate undated stock or other transfer powers for each such certificate duly executed in blank by the registered owner thereof, (ii) such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Lender and (iii) such other documents as may be reasonably requested by the Lender in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Lender.

6.16 Further Assurances. Promptly upon the reasonable request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

6.17 Collateral Access Agreements. Notwithstanding the terms of Section 4.7(b) of the Security Agreement, each Loan Party shall deliver to the Lender Collateral Access Agreements for each location listed on Schedule III to the Security Agreement and for any other location not owned by a Loan Party where Collateral is located on or before the date that is sixty (60) days after the Restatement Effective Date.

6.18 Good Standings. Notwithstanding any waiver or deemed waiver of Section 4.3(a)(iv), the Borrower shall deliver to Lender a certificate as of a recent date of the good standing (or equivalent) of each Loan Party under the Laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Lender, each other jurisdiction where such Loan Party is qualified to do business on or before the date that is two (2) Business Days after the Restatement Effective Date.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens in favor of the Lender or any Affiliate of the Lender;

(b) Liens existing on the Closing Date and described on Schedule 7.1;

(c) Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or, with respect to any Plan, the Code;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness permitted under Section 7.2(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of such Person;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(l) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and

(m) Subject to prior written approval by the Lender in each instance, Liens securing Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding.

7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness owing to the Lender or any Affiliate of the Lender;

(b) Indebtedness existing on the Closing Date and described on Schedule 7.2;

(c) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $250,000; provided further, that, in the case of purchase money obligations, (i) such Indebtedness is incurred within 10 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

(d) Guarantees made by a Loan Party with respect to Indebtedness of a Loan Party permitted pursuant to the foregoing clauses (a) through (c);

(e) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $250,000 at any time outstanding;

(f) Indebtedness of any Loan Party to any other Loan Party; and

(g) Subject to prior written approval by the Lender in each instance, other Indebtedness in an aggregate amount of up to $1,000,000 at any time outstanding.

7.3 Investments. Make or hold any Investments, except:

(a) Investments in the form of cash or Cash Equivalents; or

(b) Investments in the form of bitcoin solely to the extent such bitcoin was self-mined by a Loan Party.

(c) (i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 7.3, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(d) Investments by any Loan Party in any other Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.2; and

(g) Subject to prior written approval by the Lender in each instance, Investments in an aggregate amount of up to $100,000 at any time outstanding (net of return on investment).

Notwithstanding anything to the contrary in this Section 7.3, each Loan Party shall not, nor shall it permit any of its Subsidiaries to, enter into any Acquisition other than the Merger Transaction.

7.4 Fundamental Changes. Other than as contemplated under the Merger Transaction, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary of the Borrower may merge or consolidate with or into (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that (A) when any Loan Party is merging with another Subsidiary of the Borrower, a Loan Party shall be the continuing or surviving Person and (B) when any wholly-owned Subsidiary of the Borrower is merging with a non-wholly-owned Subsidiary of the Borrower, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Borrower, then the transferee must also be a wholly-owned Subsidiary of the Borrower.

7.5 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Investments in cash and Cash Equivalents in the ordinary course of business;

(d) Dispositions of property by any Loan Party or any Subsidiary thereof to a Loan Party;

(e) Dispositions permitted by Section 7.4(b);

(f) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries and which are otherwise in accordance with the Collateral Documents; and

(g) Liens permitted by Section 7.1, Investments permitted by Section 7.3 and Restricted Payments permitted by Section 7.6.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of the Borrower may declare and make Restricted Payments to a Loan Party (and, in the case of a non-wholly-owned Subsidiary, ratably to the other holders of its Equity Interests);

(b) the Borrower and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Borrower may make Restricted Payments pursuant to or otherwise permitted by the Merger Agreement.

7.7 Change in Nature of Business Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

7.8 Changes in Fiscal Periods or Accounting System (a) Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party’s method of determining its fiscal quarters or (b) amend its method of financial accounting unless required by GAAP.

7.9 Transactions with Affiliates Enter into, directly or indirectly, any transaction or series of related transactions of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than on fair and reasonable terms at least as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) Investments permitted under Section 7.3 or (c) Restricted Payments permitted under Section 7.6.

7.10 Burdensome Agreements Enter into or permit to exist any Contractual Obligation (other than any Loan Document and the Merger Documents) that (a) limits the ability (i) of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or any other Loan Party or to otherwise transfer property to or invest in the Borrower or any other Loan Party, (ii) of any Subsidiary of the Borrower to Guarantee the Obligations of the Borrower or (iii) of the Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds.

(a) Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) for any purpose other than with respect to the Term Loan, to refinance or prepay certain existing Indebtedness, accounts payable and trade payables of the Borrower or any other Loan Party

(including accrued and unpaid interest and any prepayment penalty) and to pay fees and expenses in connection therewith, working capital, and the purchase of digital currency miners or (ii) to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b) Use the proceeds of any Credit Extension, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.12 Amendments of Organization Documents. Amend, waive or otherwise modify any provision of its Organization Documents in any manner that could be reasonably expected to be adverse to the rights or interests of the Lender.

7.13 Prepayment or Amendment of Indebtedness.

Voluntarily prepay, purchase, redeem or defease any Indebtedness other than (i) Indebtedness that is expressly permitted to be prepaid pursuant to the terms of this Agreement (including, without limitation, the Indebtedness and other obligations listed on Schedule 4.1(d)) or (ii) with the prior written consent of the Lender (in its sole discretion), other Indebtedness.

ARTICLE VIII

DEFAULT AND REMEDIES

8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay when due (i) any amount of principal of any Loan or (ii) any interest on any Loan or any fee or other amount due hereunder or under any other Loan Document and, in the case of the foregoing clause (ii), such failure continues for three (3) days.

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.4, 6.6, 6.9, 6.12, or 6.15 or ARTICLE VII.

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.1(a) or 8.1(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 15 days after the earlier of (i) a Loan Party’s receipt of notice thereof from Lender or (ii) the date a Loan Party becomes aware of such breach.

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any such representation or warranty that is subject to a materiality or Material Adverse Effect qualification, in any respect) when made or deemed made.

(e) Voluntary Bankruptcy Proceeding. Any Loan Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability or fail generally to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Loan Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy Laws) shall be entered.

(g) Default under Material Indebtedness. (i) A Loan Party or any Subsidiary thereof shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness beyond the applicable grace period with respect thereto, if any; or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 7.5;

(h) Swap Contracts. Any Loan Party fails to comply or to perform any term, obligation, covenant or condition contained in, or the occurrence or existence of any event of default, termination event or other similar event under or with respect to, any other Swap Contract.

(i) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $100,000 or (ii) the assets of any Loan Party become subject to a lien under Section 403(k) of the Code or Section 303(k) or 4068 of ERISA.

(k) Change of Control. There occurs any Change of Control.

(l) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect, (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

(m) Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest (subject to Permitted Liens) in the Collateral purported to be covered thereby.

(n) Business Interruption. A Loan Party’s or any if its Subsidiaries’ business is interrupted or suspended for a period of thirty (30) days or more.

(o) Material Adverse Effect. The Lender reasonably determines that a Material Adverse Effect has occurred.

8.2 Remedies Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option and in its sole discretion, (a) declare its commitments and obligations, if any, to make the Loans to be terminated, whereupon such commitments shall be terminated, (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and (c) exercise all rights and remedies available to the Lender under the Loan Documents or applicable Law, including the right to resort to any Collateral and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable Law; provided that upon the occurrence of an Event of Default set forth in Section 8.1(e) or (f), the obligation of the Lender to make the Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender. Upon the occurrence and during the continuance of an Event of Default, the Lender may apply to any court of competent jurisdiction for, and obtain appointment without bond of, a receiver for the Collateral and any other assets or business of a Loan Party and with respect to any sale of Collateral consisting of real estate. Notwithstanding any other provision of any Loan Document to the contrary, while any Event of Default exists, any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion, but subject to any provisions of any Collateral Document that expressly establishes the priority of the application of the proceeds from any disposition of Collateral.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become due and payable as set forth in the proviso to Section 8.2) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments, Etc. Except as otherwise set forth herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and each Loan Party party thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2 Notices; Effectiveness.

(a) Subject to paragraph (c) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to the Borrower at 2577 Duck Creek Road, Cincinnati, OH 45212, Attention: Chief Financial Officer with a copy to: Troutman Pepper Hamilton Sanders LLP, 875 Third Avenue, New York, NY 10022, Attention: Patrick B. Costello (email: patrick.costello@troutman.com); and

(ii) if to the Lender, to CleanSpark, Inc., 10624 S. Eastern Ave, Suite A-638, Henderson, NY 89052, Attention: General Counsel; with a copy to: Cozen O’Connor, One Liberty Place, 1650 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103, Attention: Joseph C. Bedwick & Christopher J. Bellini (email: jbedwick@cozen.com; cbellini@cozen.com).

(b) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices and other communications delivered through Electronic Systems to the extent provided in paragraph (c) below shall be effective as provided in such paragraph. Each of the Borrower and the Lender may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto.

(c) Notices and other communications to the Lender hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Lender. Each of the Lender and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

9.3 No Waiver; Cumulative Remedies; Notice Waiver. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement and each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Each Loan Party hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

9.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the collection of the Obligations or the enforcement or protection of its rights under this Agreement and the other Loan Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof. Expenses being reimbursed by the Borrower under this Section 9.4 include costs and expenses incurred in connection with: (1) appraisals and insurance reviews; (2) environmental examinations and reports; (3) field examinations and the preparation of reports based thereon, including the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination; (4) background checks regarding senior management and/or key investors, as deemed necessary appropriate in the sole discretion of the Lender; (5) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) filing financing statements and continuations, recording any mortgages or deeds of trust and other actions to perfect, protect and continue the Lender’s Liens; (6) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that any Loan Party fails to pay or take; and (7) forwarding loan proceeds, collecting checks and other items of payment, and the cost of preserving and protecting the Collateral.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under, to or from any property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary thereof, or any Environmental Liability related in any way to any Loan Party or any Subsidiary thereof or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 9.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) Payments; Survival. All amounts due under this Section 9.4 shall be payable not later than ten (10) Business Days after demand therefor. The Loan Parties’ obligations under this Section 9.4 shall survive any assignment of rights by the Lender, termination of the Commitments and repayment of the Obligations.

9.5 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (and any other attempted assignment or transfer by any Loan Party shall be null and void). The Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, the Lender’s rights and benefits under each of the Loan Documents anytime following the termination of the Merger Agreement. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.7 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.7, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (f) with the consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.7 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 9.7, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Loan Party or such Subsidiary; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. The Lender shall be considered to have complied with its obligation to maintain the confidentiality of Information as provided in this Section 9.7 if it has exercised the same degree of care to maintain the confidentiality of such Information as it would accord to its own confidential information.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

9.9 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 3.3, 9.4 and 9.5 shall survive the repayment of the Obligations, the expiration or termination of the Commitments and the termination of this Agreement or any provision hereof.

9.10 Independent Effect of Covenants. Each Loan Party expressly acknowledges and agrees that each covenant contained in Articles VI and VII shall be given independent effect. Accordingly, neither any Loan Party nor any Subsidiary thereof shall engage in any transaction or other act otherwise permitted under any covenant contained in Article VI or VII, if before or after giving effect to such transaction or act any Loan Party shall or would be in breach of any other covenant contained in Article VI or VII.

9.11 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, AS AMENDED, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2. OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.

9.12 [Reserved].

9.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16 USA PATRIOT Act. The Lender hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act.

9.17 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Loan Party or any Subsidiary thereof or further restricts the rights of any Loan Party or any Subsidiary thereof or gives the Lender or any other Secured Party additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

9.18 Joinder of Additional Subsidiary Guarantor. Pursuant to Section 6.15, any Person that becomes a Subsidiary of a Loan Party after the Closing Date is required to enter into this Agreement as a Subsidiary Guarantor and a Loan Party. Upon execution and delivery by such Subsidiary of a Loan Party joinder agreement in the form attached as Exhibit C (each a “Loan Party Joinder Agreement”), such Subsidiary shall become a Subsidiary Guarantor and a Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Loan Party herein. The execution and delivery of a Loan Party Joinder Agreement adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other party hereto. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

9.19 Prepayment Premium. The parties hereto acknowledge and agree that, to the extent the Prepayment Premium is applicable to any repayment or prepayment of principal of any Loan at any time, such Prepayment Premium is not intended to be a penalty assessed as a result of any such repayment or prepayment of the Loans, but rather is the product of a good faith, arm’s length commercial negotiation between the Borrower and the Lender relating to the mutually satisfactory compensation payable to the Lender by the Borrower in respect of the Loans made hereunder. In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Loan Parties hereby jointly and severally waive any rights or claims any of them may have under any such applicable Law (whether or not in effect on the Closing Date) that would prohibit or restrict the payment of the Prepayment Premium under any of the circumstances provided herein or in any other Loan Document, including payment after acceleration of the Loans.

9.20 Reaffirmation. Borrower hereby expressly reaffirms and assumes all of its obligations and liabilities to Lender as set forth in the Existing Credit Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in this Agreement and such other Loan Documents, as such obligations and liabilities may be modified by this Agreement. Borrower hereby ratifies, confirms and affirms without condition all Liens granted to Lender, pursuant to the Existing Credit Agreement and such other Loan Documents, as amended and restated by this Agreement, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

9.21 Acknowledgment of Security Interests. The Borrower acknowledges, confirms and agrees that Lender, has and shall continue to have valid, enforceable and perfected liens upon and security interests in the assets and properties of the Borrower heretofore granted to Lender, pursuant to the Loan Documents or otherwise granted to or held by Lender.

ARTICLE X

LOAN GUARANTY

10.1 Guaranty. Each Loan Party unconditionally guarantees, jointly with the other Loan Parties and severally, as a primary obligor and not merely as a surety, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, of the Obligations (including all out-of-pocket expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Loan Party, its “Guaranteed Obligations”). Notwithstanding the foregoing, the amount guaranteed by each Loan Party hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

10.2 Guaranty of Payment; Independent Obligation. Each of the Loan Parties agrees that its guaranty hereunder constitutes a guaranty of payment and not of collection. Each Loan Party waives any right to require any Secured Party to sue any other Loan Party or any other Person obligated for all or any part of the Guaranteed Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations. The obligations of each Loan Party hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Loan Party to enforce this Loan Guaranty whether or not the Borrower or any other Person is joined as a party.

10.3 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise, (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Person liable for any of the Guaranteed Obligations, (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or any other Person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any such Person or (iv) the existence of any claim, setoff or other rights that any Loan Party may have at any time against any other Loan Party, any other Person liable for any of the Guaranteed Obligations, any Secured Party or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable Law purporting to prohibit payment of all or any part of the Guaranteed Obligations by any Loan Party or any other Person.

(c) The obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of such Loan Party as a matter of law or equity (other than the payment in full of the Guaranteed Obligations).

10.4 Defenses Waived. To the fullest extent permitted by applicable Law, each Loan Party hereby waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Party or any Person obligated on the Guaranteed Obligations, and all other defenses available to a surety or guarantor, other than the payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Loan Party or any other Person. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party or any other Person or exercise any other right or remedy available to it against any Loan Party or any other Person, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty, except to the extent the Guaranteed Obligations have been paid in full. To the fullest extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any Person or any security.

10.5 Contribution. Each Loan Party hereby agrees that to the extent that a Loan Party shall have made a payment under this Loan Guaranty that exceeds its Allocable Amount of such payment, such Loan Party shall be entitled to seek and receive contribution from and against each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amount in effect immediately prior to such payment. For purposes of this Section 10.5, “Allocable Amount” means, as to any Loan Party on any relevant date of determination, a fraction the numerator of which shall be the net worth of such Loan Party and the denominator of which shall be the aggregate net worth of all Loan Parties. Each Loan Party’s right of contribution shall be subject to the terms and conditions of Section 10.6. The provisions of this Section 10.5 shall in no respect limit the obligations and liabilities of any Loan Party to the Secured Parties, and each Loan Party shall remain liable to the Secured Parties for the full amount guaranteed by such Loan Party.

10.6 Subrogation. No Loan Party shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Loan Guaranty until the Guaranteed Obligations have been paid in full.

10.7 Subordination. All present and future debts, liabilities or obligations of any other Loan Party now or hereafter held by any Loan Party (the “Obligee Loan Party”), whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, are hereby subordinated in right of payment to the Guaranteed Obligations, and any such debts, liabilities or obligations collected or received by the Obligee Loan Party after an Event of Default has occurred and while such Event of Default is continuing shall be held in trust for the Secured Parties and, following the request of Lender, shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without otherwise affecting, impairing or limiting in any manner the liability of the Obligee Loan Party under any other provision hereof.

10.8 Reinstatement. To the extent that any payment by or on behalf of any Loan Party is made to the Secured Parties in respect of the Guaranteed Obligations, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then this Loan Guaranty shall continue in full force and effect or be revived, as the case may be, as if such payment had not been made or such setoff had not occurred. The obligations of each Loan Party under this paragraph shall survive termination of this Loan Guaranty.

10.9 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Loan Party, jointly and severally, immediately upon demand by the Secured Parties.

10.10 Condition of Loan Parties. Each Loan Party acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each other Loan Party and any other guarantor such information concerning the financial condition, business and operations of such other Loan Party and any such other guarantor as such Loan Party requires, and that none of the Secured Parties has any duty, and such Loan Party is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any other Loan Party or any other guarantor (each Loan Party waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.11 Keepwell. Each Loan Party that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement and the other Loan Documents; provided that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.11, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GRIID INFRASTRUCTURE INC.

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer

SUBSIDIARY GUARANTORS:

GRIID HOLDCO LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

GRIID INFRASTRUCTURE LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

AVA DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

DATA BLACK RIVER LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

GIB COMPUTE LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

JACKSON DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Credit Agreement]

BADIN DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

TULLAHOMA DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

RUTLEDGE DEVELOPMENT & DEPLOYMENT LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

RED DOG TECHNOLOGIES LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

UNION DATA DINER LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

LAFOLLETTE DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

AVALON DATA LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	Chief Executive Officer and President

LENDER:

CLEANSPARK, INC.

By:	/s/ Zachary K. Bradford
Name:	Zachary K. Bradford
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Credit Agreement]

Annex D

COLOCATION MINING SERVICES AGREEMENT

This Colocation Mining Services Agreement (this “Agreement”) is made as of June 26, 2024 (the “Effective Date”), by and between GRIID Infrastructure Inc., a Delaware corporation with its principal place of business located at 2577 Duck Creek Road, Cincinnati, Ohio 45212 (“Service Provider”), and CleanSpark, Inc., a Nevada corporation with its principal place of business located at 2370 Corporate Circle, Suite 160, Henderson, Nevada 89074 (“Customer”). Service Provider and Customer are each referred to as a “Party” and collectively as the “Parties.”

COVER PAGE

COMMERCIAL TERMS
Mining Equipment and Facility Information:	Equipment and Facility information covered in Exhibits B and C.

Term:	The initial term of this Agreement commences as of the Effective Date and continues in effect for a period of twelve (12) months (the “Initial Term”), unless earlier terminated pursuant to Section 11 of the Standard Terms. Following the Initial Term, this Agreement will automatically renew for up to seven (7) additional successive six (6) month terms (each a “Renewal Term” and, collectively, together with the Initial Term, the “Term”), unless earlier terminated pursuant to Section 11 of the Standard Terms.

Performance Fee:	For any applicable Payout Period, Service Provider will be entitled to receive a Performance Fee as a percentage of the Generated Digital Assets, as provided in Section 6 of the Standard Terms. For avoidance of doubt, this will be paid in USD.

Deposit:

Within five (5) Business Days of the Effective Date, Customer shall deposit with Service Provider a security deposit in the amount of $1,000,000 (the “Deposit”).

Service Provider shall return the full Deposit to Customer within five (5) Business Days of the expiration or termination of this Agreement.

WHEREAS, Customer wishes to acquire from Service Provider the mining power specified in this Agreement (the “Mining Power”); and

WHEREAS, Service Provider wishes to provide to Customer the Mining Power, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth in this Agreement, including (i) this Cover Page; (ii) those certain (a) Mining Services Standard Terms and Conditions attached hereto as Exhibit A; (b) Mining Equipment Description attached hereto as Exhibit B; and (c) Facility Schedule attached hereto as Exhibit C; and (iii) any exhibits, schedules, addenda and attachments hereto, each of which is hereby incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

GRIID INFRASTRUCTURE INC.		CLEANSPARK, INC.

By:	/s/ James D. Kelly III	By:	/s/ Zachary K. Bradford
Name:	James D. Kelly III	Name:	Zachary K. Bradford
Title:	President & CEO	Title:	Chief Executive Officer

EXHIBIT A

MINING SERVICES STANDARD TERMS AND CONDITIONS

This Exhibit A (the “Standard Terms”) is made part of, and is hereby incorporated by reference into, the Agreement between the Parties. All capitalized terms not defined in these Standard Terms shall have the meanings given to such terms in the Agreement.

1.DEFINITIONS.

1.1 “Applicable Rate” means 15%.

1.2 “Bitcoin Reference Rate” or “BRR” refers to the published Chicago Mercantile Exchange Bitcoin Reference Rate (BRR), that is updated daily at 10:01 am CT, and is used for calculating the price of Bitcoin for Performance Fee and Cost Calculations.

1.3 “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Nevada are authorized or required by law to be closed for business.

1.4 “Costs” means, collectively, the Electricity Utility Costs and Maintenance Costs.

1.5 “Customer Wallet” means a digital wallet address selected, owned and exclusively controlled by Customer for storing Digital Assets.

1.6 “Digital Asset” means any denomination of cryptocurrencies, virtual currencies or other digital assets mined by Service Provider for or on behalf of Customer pursuant to this Agreement.

1.7 “Digital Asset Customer Allocation” means the Generated Digital Assets minus the Performance Fee.

1.8 Reserved.

1.9 “Downtime” means, for each calendar month, any period of time that the Mining Equipment is not available to Mine in accordance with this Agreement.

1.10 “Electricity Utility Costs” means Customer’s share of any costs of the electricity used to Mine Digital Assets for Customer.

1.11 “Facility” means, collectively, the Service Provider facilities listed on Exhibit B.

1.12 “Generated Digital Assets” means, for any Payout Period, the Digital Assets Mined by the Third Party Mining Operator using the Mining Power.

1.13 “Intellectual Property” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in- part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.

1.14 “Maintenance Costs” means $0.011 per kWh of Mining Power used by Customer.

1.15 “Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.

1.16 “Mining Equipment” means the servers and power supplies provided by Customer to produce the Mining Power set forth in the Exhibit B. Each specific device within the Mining Equipment is defined as a “miner” herein.

1.17 “Payout Period” means each day during the life of this Agreement.

1.18 “Performance Fee” means, for any Payout Period, the Applicable Rate of the Generated Digital Assets.

1.19 “Third Party Mining Operator” means a third-party Mining collective (pool operator) pre- approved by Customer that is assigned the Mining Power to generate the Generated Digital Assets.

1.20 “Uptime” means, for each calendar month, the availability of the Mining Equipment as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month.

2. SERVICE PROVIDER OBLIGATIONS.

2.1 During the Term, subject to the terms and conditions of this Agreement, Service Provider shall:

(a)assign the Mining Power to the Third Party Mining Operator for the purpose of generating Digital Assets;

(b) take commercially reasonable efforts to provide a reasonably high Uptime;

(c) upon the arrival of Mining Equipment at any Facility, Service Provider shall install equipment at a rate of at least three hundred (300) pieces per day, starting no later than within two (2) days after arrival of the Mining Equipment. Customer may provide additional support and/or personnel at its own cost to accelerate the installation process, if desired.

2.2 During the Term, Service Provider shall (a) prepare reports, on a daily basis (the “Audit Period”), regarding Generated Digital Assets and related Costs during the Audit Period; and (b) promptly provide Customer with access to a copy of such reports, including, without limitation, supporting documentation and information used to calculate the Generated Digital Assets and related Costs, upon Customer’s request. Customer may request two (2) additional audits per month (each, an “Additional Audit”) of Service Provider to determine whether all fees and costs charged to Customer under this Agreement were calculated in accordance with this Agreement. If an

Additional Audit reveals that Service Provider has overcharged Customer, then Service Provider shall pay Customer the difference between the charged amount and the actual amount.

3. CUSTOMER OBLIGATIONS.

3.1 Customer shall, at Customer’s sole expense, maintain a Customer Wallet that is technically capable of receiving fees paid out in accordance with this Agreement in the form of digital assets.

3.2 For the avoidance of doubt, all Mining Equipment shall remain the sole property of Customer. Service Provider shall use commercially reasonable efforts to ensure Customer has access to the Mining Equipment during business hours and, upon termination or expiration of this Agreement, is put into possession of the Mining Equipment.

3.3 Costs and Performance Fees will be calculated twice per month on the 15th and the last day of each month (the “Billing Period”) and provided to Customer within 3 business days of the close of each billing period. Upon receipt, Customer will submit payment of Costs and Performance Fees to Service Provider within ten (10) Business Days.

4. ALLOCATION OF MINING POWER.

4.1 Service Provider shall use the Mining Equipment to Mine the cryptocurrency Bitcoin (BTC), unless otherwise agreed to in writing by Customer and Service Provider. For the avoidance of doubt, and in case of a hard fork of the Bitcoin protocol, under this Agreement “Bitcoin (BTC)” shall mean the forked chain with the higher hash rate. Service Provider shall not “merge mine” or otherwise use the Mining Equipment to mine any other crypto asset not expressly stated herein unless otherwise agreed to in writing by the Customer and Service Provider.

4.2 During the Term, Provider shall allocate all available deployment volume at the Facility to Customer. As of the Effective Date, the available deployment volume at the Facility to Customer. Service Provider represents and warrants that, as of the Effective Date, 49 MW of deployment volume is available and will be allocated to Customer, subject to increase pursuant to Section 4.3 below.

4.3 Service Provider (a) shall use best efforts to terminate all hosting agreements, colocation mining services agreements and any similar or related agreements, contracts and arrangements currently in place with third parties to Mine or generate or use Mining Power at any Facility as set forth on Exhibit C (the “Existing Agreements”); (b) shall, upon the availability of additional deployment volume as a result of the termination of any of the Existing Agreements, allocate such additional available deployment volume to Customer; and (c) shall not, and shall not agree to, renew any of the Existing Agreements or enter into any new agreements, contracts or arrangements with any third parties, including, without limitation, existing customers (other than Customer), to Mine or generate or use Mining Power at any Facility.

5. ALLOCATION OF COSTS.

Customer is solely responsible for Costs associated with Generated Digital Assets for each Payout Period Customer agrees and acknowledges that determination of the certain fixed power Costs by Service Provider requires reliance on third-party data, and that Service Provider may, in good faith and in its reasonable discretion, bill for additional Costs owed by Customer in any Payout Period to reflect the actual Costs that would have otherwise been billed such Payout Period. For each Payout Period Service Provider shall provide Customer with an itemized list of Costs and associated calculations for the Payout Period (the foregoing does not constitute an Additional Audit and is no expense to Customer).

Except as provided otherwise in this Agreement, Service Provider shall allocate any fixed power Costs among all of beneficiaries of the Mining Power (including Service Provider-owned miners and Customer), to the extent that Service Provider incurs Costs for Customer and other customers of Service Provider (or itself or its affiliates) on a pro-rata basis proportional with the power use among such beneficiaries. Upon request by Customer, Service Provider shall provide Customer with a detailed, anonymized list of Service Provider’s customers and the relevant Cost allocation information (the foregoing does not constitute an Additional Audit and is no expense to Customer).

6. PERFORMANCE FEE.

Customer is solely responsible for the Performance Fee for each Payout Period, and will remit payment of the Performance Fee each billing period.

7. TECHNOLOGY UPGRADES.

Service Provider will follow directions provided by Customer related to decisions update or upgrade network and related equipment, and software or firmware of Mining Equipment, including to replace the existing software or firmware of the Mining Equipment. Customer agrees to cover such costs of upgrades. Service Provider shall use best efforts to maintain the Mining Equipment provided by Customer. Notwithstanding anything to the contrary in this Agreement, Service Provider acknowledges and agrees that Customer shall solely retain all rights, title, ownership and interest in and to the Mining Equipment and any network equipment Customer purchases solely for the benefit of the Customer. Upon termination or expiration of this Agreement, the Parties shall take all required actions under Section 11.5.

8. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

8.1 Disclaimers. To the extent permitted by applicable law, each party, its affiliates and its and their third party licensors and service providers each expressly disclaims all representations and warranties concerning the services or provision of the Mining Equipment, whether oral or written, including without limitation warranties of accuracy, timeliness, completeness, results, and the implied warranties of non- infringement, merchantability and fitness for a particular purpose, even if the party, its affiliates and its and their third party licensors or service providers have been informed of such purpose, or any representations and warranties arising from course of performance, course of dealing, or usage of trade. Service Provider, its affiliates and its and their third party licensors and service providers shall not be responsible for any use of the Services or Digital Assets by Customer or others.

8.2 Limitation of Liability. In no event shall the aggregate liability of either Party arising from or relating to this Agreement exceed the sum of the cost of replacing the Mining Equipment (with such cost to be calculated on a replacement-basis instead of a deprecation-basis) and the gross revenue realized by the Mining Equipment during the three-month period immediately preceding a claim arising from this agreement triggering this Section 8.2.

9. RISK

9.1 Customer understands that Service Provider is not liable for price fluctuations in any Digital Asset.

9.2 By entering into this Agreement, Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any Digital Asset underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any Digital Asset.

9.3 Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of Digital Assets.

10. INDEMNIFICATION.

10.1 Customer shall indemnify, defend, and hold harmless Service Provider, its affiliates, successors and assigns, and each of their respective officers, directors, employees, shareholders, legal representatives, and agents (the “Service Provider Indemnified Parties”), from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ and professionals’ fees and court costs) (“Losses”) arising out of any third-party claim, suit, action, investigation, demands or proceeding (“Claim”) based on or arising out of (a) Customer’s use of the Digital Asset Customer Allocation; and/or (b) Customer’s breach of this Agreement; provided, however, that (i) Service Provider shall have promptly provided Customer with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Service Provider’s failure to do so will not relieve Customer of its obligations under this Section 10.1 except to the extent that Customer is materially prejudiced by such failure); and (ii) Customer shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided, that Service Provider’s consent (not to be unreasonably withheld, conditioned or delayed) to any such settlement or compromise shall be required unless it includes a full release of liability for all Service Provider Indemnified Parties and does not purport to impose any objections on any such Service Provider Indemnified Party. Service Provider shall be entitled, at its own cost and expense, to participate in the defense of any claim subject to this Section 10.1 through counsel of its own choosing, and Customer shall provide Service Provider with reasonable cooperation and assistance in such defense.

10.2 Service Provider shall indemnify, defend, and hold harmless Customer, its affiliates, successors and assigns, and each of their respective officers, directors, employees, shareholders, legal representatives, and agents (the “Customer Indemnified Parties”), from and against any Losses arising out of any Claim based on or arising out of (a) Service Provider’s breach of this Agreement; and/or (b) any acts or omissions of any Service Provider Indemnified Parties, vendors, contractors, subcontractors or other third-party service providers in connection with its services or obligations hereunder; provided, however, that (i) Customer shall have promptly provided Service Provider with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Customer’s failure to do so will not relieve Service Provider of its obligations under this Section 10.2 except to the extent that Service Provider is materially prejudiced by such failure); and (ii) Service Provider shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Customer’s consent not to be unreasonably withheld, conditioned or delayed) to any such settlement or compromise shall be required unless it includes a full release of liability for all Customer Indemnified Parties and does not purport to impose any objections on any such Customer Indemnified Party. Customer shall be entitled, at its own cost and expense, to participate in the defense of any claim subject to this Section 10.2 through counsel of its own choosing, and Service Provider shall provide Customer with reasonable cooperation and assistance in such defense.

11. TERM AND TERMINATION.

11.1 This Agreement shall commence on the Effective Date and shall continue in effect for the Term (as defined in the Cover Page) unless terminated earlier in accordance with the terms of these Standard Terms. The Term shall automatically renew for the Renewal Terms set forth in the Cover Page, unless Customer gives Service Provider written notice of non-renewal at least thirty (30) days prior to the end of the then-current Term.

11.2 Customer may terminate this Agreement immediately upon written notice to Service Provider in the event Service Provider (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; (h) has any significant portion of its assets attached; (i) experiences a material negative litigation decision ruling that affects this Agreement; or (j) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated.

11.3 Either Party may terminate this Agreement upon written notice to the other Party if such other Party commits a material breach of this Agreement; provided, that the non-breaching Party shall deliver to the breaching Party written notice of such material breach and the breaching Party shall have the right to cure such material breach within thirty (30) days after receipt of such written notice.

11.4 Except as provided in Section 16.13, following the expiration or termination of this Agreement, all Customer’s rights under this Agreement shall terminate and Customer shall be entitled to the immediate possession of all Mining Equipment. If the Agreement is terminated by Customer pursuant to Section 11.2 or 11.3, then Customer shall be reimbursed for the cost of relocating its Mining Equipment from Service Provider’s facility.

11.5 If either this Agreement is terminated for any reason, upon expiration of this Agreement, or at Customer’s option upon cessation of services under this Agreement due to a Force Majeure Event, Service Provider shall provide Customer with immediate and unconditional access to any hosting site(s) in which Service Provider is hosting Customer’s Mining Equipment to allow Customer to modify, protect, or remove the Mining Equipment. The Parties agree that, although Service Provider may store, use, or install the Mining Equipment at its hosting site(s), the Mining Equipment is and shall remain the exclusive property of Customer and shall not be deemed to become a fixture of the hosting site(s) or otherwise so related to the hosting site(s) as to give rise to a similar interest to Service Provider under applicable real estate law. Service Provider shall not allow any lien, security interest, or other encumbrance to attach to any of the Mining Equipment, and shall defend and hold Customer harmless from any claim by a third party of any such lien, security interest, or encumbrance. Service Provider shall take all necessary action to effectuate the provisions of this Section, including the grant of access to Customer, notwithstanding any adverse condition of Service Provider, such as bankruptcy or other insolvency proceedings. Service Provider shall immediately notify Customer if any such claim or notice related to the Customer’s Mining Equipment is received by Service Provider.

12. FORCE MAJEURE.

12.1 Notwithstanding anything to the contrary in this Agreement, and subject to the terms in this Section, Service Provider shall not be responsible for any failure to perform and will not be liable to Customer for any damages to Customer, as a result of any Force Majeure Event. “Force Majeure Event” means any event that is beyond Service Provider’s reasonable control, including, but not limited to, unforeseeable disruption or breakdown of cryptocurrency markets (or other related financial markets), acts of war, issues with technology suppliers, issues with import/export restrictions, unforeseeable lack of electricity supplies, blackouts, brownouts, power shortages, government regulations, weather (including blizzards and other similar items), disease, epidemic or pandemic (where an epidemic or pandemic has been declared at Service Provider’s hosting site(s) by the Center for Disease Control or the World Health Organization), where such disease, epidemic, or pandemic causes a government-mandated shutdown of Service Provider or the hosting site(s) hosting the Mining Equipment, or any other issue outside of the reasonable control of Service Provider.

12.2 Service Provider’s limitation on responsibility due to a Force Majeure Event in Section 12.1 applies only if: (a) Service Provider takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Service Provider provides Customer with prompt and precise notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Service Provider’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event.

12.3 If Service Provider ceases its performance under this Agreement due to a Force Majeure Event, then Customer may exercise its rights to access the Mining Equipment under Section 11.5.

13. COMMUNICATIONS & NOTICES.

13.1 All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party on the Cover Page.

13.2 Notices shall be deemed effective when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this section.

14. DATA STORAGE AND PROTECTION.

14.1 Service Provider shall (a) disclose what data it collects related to this Agreement and the Mining Equipment; (b) disclose how that data is used and for how long that data is retained; (c) any agreements under which Service Provider provides that data to any third parties; (d) undertake to protect that data in a commercially reasonable manner; and (e) provide such data to Customer upon demand.

15. REPRESENTATIONS AND WARRANTIES.

15.1 Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full, right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party.

15.2 Customer represents, warrants and covenants that as between Service Provider and Customer, Customer will be the beneficial owner of the Digital Assets and there will be no third-party beneficiaries to the Agreement.

16. GENERAL PROVISIONS.

16.1 Governing Laws & Venue. This Agreement will be construed in accordance with the laws of the State of Nevada as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the Parties. All disputes, suits, actions or proceedings relating to this Agreement shall be brought solely in the state or federal courts located in Clark County, Nevada. Service Provider hereby consents to the exclusive jurisdiction and venue of Clark County, Nevada in connection with any such dispute, suit, action or proceeding, and waives any defense of forum inconveniens in connection therewith. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARTY IN CONNECTION WITH THIS AGREEMENT.

16.2 Assignment. Neither Party may assign, sublicense or otherwise transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.3 Entire Agreement; This Agreement, including any updates, exhibits, or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).

16.4 Confidentiality. The terms and conditions of this Agreement, the Services, the Costs and the Performance Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers, investors, lenders, lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. consistent with the terms of this Agreement. Notwithstanding the foregoing, the either Party may disclose confidential information as required by law or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information. Additionally, notwithstanding the foregoing, Service Provider acknowledges and agrees that Customer is or intends to become a U.S. publicly traded company and may be required to disclose this Agreement and its related terms in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended.

16.5 Independent Contractors. Service Provider and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.

16.6 Compliance with Laws. Customer represents and warrants that its performance of its obligations under the Agreement will comply with all applicable laws, rules and regulations. Customer shall not participate in any transaction in connection with, or otherwise use or exploit, any Digital Assets included in the Digital Asset Customer Allocation in any manner that does or may violate any law, rule or regulation.

16.7 Intellectual Property. Nothing in this Agreement shall be deemed to grant to either party any rights or licenses, by implication, estoppel or otherwise, to any of the other party’s Intellectual Property. Neither party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other party’s Intellectual Property. To the extent Customer utilizes any software or platform created by Service Provider in furtherance of this Agreement, including the Dashboard, Customer is provided a license to use such software or platform for the life of this Agreement, and has full license to use, collect and retain any data displayed or provided thereby, which license shall survive the expiration or termination of this Agreement.

16.8 Trademarks. Each party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other party in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first party, which may be withheld by the first party in its sole and absolute discretion.

16.9 Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent they chose not to or to limit such, they hereby waive any later complaint that they lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.

16.10 Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

16.11 Taxes. The Costs and Fees set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the components and products provided under the Agreement. Customer shall pay, or reimburse Service Provider for, all such taxes; provided, however, that Customer shall not be liable for any taxes based on Service Providers’ net income.

16.12 Survival. The provisions contained in Sections 1, 8, 10, 11.5 and 16 shall survive the termination or expiration of this Agreement.

EXHIBIT B

MINING EQUIPMENT DESCRIPTION

EXHIBIT C

FACILITY

Annex E

June 26, 2024

Special Committee of the Board of Directors

The Board of Directors

Griid Infrastructure Inc.

2577 Duck Creek Road

Cincinnati, OH 45212

Ladies and Gentlemen:

You have requested that Lincoln International LLC (“Lincoln”) render an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Griid Infrastructure Inc. (the “Company”) and the Board as of the date hereof as to the fairness, from a financial point of view, to the holders of Eligible Shares (as defined below) (the “Public Stockholders”) of certain consideration to be received by the Public Stockholders in the proposed transaction (the “Transaction”) described below. Capitalized terms used but not defined herein have the meanings set forth in the Agreement (as defined herein).

Background of the Transaction

As more fully described in the Agreement and Plan of Merger among CleanSpark, Inc. (“Parent”), Tron Merger Sub and the Company dated as of June 25, 2024 (the “Agreement”), Lincoln understands that, among other things, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware, and each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares of Company Common Stock (excluding the Excluded Shares), the “Eligible Shares”), will convert into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

As used in the Agreement, (i) “Aggregate Merger Consideration” means the quotient obtained by dividing a to be determined number per the Merger Agreement by the Parent Closing Price, (ii) “Excluded Shares” means all shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties, (iii) “Exchange Ratio” means the quotient obtained by dividing the Aggregate Merger Consideration by the total number of shares of Company Common Stock issued and outstanding as of the Closing Date, and (iv) “Merger Consideration Value” means the product of the Exchange Ratio multiplied by the Parent Closing Price.

At the instruction of the Company, the Committee, and the Board, Lincoln has assumed, for purposes of this Opinion, that Merger Consideration Value will be $1.30. Lincoln understands that the Merger Consideration Value is subject to change based on further negotiation with Parent (such potential changes are not addressed in the Opinion).

Scope of Analysis

In connection with this Opinion, Lincoln has, among other things:

1)	Reviewed the following documents:

a.	Certain publicly available business and financial information relating to the Company (including audited financial statements and unaudited interim financial statements) that we deemed to be relevant including the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024, the Company’s form 10-K/A filed with the SEC on April 26, 2024, the Company’s Form 10-K filed with the SEC on April 16, 2024 and the Company’s Form S-1 Registration Statement filed with the SEC on January 9, 2024 and amended on January 29, 2024;

b.	The Company’s internal monthly metrics reporting package for the months ended January 31, 2023 through April 30, 2024;

c.	Weekly cash flow forecast for the weeks ending June 21, 2024 through October 18, 2024, provided to us by management of the Company (the “Liquidity Forecast”);

d.	Draft Transaction funds flow analysis provided to us by Management;

e.	A draft of the Agreement, dated as of June 25, 2024; and

f.	Other documents relating to the history, past and current operations, financial condition and prospects, and probable future outlook of the Company provided to Lincoln by management of the Company;

2)	Discussed the terms and circumstances surrounding the Transaction with the Committee, the Board, and management of the Company;

3)	Met with management of the Company virtually and discussed the business, financial outlook and prospects of the Company;

4)

Reviewed certain financial, stock trading and other information for the Company, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities that we deemed relevant, none of which is directly comparable to the Company;

5)

Performed certain valuation and comparative financial analyses including an analysis of selected public companies that we deemed relevant, none of which is directly comparable to the Company or the Transaction; and

6)	Considered such other information, financial studies, generally accepted valuation and analytical techniques and investigations and financial, economic and market criteria that we deemed relevant.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Transaction, Lincoln has, with the consent of the Company, the Committee, and the Board:

1)

Relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)	Relied upon the assurances of the Company that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading;

3)

Relied upon the fact that the Committee, the Board, and the Company and all other parties involved in the Transaction have been advised by counsel and other advisors with respect to the Transaction and assumed that the Transaction will be consummated in a valid and timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and that all necessary and appropriate procedures in connection with the Transaction will be duly, validly and timely taken;

4)

Assumed that the trading price of shares of Parent Common Stock is a reliable reflection of the fair market value of Parent Common Stock. Accordingly, Lincoln has not, for purposes of this Opinion, performed an independent analysis regarding the fair market value of Parent Common Stock to be issued as Merger Consideration at the Effective Time and has relied upon the instruction of the Company, the Committee, and the Board to assume that Merger Consideration Value will be $1.30 (subject to the aforementioned changes which are not addressed in this Opinion) and that such assumed Merger Consideration Value is a reliable reflection of the fair market value of the Merger Consideration as of the date hereof;

5)

Relied upon the amounts reflecting the balance and accrued balance of the Company’s total debt and debt-like obligations as set forth in the most recent financial information made available to Lincoln without taking into account any discounts or lower amounts in respect of such debt and debt-like obligations that the Company may negotiate or agree with creditors and other parties;

6)

Assumed that the Liquidity Forecast, the Company’s energy pipeline and associated required investments, the unaudited interim financial statements, and other financial information provided to Lincoln by the Company were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the applicable parties who prepared them, and Lincoln assumes no responsibility for and expresses no opinion on the assumptions, estimates, and judgments on which the Liquidity Forecast, the Company’s energy pipeline and associated required investments, interim financial statements, and other financial information were based;

7)

Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on the Company or the Transaction;

8)

Assumed that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments associated with the Transaction are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Transaction will be consummated in accordance with the terms outlined by the Agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

9)

Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of the most recent financial information made available to Lincoln, and relied upon the assurances of Company management with regard thereto;

10)	Assumed that the final terms of the Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

11)	Assumed that the final versions of all documents (including, without limitation, the Agreement) conform in all material respects to the drafts reviewed by Lincoln.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

The Company has advised Lincoln that (i) the Company’s financial condition raises substantial doubt as to its ability to continue as a going concern and the financial and operating results and liquidity needs of the Company also raise substantial doubt as to the ability of the Company to continue as a going concern, (ii) the Company’s cash, cash equivalents and digital assets would be insufficient to enable the Company to fund normal operations for a period of six months or more, (iii) the Company has not been able to obtain, and does not believe it will be able to obtain, financing sufficient to fund the Company on terms acceptable to the Company, (iv) in the absence of the Transaction, the Company would not be able to operate as a going concern and the Company would need to liquidate and dissolve, (v) the value the Public Stockholders would receive for the Company’s assets in liquidation or dissolution could be significantly lower than the values reflected in the Company’s internal financial statements, and (vi) any proceeds the Public Stockholders would receive in a liquidation or dissolution of the Company would be materially less than the Merger Consideration to be received by the Public Stockholders in the Transaction.

Lincoln has prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, Lincoln does not have any obligation to update, revise or reaffirm this Opinion.

Lincoln did not evaluate the Company’s or Parent’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, Parent or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. We are also not expressing any view or opinion as to the impact of the Transaction on the solvency or the viability of the Company or its ability to pay its obligations when they come due. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Transaction (or any related transaction). Lincoln was not requested to, nor did Lincoln, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or seek any alternatives to the Transaction. Lincoln has assumed that the terms of the Transaction are the most beneficial terms, from the perspective of the Public Stockholders that could, under the circumstances, be negotiated among the parties to the Transaction.

This Opinion (i) does not address the underlying business decision of the Committee, the Board, the Company or any other party to proceed with or effect the Transaction or the relative merits of the Transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company, the Committee, or the Board (ii) does not address or constitute a recommendation regarding the decision of the Committee and the Board to authorize the execution of the Agreement, or to engage in the Transaction, (iii) does not address the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise including, without limitation, the terms of the Loan Agreement or the Hosting Agreement, (iv) does not constitute advice or a recommendation to the Committee, the Board, the Company or any security holder as to how they should act or vote with respect to any matter relating to the Transaction or otherwise, or whether to proceed with the Transaction or any related transaction, and (v) only addresses the fairness from a financial point of view of the Merger Consideration to be received by the Public Stockholders in the Transaction and does not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction or otherwise. We express no opinion about the fairness of any portion or aspect of the Transaction to (i) the holders of any class of securities, creditors or other constituencies of the Company, or any other party, or (ii) any one class or group of the Company’s or any other party’s security holders, creditors or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders, creditors or other constituents (including, without limitation, the allocation of any Merger Consideration among or within such classes or groups of security holders, creditors or other constituents). This Opinion does not indicate that the Merger Consideration to be received is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration to be received by the Public Stockholders in the Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction depends on an assessment of factors unrelated to the financial analyses on which this Opinion is based.

Lincoln expresses no opinion as to what the market price or value of the stock of the Company or Parent will be after the announcement of the Transaction or how any such shares may trade at any time after the date hereof. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or Parent’s credit worthiness or solvency under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, as tax advice, or as accounting advice. Lincoln has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. We also express no opinion about the amount or nature of any compensation or equity arrangement to be given to the Company’s officers, directors or employees, or class of such persons, in connection with the Transaction relative to the Merger Consideration in the Transaction.

It is understood that this Opinion is furnished for the use and benefit of the Committee and the Board (in their capacities as such) in connection with their consideration of the Transaction. Except as contemplated by the Engagement Letter, dated as of June 3, 2024 and amended on June 22, 2024, among Lincoln, the Company, the Committee and the Board, neither this Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. This Opinion does not create any fiduciary duty on the part of Lincoln to the Company, the Committee, the Board, the Public Stockholders, any of the other shareholders of the Company or any other party.

Disclosure of Relationships

Lincoln has acted as financial advisor to the Committee and the Board and will receive a customary fee from the Company for our services, a portion of which was paid upon our retention, and the balance of which was payable upon our having informed the Committee and the Board that we were prepared to render this Opinion. No portion of our fee is contingent upon either the conclusion set forth herein or the consummation of the Transaction. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. In the prior three years, Lincoln provided a fairness opinion to the board of directors of Adit EdTech Acquisition Corp. in connection with its merger with the Company and the Company’s affiliates for which Lincoln received customary fees, reimbursement and indemnification. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company or Parent and each of their respective affiliates, for which we and our affiliates would expect to receive compensation.

Conclusion

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Public Stockholders in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Public Stockholders.

This Opinion has been authorized for issuance by the Opinion Review Committee of Lincoln.

Very truly yours,

/s/ Lincoln International LLC

LINCOLN INTERNATIONAL LLC

June 27, 2024

Special Committee of the Board of Directors

The Board of Directors

Griid Infrastructure Inc.

2577 Duck Creek Road

Cincinnati, OH 45212

Ladies and Gentlemen:

You have requested that Lincoln International LLC (“Lincoln”) render an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Griid Infrastructure Inc. (the “Company”) and the Board as of the date hereof as to the fairness, from a financial point of view, to the holders of Eligible Shares (as defined below) (the “Public Stockholders”) of certain consideration to be received by the Public Stockholders in the proposed transaction (the “Transaction”) described below. Capitalized terms used but not defined herein have the meanings set forth in the Agreement (as defined herein).

Background of the Transaction

As more fully described in the Agreement and Plan of Merger among CleanSpark, Inc. (“Parent”), Tron Merger Sub, Inc. (“Merger Sub”) and the Company dated as of June 26, 2024 (the “Agreement”), Lincoln understands that, among other things, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware, and each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares of Company Common Stock (excluding the Excluded Shares), the “Eligible Shares”), will convert into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

As used in the Agreement, (i) “Aggregate Merger Consideration” means the quotient obtained by dividing the Net Closing Date Amount (as defined in the Agreement) by $16.587 (the “Parent Stock Price”), (ii) “Excluded Shares” means all shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties, (iii) “Exchange Ratio” means the quotient obtained by dividing the Aggregate Merger Consideration by the total number of shares of Company Common Stock issued and outstanding as of the Closing Date, and (iv) “Merger Consideration Value” means the product of the Exchange Ratio multiplied by the Parent Stock Price.

At the instruction of the Company, the Committee, and the Board, Lincoln has assumed, for purposes of this Opinion, that Merger Consideration Value, as of the date hereof, is estimated to be no less than $1.16 based on the Parent Stock Price of $16.587.

Scope of Analysis

In connection with this Opinion, Lincoln has, among other things:

1)	Reviewed the following documents:

a.	Certain publicly available business and financial information relating to the Company (including audited financial statements and unaudited interim financial statements) that we deemed to be relevant including the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024, the Company’s form 10-K/A filed with the SEC on April 26, 2024, the Company’s Form 10-K filed with the SEC on April 16, 2024 and the Company’s Form S-1 Registration Statement filed with the SEC on January 9, 2024 and amended on January 29, 2024;

b.	The Company’s internal monthly metrics reporting package for the months ended January 31, 2023 through April 30, 2024;

c.	Weekly cash flow forecast for the weeks ending June 21, 2024 through October 18, 2024, provided to us by management of the Company (the “Liquidity Forecast”);

d.	Final Transaction funds flow analysis provided to us by Management;

e.	The Agreement; and

f.	Other documents relating to the history, past and current operations, financial condition and prospects, and probable future outlook of the Company provided to Lincoln by management of the Company;

2)	Discussed the terms and circumstances surrounding the Transaction with the Committee, the Board, and management of the Company;

3)	Met with management of the Company virtually and discussed the business, financial outlook and prospects of the Company;

4)

Reviewed certain financial, stock trading and other information for the Company, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities that we deemed relevant, none of which is directly comparable to the Company;

5)

Performed certain valuation and comparative financial analyses including an analysis of selected public companies that we deemed relevant, none of which is directly comparable to the Company or the Transaction; and

6)	Considered such other information, financial studies, generally accepted valuation and analytical techniques and investigations and financial, economic and market criteria that we deemed relevant.

Assumptions, Qualifications, and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Transaction, Lincoln has, with the consent of the Company, the Committee, and the Board:

1)

Relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of, nor independently verified, any of such information;

2)	Relied upon the assurances of the Company that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading;

3)

Relied upon the fact that the Committee, the Board, and the Company and all other parties involved in the Transaction have been advised by counsel and other advisors with respect to the Transaction and assumed that the Transaction will be consummated in a valid and timely manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and that all necessary and appropriate procedures in connection with the Transaction will be duly, validly and timely taken;

4)

Assumed that the trading price of shares of Parent Common Stock is a reliable reflection of the fair market value of Parent Common Stock. Accordingly, Lincoln has not, for purposes of this Opinion, performed an independent analysis regarding the fair market value of Parent Common Stock to be issued as Merger Consideration at the Effective Time and has relied upon the instruction of the Company, the Committee, and the Board to assume that Merger Consideration Value, as of the date hereof, is estimated to be no less than $1.16 based on the Parent Stock Price of $16.587 and that such assumed Merger Consideration Value is a reliable reflection of the fair market value of the Merger Consideration as of the date hereof;

5)

Relied upon the amounts reflecting the balance and accrued balance of the Company’s total debt and debt-like obligations as set forth in the most recent financial information made available to Lincoln without taking into account any discounts or lower amounts in respect of such debt and debt-like obligations that the Company may negotiate or agree with or have negotiated and agreed with creditors and other parties;

6)

Assumed that the Liquidity Forecast, the Company’s energy pipeline and associated required investments, the unaudited interim financial statements, and other financial information provided to Lincoln by the Company were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the applicable parties who prepared them, and Lincoln assumes no responsibility for and expresses no opinion on the assumptions, estimates, and judgments on which the Liquidity Forecast, the Company’s energy pipeline and associated required investments, interim financial statements, and other financial information were based;

7)

Assumed that in the course of obtaining any necessary regulatory and third-party consents, approvals and agreements for the Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on the Company or the Transaction;

8)

Assumed that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments associated with the Transaction are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) the Transaction will be consummated in accordance with the terms outlined by the Agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that is material to Lincoln’s analysis;

9)

Assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations, or prospects of the Company since the date of the most recent financial information made available to Lincoln, and relied upon the assurances of Company management with regard thereto;

10)	Assumed that the final terms of the Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln; and

11)	Assumed that the final versions of all documents conform in all material respects to the drafts reviewed by Lincoln.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

The Company has advised Lincoln that (i) the Company’s financial condition raises substantial doubt as to its ability to continue as a going concern and the financial and operating results and liquidity needs of the Company also raise substantial doubt as to the ability of the Company to continue as a going concern, (ii) the Company’s cash, cash equivalents and digital assets would be insufficient to enable the Company to fund normal operations for a period of six months or more, (iii) the Company has not been able to obtain, and does not believe it will be able to obtain, financing sufficient to fund the Company on terms acceptable to the Company, (iv) in the absence of the Transaction, the Company would not be able to operate as a going concern and the Company would need to liquidate and dissolve, (v) the value the Public Stockholders would receive for the Company’s assets in liquidation or dissolution could be significantly lower than the values reflected in the Company’s internal financial statements, and (vi) any proceeds the Public Stockholders would receive in a liquidation or dissolution of the Company would be materially less than the Merger Consideration to be received by the Public Stockholders in the Transaction.

Lincoln has prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, Lincoln does not have any obligation to update, revise or reaffirm this Opinion.

Lincoln did not evaluate the Company’s or Parent’s solvency and was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company, Parent or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. We are also not expressing any view or opinion as to the impact of the Transaction on the solvency or the viability of the Company or its ability to pay its obligations when they come due. Lincoln was not requested to, nor did Lincoln, participate in the negotiation or structuring of the Transaction (or any related transaction). Lincoln was not requested to, nor did Lincoln, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or seek any alternatives to the Transaction. Lincoln has assumed that the terms of the Transaction are the most beneficial terms, from the perspective of the Public Stockholders that could, under the circumstances, be negotiated among the parties to the Transaction.

This Opinion (i) does not address the underlying business decision of the Committee, the Board, the Company or any other party to have proceeded with or effect the Transaction or the relative merits of the Transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company, the Committee, or the Board (ii) does not address or constitute a recommendation regarding the decision of the Committee and the Board to have authorized the execution of the Agreement, or to have engaged in the Transaction, (iii) does not address the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise including, without limitation, the terms of the Loan Agreement or the Hosting Agreement, (iv) does not constitute advice or a recommendation to the Committee, the Board, the Company or any security holder as to how they should act or vote or should have acted or voted with respect to any matter relating to the Transaction or otherwise, or whether to proceed or have proceeded with the Transaction or any related transaction, and (v) only addresses the fairness from a financial point of view of the Merger Consideration to be received by the Public Stockholders in the Transaction and does not address any other terms, aspects or implications of the Transaction, or any agreements, arrangements or understandings entered into in connection with the Transaction or otherwise. We express no opinion about the fairness of any portion or aspect of the Transaction to (i) the holders of any class of securities, creditors or other constituencies of the Company, or any other party, or (ii) any one class or group of the Company’s or any other party’s security holders, creditors or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders, creditors or other constituents (including, without limitation, the allocation of any Merger Consideration among or within such classes or groups of security holders, creditors or other constituents). This Opinion does not indicate that the Merger Consideration to be received is the best possibly attainable under any circumstances; instead, it merely states whether the Merger

Consideration to be received by the Public Stockholders in the Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction depends on an assessment of factors unrelated to the financial analyses on which this Opinion is based.

Lincoln expresses no opinion as to what the market price or value of the stock of the Company or Parent will be or was after the announcement of the Transaction or how any such shares may trade at any time after the date hereof. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or Parent’s credit worthiness or solvency under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, as tax advice, or as accounting advice. Lincoln has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. We also express no opinion about the amount or nature of any compensation or equity arrangement to be given to the Company’s officers, directors or employees, or class of such persons, in connection with the Transaction relative to the Merger Consideration in the Transaction.

It is understood that this Opinion is furnished for the use and benefit of the Committee and the Board (in their capacities as such) in connection with the Transaction. Except as contemplated by the Engagement Letter, dated as of June 3, 2024 and amended on June 22, 2024, among Lincoln, the Company, the Committee and the Board, neither this Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent. This Opinion does not create any fiduciary duty on the part of Lincoln to the Company, the Committee, the Board, the Public Stockholders, any of the other shareholders of the Company or any other party.

Disclosure of Relationships

Lincoln has acted as financial advisor to the Committee and the Board and will receive a customary fee from the Company for our services, a portion of which was paid upon our retention, and the balance of which was payable upon our having informed the Committee and the Board that we were prepared to render this Opinion. No portion of our fee is contingent upon either the conclusion set forth herein or the consummation of the Transaction. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. In the prior three years, Lincoln provided a fairness opinion to the board of directors of Adit EdTech Acquisition Corp. in connection with its merger with the Company and the Company’s affiliates for which Lincoln received customary fees, reimbursement and indemnification. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company or Parent and each of their respective affiliates, for which we and our affiliates would expect to receive compensation.

Conclusion

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Public Stockholders in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Public Stockholders.

This Opinion has been authorized for issuance by the Opinion Review Committee of Lincoln.

Very truly yours,

/s/ Lincoln International LLC

LINCOLN INTERNATIONAL LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

CleanSpark’s officers and directors are exculpated and indemnified as provided by the Nevada Revised Statutes (“NRS”) and CleanSpark’s amended and restated articles of incorporation and amended and restated bylaws.

NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by the business judgment rule codified in NRS 78.138(3) has been rebutted and it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. CleanSpark’s amended and restated articles of incorporation, as amended, provide that directors shall have no liability to CleanSpark or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation (including as a manager of a limited liability company), who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751 further provides that indemnification pursuant to NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under CleanSpark’s amended and restated articles of incorporation, as amended, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action. CleanSpark’s amended and restated articles of incorporation, as amended, and amended and restated bylaws provide for indemnification substantially similar to that provided under the statutory indemnification mechanisms provided under NRS 78.7502.

CleanSpark maintains a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of ours pursuant to the foregoing provisions, or otherwise, CleanSpark has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, CleanSpark will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by CleanSpark is against public policy as expressed hereby in the Securities Act and CleanSpark will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

CleanSpark and GRIID acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about CleanSpark and GRIID may be found elsewhere in the registration statement and CleanSpark’s and GRIID’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 196.

Exhibit Index

Exhibit	Description

2.1†	Agreement and Plan of Merger, dated June 26, 2024, by and among CleanSpark, Inc., Tron Merger Sub, Inc. and GRIID Infrastructure Inc. incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2024.

3.1	Conformed Copy of Amended and Restated Articles of Incorporation of CleanSpark, Inc., as amended through March 8, 2023 incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 6, 2023.

3.2	First Amended and Restated Bylaws of CleanSpark, Inc., dated September 17, 2021 incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2021.

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP regarding legality of CleanSpark common stock being registered.

8.1	Opinion of Troutman Pepper Hamilton Sanders LLP regarding certain U.S. federal income tax consequences of the merger.

10.1†	Amended and Restated Credit Agreement, dated August 2, 2024, by and among CleanSpark, Inc., GRIID Infrastructure Inc. and the other loan parties from time-to-time party thereto incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2024.

10.2	Form of Voting Agreement, dated June 26, 2024 incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2024.

10.3†	Colocation Mining Services Agreement, dated June 26, 2024, by and between CleanSpark, Inc. and GRIID Infrastructure Inc. incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2024.

21.1	Subsidiaries of CleanSpark, Inc.

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1).

23.2	Consent of MaloneBailey, LLP, independent registered public accounting firm of CleanSpark, Inc.

23.3	Consent of RSM US LLP, independent registered public accounting firm of GRIID Infrastructure Inc.

23.4	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page).

99.1*	Form of Proxy Card of GRIID Infrastructure Inc.

99.2	Consent of Lincoln International LLC.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document

Exhibit	Description

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (contained in Exhibit 101).

107	Filing Fee Table.

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	To be filed by amendment.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CleanSpark, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on August 6, 2024.

CLEANSPARK INC.

By:	/s/ Zachary K. Bradford
	Name:	Zachary K. Bradford
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zachary K. Bradford and Gary A. Vecchiarelli as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and dates indicated below.

Signature	Title	Date

/s/ Zachary K. Bradford Zachary K. Bradford	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2024

/s/ Gary A. Vecchiarelli Gary A. Vecchiarelli	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 6, 2024

/s/ S. Matthew Schultz S. Matthew Schultz	Executive Chairman and Chairman of the Board of Directors	August 6, 2024

/s/ Larry McNeill Larry McNeill	Director	August 6, 2024

/s/ Dr. Thomas L. Wood Dr. Thomas L. Wood	Director	August 6, 2024

/s/ Roger P. Beynon Roger P. Beynon	Director	August 6, 2024

/s/ Amanda Cavaleri Amanda Cavaleri	Director	August 6, 2024